As filed with the Securities and Exchange Commission on December 27, 2012

Registration No. 333-158478

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO FORM S-11

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

GLOBAL INCOME TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Andrew A. Hyltin

Chief Executive Officer and President

Global Income Trust, Inc.

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard E. Baltz, Esq. Arnold & Porter LLP 555 Twelfth Street N.W. Washington, DC 20004-1206 Telephone: (202) 942-5000	Peter E. Reinert, Esq. Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 North Eola Drive Orlando, Florida 32801 Telephone: (407) 843-4600

Approximate date of commencement of proposed sale to public: As soon as practicable after the effectiveness of the registration statement.

If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

This Post-Effective Amendment No. 7 consists of the following:

The registrant’s prospectus dated April 27, 2012, previously filed pursuant to Rule 424(b)(3) on April 27, 2012 and re-filed herewith;

Supplement No. 1 dated December 27, 2012, filed herewith, which will be delivered as an unattached document; and

Part II to this Post-Effective Amendment No. 7, filed herewith.

GLOBAL INCOME TRUST, INC.

SUPPLEMENT NO. 1 DATED DECEMBER 27, 2012

TO THE PROSPECTUS DATED APRIL 27, 2012

This Supplement No. 1 (the “Supplement”) should be read in conjunction with the prospectus of Global Income Trust, Inc. dated April 27, 2012 and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference” in this Supplement. This Supplement replaces all prior stickers and supplements to the prospectus. Unless otherwise defined herein, capitalized terms used herein have the same meanings as in the prospectus. The terms “we,” “our,” “us” and “Global Income Trust” means Global Income Trust, Inc. and its subsidiaries.

The purpose of this Supplement is to update certain information contained in the prospectus.

	Supplement No. 1 Page No.	Prospectus - Related Section/Page No.

Recent Operational Developments
Status of Our Offering	1	N/A
Our Investments	2	90
Certain Relationships and Related Transactions – Fees and Expenses Incurred and Payable to Advisor, Affiliates and Related Parties	11	127
Distribution Policy – Distributions Declared	12	134

Other Updates to the Prospectus
Risk Factors	14	26
Forward Looking Statements	16	57
Prior Performance Summary	16	98
Selected Financial Data	18	103
Management	22	104
The Advisor and the Advisory Agreement	27	113
Plan of Distribution	28	171
Experts	28	181
Incorporation of Certain Information by Reference	29	181

STATUS OF OUR OFFERING

This section contains certain information that supplements and updates the information under, and should be read together with, our discussions under the sections “PROSPECTUS SUMMARY” beginning on page 1 and “PLAN OF DISTRIBUTION” beginning on page 171 of the prospectus.

We commenced an initial public offering of shares of our common stock on April 23, 2010. As of December 19, 2012, pursuant to our offering, we had accepted investors’ subscriptions for and issued approximately 6.4 million shares of our common stock resulting in aggregate subscription proceeds of approximately $63.5 million, including approximately $1.4 million for approximately 142,243 shares issued pursuant to our Distribution Reinvestment Plan. As of December 19, 2012, approximately 140.0 million shares of our common stock remain available for sale in our primary offering, and approximately 3.6 million shares of our common stock remain available for issuance under our Distribution Reinvestment Plan. We reserve the right to reallocate the shares we are offering between the primary offering and the Distribution Reinvestment Plan.

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OUR INVESTMENTS

This section contains certain information that supplements and updates the information under, and should be read together with, the section “OUR INVESTMENTS” beginning on page 90 of the prospectus.

Real Estate Portfolio

We make real estate investments directly through entities wholly owned by our Operating Partnership, or indirectly through other entities. Our existing real estate portfolio consisted of the following acquired properties as of the date of this Sticker Supplement:

Property Name and Location	Type	Acquisition Date Information			Approx. Leasable Square Feet	Approx. Annualized Base Rent (in millions)(4)	Approx. % Leased	Major Tenants
		Date Acquired (1)	Contract Purchase Price (2) (in millions)	Estimated Going-In Cap Rate (3)

Domestic Properties:

Austin Property Pflugerville, Texas	Light Industrial Building	06/08/11	$4.6	9.02%	51,189	$0.4	100%	FedEx Ground Package System, Inc.

Heritage Commons III Fort Worth, Texas	Office Building	06/28/11	$18.8	8.01%	119,001	$2.2	100%	DynCorp International, LLC

Heritage Commons IV Fort Worth, Texas	Office Building	10/27/11	$31.0	8.03%	164,333	$3.4	100%	Mercedes-Benz Financial Services USA, LLC

Jacksonville Property Jacksonville, Florida	Industrial Distribution Facility	10/12/12	$42.5	8.20%	817,680	$3.5	100%	Samsonite, LLC

International Properties:

Giessen Retail Center Giessen, Federal Republic of Germany (“Germany”)	Value Retail Center	03/08/12	$5.2(6)	8.05%	34,704	$0.5(5)	100%	(7)

Worms Retail Center Worms, Germany	Value Retail Center	09/27/12	$5.7(6)	9.26%	41,944	$0.6(5)	100%	(8)

Gütersloh Retail Center Gütersloh, Germany	Value Retail Center	09/27/12	$3.8(6)	8.43%	19,375	$0.4(5)	100%	(9)

Bremerhaven Retail Center Bremerhaven, Germany	Value Retail Center	11/30/12	$3.8(6)	8.11%	33,121	$0.4(5)	92%	(10)

Hannover Retail Center Hannover, Germany	Value Retail Center	12/21/12	$5.4(6)	7.62%	26,784	$0.5(5)	100%	(11)

(1)

The date reflected for international acquisitions is the date funds were wired to the seller to close the transaction. Depending on the timing of the wire and the time zone in the jurisdiction of the location of the property, the actual transfer of title may occur on the funding date or the next business day (U.S. time).

(2)	Purchase price excludes closing costs, and acquisition fees and expenses, including the Investment Services Fees payable to our advisor.

(3)

Represents the estimated going-in capitalization rate for the property. We determine the estimated going-in capitalization rate by dividing the property’s projected annualized net operating income (“NOI”) as of the date of acquisition by the purchase price for the property, excluding the Investment Services Fee paid to our advisor and closing costs. For this purpose, NOI consists of rental income and any expense reimbursements from the in-place leases, reduced by property operating expenses. The projected NOI includes assumptions which may not be indicative of the actual future performance of the property, and the actual economic performance of each property for our period of ownership may differ materially from the amounts used in calculating the estimated going-in capitalization rate. These assumptions may include, but may not be limited to, assumptions

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that in-place tenants will continue to perform under their lease agreements during the 12 months following our acquisition of the property, and assumptions concerning estimates of timing and rental rates related to re-leasing vacant space.

(4)	Represents the base rent as of December 21, 2012, excluding expense reimbursements, multiplied times 12.

(5)	Amounts converted from euros to U.S. dollars at an exchange rate of $1.323, the exchange rate as of December 21, 2012.

(6)	Amounts converted from euros to U.S. dollars at exchange rates applicable on the dates of acquisition.

(7)	The property is leased to six tenants, each of which occupies greater than 10% of the available space. It is anchored by a drugstore and surrounded by five other complimentary value retail operations.

(8)	The property is anchored by a popular value grocer, with five other tenants with complimentary retail activities. Of the six tenants, all but one leases at least 10% of the rentable space.

(9)	The property is 100% leased to a single grocer.

(10)

The property is 92% occupied, with the largest tenant being a popular value grocer and two other tenants in complementary activities. Each of the three tenants represents greater than 10% of the available space.

(11)

The largest tenant is the same popular value grocer that leases space at the properties located in Worms and Bremerhaven, Germany. There are three other tenants with complimentary retail activities. Three of the four tenants have leased at least 10% of the available space.

Lease Expirations of the Real Property Portfolio

The following table lists, on an aggregate basis, all of the scheduled lease expirations for each of the years ending December 31, 2012 through December 31, 2022 and thereafter for our properties owned as of December 21, 2012. The table shows the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates.

Year of Expiration (1)	Number of Leases	Approximate Square Feet	% of Total Leased Area	Base Annual Rental Income of Expiring Leases (2)(3)	% of Annual Rents

Remainder of 2012	–	–	–	–	–
2013	1(4)	9,715	0.7%	$47,639	0.4%
2014	–	–	–	–	–
2015	2	6,525	0.5%	130,885	1.0%
2016	6	78,065	6.0%	822,273	6.3%
2017	5	28,027	2.1%	381,228	2.9%
2018	4	1,105,438	84.7%	10,414,469	79.4%
2019	2	22,916	1.8%	318,624	2.4%
2020	1	15,572	1.2%	319,323	2.4%
2021	–	–	–	–	–
2022	3	39,278	3.0%	681,203	5.2%

Total	24	1,305,536	100%	$13,115,644	100%

(1)	Represents current lease expiration and does not take into consideration lease renewals available under existing leases at the option of the tenants.

(2)

Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied times 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.

(3)	German leases are payable in euros, however, for purposes of this table, amounts are presented using an exchange rate of $1.323. the exchange rate as of December 21, 2012.

(4)	This lease had an original termination date of March 31, 2012. The lease has been automatically extended per the lease agreement to March 31, 2013.

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Geographic Diversification of the Real Property Portfolio

The following table provides a summary of the geographic diversification of our portfolio based on the purchase price, excluding Investment Services Fees and other acquisition expenses, of each of the properties which we owned as of December 21, 2012.

Geographic Region	Percentage of Purchase Prices
Texas	45.0%
Florida	35.2%
Germany	19.8%

Total	100.0%

Industry Diversification

The following table provides a summary of the industry diversification of our tenants based on annual base rent as of December 21, 2012.

Industry	Annual Base Rent	Percentage of Annual Base Rent

Distribution services	$ 3,498,696	29.4%
Government services	2,186,048	18.4%
Automotive & finance	3,434,560	28.9%
Air courier services	421,769	3.5%
Retail	2,357,720	19.8%

Total	$ 11,898,793	100.0%

Debt Obligations

As of September 30, 2012, we had borrowed approximately $45.8 million in connection with the acquisition of our properties, representing an aggregate debt leverage ratio of 53% of the aggregate book value of our assets.

We had the following indebtedness as of September 30, 2012.

Property and Related Loan	Outstanding Principal Balance (in millions)	Interest Rate	Payment Terms	Maturity Date (1)	% of Total Debt

Heritage Commons III; mortgage loan (2)	$12.1	4.7% per annum	$70,338 monthly principal and interest payments based on a 25-year amortization	7/1/2016	24.3%

Heritage Commons IV; mortgage loan(2)	$20.2	6.018% per annum	$132,307 monthly principal and interest payments based on a 25-year amortization	11/1/2016	48.6%

Heritage Commons IV, mezzanine loan(3)	$4.0	11% per annum	$36,667 monthly interest only payment	11/1/2016	8.1%

Austin Property; draw on Credit Facility; secured by deed of trust (4)	$0.8	Variable, LIBOR plus 2.75% or 3.25%, or lenders prime rate plus 0.25% or 0.75%, depending on certain factors	Monthly interest only payments	3/24/2013	1.6%

Giessen Retail Center(5)	$2.8(5)	3.7% per annum, subject to renegotiation after 10 years	$9,046 monthly interest only payments until March 8, 2017, then $21,269 monthly principal and interest payments through maturity date(5)	3/08/2032	5.6%

Worms Retail Center(6)	$3.6	2.98% per annum	(7)	8/1/2019	7.2%

Gütersloh Retail Center(6)	$2.3	3.17% per annum	(7)	8/1/2019	4.6%

Total	$45.8				100%

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(1)	Represents the initial maturity date (or, as applicable, the maturity date as extended as of September 30, 2012). The maturity date may be extended beyond the date shown.

(2)

The loans may be extended for an additional term not to exceed beyond December 1, 2018 and September 1, 2018 for the properties referred to in the table above as Heritage Commons III and Heritage Commons IV, respectively, subject to the interest rate increasing to 9.7% per annum for Heritage Commons III and 11.018% per annum for Heritage Commons IV. The loans may be prepaid only after August 1, 2013 for Heritage Commons III and December 1, 2013 for Heritage Commons IV, subject to a yield maintenance charge. Assuming no prepayment of the loans and they are not extended, the unpaid principal balance due on the loans at maturity is expected to be approximately $11.1 million for Heritage Commons III and $18.7 million for Heritage Commons IV. The lender for the mortgage loans for Heritage Commons III and Heritage Commons IV is JPMorgan Chase Bank, N.A.

(3)

A portion of the purchase price for the property identified in the table as Heritage Commons IV was funded by a mezzanine loan (the “Mezz Loan”) from JPMorgan Chase Bank, N.A. The Mezz Loan runs coterminous with the mortgage loan and has the same extension provision; however, it must be prepaid concurrent with any prepayment of the mortgage loan. The Mezz Loan may be prepaid, subject to the payment of an exit fee equal to a percentage of the related principal amount being prepaid ranging from 1% to 4%, depending on the timing of the prepayment. Assuming no prepayment of the Mezz Loan, the unpaid principal balance due on the loan at maturity will be $4 million. The Mezz Loan is collateralized by our equity interest in the borrower, a wholly-owned subsidiary of our Operating Partnership, which pledged 100% of its membership interest in the borrower to the lender as collateral for the Mezz Loan. Our Operating Partnership has guaranteed certain of the borrower’s obligations under the Mezz Loan agreements.

(4)

In connection with the closing of the acquisition of the property identified in the table above as the Austin Property, we drew $2.8 million on our revolving Credit Facility with JPMorgan Chase Bank, and repaid $2.0 million of that amount as of September 30, 2012. During the period October 1, 2012 through December 21, 2012, we drew an additional $2.0 million on our revolving credit facility and repaid $0.9 million. As of December 21, 2012, the outstanding balance was $1.9 million. The loan is collateralized by the Austin Property.

(5)

The lender is HypoVerensbank, a member of UniCredit Bank AG, Munich. The amount of the loan and the amount of the monthly payments were translated from euros to U.S. dollars at the exchange rate applicable on September 30, 2012.

(6)

In connection with the acquisition of the properties referred to in the table above as the Worms Retail Center and the Gütersloh Retail Center, we obtained a senior secured loan in the aggregate principal amount of approximately $11.2 million (the “Retail Centers Loan”). We agreed to indemnify the lender for any losses it incurs, including prepayment fees that the lender has to pay for the early (partial) cancellation of the refinancing of loan amounts for which fixed interest rates have already been agreed on, which have to be repaid due to the sale of any or all of the properties. In the event of a sale of the properties, or the early repayment of proportionate loan amounts, the lender shall be entitled to a payment of approximately 3.4 million euros with respect to the Worms Retail Center and approximately 2.1 million euros with respect to the Gütersloh Retail Center. The lender has a security interest in the real property, improvements and personal property of the properties, together with an assignment of rents, and a cash sweep account established with the lender to be utilized in the event of certain interest coverage and loan to value ratios are not met. Testing of the financial covenants under the loan agreement will begin in 2013. The lender is Bayerische Landesbank, a German bank, and the loan agreement is governed by the law of Germany. The amounts of the loan were translated from euros to U.S. dollars at the exchange rate applicable on September 30, 2012.

(7)

Interest-only payments are payable semi-annually in arrears, on January 15 and July 15 of each year, during the first five years. Commencing on January 15, 2018, amortized semi-annual payments of principal become due and payable as follows: January 15, 2018 – 1.25% of the original principal balance; July 15, 2018 – 1.25% of the original principal balance; January 15, 2019 – 1.5% of the original principal balance; and July 15, 2019 – 1.5% of the original principal balance.

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We incurred the following indebtedness from October 1, 2012 through December 21, 2012:

Property and Related Loan	Outstanding Principal Balance (in millions)	Interest Rate	Payment Terms	Maturity Date (1)
Jacksonville Property, mortgage loan	26.7 (1)	6.08% per annum	$187,319 monthly principal and interest payments based on a 25-year amortization	9/1/2023

Bremerhaven Retail Center	2.2 (2)	2.87% per annum	(3)	8/1/2019

Hannover Retail Center	3.2 (2)	2.78% per annum	(3)	8/1/2019

Total	$32.1

(1)

We assumed an existing first mortgage on the property referred to in the above table as the Jacksonville Property. As of the acquisition on October 12, 2012, the outstanding principal balance was $26.7 million. The existing mortgage may be prepaid, in full but not in part, after September 1, 2013, subject to a reinvestment charge for any prepayment occurring sooner than six months before maturity. Any prepayment of all or any portion of the principal balance of the loan before September 1, 2013, will give rise to a default prepayment premium equal to the greater of (i) ten percent (10%) of the outstanding principal balance then outstanding, or the reinvestment change. Assuming no prepayment of the mortgage is made, the outstanding principal balance due and payable in full at maturity is anticipated to be approximately $17.3 million. The existing mortgage is collateralized by the real property, improvements and personal property of the Jacksonville Property, together with an assignment of rents, and the assignment of interest in certain management agreements. The Company has guaranteed the loan. The lender is Thrivent Financial for Lutherans.

(2)

On November 30, 2012, in connection with the acquisition of the property referred to in the above table as the Bremerhaven Retail Center, we drew down on the Retail Centers Loan approximately $2.2 million (based on an exchange rate of $1.297 per euro as of the acquisition date). On December 21, 2012, in connection with the acquisition of the property referred to in the above table as the Hannover Retail Center, we drew down approximately $3.2 million (based on an exchange rate of $1.323 per euro as of the acquisition date). In the event of a sale of the properties, or the early repayment of proportionate loan amounts, the lender shall be entitled to a payment of approximately 2.0 million euros with respect to the Bremerhaven Retail Center, and approximately 2.9 million euros with respect to the Hannover Retail Center. The aggregate outstanding principal balance of the Retail Centers Loan on the maturity date is estimated to be approximately 8.2 million euros, including the Worms Retail Center and the Gütersloh Retail Center. Since the principal balance specified in the agreement is denominated in euros, the amount we will pay at maturity may increase or decrease, depending upon currency exchange rate fluctuations. An increase of +/- 5% in the exchange rate would result in an increase/decrease in the payment at maturity of 0.4 million euros.

(3)

Interest-only payments are payable semi-annually in arrears, on January 15 and July 15 of each year, during the first five years. Commencing on January 15, 2018, amortized semi-annual payments of principal become due and payable as follows: January 15, 2018 – 1.25% of the original principal balance; July 15, 2018 – 1.25% of the original principal balance; January 15, 2019 – 1.5% of the original principal balance; and July 15, 2019 – 1.5% of the original principal balance.

Generally, the loan agreements for our loans contain customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, as set forth in the loan agreements. The loan agreements also contain customary events of default and remedies for the lenders. In the case of mezzanine loans, a default under the senior loan normally triggers a default under the mezzanine loan. The borrowers are normally direct or indirect subsidiaries of our Operating Partnership. Our mortgage loans are generally non-recourse to the borrowers, subject in some cases to certain negotiated carve-outs.

Our Revolving Credit Facility

The following is an addition to the section entitled “OUR INVESTMENTS – Our Revolving Credit Facility” on page 93 of the prospectus.

In June 2012, we modified our existing revolving Credit Facility to reduce the borrowing capacity from $35 million to $25 million. In connection with the modification, certain financial covenants, including the fixed charge coverage ratio, leverage ratio, and the minimum liquidity requirements, were modified. The modification did not

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change the remaining terms of the original Credit Facility. We wrote off approximately $0.05 million in unamortized loan costs as a result of the modification.

For the quarter ended September 30, 2012, we did not meet the minimum net equity raise requirement under the Credit Facility. On October 3, 2012, the lender waived this requirement for the quarter ended September 30, 2012. In connection with the waiver and in an effort to reduce our fees on the unused portion of the Credit Facility, we agreed to modify the Credit Facility down to $2.8 million. As of September 30, 2012 and December 21, 2012, $0.8 million and $1.9 million, respectively, were outstanding under the Credit Facility. The September modification restricts, subject to certain exceptions, intercompany payments during an event of default, but otherwise does not change the other terms of the Credit Facility, as previously amended.

For the quarter ended December 31, 2012, we may be below the minimum net equity raise requirement under the Credit Facility. The Credit Facility expires on March 24, 2013 and we will not seek to extend it as provided. Some or all of the outstanding balance of $1.9 million will be repaid prior to its expiration from the proceeds of our offering, secured term financing, or cash from operations, and at such time as it is fully repaid, we intend to terminate the Credit Facility.

Our Investments

Industrial Distribution Facility in Jacksonville, Florida

On October 12, 2012, through GIT Imeson Park, FL, LLC, a wholly owned subsidiary of our Operating Partnership (the “Subsidiary Buyer”), we acquired a fee simple interest from Imeson West I, LLC, an unaffiliated seller (the “Seller”), in a single-tenant Class A bulk industrial building constructed in 2008, totaling 817,680 square feet, plus 166 parking spaces, situated on a 53-acre site within Imeson International Industrial Park, a 1,500 acre master planned industrial park in Jacksonville, Florida (the “Jacksonville Property”).

The total purchase price for the Jacksonville Property was $42.5 million, exclusive of closing costs. We funded approximately $26.7 million of the purchase price through the Subsidiary Buyer’s assumption of the existing first mortgage on the property held by Thrivent Financial for Lutherans (“Thrivent”). The balance of the purchase price and closing costs was funded from net proceeds of our current public offering.

The Jacksonville Property is 100% leased to Samsonite, LLC, formerly known as Samsonite Corporation, a subsidiary of Samsonite International, S.A., the world’s largest travel luggage company (individually, or collectively, “Samsonite”), and currently serves as Samsonite’s primary North American distribution center. Under the terms of a non-cancelable, triple-net lease, the current annual base rent on the Jacksonville Property is approximately $3.5 million, payable monthly, in the approximate amount of $292,000. During the balance of the initial term of the lease, there remain two fixed rental increases of 12.6% to approximately $328,000 per month commencing on March 1, 2014, and 6.7% to approximately $350,000 per month commencing on March 1, 2017. The lease on the Jacksonville Property has over five years remaining on its 10-year initial term, which expires in February 2018. The lease is subject to two optional renewal periods of five years each, with rental payments for such terms equal to the greater of (i) market rent, or (ii) approximately $350,000 per month for the first extension term, and approximately $390,000 per month for the second extension term. Samsonite is directly responsible for the payment of all real estate taxes, insurance and utilities on the Jacksonville Property. Samsonite is also responsible for reimbursing us for common area maintenance expenses and property management fees.

We believe the Jacksonville Property is suitable for its intended use and is adequately covered by insurance. Management of our advisor currently has no plans for significant renovations or other capital improvements at this property. The Jacksonville Property is managed by our property manager.

Real estate taxes assessed for the year ended December 31, 2011 (the most recent tax year for which information is generally available) were $421,152, calculated by multiplying the property assessed value by the applicable tax millage rates ranging from .00345 to 1.00353 per $100 of assessed value by the applicable taxing authorities.

For U.S. federal tax purposes, the depreciable basis in the Jacksonville Property is expected to be approximately $38.1 million. Generally, we calculate depreciation expense for U.S. federal income tax purposes by

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using the straight line method. We depreciate buildings and land improvements based on estimated useful lives of 40 years and 20 years, respectively.

Investment Considerations. In determining to acquire the Jacksonville Property, we considered various factors. Among the factors considered were the property’s location, the quality of the property, the tenant and the in-place lease, and the Jacksonville Property’s size, strategic location, intermodal infrastructure, diverse economic base, modest construction costs, favorable business environment, and the market for industrial properties. Located in the northeast corner of Florida, Jacksonville, with a Metropolitan Statistical Area (“MSA”) comprised of five counties having an estimated population of 1.3 million, is a gateway to Florida and the rest of the Southeastern United States, providing access to growing domestic markets, as there are approximately 45 million people within an eight hour drive of Jacksonville and approximately 60% of the U.S. population (approximately 179 million people) within a 24-hour drive. In addition, several industry clusters have emerged in Jacksonville, including supply chain logistics, finance and insurance, aviation and aerospace, information technology, life sciences, advanced manufacturing and corporate headquarters (national, regional and divisional). For companies such as Samsonite that depend on supply chain logistics and intermodal capacity, Jacksonville is an attractive destination. The Jacksonville Property is centrally located within a short distance of Interstate 95, Interstate 295, three railways (CSX, Norfolk Southern and Florida East Coast), Jacksonville International Airport, and three regional airports, and has direct access to Jacksonville Port Authority (JAXPORT), a large deep water port with three marine terminals.

The Jacksonville Property is subject to competition for properties and/or tenants in the market area in which the property is located, and the economic performance of the property could be affected by changes in local economic conditions.

In connection with our investment in the Jacksonville Property, we incurred an Investment Services Fee of approximately $786,300 payable to our advisor, which is equal to 1.85% of the purchase price.

Retail Centers in Western Germany

On August 3, 2012, we entered into a purchase and sale agreement (the “PSA”) to acquire a portfolio of four neighborhood retail centers totaling approximately 120,000 square feet, located in the western region of Germany, in the metropolitan areas of Worms, Gütersloh, Hannover and Bremerhaven (each, a “Retail Center” and collectively, the “Retail Centers”). Through our subsidiary, GIT Worms, S.à r.l., a Luxembourg private limited liability company (the “Subsidiary Owner”), we closed on the acquisition of a fee simple interest in all four Retail Centers.

The following table sets forth the acquisition dates, purchase prices, and the identities of the sellers of the Retail Centers.

Property Name and Location	Date Acquired (1)	Contract Purchase Price (2) (in millions)	Seller (3)
Worms Retail Center Worms, Germany	09/27/12	$5.7	REPCO 8 S.A.

Gütersloh Retail Center Gütersloh, Germany	09/27/12	$3.8	REPCO 15 S.A.

Bremerhaven Retail Center Bremerhaven, Germany	11/30/12	$3.8	REPCO 14 S.A.

Hannover Retail Center Hannover, Germany	12/21/12	$5.4	REPCO 2 S.A.

Total:		$18.7

(1)

Acquisition dates reflect the date funds were wired to the sellers to close the transactions. Depending on the timing of the wire and the time zone in the jurisdiction of the location of the Retail Center, the actual transfer of title may occur on the funding date or the next business day (U.S. time).

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(2)

Each contract purchase price was converted from euros to U.S. dollars at the applicable exchange rate on the date of the acquisition, and is exclusive of closing costs, and acquisition fees and expenses of approximately $1.5 million, including the Investment Services Fees payable to our advisor.

(3)	Neither we nor any of our affiliates is affiliated with any of the sellers.

Worms, Germany is an industrial city located in the Rhine Neckar area of Germany on the Rhine River, approximately 50 miles south of Frankfurt. The Worms Retail Center is located in the city’s main retail area for large scale retail warehouses. Constructed in 2007, the Worms Retail Center consists of two multi-tenant buildings having a total net rentable area of 41,944 square feet, which is currently fully occupied and leased to six tenants, and 148 parking spaces. This Retail Center is anchored by a strong food retailer, LIDL, a German global discount supermarket chain, which leases 15,075 square feet, or approximately 36% of the Worm Retail Center’s net rentable area, under a lease agreement that expires in December 2019. The annual base rent under the lease agreement is currently 146,604 euros (approximately $188,679, using an exchange rate of $1.287 per euro). The Worms Retail Center’s remaining rentable area is leased to five complementary non-food retailers.

Gütersloh, Germany, also an industrial city, is located in the North Rhine-Westphalia region of Germany, approximately 80 miles northeast of Dusseldorf. The Gütersloh Retail Center serves various surrounding residential developments. Constructed in 2007, the Gütersloh Retail Center consists of one single-tenant building having an aggregate net leasable area totaling approximately 19,375 square feet, and 196 parking spaces. The Retail Center is 100% leased to REWE, a prominent food retailer, under a lease agreement that expires in May 2022. The annual base rent under the lease agreement is currently 270,000 euros (approximately $347,490, using an exchange rate of $1.287). The lease agreement provides REWE with three, five-year renewals.

Bremerhaven, Germany is a seaport city located in the German federal state of Bremen, approximately 75 miles west of Hamburg. Constructed in 2007, the Bremerhaven Retail Center consists of one multi-tenant building having a total net rentable space of 33,121 square feet, and 116 parking spaces. The Bremerhaven Retail Center is leased to three tenants and currently has one vacancy. The Bremerhaven Retail Center leases 15,145 square feet, or approximately 45.7% of its net rentable area to supermarket chain, LIDL, under a lease agreement that expires in May 2022. The annual base rent under the lease agreement is currently 192,000 euros (approximately $249,024, using an exchange rate of $1.297 per euro as of the date of the acquisition). The Bremerhaven Retail Center’s remaining occupied rentable area is leased to complementary retailers.

Hannover, Germany is the capital of the federal state of Lower Saxony, approximately 90 miles south of Hamburg, and is a major crossing point for travel by rail or car. Constructed in 2005, the Hannover Retail Center consists of one multi-tenant building having a total net rentable space of 26,784 square feet, and 94 parking spaces. The Hannover Center is leased to four tenants. The Hannover Retail Center is anchored by LIDL, which leases 15,572 square feet, or approximately 58.1% of the Retail Center’s net rentable area, under a lease agreement that expires in November 2020. The annual base rent under the lease agreement is currently 241,308 euros (approximately $319,250, using an exchange rate of $1.323 per euro as of the date of the acquisition). The Hannover Retail Center’s remaining rentable area is leased to three complementary retailers, including, KiK, a large discount clothing, home goods and gift chain in Germany, which occupies 22.4% of the leasable space, and TEDi, a large German general discount store with prices starting at 1 Euro, which occupies 17.8% of the leasable space at the Hannover Retail Center.

Real estate taxes for the year ended December 31, 2011, and the depreciable basis of the Retail Centers are as follows:

Property Name	Real Estate Taxes for year ended December 31, 2011(1)	Depreciable Basis for U.S. Tax Purposes(2) (In Millions)

Worms Retail Center	$ 9,000	$ 5.2
Gütersloh Retail Center	7,000	3.5
Bremerhaven Retail Center	13,000	3.4
Hannover Retail Center	10,000	4.8

Total	$ 39,000	$ 16.9

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(1)	Estimated based on an exchange rate of $1.3245 per euro.

(2)

Tax basis is estimated. Generally, we calculate depreciation expense for U.S. federal income tax purposes by using the straight-line method and we depreciate buildings and land improvements based on estimated useful lives of 40 years and 20 years, respectively.

We believe the Retail Centers are suitable for their intended use, and are adequately covered by insurance. Management of our advisor currently has no plans for significant renovations or other capital improvements at the Centers.

An affiliate of MGPA Advisory, a sub-advisor to our advisor, serves as our sub-property manager for the Centers, and concurrently with the acquisitions of each Retail Center, the Subsidiary Owner entered into a property management agreement with the sub-property manager. Our Subsidiary Owner may not terminate the engagement of the sub-property manager without the consent of Bayerische Landesbank, the German bank which provided the loan for the acquisitions.

The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual rent per leased square foot for the Retail Centers, on an aggregate basis, during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Gross Rent per Leased Sq. Ft. (1)
		EURO	USD
2007	82%	9.76	$12.56
2008	100%	11.66	$15.00
2009	100%	11.66	$15.00
2010	100%	11.66	$15.00
2011	100%	11.66	$15.00

(1)

Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s total rental revenue by the weighted average square footage leased during such year. The periods presented are prior to our ownership. As such, we do not have the records available to us for all such periods to be able to quantify the impact of tenant concessions, if any. To the extent there were concessions which were not considered in the amounts provided to us, the average effective annual rent per leased square foot amounts could be lower than those amounts disclosed above. All euro amounts were translated to USD at $1.287 per euro.

Investment Considerations. In evaluating the Retail Centers for acquisition, we considered a variety of factors, including, among other things, location, functionality and property condition, price per square foot, replacement cost, the creditworthiness of tenants, length of lease terms and other provisions of in-place leases, population growth and market fundamentals such as regional and local economic conditions, economic diversity, unemployment rates, and absorption rates and occupancy rates for similar properties in the market area.

Each Retail Center is subject to competition from similar properties within its respective market area, and the economic performance of each Retail Center could be affected by changes in local economic conditions.

In connection with the acquisition of the four Retail Centers, our subsidiaries incurred an Investment Services Fee, payable to the advisor and its subadvisor MGPA Advisory, in the aggregate amount of approximately $344,000 (using applicable exchange ratios as of the dates of the acquisitions), representing 1.85% of the aggregate purchase price of the Centers.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable to Advisor, its Affiliates and Related Parties

This section contains certain information that supplements the information under, and should be read together with, the section “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” beginning on page 127 of the prospectus.

For the nine months ended September 30, 2012 and the year ended December 31, 2011, we incurred the following fees due to our Managing Dealer in connection with our offering:

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Selling commissions	$ 1,934,135	$ 1,401,721
Marketing support fees	828,915	600,738

	$ 2,763,050	$ 2,002,459

For the nine months ended September 30, 2012 and the year ended December 31, 2011, we incurred the following fees and reimbursable expenses due to the advisor, its affiliates and other related parties:

	Nine Months Ended September 30,	Year Ended December 31,
	2012	2011

Reimbursable expenses:
Offering costs	$ 1,436,116	$1,022,278
Operating and acquisition expenses	923,699	895,231

	2,359,815	1,917,509
Investment Services Fees(1)	268,852	1,004,550
Asset Management Fees	433,165	168,180
Property Management Fees(1)	170,176	67,494

	3,232,008	3,157,733

Expense support	(632,877)	–

	$ 2,599,131	$3,157,733

(1)	Includes amounts paid directly by our subsidiaries to MGPA Advisory. MGPA Advisory is a sub-advisor of our advisor and is affiliated with one of our directors.

Amounts due to related parties for fees and reimbursable costs and expenses described above were as follows as of:

	September 30, 2012	December 31, 2011

Due to managing dealer:
Selling commissions	$18,592	$31,558
Marketing support fees	7,968	13,525

	26,560	45,083

Due to Property Manager:
Property management fees	13,093	17,709

	13,093	17,709

Due to the Advisor and its affiliates:
Reimbursable offering costs	13,280	22,541
Reimbursable operating expenses	647,266	585,085

	660,546	607,626

	$ 700,199	$670,418

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In March 2012, our board of directors approved an Expense Support and Conditional Reimbursement Agreement with our advisor (the “Expense Support Agreement”) whereby, effective April 1, 2012, reimbursement of operating-related personnel expenses and Asset Management Fees to the advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative modified funds from operations (as defined in the Expense Support Agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to our Total Operating Expenses being within the 2%/25% guideline limitations as such terms are defined in the Advisory Agreement. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The Expense Support Agreement is terminable by the advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of reimbursement within the time period established in the Expense Support Agreement will be permanently waived by the advisor and we will have no obligation to pay such amounts.

For the quarter and nine months ended September 30, 2012, approximately $0.1 million and $0.3 million in Asset Management Fees and approximately $0.2 million and $0.3 million, respectively, in operating-related personnel expenses were deferred and subordinated in accordance with the terms of the Expense Support Agreement. We will record such amounts as operating expenses in future periods to the extent, if any, we determine that these amounts are probable of being reimbursed to the advisor.

We incur operating expenses which, in general, are expenses relating to administration of the Company on an ongoing basis. Pursuant to the Advisory Agreement, the advisor shall reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (the “Expense Year”) commencing with the year ended March 31, 2012, the greater of 2% of average invested assets or 25% of Net Income (as defined in the Advisory Agreement) (the “Limitation”), unless a majority of its Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors. For the Expense Year ended September 30, 2012, the Company incurred $0.6 million of operating expenses in excess of the Limitation, all of which related to the Expense Year ended March 31, 2012, previously reviewed by our Independent Directors. There were no additional expenses in excess of the Limitation incurred for the quarter ended September 30, 2012. As of March 31, 2012, our Independent Directors determined that operating expenses in excess of the Limitation were justified based on a number of factors. These factors included how quickly new equity capital was raised and invested and the relationship of these investments to our operating expenses, many of which were necessary as a result of being a public company.

Organizational and Offering Expenses incurred by our advisor and its affiliates become a liability to us only to the extent selling commissions, the marketing support fees and other Organizational and Offering Expenses do not exceed 15% of the gross proceeds of the offering. The advisor has incurred an additional $6.1 million of costs on our behalf in connection with our offering, exceeding the 15% limitation on expenses as of September 30, 2012. These costs will be recognized by us in future periods as we receive future offering proceeds to the extent such costs are within the 15% limitation.

In March 2012, our board of directors approved an amended and restated Advisory Agreement and amended and restated property management agreement with our advisor and property manager, respectively. These revised agreements permit our subsidiaries to enter into contracts for certain real estate services directly with the advisor’s sub-advisors and property manager’s sub-property managers providing services to us.

DISTRIBUTION POLICY

This section contains certain information that supplements and updates the information under, and should be read together with, the section “DISTRIBUTION POLICY” beginning on page 134 of the prospectus.

The following table represents total cash distributions declared and issued, including cash distributions reinvested and cash provided by (used in) operating activities, for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010, and cumulative amounts since inception:

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			Distributions Paid (1)
	Distributions Declared Daily Per Share	Total Cash Distributions Declared (2)	Cash	Reinvested via DRP	Cash Flow Provided By (Used In) Operations (3)	FFO (5)
2012 Quarters
First	$0.0017808	$565,867	$382,565	$183,302	$(447,482)
Second	0.0017808	741,419	493,213	248,206	142,943
Third	0.0017808	894,148	582,049	312,099	142,035

Total for the nine months ended September 30, 2012		$2,201,434	$1,457,827	$743,607	$(162,504)	$(1,121,185)

2011 Quarters
First	$0.0017808	164,200	122,391	$41,809	$(541,404)
Second	0.0017808	237,352	168,282	69,070	(655,078)
Third	0.0017808	325,148	218,548	106,600	(43,172)
Fourth	0.0017808	407,437	266,494	140,943	(417,678)

Total for the year ended December 31, 2011		$1,134,137	$775,715	$358,422	$(1,657,332)	$(2,546,342)

2010 Quarter
Fourth (4)	$0.0017808	$83,379	$61,442	21,937	$(62,517)

Total for October 7, 2010 through December 31, 2010		$83,379	$61,442	$21,937	$(62,517)	$(928,951)

Cumulative
Through September 30, 2012		$3,418,950	$2,294,984	$1,123,966	$(1,882,353)	$(4,596,478)

(1)

Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our Distribution Reinvestment Plan, including amounts paid and shares issued subsequent to the period reported.

(2)

For the nine months ended September 30, 2012, distributions paid to stockholders were partially funded with proceeds from our offering. For the nine months ended September 30, 2012, 100% of the distributions paid to stockholders are expected to be considered a return of capital for federal income tax purposes. For the year ended December 31, 2011 and the period October 7, 2010 through December 31, 2010, 100% of the distributions paid to stockholders were made from offering proceeds and were considered a return of capital for federal income tax purposes.

(3)

Cash provided by (used in) operating activities agrees with the Company’s Statement of Cash Flows in its consolidated financial statements. Such amount generally represents net income or loss adjusted for items not using cash, such as depreciation and amortization expense, and items not providing cash, such as straight-line rent adjustments. Cash used in operating activities includes deductions for acquisition fees and expenses of approximately $1.7 million for the nine months ended September 30, 2012 and $1.6 million for the year ended December 31, 2011, that have been included in our Statement of Operations but are funded from offering proceeds as described in the section of the prospectus entitled “Estimated Use of Proceeds.” In addition to net cash provided by (used in) operations, the board of directors considers other factors in determining distributions as described in the prospectus, including expected and actual funds from operations and modified funds from operations, as well as other factors.

(4)	Declaration of distributions began October 7, 2010.

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(5)	The following table presents a reconciliation of net loss to FFO and MFFO for the nine months ended September 30, 2012, the years ended December 31, 2011 and 2010, and cumulative October 7, 2010 through September 30, 2012:

	Nine Months Ended September 30,	Years Ended December 31,		Cumulative through September 30,
	2012	2011	2010	2012
Net loss	$(3,894,885)	$(3,635,477)	$(928,951)	$(8,459,313)
Adjustments:
Depreciation and amortization (including amortization of in place lease intangible assets)	2,773,700	1,089,135	–	3,862,835

FFO	$(1,121,185)	$(2,546,342)	$(928,951)	$(4,596,478)

Generally, distributions up to the amount of our current or accumulated earnings and profits will be taxable to the recipient stockholders as ordinary income. Our cumulative net losses and accumulated distributions as of September 30, 2012 were approximately $8.5 million and $3.4 million, respectively. Our net losses and distributions for the nine months ended September 30, 2012 were approximately $3.9 million and $2.2 million, respectively.

We currently intend to continue to pay distributions to our stockholders on a monthly basis although our board of directors reserves the right to change the per share distribution amount or otherwise amend or terminate our distribution policy. Our board of directors considers a number of factors in its determination of the amount and basis of distributions it declares, including expected and actual net cash flow from operations, FFO, modified funds from operations (“MFFO”), our overall financial condition, the advisor’s determination in regards to providing Expense Support, our objective of qualifying as a REIT for U.S. federal income tax purposes, the determination of reinvestment versus distribution following the monetization of an asset, as well as other factors including an objective of maintenance of stable and predictable distributions regardless of the composition.

RISK FACTORS

Company Related Risks

The following risk factors are additions to “RISK FACTORS – Company Related Risks,” which begins on page 28 of the prospectus.

We have raised a limited amount of proceeds and have made a limited number of investments.

Based upon our operating history to date and our limited portfolio of investments, there can be no assurance that we will be able to achieve our investment objectives. On April 23, 2010, we commenced our offering. During the period from the commencement of our offering on such date to December 19, 2012, we accepted investors’ subscriptions for, and issued, approximately 6.4 million shares of our common stock in our offering, representing gross offering proceeds of approximately $63.5 million. As of December 21, 2012, we have invested in nine properties. If we are unable to raise substantial proceeds in our offerings, it will limit the amount of proceeds available to invest in properties and, therefore could have a material adverse effect on our results of operations, our ability to make distributions to our stockholders and our ability to meet our investment objectives.

We have experienced losses in the past and may experience similar losses in the future.

We incurred net operating losses for the two years ended December 31, 2011 and the nine months ended September 30, 2012. Our losses can be attributed, in part, to the initial startup costs and operating expenses incurred prior to making investments in properties. In addition, certain acquisition expenses funded from offering proceeds, as well as, depreciation and amortization expense, substantially reduced our income. Our operating costs to date have been partially funded with offering proceeds. We cannot assure you that we will be profitable in the future, that our properties will produce sufficient income to fund our operating expenses, or that we will maintain our current level of distributions to stockholders.

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Risks Related to Our Business

The following risk factor is added at the end of the section entitled “RISK FACTORS – Risks Related to Our Business” beginning on page 35 of the prospectus.”

Until 18 months after we have completed our offering stage, we expect to use the price paid to acquire a share of our common stock in our most recent offering as the estimated per share value of our shares. Even when determining the estimated per share value of our common stock from and after 18 months after completion of our offering stage, the estimated per share value of our shares will be based upon a number of assumptions that may not be accurate or complete.

To assist Financial Industry Regulatory Authority (“FINRA”) members and their associated persons that participate in our offerings in providing information on customer account statements as provided by National Association of Securities Dealers (“NASD”) Rule 2340, we expect to disclose in each of our annual reports an estimated per share value of our common stock, the method by which the estimated per share value of our common stock was developed and the date of the data used to develop the estimated per share value of our common stock. In addition, our advisor will prepare annual statements of the estimated per share value of our common stock to assist fiduciaries of retirement plans subject to the annual reporting and valuation requirements of ERISA in the preparation of their reports relating to an investment in our shares. Our advisor intends to use the most recent price paid to acquire a share of our common stock in the primary offering (ignoring purchase price discounts for certain categories of purchasers) or a subsequent follow-on public offering as the estimated per share value of our common stock until 18 months after we have completed our offering stage (as defined below). Although this initial estimated per share value of our common stock will represent the most recent price at which most investors will purchase our shares, this estimated per share value of our common stock will likely differ from the price at which a stockholder could resell his or her shares because there will be no public trading market for the shares at that time and the estimated per share value of our common stock will not reflect, and will not be derived from, the fair market value of our assets, nor will it represent the amount of net proceeds that would result from an immediate liquidation of our assets. We will consider our offering stage complete on the first date that we are no longer publicly offering equity securities that are not listed on a national securities exchange, whether through this offering or an additional follow-on public offering, provided we have not filed a registration statement for an additional follow-on public offering as of such date (for purposes of this definition, we do not consider “public offerings” to include offerings related to a distribution reinvestment plan, employee benefit plan or the redemption of interests in our operating partnership, if any). If our board of directors determines that it is in our best interest, we may conduct additional follow-on offerings upon the termination of this offering. Our articles do not restrict our ability to conduct offerings in the future.

When determining the estimated per share value of our common stock from and after 18 months after the completion of our offering stage, our advisor, or another firm chosen for that purpose, will estimate the per share value of our common stock based upon a number of assumptions that may not be accurate or complete, and our board of directors will approve such estimated per share value of our common stock. There is no guarantee that such estimated per share value will equal or exceed, or not be substantially less than, the per share amount paid by investors in our offering.

Proposed changes to FINRA rules and regulations, as well as requirements of participating broker dealers, could have a material impact on when we initially publish our estimated per share value and, in the event we are required to publish such estimated value prior to completion of our offering stage, such action could impact the price at which our shares are offered and our ability to raise capital through our offerings.

In March 2012, FINRA requested public comment through April 11, 2012 on its proposed amendment to the NASD Rule 2340 to require that per share estimated values of non-traded REITs be reported on customer account statements and modify the account statement disclosures that accompany the per share estimated value. Due to the fact that the managing dealer and participating brokers selling our common stock in our offering are subject to FINRA rules and regulations, any significant changes to Rule 2340 or their firms’ policies could have a material impact on when we initially publish our estimated per share value. In the event we are required to publish such estimated value prior to completion of our offerings, including any follow-on offering, if any, such action would affect the price at which our shares are offered and our ability to raise capital through our offerings.

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FORWARD LOOKING STATEMENTS

Caution Concerning Forward-Looking Statements

The information in this Supplement contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements that do not relate strictly to historical or current facts, but reflect management’s current understandings, intentions, beliefs, plans, expectations, assumptions and/or predictions regarding the future of the Company’s business and its performance, the economy, and other future conditions and forecasts of future events, and circumstances. Forward-looking statements are typically identified by words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “continues,” “pro forma,” “may,” “will,” “seeks,” “should” and “could,” and words and terms of similar substance. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements due to a variety of risks, uncertainties and other factors. Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; a worsening economic environment in the U.S. or globally, including financial market fluctuations; risks associated with real estate markets, including declining real estate values; risks associated with the limited amount of proceeds raised in our offering and as a result, the limited number of investments made; our failure to obtain, renew or extend necessary financing or to access the debt or equity markets; the use of debt to finance our business activities, including refinancing and interest rate risk and our failure to comply with debt covenants; our ability to identify and close on suitable investments; failure to successfully manage growth or integrate acquired properties and operations; our ability to make necessary improvements to properties on a timely or cost-efficient basis; competition for properties and/or tenants; defaults or non-renewal of leases by tenants; failure to lease properties on favorable terms or at all; the impact of current and future environmental, zoning and other governmental regulations affecting our properties; the impact of changes in accounting rules; the impact of regulations requiring periodic valuation of the Company on a per share basis; material adverse actions or omissions by any joint venture partners; consequences of our net operating losses; increases in operating costs and other expenses; uninsured losses or losses in excess of our insurance coverage; the impact of outstanding and/or potential litigation; unknown liabilities of acquired properties or liabilities caused by property managers or operators; inaccuracies of our accounting estimates; risks associated with our tax structuring; failure to maintain our REIT qualification; and our ability to protect our intellectual property and the value of our brand. Given these uncertainties, we caution you not to place undue reliance on such statements. For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our documents filed from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q, and our registration statement on Form S-11 and the sticker supplements and amendments thereto, copies of which may be obtained from our Web site at http://www.incometrust.com. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

PRIOR PERFORMANCE SUMMARY

The following paragraph updates and replaces the corresponding paragraph in the section entitled “PRIOR PERFORMANCE SUMMARY,” which begins on page 98 of the prospectus.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on five properties and four properties for the years ended December

16

31, 2011 and December 31, 2010, totaling $16.9 million and $26.9 million, respectively. This represented approximately 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels and Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels and Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time were redemptions suspended completely. Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. As of December 31, 2011, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 6.4 million shares. Beginning in the quarter ended March 31, 2006, CNL Hotels and Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels and Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels and Resorts, Inc.’s sale and merger transaction in April 2007.

The following is a new subsection to be added to the end of the section entitled “PRIOR PERFORMANCE SUMMARY,” which begins on page 98 of the prospectus.

Recent Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate its estimated net asset value (“NAV”) on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of directors of CNL Lifestyle Properties, Inc. determined that the estimated NAV per share was $7.31, as compared to the original $10.00 per share offering price. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, the board of directors considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

Beginning in the first fiscal quarter of 2012, the board of directors of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter.

In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, effective August 9, 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an amendment to the redemption plan pursuant to which stockholders may redeem all or not less than 25% of their shares at varying percentages of CNL Lifestyle Properties, Inc.’s estimated fair value per share as determined by the board of directors applicable on the date of the redemption request based on the number of years the stockholder held the shares.

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SELECTED FINANCIAL DATA

The following selected financial data for Global Income Trust, Inc. should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Supplementary Data which are incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the nine months ended September 30, 2012.

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010(1)	2009(1)
Operating Data:
Revenues	$5,848,450	$919,630	$2,468,101	$–	$–
Operating loss	(1,803,132)	(1,591,326)	(2,641,190)	(928,951)	–
Net loss	(3,894,885)	(1,979,902)	(3,635,477)	(928,951)	–
Net loss per share (basic and diluted)	(0.86)	(1.32)	(2.08)	(1.78)	–
Weighted average number of shares outstanding (basic and diluted) (1)	4,511,324	1,494,781	1,744,849	520,975	–
Distributions declared (2)	2,201,434	726,700	1,134,137	83,379	–
Distributions declared per share (2)	0.49	0.49	0.65	0.16	–
Cash used in operating activities	(162,504)	(1,239,654)	(1,657,332)	(62,517)	–
Cash used in investing activities	(16,469,663)	(24,772,931)	(54,859,312)	–	–
Cash provided by financing activities	28,243,855	25,843,477	54,813,083	6,994,805	–

Balance Sheet Data:
Real estate investment properties, net	$51,229,627	$16,854,737	$39,491,392	$–	$–
Cash and cash equivalents	17,044,487	6,963,567	5,429,114	7,132,675	200,387
Total assets	86,103,014	32,401,108	60,561,490	7,211,670	200,387
Long-term debt obligations	45,841,432	15,164,733	39,538,879	–	–
Total liabilities	49,323,803	16,981,911	41,841,967	1,064,820	387
Stockholders’ equity	36,779,211	15,419,197	18,719,523	6,146,850	200,000

Other Data:
Funds from operations (“FFO”) (3)	$(1,121,185)	$(1,592,934)	$(2,546,342)	(928,951)	$–
FFO per share	(0.25)	(1.07)	(1.46)	(1.78)	–
Modified funds from operations (“MFFO”) (3)	343,170	(826,756)	(993,485)	(928,951)	–
MFFO per share	0.08	(0.55)	(0.57)	(1.78)	–

(1)

Operations commenced on October 8, 2010 when we received the minimum offering proceeds and the funds were released from escrow. The results of operations for the period October 8, 2010 through December 31, 2010 includes only organizational costs incurred on our behalf by our advisor, and general and administrative expenses. Weighted average number of shares outstanding is presented for the period we were operational.

(2)

Distributions are declared by the board of directors and generally are based on various factors, including actual and future expected net cash from operations and funds from operations (“FFO”), and our overall financial condition, among others. For the nine months ended September 30, 2012, distributions were partially funded with proceeds from our offering. For the nine months ended September 30, 2012, 100% of the distribution paid to stockholders are expected to be considered a return of capital for federal income tax purposes. For the years ended December 31, 2011 and 2010, 100% of the distributions paid to stockholders were made from offering proceeds and were considered a return of capital for federal income tax purposes. As our Company had no distributable earnings or FFO during such periods, the distributions were made from offering proceeds.

(3)

FFO is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We use FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property asset impairment write-downs and depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, as one measure to evaluate our operating performance. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate has historically not depreciated on the basis determined under GAAP.

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We define MFFO, a non-GAAP measure, consistent with the Investment Program Association (“IPA”), an industry trade group, Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, and the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for various items, as applicable, included in the determination of GAAP net income or loss including: acquisition fees and expenses; amounts relating to deferred rent receivables (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues) and amortization of above and below market leases and liabilities.

FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered (i) as an alternative to net income or loss, or net income or loss from continuing operations, as an indication of our performance, (ii) as an alternative to cash flows from operations as an indication of our liquidity, or (iii) as indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should not be construed as more relevant or accurate than the current GAAP methodology in calculating net income or loss and its applicability in evaluating our operating performance.

Funds From Operations and Modified Funds From Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, real estate asset impairment write-downs, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We may, in the future, make other adjustments to net loss in arriving at FFO as identified above at the time that any such other adjustments become applicable to our results of operations. FFO, for example, would exclude impairment charges of real estate-related investments. Because GAAP impairments represent non-cash charges that are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance. While impairment charges may be excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. In addition, FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition fees and expenses, which we intend to fund from the proceeds of our offering and which we do not view as an operating expense of a property, are now deducted as expenses in the determination of GAAP net income. As a result, the Investment Program Association, or the IPA, an industry trade group, has standardized a measure known as modified FFO, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another additional supplemental measure to reflect the operating performance of a non-traded REIT. Under IPA Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs, or IPA Guideline, MFFO excludes from FFO additional non-cash or non-recurring items, including the following:

—	acquisition fees and expenses which have been deducted as expenses in the determination of GAAP net income;

—	non-cash amounts related to straight line rent;

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—	amortization of above or below market intangible lease assets and liabilities;

—	accretion of discounts and amortization of premiums on debt investments;

—	impairments of loans receivable, and equity and debt investments;

—	realized gains or losses from the early extinguishment of debt;

—

realized gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

—	unrealized gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

—	unrealized gains or losses related to consolidation from, or deconsolidation to, equity accounting;

—	adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; and

—	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We consider MFFO, as a supplemental measure when assessing our operating performance. We have calculated MFFO in accordance with the IPA Guideline. As of September 2012 and the years ended December 31, 2011 and 2010, our MFFO is FFO, excluding acquisition fees and expenses, the amortization of above- and below-market leases and straight-line rent adjustments, which we believe is helpful in evaluating our results of operations for the reasons discussed below.

—

Acquisition fees and expenses. In evaluating investments in real estate, management’s investment models and analyses differentiate between costs to acquire the investment and the operating results derived from the investment. Acquisition fees and expenses have been and will continue to be funded from the proceeds of our offering and other financing sources and not from operations. We believe by excluding acquisition fees and expenses, MFFO provides useful supplemental information that is comparable between differing reporting periods for each type of our real estate investments and is more indicative of future operating results from our investments as consistent with management’s analysis of the investing and operating performance of our properties. The exclusion of acquisition fees and expenses is generally our most significant adjustment at the present time, as we are currently in our offering and acquisition stages. However, if earnings from the operations of our properties or net sales proceeds from the future disposition of our properties are not sufficient enough to overcome the acquisition costs and fees incurred, then such fees and expenses will have a dilutive impact on our returns.

—

Amortization of above-and below-market leases. Under GAAP, certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, we believe that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

—

Straight-line rent adjustment. Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

We may, in the future, make other adjustments to FFO as identified above at the time that any such other adjustments become applicable to our results of operations. MFFO, for example would exclude gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting and adjustments related to contingent purchase price obligations. These items relate to a fair value adjustment, which is based on the impact of

20

current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to our current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, where we are not speculating or trading assets, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. We believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals.

We believe that MFFO is helpful in assisting management to assess the sustainability of our distribution and operating performance in future periods, particularly after our offering and acquisition stages are complete, because MFFO excludes acquisition fees and expenses that affect property operations only in the period in which a property is acquired; however, MFFO should only be used by investors to assess the sustainability of our operating performance after our offering has been completed and properties have been acquired. Acquisition fees and expenses have a negative effect on our cash flows from operating activities during the periods in which properties are acquired.

Presentation of MFFO also is intended to provide useful information to investors as they compare the operating performance of different non-traded REITs, although it should be noted that not all REITs calculate MFFO the same way, so comparisons with other REITs may not be meaningful. Neither the Commission, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. Furthermore, FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should not be construed as historic performance measures or as more relevant or accurate than the current GAAP methodology in calculating net income (loss) and its applicability in evaluating our operating performance.

The following table presents a reconciliation of net loss to FFO and MFFO for the nine months ended September 30, 2012 and 2011, and the years ended December 31, 2011 and 2010:

	Nine Months Ended September 30,		Years Ended December 31,
	2012	2011	2011	2010
Net loss	$(3,894,885)	$(1,979,902)	$(3,635,477)	$(928,951)
Adjustments:
Depreciation and amortization (including amortization of in place lease intangible assets)	2,773,700	386,968	1,089,135	–

FFO	(1,121,185)	(1,592,934)	(2,546,342)	(928,951)
Acquisition fees and expenses (1)	1,658,196	765,030	1,598,828	–
Amortization of above- below- market lease intangible assets(2)	51,660	8,556	21,724	–
Straight-line rent adjustment(3)	(245,501)	(7,408)	(67,695)	–

MFFO	$343,170	$(826,756)	$(993,485)	$(928,951)

Weighted average number of shares of common stock outstanding (basic and diluted)	4,511,324	1,494,781	1,744,849	520,975

Net loss per share (basic and diluted)	$(0.86)	$(1.32)	$(2.08)	$(1.78)

FFO per share (basic and diluted)	$(0.25)	$(1.07)	$(1.46)	$(1.78)

MFFO per share (basic and diluted)	$0.08	$(0.55)	$(0.57)	$(1.78)

(1)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-traded REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses

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included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)

Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)

Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

MANAGEMENT

Directors and Executive Officers

Recent Developments

On August 14, 2012, the Company’s board of directors accepted the resignation of Matthew S. Banks as a director of the Company. Also on August 14, 2012, the board appointed Andrew Wood as a director of the Company with immediate effect.

In addition, on December 11, 2012, the Company’s board of directors accepted the resignation of Robert A. Bourne as chief executive officer of the Company, and appointed with immediate effect Andrew A. Hyltin to serve as the Company’s new chief executive officer. Also effective immediately, John F. Starr will assume the position of the Company’s chief portfolio management officer and Scott C. Hall will become senior vice president of operations.

Effective as of April 1, 2013, Steven D. Shackelford will step down as chief financial officer of the Company, and the board appointed Rosemary Q. Mills to succeed Mr. Shackelford as the Company’s chief financial officer, and as treasurer. Mr. Shackelford will remain on as an executive vice president of the Company, commencing April 1, 2013.

The following table supersedes and replaces in full the table and the biographies beginning on page 107 under the “MANAGEMENT” section of the prospectus.

We have provided below certain information about our executive officers and directors.

Name	Age*	Position(s)

James M. Seneff, Jr.	66	Chairman of the Board and Director
Andrew Wood	62	Director
Douglas N. Benham	56	Independent Director
James P. Dietz	48	Independent Director
Stephen J. LaMontagne	51	Independent Director
Andrew A. Hyltin	53	Chief Executive Officer and President
Steven D. Shackelford	49	Chief Financial Officer
Ixchell C. Duarte	45	Senior Vice President and Chief Accounting Officer
Holly J. Greer	41	Senior Vice President, General Counsel and Secretary
Scott C. Hall	48	Senior Vice President Operations
John F. Starr	37	Chief Portfolio Management Officer

*As of December 14, 2012

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James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as the chairman of our board and a director since our inception in March 2009 and as a manager of our advisor since its inception in December 2008. Mr. Seneff has served as chairman of the board and a director of Global Growth Trust, Inc., a public, non-traded REIT, and has served as a manager and chairman of the board of its advisor, CNL Global Growth Advisors, LLC, since their inception in December 2008. He is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (November 2008 to present) of CNL Financial Group, LLC, our sponsor; and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Healthcare Properties, Inc., a public, non-traded company that intends to operate as a REIT, and its advisor, CNL Healthcare Corp. (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); CNL Securities Corp., the Managing Dealer of this offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his degree in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisitions, ownership and dispositions in a variety of public and private real estate investment vehicles that strengthens the board’s collective knowledge, capabilities and experience.

Andrew Wood. Director. Mr. Wood has served as a director since August 2012. He has also served as a director of Global Growth Trust, Inc. since August 2012. Mr. Wood has served as executive director of MGPA Limited (“MGPA”) since September 2009. MGPA is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Mr. Wood is a founding shareholder of MGPA and served as its chief investment officer from February 2004 until September 2009. He also has served on the board of directors of MGPA and its Remuneration Committee since their establishment in February 2004. Mr. Wood is also a director of various MGPA-affiliated entities that are the general partners to the investment funds advised by MGPA. He has over 40 years of experience in the real estate sector in the United Kingdom and Continental Europe, Asia and the U.S. Mr. Wood qualified as a member of the Royal Institution of Chartered Surveyors in London in 1972 and is currently a Fellow of the Institution. He is also a member of the Counselors of Real Estate in the U.S., a professional organization of real estate advisors, and serves as a member of the Advisory Board to the Runstad Center for Real Estate Studies at the University of Washington, Seattle.

As a result of these professional and other experiences, Mr. Wood possesses particular knowledge of real estate investment that strengthens the board’s collective knowledge, capabilities and experience.

Douglas N. Benham. Independent Director. Mr. Benham has served as an Independent Director since November 2009. Since April 2006, Mr. Benham has been the president and chief executive officer of DNB Advisors, LLC, a restaurant industry consulting firm. From January 2004 until April 2006, Mr. Benham served as president and chief executive officer of Arby’s Restaurant Group, a quick service restaurant company and subsidiary of Triarc Company (NYSE: TRY). From August 2003 until January 2004, Mr. Benham was president and chief executive officer of DNB Advisors, LLC. From January 1989 until August 2003, Mr. Benham served as chief financial officer, and from 1997 until 2003 also served as a member of the board of directors of RTM Restaurant Group, Inc., an Arby’s franchisee, that was later acquired by Triarc Company in July 2005. Prior to January 1989, Mr. Benham held various positions including at Deloitte & Touche, Bell Atlantic Corp., and Cox Enterprises. Mr. Benham served as a director of the restaurant operator O’Charley’s Inc. (NASDAQ:CHUX) from March 2008 to May 2012. In August 2009, Mr. Benham joined the board of directors of drive-thru restaurant chain operator Sonic Corp. (NASDAQ:SONC). In January 2012, he joined the board of directors of the restaurant chain operator Quiznos, and in May 2012, he joined the board of directors of American Residential Properties, Inc., a fully

23

integrated and internally managed real estate investment company which acquires, renovates, leases and manages single-family properties in select communities in the Southwestern and Southeastern U.S. Mr. Benham earned a B.A. in accounting from the University of West Florida in 1978.

As a result of these professional and other experiences, Mr. Benham possesses particular knowledge of financial accounting, and business and restaurant management that strengthens the board’s collective knowledge, capabilities and experience.

James P. Dietz. Independent Director. Mr. Dietz has served as an Independent Director since November 2009. Mr. Dietz served as president and chief executive officer of NanoScale Corporation, a non-public manufacturer of specialty materials, from May 2012 until December 2012, in connection with that company’s turnaround efforts. Prior to joining NanoScale, Mr. Dietz served as chief financial officer since July 2011, and served as vice president of finance and accounting from May 2010 to July 2011 for Parabel, Inc. (formerly known as PetroAlgae Inc.) (OTCQB:PALG), a provider of technology and solutions that utilize biomass derived from micro-crops to address the global demand for new economical sources of feed, food and fuel. From May 2009 through April 2010, Mr. Dietz served as chief financial officer of U.S. Capital Holdings, LLC, an international private equity investor and developer, whose parent company is Tangshan Ganglu Iron & Steel Co., Ltd., a Chinese industrial company. From May 2008 until May 2009, Mr. Dietz served as vice president – finance and business development for PACT, LLC, a real estate development company, and from January 2008 until April 2008, Mr. Dietz was chief financial officer of American Leisure Group, a real estate investor and timeshare developer. From 1995 until December 2007, Mr. Dietz was with residential community developer WCI Communities, Inc. (NYSE: WCI), and various predecessor firms, as its chief financial officer. In August 2007, shareholders at WCI approved a new composition for WCI’s board of directors which had been submitted to them for vote at their annual meeting pursuant to an agreement between WCI and affiliates of Carl Icahn that resulted from a proxy contest. Mr. Dietz resigned as WCI’s chief financial officer in December 2007. WCI filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on August 4, 2008, from which it emerged on August 31, 2009. From 1993 to 1995, Mr. Dietz managed asset-backed financing originations for GTE Leasing Corporation (a subsidiary of GTE, a predecessor to Verizon Communications). He began his professional career in December 1986 joining Arthur Andersen & Co where he advanced to manager, providing audit and financial consulting services to clients in the construction, real estate, healthcare and legal industries. Mr. Dietz earned a B.A. in accounting and economics from the University of South Florida in 1986. Mr. Dietz is a certified public accountant.

As a result of these professional and other experiences, Mr. Dietz possesses particular knowledge of accounting, real estate investment and finance that strengthens the board’s collective knowledge, capabilities and experience.

Stephen J. LaMontagne. Independent Director. Mr. LaMontagne has served as an Independent Director since November 2009. Mr. LaMontagne is partner-in-charge of the real estate practice of Moore Colson, an Atlanta-based accounting and consulting firm, having joined the firm in December 2007. Prior to joining Moore Colson, Mr. LaMontagne held various positions with KPMG LLP beginning in May 1983 until December 2007, including serving over ten years as an assurance partner and southeast real estate practice leader, as well as serving on several of the firm’s national committees. While at KPMG and currently at Moore Colson, his focus includes real estate finance, financial accounting and reporting, mergers and acquisitions and audit matters. Mr. LaMontagne received a B.S. degree in accounting and a minor in finance from Florida State University in 1983. Mr. LaMontagne is a certified public accountant.

As a result of these professional and other experiences, Mr. LaMontagne possesses particular knowledge of accounting and tax practices that strengthens the board’s collective knowledge, capabilities and experience.

Andrew A. Hyltin. Chief Executive Officer and President. Mr. Hyltin has served as our president, and as president and a manager of our advisor, since November 1, 2010. Effective December 11, 2012, Mr. Hyltin began serving as our chief executive officer. He also has served as president of Global Growth Trust, Inc., a public, non-traded REIT, and has served as a manager and president of its advisor, CNL Global Growth Advisors, LLC, since November 1, 2010. Effective December 10, 2012, he also serves as chief executive officer of Global Growth Trust, Inc. In addition, he serves as the chief executive officer and president of Corporate Capital Trust, Inc., a public, non-traded business development company (June 2010 to present). Mr. Hyltin has held various officer positions with CNL Fund Advisors Company, an affiliate of CNL, becoming that company’s president in March 2009 and its

24

chief executive officer in June 2010. Since 2005, Mr. Hyltin has also served as president and chief investment officer of CNL Private Equity Corp, the parent entity of CNL Fund Advisors Company, responsible for the overall management of its portfolio and private offerings and alternative investments; and, he served as vice president of investments for that company from 2003 to 2005. From April 2009 to May 2010, Mr. Hyltin served as president to The CNL Funds, an open-end mutual fund. Mr. Hyltin has a B.A. in Finance from Texas Christian University.

Steven D. Shackelford. Chief Financial Officer. Mr. Shackelford has served as our chief financial officer since inception in March 2009, and served as our secretary from March 2009 until August 2011. He also has served as chief financial officer of our advisor since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011, and served as its secretary from December 2008 until August 2011. In addition, Mr. Shackelford has served as chief financial officer since inception in December 2008 and served as secretary from March 2009 until August 2011 of Global Growth Trust, Inc., a public, non-traded REIT. He also has served as chief financial officer since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011 of its advisor, CNL Global Growth Advisors, LLC, and served as its secretary from December 2008 until August 2011. Mr. Shackelford joined CNL Real Estate Advisors Company, an affiliate of CNL, in February 2007, as chief financial officer and chief operating officer. Previously, from February 2005 to February 2007, Mr. Shackelford served as chief financial officer, executive vice president, chief operating officer and secretary of Trustreet Properties, Inc., a publicly traded REIT. Before joining Trustreet Properties, Inc., Mr. Shackelford served as executive vice president and chief operating officer of CNL Restaurant Properties, Inc., which he joined in September 1996. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital by gaining access to capital markets located in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multi-national clients. Mr. Shackelford was a member of the audit staff and a senior accountant from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford received his undergraduate degree in accounting and an M.B.A. from Florida State University. He is a certified public accountant.

Rosemary Q. Mills. Chief Financial Officer and Treasurer. (Effective April 1, 2013) Ms. Mills is a seasoned finance professional with a career spanning over 30 years, has substantial experience in leadership positions, and has focused solely on real estate since 2000. She currently serves as senior vice president of an affiliate of CNL Financial Group, Inc. (“CNL”), with duties extending to both the Company and Global Growth Trust, Inc., a public non-traded REIT, which position she has held since April 2010. She also presently holds various offices in a number of subsidiaries of the Company and Global Growth Trust, Inc. From September 2008 to April 2010, Ms. Mills was a consultant to a CNL affiliate working on the initial creation and sponsorship of the Company and Global Growth Trust, Inc. She was vice president-capital markets and integration manager for GE Capital, Franchise Finance (“GE Capital”) from the time of General Electric Company’s acquisition of Trustreet Properties, Inc. (“Trustreet”) in February 2007 until May 2008. Prior to GE Capital’s acquisition of Trustreet, from February 2005 to February 2007, Ms. Mills was Trustreet’s senior vice president responsible for liquidity and capital structure, tax planning and compliance, legal compliance, internal audit and investor relations. Between July 2003 and January 2005, she served as chief financial officer for a CNL affiliate, where she led financial reporting and planning for nine private CNL funds, and for CNL’s 18 public income funds, which merged with and into Trustreet in February 2005. From June 2000 to July 2003, Ms. Mills was senior vice president of finance & strategic planning with CNL Restaurant Properties, Inc. Prior to CNL and its various affiliates and successors, beginning May 1993, Ms. Mills spent seven years with a private pharmacy management consulting practice, initially as director of finance, progressing to president from 1997 to her departure in December 1999. Ms. Mills is a Certified Public Accountant and practiced in the Orlando office of Ernst & Young from 1981 to 1993, initially, as a member of the audit staff and advancing to senior manager of tax. She graduated with a BSBA in Accountancy from the University of Central Florida in 1981.

Ixchell C. Duarte. Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as a senior vice president and our chief accounting officer since June 2012, and has served as a senior vice president and chief accounting officer of Global Growth Trust, Inc., a public non-traded REIT, since June 2012. Ms. Duarte has also served as a senior vice president and chief accounting officer of CNL Healthcare Properties, Inc., a public, non-traded company that intends to qualify as a REIT, since March 2012, and was previously a vice president with CNL Healthcare Properties, Inc. from February 2012 to March 2012. Ms. Duarte has also served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT, and was

25

previously its vice president from February 2012 to March 2012. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet Properties, Inc., a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet Properties, Inc. and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL Financial Group, Inc. affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

Holly J. Greer. Senior Vice President, General Counsel and Secretary. Ms. Greer has served as a senior vice president, our general counsel and our secretary since August 2011. Ms. Greer has also served as a senior vice president and secretary of our advisor since August 2011. Ms. Greer also has served as a senior vice president, general counsel and secretary of Global Growth Trust, Inc., a public, non-traded REIT, and as senior vice president and secretary of its advisor since August 2011. Ms. Greer served as vice president and associate general counsel of CNL Healthcare Properties, Inc., a public, non-traded company that intends to operate as a REIT, from inception in June 2010 until March 2011, and as general counsel, senior vice president and secretary since March 2011. Ms. Greer has also served as senior vice president, legal affairs of its advisor since March 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until October 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc. and its former advisor, overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor from November 2009 until March 2011. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in Communications and Political Science from Florida State University and her J.D. from the University of Florida.

Scott C. Hall. Senior Vice President of Operations. Mr. Hall has served as senior vice president of operations since December 11, 2012. Effective December 10, 2012, Mr. Hall also serves as senior vice president of operations for Global Growth Trust, Inc. Mr. Hall is the president and owner of a private consulting firm based in Orlando, Florida that serves various real estate investment and development projects. Prior to his appointment as senior vice president of operations, he served from May 2011 to December 2012 as a consultant to CNL Global Income Advisors, LLC, our advisor, and to the advisors of other CNL affiliates, including Global Growth Trust, Inc., CNL Lifestyle Properties, Inc., CNL Healthcare Properties, Inc., each a public, non-traded REIT, and Corporate Capital Trust, Inc., a public, non-traded business development company. From September 2005 to February 2010, Mr. Hall was senior vice president and led the Florida office of The Pizzuti Companies, a nationally recognized real estate investor and developer based in Columbus, Ohio. He also held various positions with a number of CNL affiliates from May 2002 to September 2005. Previously, from 1995 to 2001, Mr. Hall was an associate at Lake Nona, a 7,000-acre mixed-use real estate development in Orlando, Florida, owned by Tavistock Group, an international private investment company. Mr. Hall earned a B.A. in English from Ohio Wesleyan University, and an M.B.A. with honors from Rollins College.

John F. Starr. Chief Portfolio Management Officer. Mr. Starr has served as chief portfolio management officer since December 11, 2012. Effective December 10, 2012, Mr. Starr also serves as chief portfolio management officer of Global Growth Trust, Inc. Since 2002, Mr. Starr has held various positions with multiple CNL affiliates. From October 2011 until his appointment as our chief portfolio management officer, Mr. Starr served as senior vice president of portfolio management at CNL Financial Group Investment Management, LLC responsible for developing and implementing strategies to maximize the financial performance of CNL’s real estate portfolios. He also served at CNL

26

Private Equity Corp., as its senior vice president from December 2010 until his appointment as our chief portfolio management officer. Between June 2009 and December 2010, he served as CNL Private Equity Corp.’s senior vice president of asset management, responsible for the oversight and day-to-day management of all real estate assets from origination to disposition. At CNL Management Corp., Mr. Starr served as its senior vice from January 2011 to May 2012, and previously, as CNL Management Corp.’s senior vice president of asset management, from January 2011 to May 2011. Between January 2004 and February 2005, Mr. Starr served as vice president of real estate portfolio management at Trustreet Properties, Inc., and from February 2005 to February 2007, he served as Trustreet Properties, Inc.’s vice president of special servicing, and as president of a Trustreet Properties, Inc. affiliate, where he was responsible for the resolution and value optimization of distressed leases and loans. From February 2007 to May 2007, in the year following the sale of Trustreet Properties, Inc. to GE Capital Franchise Finance, he served as GE Capital Franchise Finance’s vice president of special servicing, before rejoining CNL affiliates in June 2007. Between May 2002 and January 2004, Mr. Starr was assistant vice president of special servicing at CNL Restaurant Properties, Inc. Prior to joining CNL’s affiliates, Mr. Starr served in various positions in the credit products management group at Wachovia Bank, Orlando, Florida, from December 1997 to May 2002. Mr. Starr received a B.S. in Business and an M.B.A. from the University of Florida in 1997 and 2007, respectively.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

The following table supersedes and replaces in full the table under the section “THE ADVISOR AND THE ADVISORY AGREEMENT – Our Advisor” on page 114 of the prospectus.

The executive officers and managers of our advisor and their respective backgrounds are as follows:

Name	Age*	Position(s)

Robert A. Bourne	65	Manager and Chief Executive Officer
Andrew A. Hyltin	53	Manager and President
James M. Seneff, Jr.	66	Manager
Steven D. Shackelford	49	Chief Financial Officer and Executive Vice President
Holly J. Greer	41	Senior Vice President and Secretary

*As of December 14, 2012

The backgrounds of Messrs. Hyltin, Seneff and Shackelford and Ms. Greer listed above are described under “Management — Directors and Executive Officers.”

An updated biography for Mr. Bourne is added to the section “THE ADVISOR AND THE ADVISORY AGREEMENT – Our Advisor” on page 114 of the prospectus.

Robert A. Bourne. Mr. Bourne has served as chief executive officer and a manager of our advisor since its inception in December 2008. Mr. Bourne previously served as our chief executive officer from inception in March 2009 until December 11, 2012. Mr. Bourne also has served as chief executive officer and a manager of CNL Global Growth Advisors, LLC, the advisor to Global Growth Trust, Inc., a public, non-traded REIT, since its inception in December 2008, and served as chief executive officer of Global Growth Trust, Inc. from its inception in December 2008 until December 10, 2012. He has served as an executive officer of CNL Financial Group, LLC, our sponsor, since November 2008, and as an executive officer of CNL Financial Group, Inc. since 1984. Mr. Bourne also serves or has served as a director and/or an executive officer for the following CNL Holdings’ affiliates: CNL Healthcare Properties, Inc., a public, non-traded company that intends to operate as a REIT, and its advisor (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc. (1996 to April 2007) and its advisor, CNL Hospitality Corp. (1997 to June 2006); CNL Retirement Properties, Inc. and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc. (1994 to 2005); National Retail Properties, Inc. (1996 to 2005); CNL Securities Corp. (1979 to present); and CNL Capital Markets Corp. (2000 to present).

27

Mr. Bourne has also served as a director of Trustreet Properties, Inc. (2005 to February 2007); CNL Securities Corp. (1981 to present); CNLBancshares, Inc. (1999 to present); and CNL Lifestyle Properties, Inc. (2003 to present). Mr. Bourne has served as a director of CNL Fund Advisors Company since its inception in 1992. CNL Fund Advisors Company is an affiliate of CNL and is the registered investment advisor to Corporate Capital Trust, Inc. Mr. Bourne was a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, and attained the position of tax manager in 1975. Mr. Bourne graduated with honors from Florida State University with a degree in Accounting.

Sub-Advisors

The following supersedes and replaces in full the second paragraph under the section “THE ADVISOR AND THE ADVISORY AGREEMENT – Sub-Advisors” on page 122 of the prospectus:

Macquarie Group Limited (ASX:MQG) (“Macquarie” or “Macquarie Group”), headquartered in Sydney, Australia, is a global provider of banking, financial, advisory, investment and funds management services. Macquarie acts on behalf of institutional, corporate and retail clients around the world. Founded in 1969, Macquarie employs more than 14,200 people in 28 countries. Assets under management total approximately $327 billion as of March 31, 2012.

PLAN OF DISTRIBUTION

The following supersedes and replaces in full the first paragraph under “PLAN OF DISTRIBUTION – Other Compensation” on page 173 of the prospectus:

As described above, we pay our Managing Dealer up to 7% of the Gross Proceeds as selling commissions and up to 3% of the Gross Proceeds as a marketing support fee. In connection with the sale of shares, the Managing Dealer or any third-party participating broker it so designates may perform wholesaling functions for which their respective associated Persons will receive compensation. Any such third-party wholesaler will be compensated by the Managing Dealer without any change in the net proceeds to us. In addition, our Managing Dealer may reimburse participating brokers for technology costs and other costs and expenses associated with the offering, and the facilitation of the marketing of our shares. These other costs and expenses include reimbursements for costs and expenses related to investor and broker-dealer sales and training meetings, and broker-dealer bona fide training and educational meetings. Any such meetings will be conducted by us, our Managing Dealer and/or participating brokers in accordance with rules promulgated by FINRA.

EXPERTS

The following section supersedes in its entirety the paragraph under the section entitled “Experts” on page 181 of the prospectus.

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Global Income Trust, Inc. for the year ended December 31, 2011, the audited historical statement of revenues and certain expenses of Heritage Commons III included on pages F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated June 28, 2011, filed on September 7, 2011, the audited historical statement of revenues and certain expenses of Heritage Commons IV included on pages F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated October 27, 2011, filed on December 13, 2011, the audited historical statement of revenues and certain expenses of Worms and Gütersloh included on pages F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated September 27, 2012, filed on December 11, 2012, and the audited historical statement of revenues and certain expenses of Samsonite included on pages F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated October 12, 2012, filed on December 7, 2012, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” section on page 181 of the prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents that we have filed separately with the Commission. The information incorporated by reference is deemed to be a part of our prospectus and the information that we later file with the Commission may update and supersede the information in our prospectus, including information incorporated by reference. For information on how to access this information, see the following section of this prospectus entitled “Where You Can Find More Information.”

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

We incorporate by reference the following documents that we have previously filed with the Commission:

—	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 14, 2012;

—	Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, filed November 13, 2012;

—	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed August 14, 2012;

—	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed May 14, 2012;

—	Current Report on Form 8-K dated December 11, 2012, filed December 14, 2012;

—	Current Report on Form 8-K/A dated September 27, 2012, filed December 11, 2012;

—	Current Report on Form 8-K/A dated October 12, 2012, filed December 7, 2012;

—	Current Report on Form 8-K dated October 12, 2012, filed October 18, 2012;

—	Current Report on Form 8-K dated October 3, 2012, filed October 10, 2012;

—	Current Report on Form 8-K dated September 27, 2012, filed October 3, 2012;

—	Current Report on Form 8-K dated August 14, 2012, filed August 16, 2012;

—	Current Report on Form 8-K dated August 6, 2012, filed August 9, 2012;

—	Current Report on Form 8-K dated August 3, 2012, filed August 8, 2012;

—	Current Report on Form 8-K dated July 18, 2012, filed July 19, 2012;

—	Current Report on Form 8-K dated June 20, 2012, filed June 21, 2012;

—	Current Report on Form 8-K dated March 8, 2012, filed March 12, 2012;

—	Current Report on Form 8-K dated January 31, 2012, filed February 1, 2012;

—	Current Report on Form 8-K/A dated October 27, 2011, filed December 13, 2011; and

—	Current Report on Form 8-K/A dated June 28, 2011, filed September 7, 2011.

Upon request we will provide to each person, including a beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

PO Box 4920

Orlando, FL 32802

866-650-0650, option 3

www.cnl.com

29

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of Global Income Trust, Inc. and its subsidiaries (collectively, the “Company”) is presented as if the acquisition of the Samsonite Property described in Note 2 had occurred on September 30, 2012. All other properties described in Note 2 are excluded from the unaudited pro forma consolidated balance sheet since the acquisitions occurred prior to September 30, 2012 and are included in the historical balance sheet of the Company as of that date.

The accompanying Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented for the nine months ended September 30, 2012 and for the year ended December 31, 2011 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisitions that occurred during 2011 and 2012 described in Note 2 as if they had all occurred on January 1, 2011.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial position, cash flows or results of operations as if the transactions reflected herein had occurred on the dates or been in effect during the periods indicated. This pro forma condensed consolidated financial information should not be viewed as indicative of the Company’s financial results in the future and should be read in conjunction with the Company’s financial statements as filed on Form 10-K for the year ended December 31, 2011 and the Company’s financial statements as filed on Form 10-Q for the quarter and nine months ended September 30, 2012.

F – 1

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

SEPTEMBER 30, 2012

	Global Income Trust, Inc. Historical	Pro Forma Adjustments		Global Income Trust, Inc. Pro Forma
ASSETS
Real estate investments properties, net	$51,229,627	$31,254,500	(1)	$82,484,127
Cash and cash equivalents	17,044,487	(13,270,636)	(1)	2,492,680
		(413,494)	(2)
		(867,677)	(3)
Intangibles, net	13,722,553	11,137,000	(1)	24,859,553
Restricted cash	2,052,705	—		2,052,705
Other assets	1,281,148	(500,000)	(1)	889,648
		108,500	(1)
Loan costs, net	772,494	413,494	(2)	1,185,988

Total assets	$86,103,014	$27,861,687		$113,964,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable	$45,021,432	$26,729,364	(1)	$71,750,796
Other liabilities	1,694,024	—		1,694,024
Accounts payable and accrued expenses	1,088,148	—		1,088,148
Credit facility	820,000	2,000,000	(1)	2,820,000
Due to related parties	700,199	—		700,199

Total liabilities	49,323,803	28,729,364		78,053,167

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share, authorized and unissued 200,000,000 shares	—	—		—
Common stock, $0.01 par value per share, 1,120,000,000 shares authorized; 5,784,883 and 4,649,878 shares issued and 5,730,590 and 4,649,878 shares outstanding	57,306	—		57,306
Capital in excess of par value	48,689,272	—		48,689,272
Accumulated distributions	(3,418,950)	—		(3,418,950)
Accumulated deficit	(8,459,313)	(867,677)	(3)	(9,326,990)
Accumulated other comprehensive losses	(89,104)	—		(89,104)

Total stockholders’ equity	36,779,211	(867,677)		35,911,534

Total liabilities and stockholders’ equity	$86,103,014	$27,861,687		$113,964,701

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

F – 2

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012

	Global Income Trust, Inc. Historical	Samsonite Property Historical (1)	Worms and Gutersloh Properties Historical (2)	Pro Forma Adjustments		Global Income Trust, Inc. Pro Forma
Revenues:
Rental income from operating leases	$5,009,802	$2,585,518	$688,938	$243,984	(a)	$8,406,187
				(122,055)	(d)
Tenant reimbursements	838,648	101,780	29,535	—		969,963

Total revenues	5,848,450	2,687,298	718,473	121,929		9,376,150

Expenses:
Property operating expenses	1,893,246	49,300	72,242	—		2,014,788
Acquisition fees and expenses	1,658,196	—	—	(970,650)	(b)	687,546
General and administrative	1,355,976	—	—	—		1,355,976
Asset management fees	433,165	—	28,632	360,547	(e)	822,344
Property management fees	170,176	52,480	12,525	23,725	(c)	258,906
Depreciation and amortization	2,773,700	—	—	1,818,770	(d)	4,592,470

Total expenses	8,284,459	101,780	113,399	1,232,392		9,732,030
Expense support	(632,877)	—	—	(158,150)	(g)	(791,027)

Net expenses	7,651,582	101,780	113,399	1,074,242		8,941,003

Operating income (loss)	(1,803,132)	2,585,518	605,074	(952,313)		435,147

Other income (expense):
Interest and other income	1,158	—	—	—		1,158
Interest expense and loan cost amortization	(2,254,817)	—	—	(1,455,123)	(f)	(3,709,940)

Total other income (expense)	(2,253,659)	—	—	(1,455,123)		(3,708,782)

Income (loss) before income taxes	(4,056,791)	2,585,518	605,074	(2,407,436)		(3,273,635)
Income tax benefit (expense)	161,906	—	—	(159,800)	(h)	2,106

Net income (loss)	$(3,894,885)	$2,585,518	$605,074	$(2,567,236)		$(3,271,529)

Net loss per share of common stock (basic and diluted)	$(0.86)					$(0.62)

Weighted average number of shares of common stock outstanding (basic and diluted) (Note 5(i))	4,511,324			790,738		5,302,062

(1)	Samsonite Property Historical amounts represent amounts as presented in the Form 8-K/A as filed on December 7, 2012.
(2)	Worms and Gutersloh Properties Historical amounts represents amounts as presented in the Form 8-K/A as filed on December 11, 2012 and results for the period from July 1, 2012 through September 27, 2012.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

F – 3

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

	Global Income Trust, Inc. Historical	Samsonite Property Historical (1)	Worms and Gutersloh Properties Historical (1)	Heritage Commons III Historical (2)	Heritage Commons IV Historical (3)	Pro Forma Adjustments		Global Income Trust, Inc. Pro Forma
Revenues:
Rental income from operating leases	$2,013,633	$3,447,358	$999,306	$1,050,083	$2,990,655	$401,548	(a)	$10,702,395
						(200,188)	(d)
Tenant reimbursements	454,468	134,157	64,252	253,377	571,722	—		1,477,976
Other	—	—	—	—	32,857	—		32,857

Total revenues	2,468,101	3,581,515	1,063,558	1,303,460	3,595,234	201,360		12,213,228

Expenses:
Acquisition fees and expenses	1,598,828	—	—	—	—	(1,224,885)	(b)	373,943
General and administrative	1,271,805	—	—	—	—	—		1,271,805
Property operating expenses	913,849	64,849	104,592	549,217	1,257,659	—		2,890,166
Asset management fees	168,180	—	41,470	—	—	837,673	(e)	1,047,323
Property management fees	67,494	69,308	18,058	32,426	84,638	59,558	(c)	331,482
Depreciation and amortization	1,089,135	—	—	—	—	4,593,528	(d)	5,682,663

Total expenses	5,109,291	134,157	164,120	581,643	1,342,297	4,265,874		11,597,382

Operating income (loss)	(2,641,190)	3,447,358	899,438	721,817	2,252,937	(4,064,514)		615,846

Other income (expense):
Interest and other income	1,407	—	—	—	—	—		1,407
Interest expense and loan cost amortization	(995,694)	—	—	—	—	(3,787,992)	(f)	(4,783,686)

Total other income (expense)	(994,287)	—	—	—	—	(3,787,992)		(4,782,279)

Income (loss) before income taxes	(3,635,477)	3,447,358	899,438	721,817	2,252,937	(7,852,506)		(4,166,433)

Income tax expense	—	—	—	—	—	(49,181)	(h)	(49,181)

Net income (loss)	$(3,635,477)	$3,447,358	$899,438	$721,817	$2,252,937	$(7,901,687)		$(4,215,614)

Net loss per share of common stock (basic and diluted)	$(2.08)							$(0.85)

Weighted average number of shares of common stock outstanding (basic and diluted) (Note 5(i))	1,744,849					3,237,616		4,982,465

(1)	Samsonite Property Historical and Worms and Gutersloh Properties Historical amounts represent amounts as presented in the audits of the Combined Statements of Revenues and Certain Expenses for the year ended December 31, 2011, respectively.

(2)	Heritage Commons III Historical amounts represents amounts as presented in the Form 8-K/A filed on September 7, 2011 and results for the period from April 1, 2011 through June 28, 2011.

(3)	Heritage Commons IV Historical amounts represents amounts as presented in the Form 8-K/A filed on December 13, 2011 and results for the period from October 1, 2011 through October 27, 2011.

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

F – 4

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet of Global Income Trust, Inc. and its subsidiaries (collectively, the “Company”) is presented as if the acquisition of the Samsonite Property described in Note 2 had occurred as of September 30, 2012. All other properties described in Note 2 are not adjusted for in the unaudited pro forma consolidated balance sheet since the acquisitions occurred prior to September 30, 2012 and are included in the historical balance sheet of the Company as of that date. In addition, the Unaudited Pro Forma Condensed Consolidated Statements of Operations of the Company are presented for the nine months ended September 30, 2012 and the year ended December 31, 2011 (the “Pro Forma Periods”), and include certain pro forma adjustments to illustrate the estimated effect of the Company’s acquisitions that occurred during 2011 and 2012 described in Note 2, as if they had occurred on January 1, 2011. The amounts included in the historical columns represent the Company’s historical financial condition and operating results for the balance sheet date and the respective Pro Forma Period presented, respectively.

The accompanying unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States (“GAAP”). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management’s actions were carried out in previous reporting periods.

This pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company’s financial results as if the acquisitions described in Note 2, reflected herein, had occurred on January 1, 2011 or been in effect during the Pro Forma Periods. This pro forma consolidated financial information should not be viewed as indicative of the Company’s financial results or conditions in the future. In addition, this pro forma consolidated financial information does not include pro forma adjustments for other properties acquired during or subsequent to the Pro Forma Period.

2.	Pro Forma Transactions

Samsonite Property

On October 12, 2012, the Company acquired a fee simple interest in a Class A industrial distribution facility with approximately 818,000 square feet located on approximately 53 acres of land in close proximity to the port in Jacksonville, Florida (“Samsonite Property”) for $42.5 million. The Company funded $13.8 million of the purchase price from proceeds of its public offering of shares of common stock (the “Offering”) of which $0.5 million was recorded as a deposit and included in Other assets as of September 30, 2012, $26.7 million through the assumption of the mortgage loan relating to the property as described below, and $2.0 million through a draw on the Company’s revolving credit facility. In connection with the acquisition, the Company incurred acquisition fees and expenses of approximately $0.9 million.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2.	Pro Forma Transaction (continued)

The following summarizes the allocation of the purchase price for the Samsonite Property and the estimated fair values of the assets acquired and liabilities assumed:

Assets
Land and land improvements	$6,283,600
Building	24,545,300
Above market lease	1,166,300
In-place lease	9,970,700
Tenant improvements	425,600
Other	108,500
Liabilities
Mortgage debt assumed	(26,729,364)

Net assets acquired	$15,770,636

In connection with the acquisition of the Samsonite Property, the Company assumed the outstanding mortgage debt of the Prior Owner relating to the property of $26.7 million (the “Mortgage Loan”). The Mortgage Loan bears interest at the rate of 6.08% per annum and will mature on September 1, 2023. Principal and interest on the Mortgage Loan is payable monthly in equal monthly installments of $187,319, based on a 25-year amortization schedule until maturity at which time the remaining outstanding principal balance will be due and payable in full.

In connection with the Mortgage Loan, the Company incurred approximately $0.4 million in loan costs. These costs have been capitalized and are being amortized as interest expense over the term of the loan.

The Samsonite Property is 100% leased to Samsonite, LLC, a Delaware limited liability company, pursuant to a triple-net lease (the “Samsonite Lease”). The Samsonite Lease expires on February 28, 2018, and may be renewed at the option of the tenant for two additional terms of five years each. Pursuant to the terms on the lease, the tenant is responsible for the payment of base rent, payable monthly, of approximately $258,000 per month as of January 1, 2011, increasing to approximately $292,000 as of March 31, 2011, approximately $328,000 on March 1, 2014 and approximately $350,000 on March 1, 2017. The tenant is also responsible for reimbursing the landlord for common area maintenance expenses and property management fees.

In addition, in accordance with the lease, substantially all property expenses are required to be paid directly by the tenant, including real estate taxes which the tenant pays directly to the taxing authorities and property insurance. In the event the tenant failed to pay such taxes, the Company would be obligated to pay such amounts.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2.	Pro Forma Transaction (continued)

The Samsonite Lease is accounted for as an operating lease; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. Tenant reimbursements represent reimbursement from the tenant for common area maintenance expenses and are recognized in the period in which the related expenses are incurred.

Worms and Gutersloh Properties

On August 3, 2012, the Company entered into a purchase and sale agreement to acquire a portfolio of four neighborhood retail centers located in western Germany. On September 27, 2012, the Company, through a subsidiary formed for such purpose, closed on the acquisition of the Worms and Gutersloh Properties for 7.3 million euro ($9.7 million, based on an exchange rate of $1.334 per euro as of January 1, 2011). On August 3, 2012, in connection with the acquisition of the two Centers, the Company entered into a loan agreement (the “Loan Agreement”) with a German bank (“Lender”), providing for a senior secured loan (the “Senior Loan”) in the aggregate principal amount of approximately 8.7 million euros, with the Senior Loan to be drawn on to finance the acquisition of the four retail centers. On September 27, 2012, 2.8 million euros and 1.8 million euros were drawn on the Senior Loan to finance the acquisition of the Worms and Gutersloh Properties, respectively, for an aggregate outstanding principal loan amount of 4.6 million euros ($6.1 million based on an exchange rate of $1.334 per euro as of January 1, 2011) as of September 27, 2012. The Company funded the remaining purchase price of approximately 2.7 million euro ($3.6 million based on an exchange rate of $1.334 per euro as of January 1, 2011) from proceeds of its Offering. Interest on the current outstanding principal balance of the Senior Loan accrues at the fixed rate of 2.98% per annum for the Worms Property and 3.17% per annum for the Gutersloh Property. Interest on the Senior Loan is due and payable every six months in arrears, on January 15 and July 15 of each year.

In connection with the acquisition, the Company incurred acquisition fees and expenses of approximately $0.8 million.

The following summarizes the allocation of the purchase price for the Worms and Gutersloh Properties and the estimated fair values of the assets acquired and liabilities assumed:

Assets
Land	$2,188,979
Building	6,618,961
In-place lease	963,097

Net assets acquired	$9,771,037

The Worms and Gutersloh Properties leases are accounted for as operating leases; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. Tenant reimbursements represent reimbursement from the tenant for common area maintenance expenses, as defined in the lease agreements, and are recognized in the period in which the related expenses are incurred.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2.	Pro Forma Transaction (continued)

Heritage Commons III

On June 28, 2011, the Company acquired a fee simple interest in a Class A building with approximately 119,000 rentable square feet located on approximately nine acres of land in the Fort Worth, Texas metropolitan area (“Heritage Commons III”) for $18.75 million, exclusive of assumed liabilities of $200,531 relating to real estate taxes payable. In addition, the Company incurred acquisition fees and costs totaling approximately $452,000, including closing costs and $346,875 in investment services fees to the Company’s advisor described below, in connection with the acquisition of Heritage Commons III. The Company funded $12.4 million of the purchase price from the proceeds of a loan, as described below, and paid the balance of the purchase price, closing costs, loan costs and other expenses from proceeds of its Offering.

The following summarizes the allocation of the purchase price for Heritage Commons III and the estimated fair values of the assets acquired and liabilities assumed:

Assets
Land and land improvements	$2,608,000
Building and building improvements	10,086,000
Above market lease	220,000
In-place lease	5,422,000
Leasehold improvements	414,000
Liabilities
Real estate taxes assumed	(200,531)

Net assets acquired	$18,549,469

In connection with the acquisition of Heritage Commons III, the Company obtained a $12.4 million loan (the “Heritage Commons III Mortgage Note Payable”). The Heritage Commons III Mortgage Note Payable bears interest at the rate of 4.7% per annum and has a five year term. Principal and interest on the loan is calculated based on a 25 year amortization, payable in equal monthly installments of $70,338. In connection with the Heritage Commons III Mortgage Note Payable, the Company incurred approximately $232,000 in loan costs. These costs have been capitalized and are being amortized as interest expense over the term of the loan.

Heritage Commons III is leased to DynCorp International, LLC, a global government services contractor. The lease expires on December 31, 2018 and may be renewed at the option of the tenant for two additional terms of five years each. Annualized base rent for Heritage Commons III is currently approximately $2.2 million, payable monthly, increasing to approximately $2.3 million commencing October 1, 2016. In addition to base rent, the tenant also is responsible for payment of certain electrical costs and its proportionate share of the operating expenses for the Heritage Commons III, subject to caps on certain expenses.

The lease is accounted for as an operating lease; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. Tenant reimbursements represent additional rental revenue and are recognized in the period in which the related expenses are incurred.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2.	Pro Forma Transaction (continued)

Heritage Commons IV

On October 27, 2011, the Company acquired a fee simple interest in a Class A building with approximately 164,000 rentable square feet located on approximately ten acres of land in the Fort Worth, Texas metropolitan area (“Heritage Commons IV”) for $31 million. In addition, the Company incurred acquisition fees and costs totaling approximately $708,000, including expenses of approximately $96,000 that had been incurred as of September 30, 2011 and $573,500 in investment services fees to the Company’s advisor described below, in connection with the acquisition of Heritage Commons IV. The Company funded $24.5 million of the purchase price from the proceeds of a $20.5 million mortgage loan and a $4.0 million mezzanine loan, as described below, and paid the balance of the purchase price, closing costs, loan costs and other expenses from proceeds of its Offering.

The following summarizes the allocation of the purchase price for Heritage Commons IV and the estimated fair values of the assets acquired and liabilities assumed:

Land and land improvements	$3,015,000
Building and building improvements	15,900,000
Above market lease	248,000
In-place lease	7,811,000
Tenant improvements	4,026,000

Net assets acquired	$31,000,000

In connection with the acquisition of Heritage Commons IV, the Company obtained a $20.5 million mortgage loan (the “Senior Loan”). The Senior Loan bears interest at the rate of 6.018% per annum and will mature in five years, subject to the Company’s right to extend the Senior Loan for an additional term not to exceed two years. For the extension period, if any, the interest rate will increase to no greater than 11.018% per annum. Principal and interest on the Senior Loan will be calculated based on a 25 year amortization, payable in equal monthly installments of $132,307.

In addition, the Company obtained a $4.0 million loan (the “Mezz Loan”). The Mezz Loan bears interest at the rate of 11% per annum and has the same maturity date and extension provision as the Senior Loan. However, if the Senior Loan is prepaid, the Mezz Loan must also be prepaid. Interest only payments, based on a 360-day year, are due monthly in the amount of $36,667 during the initial term. Assuming no prepayment of the Mezz Loan is made, the unpaid principal balance due on the loan at maturity will be $4 million. The Mezz Loan may be prepaid at any time, subject to certain additional payments.

In connection with the Senior Loan and Mezz Loan, the Company incurred approximately $405,000 in loan costs. These costs have been capitalized and are being amortized as interest expense over the term of the loan.

Heritage Commons IV is 100% leased to Mercedes-Benz Financial Services USA, LLC, a full-service automotive finance company (the “MB Lease”). The MB Lease expires on September 30, 2018, and may be renewed at the option of the tenant for two additional terms of five years each. Monthly base rent on the MB Lease is $286,213, annualized base rent is approximately $3.4 million, and the effective annual base rent per leased square foot is

$20.90 per square foot. Commencing on October 1, 2013, the annual base rent will increase to $320,586 per month for an annualized base rent of approximately $3.9 million or $23.41 per square foot.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

2.	Pro Forma Transaction (continued)

The tenant also is responsible for payment of certain electrical expenses and operating expenses in excess of a specified amount for Heritage Commons IV, subject to caps on certain expenses. The lease is accounted for as an operating lease; therefore, revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Scheduled rental payments are recognized on a straight-line basis over the lease term so as to produce constant periodic rent in accordance with GAAP. Tenant reimbursements represent additional rental revenue and are recognized in the period in which the related expenses are incurred.

3.	Related Party Transactions

Pursuant to the advisory agreement and the Company’s sub-advisory agreement, the Advisor or the Company’s sub-advisor receives investment services fees equal to 1.85% of the purchase price of properties for services rendered in connection with the selection, evaluation, structure and purchase of assets. In connection with the acquisition of the Samsonite Property and the Worms and Gutersloh Properties, the Company incurred approximately $1.0 million in investment services fees payable to the Advisor. In addition, the Advisor is entitled to receive a monthly asset management fee of 0.08334% of the real estate asset value (as defined in the agreement) of the Company’s properties as of the end of the preceding month.

Pursuant to a master property management agreement, CNL Global Income Managers, LLC (the “Property Manager”) receives property management fees and oversight fees for the management of the Company’s properties. In connection therewith, the Company has agreed to pay the Property Manager fees as follows:

Property	% of Gross Receipts
Heritage Commons III	3.0%
Heritage Commons IV	3.0%
Samsonite Property	2.2%
Worms and Gutersloh Properties	4.5%

In March 2012, the Company’s board of directors approved an Expense Support and Conditional Reimbursement Agreement with its Advisor (the “Expense Support Agreement”) whereby, effective April 1, 2012, reimbursement of operating-related personnel expenses and asset management fees to the Advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative modified funds from operations (as defined in the Expense Support Agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to the Company’s total operating expenses being within the 2%/25% guideline limitations as such terms are defined in the advisory agreement. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The Expense Support Agreement is terminable by the Advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of reimbursement within the time period established in the Expense Support Agreement will be permanently waived by the Advisor and the Company will have no obligation to pay such amounts.

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

4.	Adjustments to Pro Forma Consolidated Balance Sheet

The adjustments to the pro forma consolidated balance sheet represent adjustments needed to the Company’s historical results to present the Company’s financial condition as if the Samsonite Property was acquired on September 30, 2012.

(1)	Represents the acquisition of the Samsonite Property, including debt assumed and deposits applied, as described in Note 2.

(2)	Represents additional loan costs incurred in connection with the assumption of the Mortgage Loan described in Note 2.

(3)	Represents acquisition fees and acquisition expenses, as well as other expenses paid at closing, incurred subsequent to September 30, 2012, including the investment services fee payable to the Company’s Advisor in connection with the closing of the Samsonite Property as described in Note 2.

5.	Adjustments to Pro Forma Consolidated Statements of Operations

The adjustments to the pro forma consolidated statements of operations represent adjustments needed to the Company’s historical results to present operating results as if Heritage Commons III, Heritage Commons IV, the Samsonite Property and the Worms and Gutersloh properties were owned for the full Pro Forma Periods.

(a)	Represents rental income on a straight-line basis for the applicable Pro Forma Periods.

(b)	Represents the reversal of acquisition fees and expenses recognized during the nine months ended September 30, 2012 related to the October 2012 acquisition of the Samsonite Property and the September 2012 acquisition of the Worms and Gutersloh Properties that are nonrecurring charges directly related to the pro forma transaction. Represents the reversal of acquisition fees and expenses recognized during the year ended December 31, 2011 related to the acquisition of Heritage Commons III and Heritage Commons IV. The pro forma adjustment does not include the reversal of acquisition fees and expenses related to any other acquisitions.

(c)	Represents the amount needed to adjust property management fees due to the Property Manager as described in Note 3 for the applicable Pro Forma Periods.

F – 11

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

5.	Adjustments to Pro Forma Consolidated Statements of Operations (continued)

(d)	Represents depreciation and amortization expense computed using the straight-line method over the estimated useful lives of the related assets for applicable Pro Forma Periods as follows:

		Pro Forma Adjustments
	Estimated Useful Life	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Land	Not applicable	$—	$—
Land improvements	15 years	112,287	55,565
Building and improvements	39 years	1,634,261	594,301
In-place lease	(1)	3,183,813	1,124,364
Tenant improvements	(2)	625,313	44,540

		5,555,674	1,818,770
Amounts recorded in historical financial statements		962,146	—

Adjustment		4,593,528	$1,818,770

Above market lease	(2)	$200,188	$122,055

Footnote

(1)	The estimated useful life of the in-place lease intangibles on the Samsonite Property is 7.16 years, on Heritage Commons III is 8 years, on Heritage Commons IV is 7.83 years and on the Worms and Gutersloh Properties is 8.58 years.

(2)	The estimated useful life of the above market lease intangibles and tenant improvements on the Samsonite Property is 7.16 years, on Heritage Commons III is 8 years and on Heritage Commons IV is 7.83 years.

Amortization expense related to above market leases is treated as a reduction to rental income for GAAP purposes. Other depreciation and amortization expense is treated as an expense in the pro forma statements of operations.

(e)	Represents asset management fees for the applicable Pro Forma Periods due to the Advisor as described in Note 3.

(f)	Represents interest expense and amortization of loan costs relating to the indebtedness as described in Note 2 for the applicable Pro Forma Periods as follows:

		Pro Forma Adjustments
	Property	Year Ended December 31, 2011	Nine Months Ended September 30, 2012
Interest expense and loan cost amortization	Heritage Commons III	$318,016	$—
Interest expense and loan cost amortization	Heritage Commons IV	1,478,481	—
Interest expense and loan cost amortization	Samsonite Property	1,784,654	1,312,940
Interest expense and loan cost amortization	Worms and Gutersloh Properties	206,841	142,183

		$3,787,992	$1,455,123

F – 12

GLOBAL INCOME TRUST, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS – CONTINUED

5.	Adjustments to Pro Forma Consolidated Statements of Operations (continued)

(g)	Represents additional asset management fees deferred under the Expense Support Agreement as described in Note 3.

(h)	Represents the adjustment for income tax expense for the Worms and Gutersloh Properties at the effective tax rate for the operations located in Germany at 15.8%

(i)	As a result of Heritage Commons III, Heritage Commons IV, the Samsonite Property and Worms and Gutersloh Properties being treated in the Pro Forma Consolidated Statements of Operations as operational since January 1, 2011, the Company assumed approximately 1,801,000 shares issued during 2011 and an additional 2,324,000 shares of common stock which were sold during 2012 in connection with its Offering, were available for the purchase of Heritage Commons III, Heritage Commons IV, the Samsonite Property and the Worms and Gutersloh Properties and have been presented as outstanding as of January 1, 2011. Consequently, the weighted average number of shares outstanding for the Pro Forma Periods was adjusted to reflect this amount of shares being issued on January 1, 2011 instead of the actual dates issued during 2011 and 2012, and were treated as outstanding for the full Pro Forma Periods. Pro forma earnings per share were calculated based on the weighted average number of shares of common stock outstanding, as adjusted.

F – 13

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-158478

Prospectus

GLOBAL INCOME TRUST, INC.

Maximum Offering – Up to $1,500,000,000 in Shares of Common Stock

Global Income Trust, Inc. is a Maryland corporation formed on March 4, 2009, sponsored by CNL Financial Group, LLC, that has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. We intend to acquire and operate a diverse portfolio of commercial real estate assets and real estate-related assets on a global basis. We principally will focus on acquisitions of income-oriented commercial real estate and real estate-related assets. These investments may also include the investment in, and origination of, real estate-related investments such as mortgage, mezzanine, bridge, and other loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments. We are offering up to a maximum of $1,500,000,000 (150,000,000 in shares) of our common stock in this offering. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby the shares will be sold at up to a 5% discount to the prices for the primary offering as described above. You must initially invest at least $5,000, unless you are a tax exempt plan, in which event you must invest at least $4,000. We commenced operations on October 8, 2010, when we received the required minimum offering proceeds and the funds were released to us from escrow. This offering had an initial termination date of April 23, 2012. Our board of directors has extended this offering to April 23, 2013. We may also extend this offering for an additional six months after April 23, 2013, subject to meeting certain criteria. As of March 6, 2012, we have issued and outstanding approximately 3.8 million shares of our common stock.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 26. Significant risks relating to your investment in shares of our common stock include:

• We and our advisor have limited operating histories. Because this is a “blind pool” offering, you will not have the opportunity to evaluate the economic merits of all of our investments or how the proceeds are invested prior to purchasing shares of our common stock.

• Due to the risks involved in the ownership of real estate, there is no guarantee of any return on your investment, and you may lose your investment.

• There is no public market for our shares and we do not expect to list our shares in the near future. There are restrictions and limitations on your ability to have all or any portion of your shares redeemed under our share redemption plan.

• We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid 100% of our distributions from the net proceeds of this offering. Until we generate operating cash flow or funds from operations sufficient to make distributions to you, we may make distributions to you from other sources, such as from the proceeds of this offering or from borrowings, which will reduce cash available for investment in properties and other real estate-related assets. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

• We rely on our advisor and its affiliates to select properties and other investments and to conduct our operations. We are obligated to pay substantial fees to our advisor, based upon agreements which have not been negotiated at arm’s length, and some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us and our subsidiaries.

• We have incurred and expect to continue to incur debt which could hinder our ability to pay distributions to you or could decrease the value of your investment in the event that income from or generated by, or the value of, the property securing the debt falls.

• We anticipate that up to 60% of our assets may be located in foreign jurisdictions. As a result, we may be susceptible to changes in currency exchange rates, foreign tax systems which may not recognize our REIT status, foreign taxes on operational revenues and disposal gains, adverse political or economic developments and changes in foreign laws.

• To hedge against foreign exchange and interest rate fluctuations, we may use derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

	Price to Public(1)	Commissions(2)	Net Proceeds to us (Before Expenses) (1)
Per Share	$10.00	$1.00	$9.00
Total Offering Maximum	$1,500,000,000.00	$150,000,000.00	$1,350,000,000.00

(1)	Assumes we sell shares at $10.00 per share and no shares are sold pursuant to our distribution reinvestment plan or otherwise discounted as provided in this prospectus.
(2)	Includes up to a 7% selling commission and a 3% marketing support fee, neither of which will be paid for shares issued pursuant to our distribution reinvestment plan.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. No one is authorized to make any statement about this offering different from those that appear in this prospectus. The use of projections or forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence that may flow from an investment in this offering is not permitted.

The managing dealer of this offering, CNL Securities Corp., an affiliate of our sponsor, will use only its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares.

April 27, 2012

SUITABILITY STANDARDS

We have established financial suitability standards for initial stockholders in this offering. These suitability standards require that a purchaser of shares have either:

•	a net worth of at least $250,000; or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of your investment;

•	the risk that you may lose your entire investment;

•	the lack of liquidity of your shares;

•	the restrictions on transferability of your shares;

•	the background and qualifications of our advisor; and

•	the tax consequences of your investment.

Before authorizing an investment in shares, fiduciaries of Plans should consider, among other matters: (i) fiduciary standards imposed by the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and governing state or other law, if applicable; (ii) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan’s investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares; (iii) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (iv) rules relating to the periodic valuation of Plan assets; and (v) prohibitions under ERISA, the Internal Revenue Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Internal Revenue Code or “parties in interest” under ERISA or governing state or other law, if applicable. See “Plan of Distribution — ERISA Considerations.”

Our sponsor and each person selling shares on our behalf must make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment for each stockholder based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if investors represent that they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

•

Kentucky, Oregon, Massachusetts, Michigan, Missouri, Pennsylvania and Tennessee — In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

i

•

Alabama — In addition to meeting the applicable suitability standards set forth above, an Alabama resident may not invest more than 10% of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other similar real estate programs sponsored by CNL Financial Group, LLC.

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California — An investment in us is limited to California investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $75,000; or (ii) a net worth of $250,000, exclusive of his or her home, home furnishings and automobile. In addition, a California resident may not invest more than ten percent (10%) of his or her net worth in this offering.

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Iowa — An investment in us is limited to Iowa investors who have: (i) a liquid net worth of not less than $100,000 and a gross annual income of not less than $70,000; or (ii) a net worth of $350,000, exclusive of his or her home, home furnishings and automobile. In addition, an Iowa resident may not invest more than ten percent (10%) of his or her net worth, exclusive of his or her home, home furnishings and automobile, in this offering and in other real estate programs sponsored by CNL Financial Group, LLC.

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Ohio — In addition to meeting the applicable minimum suitability standards set forth above, your investment in us and in any securities publicly offered in the United States by CNL Financial Group, LLC or its affiliates may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

In addition, the following states have established the following recommendations for investors in their states. Shares will be sold to investors in these states only if investors represent that they meet the special recommendations set forth below.

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Pennsylvania Investors — Because the minimum offering was less than $150 million, you are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions. Pursuant to the requirements of the Pennsylvania Securities Commission, we will not solicit or accept subscriptions from Pennsylvania residents until after subscriptions for shares totaling at least $75 million have been accepted.

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Kansas and Massachusetts Investors — In addition to meeting the applicable minimum suitability standards set forth above, the offices of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may subscribe for shares of our common stock as follows:

•	Review this entire prospectus and any appendices and supplements accompanying this prospectus.

•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement is included in this prospectus as Appendix B.

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Deliver your check for the full purchase price of the shares of our common stock being subscribed for, along with a completed, executed subscription agreement to your participating broker-dealer. Make your check payable to “Global Income Trust, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the minimum income and net worth standards, and, if applicable, any investment limitations imposed by his or her primary state of residence, as stated in the subscription agreement and agrees to accept all of the terms of the subscription agreement.

Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription, in whole or in part. An approved trustee must process and forward to us subscriptions made through IRAs, Keogh plans, 401(k) plans and other tax-deferred plans. See “Suitability Standards” and “Plan of Distribution — Subscription Procedures” for additional details on how you can purchase our shares of common stock.

ADDITIONAL INFORMATION

A registration statement has been filed with the U.S. Securities and Exchange Commission (the “Commission”) with respect to the securities offered hereby. This prospectus does not contain all information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding us and our shares, reference is hereby made to the registration statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. In addition, we are required to file periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), all of which may be obtained from the Commission. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

Additional information about our business is available on our web site at www.IncomeTrust.com, but the contents of the web site are not incorporated by reference in, or otherwise a part of, this prospectus.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. See also the “Questions and Answers about This Offering” section immediately following this summary. This section and the “Questions and Answers about This Offering” section do not contain all of the information that is important to your decision whether to invest in our common stock. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements.

Our Business

Global Income Trust, Inc. is a Maryland corporation incorporated on March 4, 2009 that has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes. Global Income Trust, Inc. is sponsored by CNL Financial Group, LLC. We will principally focus on acquisitions of income-oriented commercial real estate and real estate-related assets. These investments may also include the investment in, and origination of, real estate-related investments such as mortgage, mezzanine, bridge, and other loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments. We may invest in a wide variety of sectors, including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self storage properties, as well as other classifications of commercial real estate property. We currently anticipate that up to 60% of our assets may be located outside the United States. However, the percentage of domestic acquisitions compared to acquisitions made outside of the United States may be weighted differently at any point in time, depending upon domestic and international market conditions and investment opportunities.

We own substantially all of our assets and conduct our operations through Global Income, LP, which we refer to as our operating partnership. We currently own all of the limited partnership interests in our operating partnership. Global Income GP, LLC, our wholly owned subsidiary, owns a 1% general partnership interest in our operating partnership.

Our office is located at 450 South Orange Avenue, Orlando, Florida 32801. Our telephone number is (407) 650-1000.

Our Sponsor, Our Advisor and its Sub-Advisors

CNL Financial Group, LLC is our sponsor, promoter and an affiliate of CNL Financial Group, Inc., or “CNL,” which is a leading private investment management firm providing global real estate and alternative investments and is controlled by James M. Seneff, Jr.

We are externally advised by our “advisor,” CNL Global Income Advisors, LLC. Our advisor was organized as a Delaware limited liability company in December 2008. All of our executive officers are executive officers or managers of our advisor. Our advisor is responsible for managing our affairs on a day-to-day basis and for identifying and making acquisitions and investments on our behalf. Our advisor performs its duties and responsibilities to us under an advisory agreement and owes fiduciary duties to us and our stockholders. The term of the advisory agreement is for one year after the date of execution, subject to an unlimited number of successive one-year renewals upon the mutual consent of the parties. Our independent directors are required to review and approve the terms of our advisory agreement at least annually.

Our advisor may engage other parties, including affiliates, to perform services pursuant to the advisory agreement. Our advisor has engaged three sub-advisors to provide substantially all of the advisor’s acquisition, operating and administrative services with respect to our domestic and international investments. CNL Global Income Sub-Advisors, LLC, an affiliate of CNL, focuses on assets in North America (defined as the United States, Canada and Mexico) (the “CNL Sub-Advisor”). MGPA Advisory (Singapore) Pte Ltd, an affiliate of MGPA Limited, focuses on assets in Europe and Asia (“MGPA Advisory”). Macquarie Real Estate Advisory Services, LLC is a sub-advisor to our advisor with regard to investments in Australia (“MREAS Advisory”). MREAS Advisory is a subsidiary of Macquarie Infrastructure and Real Estate Assets, Inc. (“MIRA”). MIRA is a subsidiary of Macquarie Group Limited1. Notwithstanding the fact that our advisor has engaged sub-advisors, our advisor retains ultimate responsibility for performance of all matters entrusted to it under the advisory agreement.

Our property is managed under a property management agreement between us and our property manager, CNL Global Income Managers, LLC, a Delaware limited liability company organized in March 2009. Our property

[1]

The names “Macquarie” and “Macquarie Group” refer to Macquarie Group Limited (ABN 94 122 169 279) (“MGL”) and its subsidiaries, including Macquarie Infrastructure and Real Assets Inc. Any Macquarie Group subsidiary noted in this prospectus, including Macquarie Infrastructure and Real Assets Inc., is not an authorized deposit-taking institution for the purpose of the Banking Act (Commonwealth of Australia) 1959. That subsidiary’s obligations do not represent deposits or other liabilities of Macquarie Bank Limited (ABN 46 008 583 542) (“MBL”). Neither MGL nor MBL guarantees or otherwise provides assurance in respect of the obligations of that subsidiary, unless expressly noted otherwise.

manager is responsible for managing and leasing our commercial real estate investments. The term of the property management agreement is for six years after the date of execution. Our property manager has entered into sub-property management agreements with each of CNL Global Income Sub-Managers, LLC, (primarily with respect to investments in North America), MREAS Advisory (primarily with respect to investments in Australia), and MGPA Advisory (primarily with respect to investments in Asia and Europe), to provide substantially all our property management and leasing services. Our property manager retains ultimate responsibility for the performance of all matters entrusted to it under the property management agreement.

In March 2012, our board of directors approved, and the Company entered into, an amended and restated advisory agreement and amended and restated property management and leasing agreement with the Company’s advisor and property manager, respectively. The revised agreements permit the Company’s subsidiaries to enter into contracts for certain real estate services directly with the sub-advisors and sub-property managers providing services to the Company. The revisions made to the advisor agreement and the property management agreement did not result in a change in the economic or legal rights and obligations of the company, the advisor or the property manager under the original agreements, nor was there a change in scope or quality of services to be provided to the Company.

We seek to invest in global income -oriented real estate investments by leveraging the value of the international real estate expertise of MREAS Advisory and MGPA Advisory and their affiliates combined with the domestic real estate expertise of CNL. This network of sub-advisors and sub-property managers offers us access to professionals experienced in making and managing real estate and real estate-related investments in various regions around the world.

CNL and its affiliates and related parties have extensive experience in the acquisition, management and development of domestic real estate and real estate-related assets. Various affiliates and related parties of CNL provide services to us as described in “The Advisor and the Advisory Agreement,” “Conflicts of Interest” and “Certain Relationships and Related Transactions.”

MIRA and MGPA Limited, and their affiliates, have extensive experience in the acquisition, management and development of international real estate and real estate-related assets. MIRA is a subsidiary of Macquarie Group Limited, which is headquartered in Sydney, Australia, and is a global provider of banking, financial, advisory, investment and funds management services. MGPA Limited is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Macquarie Bank Limited, a subsidiary of Macquarie Group Limited, owns a joint venture interest in MGPA Limited and members of the senior management team of MGPA Limited own the remaining joint venture interests. For related information, see, “The Advisor and the Advisory Agreement – Sub-Advisors,” and “– Property Manager – Sub-Property Managers.”

Our Investment Objectives

Our primary investment objectives are to:

•	provide you with attractive and stable cash distributions;

•	preserve, protect and return your invested capital;

•	invest in a diversified portfolio of assets; and

•	explore liquidity options in the future, including the sale of either us or our assets, potential merger opportunities or the listing of our common stock on a national securities exchange.

There is no assurance that we will be able to achieve our investment objectives.

Investment Strategy

We intend to undertake a global investment strategy to acquire a range of income-oriented commercial real estate and real estate-related assets. We may invest across a diverse spectrum of real estate sectors, including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self storage properties. These assets may also include the investment in, and origination of, real estate-related investments such as mortgage, mezzanine, bridge, and other loans, debt securities such as mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments. At the discretion of our advisor’s investment committee and with the approval of our board of directors, we additionally may invest in other income-oriented commercial real estate assets, securities and investment opportunities that otherwise meet our investment objectives and policies. Our advisor intends to use CNL’s and the sub-advisors’ network of global relationships to locate, conduct due diligence, and assist in the acquisition, operation and management of domestic and international investments and may also use these global relationships to enter into joint ventures, partnerships or other co-ownership arrangements for the acquisition of domestic and international properties. This may include present and future real estate limited partnerships and REITs sponsored by affiliates of CNL and may also include future real estate programs of affiliates of MIRA and MGPA Limited.

As of December 31, 2011, we had acquired three fully leased commercial properties located in Texas consisting of a light industrial building and two office buildings. During the first quarter of 2012, we completed an acquisition of a fully leased, suburban value retail center located approximately forty miles from Frankfurt, Germany. Our properties are leased to tenants on a net or modified gross basis, whereby the tenant is responsible for some or all of the operating expenses relating to the property, including property taxes, insurance, maintenance and repairs.

We will supplement this prospectus to provide descriptions of material properties and other material real estate investments that we acquire or propose to acquire during the course of this offering. For a discussion of our real properties and leases and of recent and/or pending acquisitions, see “Our Investments.”

Borrowing Policies

There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Our intent is to target our aggregate borrowings to between 30% to 60% of the aggregate value of our assets, once we own a seasoned and stable asset portfolio. Under our articles of incorporation, the maximum amount of our indebtedness cannot exceed 300% of our “net assets,” as defined by the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007 (the “NASAA REIT Guidelines”) as of the date of any borrowing unless any excess borrowing is approved by a majority of our independent directors and is disclosed to stockholders in our next quarterly report, together with a justification for the excess. In addition to the limitation contained in our articles of incorporation, our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, unless substantial justification exists that borrowing a greater amount is in our best interests. We intend to have lower leverage than our policy permits, although initially our aggregate borrowings may be greater than 30% to 60% of the aggregate value of our assets. Our policy limitation, however, does not apply to individual real estate assets and only will apply once we have ceased raising capital under our current and any subsequent offering and have invested substantially all of our capital. As a result, we may borrow more than 75% of the contract purchase price of each asset we acquire to the extent our board of directors determines that borrowing such amount is prudent.

We have a revolving credit facility available to us primarily for the acquisition of domestic stabilized income-producing commercial real properties, and have obtained mortgage financing for our existing properties as of the date of this prospectus, but we have no other established financing sources at this time. We will supplement this prospectus to provide descriptions of material borrowings made during the course of this offering.

Risk Factors

An investment in our common stock is subject to significant risks that are described in more detail in the “Risk Factors” and “Conflicts of Interest” sections of this prospectus. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives and, therefore, you may lose some or all of your investment. The risks that we believe are most relevant to an investment in shares of our common stock include the following:

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We and our advisor have limited operating histories. Additionally, the prior performance of real estate investment programs sponsored by affiliates of our sponsor may not be an indication of our future results. There is no assurance that we will be able to successfully achieve our investment objectives.

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Continued disruptions in global financial markets and deterioration of global economic conditions experienced in recent years could adversely affect the value of our investments and our operations and lower returns to investors. We believe that the risks associated with our business may be more severe during periods of economic slowdown or recessions if these periods are accompanied by declining values in real estate. The implications of future potential weakening may negatively impact commercial real estate fundamentals, resulting in lower revenues and values for commercial properties that could decrease below the amounts paid for such properties.

•	The offering price of our shares was determined arbitrarily and may not be indicative of the price at which the shares would trade if they were listed or were actively traded by brokers.

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There is no current public trading market for our shares, and we cannot assure you that one will ever develop. We have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. Even if you are able to sell your shares, the price received for any shares could be less than what you paid for them or less than your proportionate value of the assets we own. Additionally, although we have a share redemption plan, redemptions are limited and our board of directors may reject any request for redemption of shares or amend, suspend or terminate the plan at any time. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price.

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Although we will supplement this prospectus as we make material acquisitions or commit to material acquisitions of properties or other investments, to the extent we have not yet acquired or identified assets for acquisition at the time you make your investment decision, you will not have the opportunity to evaluate our investments prior to our making them. You must rely upon our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

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This is a “best efforts” offering, which means the managing dealer and the participating brokers selling the shares of our offering are only required to use their best efforts to sell our shares and are not required to sell any specific number of shares. If we raise substantially less than the maximum offering amount, we will make fewer investments, resulting in less diversification of the number of investments owned, the geographic regions in which our real property investments are located and the type of investments that we make. Your investment in our shares will be subject to greater risk to the extent that we have limited diversification in our portfolio of investments.

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Our advisor has subcontracted substantially all of the services it performs to three sub-advisors. Our ability to achieve our investment objectives and to make distributions will depend on the performance of our advisor and its sub-advisors for the day-to-day management of our business and the selection of our real properties, loans and other investments for recommendation to our board of directors and on the performance of our property manager in managing our properties.

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We do not own our advisor or property manager. The agreements with our advisor and property manager were not negotiated at arm’s length. We, and the subsidiaries of our operating partnership, will pay substantial fees to our advisor, the managing dealer, our property manager and their respective affiliates and related parties, some of which are payable based upon factors other than the quality of services provided to us. These fees could influence their advice to us as well as their judgment in performing services for us and our subsidiaries.

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Until the proceeds from this offering are invested and generating operating cash flow or funds from operations sufficient to make distributions to our stockholders, we may determine to discontinue distributions or to pay some or all of our distributions from other sources, such as from the proceeds of this offering (which may reduce the amount of capital we ultimately invest in assets), cash advances to us by our advisor, cash resulting from our advisor’s deferral or waiver of asset management fees or certain expense reimbursements, and borrowings (including borrowings collateralized by our assets) in anticipation of future operating cash flow. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there is no assurance that we will be able to sustain distributions at any level.

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We expect to generate little, if any, cash flow from operations or funds from operations available for distribution until we make substantial investments. Our operating cash flow will be negatively impacted to the extent we invest in properties requiring significant capital, and our ability to make cash distributions may be negatively impacted, especially during our early periods of operation.

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We have incurred and may incur additional substantial debt. Loans we obtain may be collateralized by some or all of our properties or other assets, which will put those properties or other assets at risk of forfeiture if we are unable to pay our debts. Principal and interest payments on these loans reduce the amount of money that would otherwise be available for other purposes.

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To satisfy one of the requirements for qualification as a REIT, our articles of incorporation contain certain protective provisions, including a provision that prohibits any stockholder from owning more than 9.8%, by number or value, of any class or series of our outstanding capital stock during any time that we are qualified as a REIT. However, our articles of incorporation also allow our board to waive compliance with certain of these protective provisions, which may have the effect of jeopardizing our REIT status.

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Real estate investments are subject to general downturns in the economy as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be at a particular property or that any tenant or borrower will remain solvent. We also cannot predict the future value of our properties or other assets.

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We intend to make significant foreign investments and will be susceptible to risks associated with such investments, including changes in currency exchange rates, foreign taxes, adverse political or economic developments and changes in foreign laws.

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We are subject to risks associated with the liquidity problems occurring in both the United States and global credit markets. Volatility in the debt markets could affect our ability to obtain financing for acquisitions or other activities related to real estate assets and the number, diversification or value of our real estate assets.

•	To hedge against foreign exchange rate and interest rate fluctuations, we may use derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

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We may invest in real estate-related securities issued by various U.S. and foreign publicly-traded and privately-held real estate companies. Our investments in real estate-related securities will expose us to risks different from, or in addition to, those related to owning fee interests in real estate. For example, we will be exposed to the business specific risks impacting a particular entity such as how the entity has capitalized its assets, the depth and quality of its management team, the entity’s tenant base and property focus, among other things. Other risks related to investments in real estate-related equity securities may include: (i) limited liquidity, with respect to unlisted or thinly traded securities and with respect to securities subject to restrictions on transfer; (ii) substantial market price volatility resulting from, among other things, changes in prevailing interest rates in the case of traded equity securities; (iii) subordination to the liabilities of the issuing entity, such that the earnings of the issuer may not be sufficient to meet its debt service and distribution obligations; and (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem the securities.

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There will be little or no income available from our investments in collateralized debt obligations if there are defaults by the borrowers that pledged the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in collateralized debt obligations could decrease substantially. In addition, investments in collateralized debt obligations are generally illiquid, and because they represent a leveraged investment in the assets securing a collateralized debt obligation, their value generally will fluctuate more than the values of the underlying collateral.

•	We may not remain qualified as a REIT for federal income tax purposes, which would subject us to the payment of tax on our taxable income at corporate rates.

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If we hold and sell one or more properties through a taxable REIT subsidiary, or “TRS,” our return to stockholders would be diminished because any operating profits and the gain from any such sale would be subject to a corporate-level tax, thereby reducing funds available for distribution to our stockholders or reinvestment in new assets. Moreover, if the ownership of properties by a TRS causes the value in our TRS to exceed 25% of the value of all of our assets at the end of any calendar quarter, we may lose our status as a REIT.

•	If sales of our properties or other assets not owned by a TRS are deemed prohibited transactions, we may be subject to a 100% penalty tax on the gains resulting from those sales.

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Our status as a REIT for U.S. federal income tax purposes may not be recognized by foreign tax systems. Moreover, foreign tax credits do not pass through to our stockholders, and we may not be able to make effective use of such foreign tax credits. Accordingly, our investments in real estate and real estate-related securities in countries outside the United States may be subject to tax costs or inefficiencies that are significantly greater than similar investments within the United States that are made by a REIT.

Our REIT Status

We elected to be taxed as a REIT beginning with our taxable year ended December 31, 2010. As a REIT, we generally will not be subject to U.S. federal income tax on income that we distribute to our stockholders. Under the Internal Revenue Code of 1986, as amended (the “Code”), REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute generally at least 90% of their taxable REIT income. If we fail to qualify for taxation as a REIT in any year, our income for that year will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four years following the year of our failure to qualify as a REIT. It is possible to discover that we failed to qualify as a REIT months or even years after the REIT earnings have been distributed. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

Further, our REIT election only applies with respect to U.S. taxation. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability dollar for dollar on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Our UPREIT Structure

We are considered to be an umbrella partnership real estate investment trust, or “UPREIT,” because substantially all of our assets are owned by our operating partnership, Global Income, LP, of which we currently own all of the limited partnership interests. Global Income GP, LLC, our wholly owned subsidiary, owns a 1% general partnership interest in our operating partnership. We believe that using an UPREIT structure gives us an advantage in acquiring desired properties from persons who may not otherwise sell their properties because of unfavorable tax results. We intend to own substantially all of our investments through our operating partnership or its subsidiaries.

Our Management

We operate under the direction of our board of directors, the members of which owe us fiduciary duties and which are accountable to us and our stockholders in accordance with the Maryland General Corporation Law. Our board of directors is responsible for the management and control of our business and affairs and has responsibility for reviewing our advisor’s performance at least annually. We have five members on our board, three of whom are independent of our management, our advisor and our respective affiliates, and of the remaining two directors, currently one is a representative of CNL and one is a representative of MIRA. Our directors will be elected annually by our stockholders. Our board of directors has established an audit committee comprised of independent directors. The majority of our directors are independent of our advisor.

All of our executive officers are also executive officers of our advisor and/or its affiliates. Our executive officers have extensive experience investing in real estate. Our chairman of the board has over 35 years of experience investing in real estate with CNL and its affiliates, and our chief executive officer has over 30 years of experience investing in real estate with CNL and its affiliates. The MIRA representative on our board of directors has over 25 years of real estate experience and over ten years of experience with MIRA and its affiliates.

Our Conflicts of Interest

Substantial conflicts of interest exist between us and some of our affiliates. Our advisor and its executive officers will experience conflicts of interest in connection with the management of our business affairs. These conflicts arise principally from their involvement in other activities that may conflict with our business and interests. Conflicts of interest that may exist between us and some of our affiliates include the following:

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Our executive officers and the managers, executive officers and investment committee members of our advisor must allocate their time between us and the other programs sponsored by CNL or our sponsor and other activities in which they are involved, which may limit the amount of time they spend on our business matters. CNL has one and our sponsor has two other public active real estate investment programs that focus on commercial real estate, one of which, Global Growth Trust, Inc., also has a global investment strategy. We have in common with Global Growth Trust, Inc. the same executive officers. Additionally, our advisor and the advisor to Global Growth Trust, Inc. have in common the same managers, executive officers and investment committee members. We currently anticipate that our executive officers and the executive officers of our advisor will, on average, devote approximately one-third of their time to our business and operations, approximately one-third of their time to the business and operations of Global Growth Trust, Inc., and the balance of their time will be devoted to other programs of CNL or our sponsor. It is also intended that the managers of our advisor (who are not also executive officers of our advisor) and the investment committee members of our advisor will devote the time necessary to fulfill their respective duties to us and our advisor.

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We may compete with other existing and/or future programs sponsored by CNL or our sponsor, including Global Growth Trust, Inc., for the acquisition of properties and other investments, all of which may invest in commercial properties. In such event, the executive officers of our advisor, its affiliates and related parties, including the members of the investment committee of our advisor, the majority of whom are executive officers and employees of the advisors of other programs sponsored by CNL or our sponsor, must determine which of such programs or other entity should purchase any particular property or make any other investment, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Neither CNL nor our sponsor is required to offer any investment opportunity to us and we have no expectation that we will be offered any investment opportunity.

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Similarly, we may compete with other existing and/or future programs sponsored by MIRA or MGPA Limited, or their affiliates, for the acquisition of international commercial properties and other investments. The representatives of MREAS Advisory and MGPA Advisory who are members of our advisor’s investment committee and who are also executive officers and employees of other Macquarie or MGPA entities, and who are also representatives of sub-advisors to Global Growth

Trust, Inc., must determine if their respective affiliates’ sponsored programs or our Company, or Global Growth Trust, Inc., should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although we expect that MREAS Advisory and MGPA Advisory will locate and offer investment opportunities to us, neither they nor their respective affiliates are required to offer any investment opportunity to us.

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We may compete with other programs sponsored by CNL, our sponsor or affiliates of the sub-advisors for the same tenants in negotiating and/or renegotiating, if applicable, leases or in selling similar properties in the same geographic region, and the executive officers of our advisor and its sub-advisors and their respective affiliates may face conflicts with respect to negotiating with such tenants and purchasers.

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Our advisor, our sponsor, a director, a sub-advisor or any of their affiliates may purchase or lease assets from us. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must determine that the transaction is fair and reasonable to us, there can be no assurance that the price for such purchase or lease of assets from us would be consistent with that obtained in an arm’s length transaction.

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We may purchase or lease assets from our advisor, our sponsor, a director or any affiliate thereof. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must find that the transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to such advisor, sponsor, director or affiliate, unless substantial justification exists for the excess and our independent directors conclude the excess is reasonable, there can be no assurance that the price to us for such purchase or lease would be consistent with that obtained in an arm’s-length transaction. In no event may the purchase price of the applicable property to us exceed its current appraised value.

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We may invest in joint ventures with our sponsor, our advisor, one or more of our directors or any affiliate thereof. Although a majority of our directors (including a majority of independent directors) not otherwise interested in the transaction must approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers, there can be no assurance that such terms and conditions would be as advantageous to us than if such terms and conditions were negotiated at arm’s length.

•

Our advisor and its affiliates will receive fees in connection with transactions involving the purchase, management and sale of our investments, regardless of the quality of the services provided to us. There can be no assurance that such fees would be as advantageous to us than if such fees were negotiated at arm’s length.

•

Our compensation arrangements with our advisor may provide an incentive to purchase assets using borrowings because our advisor will receive an investment services fee and other fees based on the purchase price of the acquired asset which includes debt.

•

Agreements with our advisor and its affiliates were not, and will not be, negotiated at arm’s length and, accordingly, may be less advantageous to us than if similar agreements were negotiated with unaffiliated third parties.

See the “Risk Factors – Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties” and “Conflicts of Interest” sections of this prospectus for a detailed discussion of the various conflicts of interest relating to your investment and the risks associated with such conflicts, as well as the policies that we have established to resolve or mitigate a number of these potential conflicts.

Investment Company Act Considerations

We intend to conduct our operations so that we and each of our subsidiaries will not be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Under Section 3(a)(1)(A) of the Investment Company Act, a company will be an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.” “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to engage primarily in the business of acquiring real property, as well as making mortgage loans and other loans secured by interests in real estate and making other real estate-related investments. We intend to acquire commercial real estate and real-estate related assets directly, for example, by acquiring fee interests or long-term leasehold estates in commercial real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may co-invest with other entities in real estate assets through joint ventures, limited liability companies, partnerships and other forms of co-ownership arrangements, including entities in which we do not own a controlling interest. Our investments may also include investment in, and origination of, mortgages and other real-estate related loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies as well as other real estate-related investments. We anticipate that our assets generally will be held in our wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We believe that neither we nor any of our wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and our subsidiaries will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our respective operations such that none of us will be required to register as an investment company under the Investment Company Act.

In addition, we intend to conduct our operations so that we and most, if not all, of our wholly and majority-owned subsidiaries will comply with the 40% test and thus will not meet the definition of an investment company under Section 3(a)(1)(C) of the Investment Company Act. We will monitor our investments on an ongoing basis to determine our compliance and the compliance of each wholly and majority-owned subsidiary with this test. We expect that few, if any, of our wholly and majority-owned subsidiaries will be investment companies or relying on exemptions under either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries generally will not constitute “investment securities.” Accordingly, we believe that neither we nor any of our wholly and majority-owned subsidiaries would be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the Commission staff approve our treatment of any entity as a majority-owned subsidiary and the Commission staff has not done so. If the Commission staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In the event that we or any of our wholly or majority-owned subsidiaries would satisfy the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exception generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets). We will measure our Section 3(c)(5)(C) exception on an unconsolidated basis.

To avoid being required to register under the Investment Company Act, we will need to limit our ability to make certain investments. Although we intend to monitor our portfolio, there can be no assurance that we will be able to avoid registration for us or each of our subsidiaries.

To the extent that the Commission staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our strategy accordingly. Any additional guidance from the Commission staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Compensation of Our Advisor and Affiliates

Our advisor, its affiliates and related parties perform services relating to the investment, management and sale of our assets. In addition, CNL Securities Corp., the managing dealer for this offering, performs services in connection with the offer and sale of shares. The following table describes in summary form the compensation and reimbursement of expenses that we contemplate paying to our advisor, its affiliates and the managing dealer. The estimated maximum dollar amounts presented in the table are based on the assumption that we sell all of the shares of the offering at the following prices:

•	97.5% of the 150,000,000 shares are sold through our primary offering at $10.00 per share; and

•	2.5% of such shares are sold pursuant to the distribution reinvestment plan at $9.50 per share.

Offering-stage compensation relates only to this initial offering, as opposed to any subsequent offerings. All or a portion of the selling commissions or marketing support fees will not be charged with regard to shares sold to certain categories of purchasers and for sales eligible for volume discounts and, in limited circumstances, the managing dealer fee may be reduced with respect to certain purchases.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Fees Paid in Connection with Our Offering

Selling commissions to managing dealer and participating brokers	Up to 7% of gross proceeds of shares sold in our primary offering. No selling commissions will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$102.375 million

Marketing support fees to managing dealer and participating brokers	Up to 3% of gross proceeds of shares sold in our primary offering. No marketing support fees will be paid in connection with shares sold pursuant to our distribution reinvestment plan.	$43.875 million

Reimbursement of other organizational and offering expenses to our advisor, its affiliates and related parties	Actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our managing dealer and participating brokers. Under FINRA rules, the total amount of organizational and offering expenses (including selling commissions and marketing support fees) we incur for this offering may not exceed 15% of gross proceeds from this offering.	Amount is not determinable at this time but is estimated to be 1.5% of gross offering proceeds ($22.472 million)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate-Related Investments

Investment services fee to our advisor on the purchase price of assets	1.85% of the purchase price of properties, the funds advanced for loans or the amount invested in the case of other assets (except securities) for services in connection with the selection, evaluation, structure and purchase of assets. No investment services fee will be paid to our advisor in connection with our purchase of securities.	Amount is not determinable at this time but is estimated to be $20.480 million (assuming no debt financing to purchase assets) and approximately $77.218 million (assuming debt financing equals 75% of our total assets)

Other acquisition fees to our advisor, its affiliates and related parties	Fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition of securities. Such fees are in addition to the investment services fees (described above). We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to approval of our board of directors, including a majority of our independent directors.	Amount is not determinable at this time

Reimbursement of acquisition expenses to our advisor, its affiliates and related parties	Actual expenses incurred in connection with the selection and purchase of properties and making loans or other real estate-related investments.	Amount is not determinable at this time but is estimated to be 0.50% of the purchase price of the assets, or $6.512 million (assuming no debt financing) and approximately $24.553 million (assuming debt financing equal to 75% of our total assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

Fees Paid in Connection with Our Operations

Asset management fee to our advisor	We pay our advisor a monthly asset management fee in an amount equal to 0.08334% of the real estate asset value (the greater of the amount actually paid for the purchase of real property, or the most recently obtained appraised value of the real property that may have been obtained by us to provide valuations to certain ERISA plan stockholders, exclusive of acquisition fees and acquisition expenses) of our properties, including our proportionate share of those properties owned in joint ventures, and of the outstanding principal amount of any loans made, and an amount equal to 0.1042% of the book value of securities, as of the end of the preceding month.	Amount is not determinable at this time

Fees to our property manager	We, or our subsidiary property owners, pay our property manager property management fees in an amount up to 4.3% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. In the event our property manager (through one of our sub-property managers) contracts with a third-party property manager in respect of a property, the management fees for such third-party property manager will be paid by our property manager. In addition, if our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the property manager leasing fees equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable property. Our property manager also will be paid a project management fee equal to 5% of the total hard and soft costs for managing tenant and capital improvements. In addition, we will pay our property manager an oversight fee in an amount equal to 0.20% of the gross revenues from our properties for providing oversight over our property portfolio, coordinating matters that arise from our holding properties in multiple jurisdictions globally and providing us certain accounting and tax support with respect to our property portfolio. We, or our subsidiary property owners, will reimburse our property manager for the costs and expenses incurred on our behalf to the extent included in the annual business plan for a property, or as we may otherwise agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management or maintenance of our properties, including	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.

Financing coordination fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of the company or any of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	Amount is not determinable at this time because this fee is based on a fixed percentage of any debt refinancing.

Service Fee to CNL Capital Markets Corp.	Effective through December 31, 2012, we will pay CNL Capital Markets Corp., an affiliate of CNL, an initial setup fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to us. Effective January 1, 2013, we will pay CNL Capital Markets Corp. a sliding flat rate (calculated annually and payable monthly) based on the average number of investor accounts that will be open over the course of the particular year, during the entire term of the agreement.	Amount is not determinable at this time as actual amounts are dependent on the number of investors

Reimbursement to our advisor, its affiliates and related parties for total operating expenses	We reimburse our advisor, its affiliates and related parties for actual total operating expenses incurred (which, in general, are those expenses relating to our administration on an on-going basis). To the extent that total operating expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “expense year”), commencing the expense year ended March 31, 2012, exceed the greater of 2% of average invested assets or 25% of net income (as defined in our articles of incorporation), our advisor is required to reimburse us within 60 days after the end of the expense year the amount by which the total operating expenses paid or incurred by us exceed the 2%/25% guidelines, unless a majority of our independent directors determine that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Fees Paid in Connection with Sales, Liquidation or Other Significant Events

Disposition fee to our advisor, its affiliates and related parties	We will pay a disposition fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission, or (B) 1% of the sales price of such property, (ii) in the case of the sale of any asset other than real property, loans or securities investments, 1% of the sales price of such asset, and (iii) in the case of the sale of loans, 1% of the contract price of any loan, if our advisor, its affiliates or related parties provide a substantial amount of services, as determined by our independent directors, in connection with the sale of one or more assets (including a sale of all of our assets or the sale of our company or a portion thereof). We will not	Amount is not determinable at this time as they are dependent upon the price at which assets are sold

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

pay a disposition fee upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower to us, in which case the disposition fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a disposition fee of 1% of the contract price of such real property when sold. Even if our advisor receives a disposition fee, we may still be obligated to pay fees or commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price. We will not pay our advisor a disposition fee in connection with the sales of investments that are securities, however, we may pay a disposition fee in the form of a usual and customary brokerage fee to an affiliate or related party of our advisor, if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold.

Subordinated share of net sales proceeds payable to our advisor from the sales of assets	Upon the sale of our assets, we will pay our advisor a subordinated share of net sales proceeds equal to (i) 15% of the amount by which (A) the sum of net sales proceeds from the sale of our assets, and distributions paid to our stockholders from our inception through the measurement date, and total incentive fees, if any, previously paid to our advisor exceeds (B) the sum of the amount paid for our common stock in this offering which is outstanding (without deduction for organizational and offering expenses and less amounts paid to redeem shares under our share redemption plan) (“invested capital”) and amounts required to pay our stockholders a 6% cumulative, noncompounded annual return (the “priority return”) on invested capital, less (ii) total incentive fees, if any, previously paid to our advisor. “Incentive fees” means the subordinated share of net sales proceeds, the subordinated incentive fee and the performance fee. No subordinated share of net sales proceeds will be paid to our advisor following a listing of our shares.	Amount is not determinable at this time

Subordinated incentive fee payable to our advisor at such time, if any, as a liquidity event with respect to our shares occurs	Upon a listing, if any, of our common stock on a national securities exchange, or the receipt by our stockholders of cash or combination of cash and securities that are listed on a national securities exchange as a result of a merger, share acquisition or similar transaction, we will pay our advisor a subordinated incentive fee equal to (i) 15% of the amount by which (A) the sum of our market value or	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount

the market value of the listed securities received in exchange for our common stock, including any cash consideration received by our stockholders, and the total distributions paid or declared and payable to our stockholders since inception until the date of listing, and the total incentive fees, if any, previously paid to our advisor from inception to date of listing of our common stock or the effective date of our stockholders’ receipt of listed securities or cash exceeds (B) the sum of our invested capital and the total distributions required to be made to the stockholders in order to pay them the priority return from our inception through the date of listing, less (ii) total incentive fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.

Performance fee payable to our advisor	Upon termination or non-renewal of the advisory agreement by our advisor for good reason (as defined in the advisory agreement) or by us or our operating partnership other than for cause (as defined in the advisory agreement), if a listing of our shares of common stock, or other liquidity event with respect to our shares of common stock, has not occurred, our advisor will be entitled to be paid a performance fee. The performance fee will be calculated upon a listing of our common stock on a national securities exchange or in connection with the receipt by our stockholders of cash or securities that are listed on a national securities exchange in exchange for our common stock, as a result of a merger, share acquisition or similar transaction, or a sale of any of our assets following such termination event and (i) in the event of a listing, or applicable merger, share acquisition or similar transaction, shall be calculated and paid in the same manner as the subordinated incentive fee and (ii) in the case of a sale of an asset, shall be calculated and paid in the same manner as the subordinated share of net sales proceeds, except that the amount of the performance fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the advisory agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the advisory agreement through the date of listing or relevant merger, share acquisition or similar transaction, or the sales, as applicable. The performance fee will be payable in cash or listed equity securities within 30 days following the final determination of the performance fee.	Amount is not determinable at this time

For the expense year ended March 31, 2012, we incurred operating expenses in excess of the 2%/25% guidelines. Our independent directors determined that such excess amount was justified based on a number of factors. For additional discussion, see “Management Compensation” and “Certain Relationships and Related Transactions.”

In March 2012, our board of directors approved an amended and restated advisory agreement and amended and restated property management and leasing agreement with our advisor and property manager, respectively. The revised agreements permit our subsidiaries to enter into contracts for certain real estate services directly with the advisor’s sub-advisors and property manager’s sub-property managers providing services to us, and modified the composition of certain fees (but not the total amount) payable to our property manager, which modification is reflected in the foregoing table.

Our board of directors also approved an expense support and conditional reimbursement agreement with our advisor whereby, effective April 1, 2012, reimbursement of personnel expenses and asset management fees to the advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative modified funds from operations (as defined in the agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to our total operating expenses being within the 2%/25% guideline limitations as such terms are defined in the advisory agreement. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The expense support agreement is terminable by the advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of the subordination within the time period established in the expense support agreement will be permanently waived by the advisor and we will have no obligation to pay such amounts.

There are many conditions and restrictions on the amount of compensation our advisor, its affiliates and related parties may receive. The foregoing summarizes the anticipated terms of compensation arrangements during this offering; however, the terms of these arrangements may be changed in the future, subject to the approval of our independent directors. For a more detailed explanation of the fees and expenses payable to our advisor, its affiliates and related parties, see “Estimated Use of Proceeds” and “Management Compensation.”

Our Offering

As of March 6, 2012, we had received aggregate subscription proceeds of approximately $37.5 million in gross offering proceeds from the sale of approximately 3.8 million common shares in our current public offering, inclusive of approximately 46,000 shares issued under our distribution reinvestment plan for gross proceeds of approximately $0.4 million. The shares sold and the gross offering proceeds received from such sales do not include 22,222 shares purchased by our advisor for $200,000 preceding the commencement of our offering. As of March 6, 2012, there remained approximately 146 million shares of common stock to be offered and sold in this offering, including shares reserved for issuance under our distribution reinvestment plan.

We are offering a maximum of $1,500,000,000 (150,000,000 shares) of our common stock to the public through our managing dealer, CNL Securities Corp., a registered broker-dealer affiliated with CNL. The shares are currently offered at $10.00 per share; however, our board of directors may change this price, in its sole discretion. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our distribution reinvestment plan, whereby the shares will be sold at up to a 5% discount to the prices for the primary offering as described above. We reserve the right to reallocate the shares of common stock registered in this offering between the primary offering and our distribution reinvestment plan. Our offering had an initial termination date of April 23, 2012. However, our board of directors has extended this offering to April 23, 2013. In addition, if we file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after April 23, 2013 and the effective date of the subsequent registration statement. If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions. Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock. Our board of directors may terminate this offering at any time. This offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop offering and selling shares in any state in which the registration is not renewed annually.

This is a “best efforts” offering, which means our managing dealer and the participating brokers selling shares in our offering are required only to use their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares.

Our Distribution Policy

In order to qualify as a REIT, we are required to distribute 90% of our annual REIT taxable income to our stockholders. We expect to generate little, if any, cash flow or funds from operations available for distribution until we make substantial investments. Therefore, until such time as we have sufficient cash flow or funds from operations, we may decide to not pay distributions or to fund all or a portion of the payment of distributions from sources other than cash flow or funds from operations such as from cash flows generated by financing activities, a component of which includes our secured and unsecured borrowings and the proceeds of this offering. Our advisor, its affiliates or related parties may also advance cash to us or defer or waive asset management fees and/or certain expense reimbursements in order for us to have cash to pay distributions in excess of available cash flow or funds from operations. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

We currently declare distributions daily and pay them on a monthly basis to our stockholders. Our board of directors determines the amount of each distribution and whether the distribution will be in cash or other property, which may include our own securities. The amount of each distribution generally will be based upon such factors as the expected and actual cash flow from operations, funds from operations or modified funds from operations, our overall financial condition, our objective of qualifying as a REIT for federal tax purposes, the determination of reinvestment versus distribution following the monetization of an asset, as well as other factors, including an objective of maintenance of stable and predictable distributions regardless of their composition. Because of the effect of other items, including depreciation and amortization associated with real estate investments, distributions, in whole or in part, in any period may constitute a return of capital for federal tax purposes.

On May 25, 2010, our board of directors authorized a daily cash distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record. Currently, each month’s distributions are aggregated and paid in the following month. The daily distribution rate is equal to an annualized distribution rate of 6.5%, using our offering price of $10.00 per share. Our board of directors intends to evaluate our distribution policy on a quarterly basis and reserves the right to change the per share distribution amount or otherwise amend or terminate this distribution policy.

During 2011 and 2010, we declared distributions in the total amount of $1,134,137 and $83,379, respectively, all of which distributions were considered a return of capital for federal income tax purposes. Generally, distributions will constitute taxable distributions up to the amount of our current or accumulated earnings and profits and will be taxable to the recipient stockholders as ordinary income. Our cumulative net losses and accumulated distributions as of December 31, 2011 were approximately $4.6 million and $1.2 million, respectively. As we have not had any distributable earnings, or current or accumulated earnings and profits since inception, the distributions declared through December 31, 2011 were paid from offering proceeds.

Our Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We have designated 2.5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose.

Our Redemption Plan

We have adopted a share redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem between 25% and 100% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares we may redeem in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

•

if we elect to redeem shares, some or all of the proceeds from the sale of shares under our distribution reinvestment plan attributable to any month may be used to redeem shares presented for redemption during such month. In addition, we may use up to $100,000 per calendar quarter of the proceeds from any public offering for redemptions (with the unused amount of any offering proceeds available for use in future quarters to the extent not used to invest in assets or for other purposes);

•	no more than 5% of the weighted average number of shares of our common stock outstanding during such 12-month period may be redeemed during such 12-month period; and

•

redemption pricing ranging from 92.5% of the purchase price per share for stockholders who have owned their shares for at least one year to 100% of the purchase price per share for stockholders who have owned their shares for at least four years.

Our board of directors has the ability, in its sole discretion, to amend or suspend the redemption plan or to waive any specific conditions if it is deemed to be in our best interest.

During the 2011 and 2010 calendar years, we did not receive any requests eligible for redemption under our Redemption Plan.

Our Exit Strategy

Our board of directors will consider future liquidity options, including our sale or the sale of all of our assets, merger opportunities or the listing of the shares of our common stock on a national securities exchange; however, our board of directors is not required to recommend a liquidity event by any certain date. Our board of directors must consider, but is not required to commence, a liquidity event for our stockholders which may include a liquidation of our assets, a sale of our company or a listing of our common stock on or before the seventh anniversary of the effective date of this offering. We do not know at this time what macro-or micro-circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our assets or a sale of the company would require the approval of our stockholders.

Estimated Use of Proceeds

We estimate that approximately 85.47% to 86.94% of the net offering proceeds, assuming the sale of 40 million of the shares being offered or the sale of the maximum offering, respectively, will be used for investment in real estate, loans and other real estate-related assets and other corporate purposes. The remainder of the gross offering proceeds is expected to be used to pay selling commissions, the marketing support fee, other organizational and offering expenses, investment services fees and acquisition expenses.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Below we have provided some of the more frequently asked questions and answers relating to an offering of this type. Please see the remainder of this prospectus for more detailed information about this offering.

Q:	What is a real estate investment trust?

A:	In general, a real estate investment trust, or REIT, is an entity that:

•	combines the capital of many investors to acquire or provide financing for real estate-based investments;

•	offers the benefit of a diversified real estate portfolio under professional management;

•	pays distributions to stockholders of at least 90% of its taxable income; and

•

for U.S. federal income tax purposes, avoids the “double taxation” treatment of income that generally results from investments in a corporation because a REIT is allowed to deduct dividends paid to its stockholders, provided certain income tax requirements are satisfied.

Q:	Who is Global Income Trust, Inc.?

A:	Global Income Trust, Inc. is a Maryland corporation sponsored by CNL Financial Group, LLC that intends to acquire and operate a diverse portfolio of income-oriented commercial real estate assets and real estate-related assets. These investments also may include investments in, and origination of, real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments. We may invest in a wide variety of real estate sectors, including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self storage properties, as well as other classifications of commercial real estate property. We initially anticipate that up to 60% of our assets may be located outside the United States. We are an externally managed REIT, and have retained CNL Global Income Advisors, LLC as our advisor. We elected to be taxed as a REIT for U.S. federal income tax purposes beginning with the year ended December 31, 2010.

Q:	Why are we structured as a REIT?

A:	Each real estate program sponsored by CNL Financial Group, LLC is structured using the business form (for example, a “C corporation,” REIT, limited liability company or limited partnership) that the company sponsoring such program believes to be most advantageous to investors under the circumstances. For example, if a program were to be structured as a standard C corporation, the entity would be taxed on its income, and investors would be taxed on any cash distributions they receive. In contrast, REITs generally are not taxed on income distributed to investors for U.S. federal income tax purposes. Thus, in order to avoid the so-called “double taxation” inherent in the C corporation structure, we elected to be taxed as a REIT for federal income tax purposes beginning with the year ended December 31, 2010.

Although REITs often receive substantially better tax treatment than entities taxed as standard C corporations, it is possible that future legislation or certain real estate investment opportunities in which we may choose to participate would cause a REIT to be a less advantageous tax status for us than if we were taxed for federal income tax purposes as a C corporation. Moreover, we intend to make significant foreign investments, which may be subject to foreign tax systems that may not recognize our REIT status, which could create additional tax costs or other inefficiencies that reduce the benefits of our REIT status (although there would generally be no disadvantage to the REIT structure as compared with a C corporation). As a result, our articles of incorporation provide our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a C corporation without the vote of our stockholders. Our board of directors has fiduciary duties to us and to our stockholders in accordance with the Maryland General Corporation Law and could cause such changes in our tax treatment only if it determines in good faith that such changes are in the best interest of our stockholders.

We may hold some of our properties through a taxable REIT subsidiary, or “TRS,” in which case the TRS entity would be subject to federal income tax.

Q:	Who is CNL Financial Group, LLC?

A:	CNL Financial Group, LLC, a Florida limited liability company, is our sponsor, promoter and an indirect parent of CNL Financial Group, Inc. or “CNL.” CNL is a leading private investment management firm providing global real estate and alternative investments. Headquartered in Orlando, Florida, CNL and/or its affiliates sponsor a wide array of investment programs including REITs, real estate limited liability companies and a business development company. Since its inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets located in the United States and Canada, including hotel, retail, restaurant, lifestyle properties and seniors’ housing properties. Services provided by CNL and its affiliates include advisory, acquisition, development, lease and loan servicing, asset and portfolio management, disposition, client services, capital raising, finance and administrative.

Q:	Why is CNL Financial Group, LLC sponsoring this offering?

A:	CNL and its affiliates have over a 35-year track record of forming and acquiring real estate businesses in the United States. Our company’s advisor intends to use CNL’s and the sub-advisors’ network of global relationships, to locate, conduct due diligence, and assist in the acquisition, operation and management of international investments.

Q:	Who is CNL Global Income Advisors, LLC?

A:	Our advisor, CNL Global Income Advisors, LLC, is a Delaware limited liability company and an affiliate of CNL. Our advisor is responsible for managing our affairs on a day-to-day basis and for identifying, recommending and executing acquisitions on our behalf. We benefit from the investment expertise and experience of our advisor’s management team and members of its investment committee that will investigate and make recommendations to us regarding potential investments. Our advisor will provide advisory services relating to substantially all aspects of our investments and operations throughout the world, including real estate acquisitions, asset management and other operational matters. Our advisor has engaged sub-advisors to provide substantially all of the advisor’s acquisition, operating and administrative services with respect to our domestic and international investments. MREAS Advisory, an affiliate of MIRA, will focus on assets in Australia while MGPA Advisory, an affiliate of MGPA Limited, will focus on assets in Europe and Asia. The CNL Sub-Advisor will focus on assets in North America. Our advisor will compensate its sub-advisors for services provided to the advisor pursuant to their respective sub-advisor agreements. We will reimburse our advisor for expenses incurred on our behalf by our advisor and its sub-advisors, subject to certain limitations. Each sub-advisor may engage other parties, including affiliates, to perform services pursuant to the sub-advisor agreements. Our advisor retains ultimate responsibility for the performance of all of the matters entrusted to it under the advisory agreement.

In addition, our advisor will monitor the performance of CNL Global Income Managers, LLC, an affiliate of CNL and our advisor that will provide day-to-day property management services with respect to our properties, as well as any third-party unaffiliated property managers with whom our property manager contracts for property management services.

Q:	Who is Global Income, LP?

A:

Global Income, LP was formed in March 2009 to acquire, own and operate properties and other assets on our behalf. We are considered to be an umbrella partnership real estate investment trust, or an “UPREIT,” as substantially all of our assets will be owned through this operating partnership. We believe this structure provides flexibility, if needed, to acquire real property through the issuance of limited partnership interests in our operating partnership to contributors who desire to defer taxable gain otherwise required to be recognized by them upon a disposition of their properties. We intend to make all acquisitions of real properties through subsidiaries of our operating partnership. We currently own all of the limited partnership interests in our operating partnership. Global Income GP, LLC, our wholly owned subsidiary, owns a 1% general partnership interest in, and is the sole general partner of, our operating partnership. Since we own and control the sole general partner of our operating partnership, our board of directors controls all of its decisions.

Q:	Who will choose the investments we make?

A:	Our advisor has an investment committee, comprised of seven members, four members of which are designated by our advisor, two members are designated by MGPA Advisory and one member is designated by MREAS Advisory. The investment committee is responsible for analyzing potential investment opportunities and presenting and making recommendations to our board of directors on real estate investment opportunities consistent with our investment objectives. In accordance with our policies, no investment can be recommended to our board of directors without the approval of the investment committee. Our advisor may not complete an acquisition or disposition of real estate assets or financing of such acquisition on our behalf without the prior approval of our board of directors.

Q:	Does our advisor use any specific criteria when selecting potential investments?

A:	Our advisor, through its investment committee, considers relevant real property and financial factors in selecting properties, including the condition and location of the property, its income-producing capacity and its prospects for appreciation. Acquisitions or originations of loans are evaluated for the quality of income, the quality of the borrower and the security for the loan or the nature and possibility of the acquisition of the underlying real estate asset. Investments in other real estate-related securities will adhere to similar principles. In addition, our advisor considers the impact of each investment as it relates to our portfolio as a whole.

Q:	Will we use leverage?

A:	Yes. We have borrowed and expect to continue to borrow money to purchase assets. Our intent is to target our aggregate borrowings to between 30% to 60% of the aggregate value of our assets, once we own a seasoned and stable asset portfolio. Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets, unless substantial justification exists that borrowing a greater amount is in our best interests. We intend to have lower leverage than our policy permits, although initially our aggregate borrowings may be greater than 30% to 60% of the aggregate value of our assets. Our policy limitation will not apply until we have ceased raising capital under this or any subsequent primary offering prior to listing and we have invested substantially all of our capital. Our board of directors may alter this policy at any time or suspend it if necessary to pursue attractive investment opportunities, subject to limitations on aggregate borrowings pursuant to our articles of incorporation as described below. There is no limitation on the amount we may invest in any single property or other asset or on the amount we can borrow for the purchase of any individual property or other investment. Under our articles of incorporation, the maximum amount of our indebtedness may not exceed 300% of our “net assets” (as defined by NASAA REIT Guidelines) as of the date of any borrowing; however, we may exceed that limit if approved by a majority of our independent directors.

Q:	Do we intend to acquire some of our properties in joint ventures?

A:	We may enter into joint ventures, partnerships and other co-ownership arrangements or participations with real estate developers, owners and other affiliated and unaffiliated third parties, including other programs sponsored by CNL, for the purpose of owning and operating real properties. We may also invest internationally in commercial real estate in the form of a co-investment alongside funds managed by MGPA Limited or its affiliates in addition to other institutional investors. In determining whether to invest in a particular joint venture, our advisor will evaluate the real estate assets that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our real estate investments. Any joint ventures or other co-ownership arrangements or participations with our affiliates will require the approval of a majority of our independent directors.

Q.	What will be the process of acquiring properties or other assets?

A:	Our advisor, through its investment committee, seeks to identify properties, loans and real estate-related securities that meet our investment objectives and criteria. Investment opportunities will be generated through a combination of our network of brokers, affiliates of our advisor and its sub-advisors and relationships with institutional lenders, regional and national property managers, investment bankers, consultants and other real estate professionals. In evaluating a potential asset, our advisor will perform initial due diligence and an analysis of such potential asset to determine whether it meets our investment criteria. After conducting its analysis and making an initial assessment that a proposed asset meets our investment criteria, our advisor, through its investment committee, will present the investment opportunity and its analysis to our board of directors, which will make the determination as to whether to make the investment. Once our board of directors approves a prospective investment, the asset will undergo a more extensive due diligence process by our advisor, sub-advisors and/or their affiliates specializing in due diligence reviews of the specific asset type. Our investment will be conditioned upon the results of the due diligence review, in addition to other factors, including satisfactory negotiation of deal structuring and documentation and obtaining satisfactory financing, where applicable. While this generally summarizes our process, acquisitions of specific assets may not always follow this process, especially in circumstances where we have limited time constraints.

Q:	Will the distributions you receive be taxable as ordinary income?

A:	Yes and no. Generally, distributions that you receive, including distributions that are reinvested pursuant to our distribution reinvestment plan, will be taxed as ordinary income or capital gains to the extent they are paid from current or accumulated earnings and profits. Participants in our distribution reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares under the distribution reinvestment plan at a discount to fair market value. As a result, participants in our distribution reinvestment plan may have tax liability with respect to their share of our taxable income, but they will not receive cash distributions to pay such liability. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes, which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability dollar for dollar on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

We expect that some portion of your distributions will not be subject to tax in the year in which they are received because, for example, depreciation expense reduces the amount of taxable income but does not reduce cash available for distribution. The portion of your distribution that is not subject to tax immediately is considered a return of capital for tax purposes and will reduce the tax basis of your investment. Distributions that constitute a return of capital, in effect, defer a portion of your tax until your investment is sold or we are liquidated, at which time you will be taxed at capital gains rates if your shares are held as a capital asset. To the extent any distribution that is not from current or accumulated earnings and profits exceeds the tax basis of your investment, such excess is taxed currently at capital gain rates if your shares are held as capital assets. However, because each investor’s tax considerations are different, we suggest that you consult with your tax advisor.

Q:	How does a “best efforts” offering work?

A:	When shares are offered on a “best efforts” basis, the managing dealer and participating brokers selling shares in the offering are only required to use their best efforts to sell the shares and have no firm commitment or obligation to purchase any of the shares. Therefore, we may not sell all of the shares that we are offering. If we sell less than the maximum number of shares we are offering, we may purchase fewer properties resulting in less diversification of the number of assets we own, the types of assets in which we invest, the geographic regions of our properties and the industry types of our tenants.

Q:	What will we do with the money raised in this offering?

A:	Depending primarily on the number of shares sold in this offering, we estimate that approximately 85.47% to 86.94% of the net offering proceeds, assuming the sale of 40 million of the shares or the sale of the maximum offering, respectively, will be used to invest in real estate, loans and other real estate-related assets, and other corporate purposes, including the repurchase of shares of our common stock under our redemption plan. The remainder of the offering proceeds are expected to be used to pay selling commissions, the marketing support, other organizational and offering expenses, investment services fees and acquisition expenses. Pending the acquisition of properties or other real estate-related assets, we may invest the funds in short-term certificates of deposit issued by a bank, short-term securities directly or indirectly issued or guaranteed by the U.S. government or other short-term, highly liquid investments with appropriate safety of principal. These investments are expected to provide a lower internal rate of return than we seek to achieve from our intended investments.

Q:	Who can buy shares?

A:	An investment in our company is only suitable for persons who have adequate financial means and who will not need short-term liquidity from their investment. We have established suitability standards for investors in this offering. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and personal automobiles, either (i) a net worth of at least $70,000 and an annual gross income of at least $70,000, or (ii) a net worth of at least $250,000. The minimum levels may be higher in certain states. For more information, see “Suitability Standards.”

Q:	May you make an investment through your individual retirement account, simplified employee pension plan or other tax-deferred account?

A:	Yes. You may make an investment through your individual retirement account, a simplified employee pension, or “SEP,” plan or other tax-deferred account. In making these investment decisions, you should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such IRA, SEP or other tax-deferred account;

•	whether the investment satisfies the fiduciary requirements associated with such IRA, SEP or other tax-deferred account;

•	whether the investment will generate unrelated business taxable income, or “UBTI,” to such IRA, SEP or other tax-deferred account;

•	whether there is sufficient liquidity for the investment under such IRA, SEP or other tax-deferred account;

•	the need to value the assets of such IRA, SEP or other tax-deferred account annually or more frequently; and

•	whether the investment would constitute a prohibited transaction under applicable law.

Q:	Is there any minimum investment required?

A:	Yes. The minimum purchase is $5,000 for individuals and $4,000 for tax-exempt Plans.

After making your initial investment, you may elect to use up to the full amount of cash distributions you receive to purchase additional shares of our common stock through our distribution reinvestment plan.

Q:	How do you subscribe for shares?

A:	If you choose to purchase shares in this offering, you will need to complete and sign the execution copy of the subscription agreement and pay for the shares at the time you subscribe. A specimen copy of the subscription agreement, including instructions for completing it, is included in this prospectus as Appendix B.

Q:	If you buy shares in this offering, how may you later sell them?

A:	At the time you purchase the shares, they will not be listed for trading on any national securities exchange or over-the-counter market. Until our shares are publicly traded, you will have difficulty selling your shares, and there will likely not be any independent third party value of the shares. Even if you are able to sell your shares, you will likely have to sell them at a substantial discount. We have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders by a certain date.

After you have held your shares for at least one year, you may be able to have your shares repurchased by us pursuant to our redemption plan, which is subject to significant conditions and limitations. Our board of directors has the right to reject any redemption request for any reason or to amend, suspend or terminate our redemption plan at any time, without the approval of our stockholders. Our board of directors has the right to waive the holding periods and change the redemption prices in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstance.

Q:	Will you be notified of how we are performing?

A:	Yes. We will provide you with periodic updates on the performance of your investment with us, including:

•	a quarterly distribution report;

•	three quarterly financial reports;

•	an annual report;

•	an annual Internal Revenue Service Form 1099-DIV, if required; and

•	supplements to this prospectus.

We will provide this information to you via one or more of the following methods, in our discretion and with your consent, if necessary:

•	U.S. mail or other courier;

•	facsimile

•	in a filing with the Commission or annual report; and

•	posting on our web site at www.incometrust.com.

Certain additional information concerning our business and our advisor and its affiliates will be available at www.incometrust.com. The contents of this web site are not incorporated by reference in or otherwise a part of this prospectus.

Q:	When will you receive your detailed tax information?

A:	Your Form 1099 tax information, if required, will be placed in the mail by January 31 of each year following the end of the previous December 31 tax year end.

Q:	Who is the transfer agent?

A:	DST Systems, Inc. is our transfer agent. Its telephone number is (866) 650-0650. Its address is:

Global Income Trust c/o DST Systems, Inc. 210 West 10th Street, 8th Floor Kansas City, Missouri 64105

To ensure that any account changes are made promptly and accurately, all changes including your address, ownership type and distribution mailing address should be directed to the transfer agent.

Q:	Who can help answer your questions?

A:	If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or CNL Client Services, Post Office Box 4920, Orlando, Florida 32802-4920; phone (866) 650-0650 or (407) 650-1000.

RISK FACTORS

Your purchase of shares involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before purchasing shares of our common stock. The risks and uncertainties described below represent those risks and uncertainties that we believe are material to investors. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also harm our business. The occurrence of any of these risk factors, particularly those under the subheadings “— Company Related Risks”; “— Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties”; “— Risks Related to Our Business”; “— Risks Relating to Investments in Real Estate-Related Securities”; “— Lending Related Risks”; “— Federal Income Tax Risks”; and “— Risks Related to Our Organizational Structure,” could have a material adverse effect on our business, financial condition, results of operations and ability to pay distributions to investors.

Offering Related Risks

The price of our shares was determined arbitrarily.

We determined the offering price of our shares in our sole discretion based on:

•	the price that we believe investors would pay for our shares;

•	estimated fees to be paid to third parties and to our advisor, its affiliates and related parties; and

•	the expenses of this offering and funds we believe should be available for us to invest in properties, loans and other real estate-related assets to achieve our investment objectives.

There is no public market for our shares and there can be no assurance that one will develop.

Our shares are not listed and there is no current public market for shares of our common stock. There is no assurance that one will develop. We have no obligation to list our shares on any public securities market or provide any other type of liquidity to our stockholders. Even if you are able to sell your shares, the price received for any shares could be less than what you paid or less than your proportionate value of the assets we own. There likely will not be any independent third party value of the shares. Additionally, although we have a share redemption plan, it is subject to conditions and limitations, and our board of directors may reject any request for redemption of shares or amend, suspend or terminate the plan at any time. Further, we may not have sufficient liquidity to satisfy your redemption requests. Therefore, it may be difficult for you to sell your shares promptly or at all, including in the event of an emergency and, if you are able to sell your shares, you may have to sell them at a substantial discount from the public offering price. In the future, our board of directors may consider various exit strategies, but our articles of incorporation do not require that we consummate a transaction to provide liquidity to stockholders on any certain date or at all. As a result, you should purchase shares of our common stock only as a long-term investment.

You may not have the opportunity to evaluate our investments prior to purchasing shares of our common stock.

Although we will supplement this prospectus as we make or commit to make material acquisitions of properties and other real estate-related assets, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock. You must rely on our advisor and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

This is a “best efforts” offering and the number and type of investments we make will depend on the proceeds raised in this offering. In the event we raise substantially less than the maximum offering amount, we will make fewer investments, resulting in a less diversified portfolio of investments in terms of number, amount and location.

This offering is being made on a “best efforts” basis, which means our managing dealer and participating brokers are only required to use their best efforts to sell shares of our common stock and have no firm commitment or obligation to purchase any of our shares. We are not required to sell the full amount offered in this prospectus. If the total proceeds from the offering are substantially less than the maximum offering amount, we will make fewer investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our real property investments are located and the types of investments that we make. A lack of diversification would increase the likelihood that any single investment’s performance would materially affect our overall investment performance. Your investment in our shares will be subject to greater risk to the extent that we have limited diversification in our portfolio of investments. Additionally, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income.

There can be no assurance that we will be able to achieve expected cash flows necessary to maintain distributions at any particular level, or that distributions, if any, will increase over time.

There are many factors that can affect the availability and timing of cash distributions to stockholders. Distributions generally will be based upon such factors as the expected and actual cash flow from operations, our overall financial condition, our objective of qualifying as a REIT for tax purposes, the determination of reinvestment versus distribution following the monetization of an asset, as well as other factors including an objective of maintenance of stable and predictable distributions regardless of the composition. Because we may receive income from interest or rents at various times during our fiscal year, distributions paid may not reflect our income earned in that particular distribution period. The amount of cash available for distributions will be affected by many factors, such as our ability to make acquisitions as offering proceeds become available, the income from those investments and yields on securities of other real estate programs that we invest in, as well as our operating expense levels and many other variables. Actual cash available for distribution may vary substantially from estimates. We cannot assure you that:

•	rents from our properties will remain stable or increase;

•	tenants will not default under or terminate their leases;

•	securities we buy will increase in value or provide constant or increased distributions over time;

•	loans we make will be repaid or paid on time;

•	loans will generate the interest payments that we expect; or

•	acquisitions of real properties, mortgage or other loans, or our investments in securities or other assets, will increase our cash available for distributions to stockholders.

Our actual results may differ significantly from the assumptions used by our board of directors in establishing the distribution rates to be paid on our shares.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay distributions. For instance:

•	Cash available for distributions may be reduced if we are required to spend money to correct defects or to make improvements to properties.

•	Cash available to pay distributions may decrease if the assets we acquire have lower yields than expected.

•

Federal income tax laws require REITs to distribute at least 90% of their REIT taxable income to stockholders each year, limiting the earnings that we may retain for corporate growth, such as asset acquisition, development or expansion, and making us more dependent upon additional debt or equity financing than corporations that are not REITs. If we borrow more funds in the future, more of our operating cash will be needed to make debt payments and cash available for distributions may decrease.

•	The payment of principal and interest required to service the debt resulting from our policy to use leverage to acquire assets may leave us with insufficient cash to pay distributions.

•

We may pay distributions to our stockholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible REIT excise tax. Differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, could require us to borrow funds on a short term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

In addition, subject to the applicable REIT rules, our board of directors, in its discretion, may retain any portion of our cash on hand or use offering proceeds for capital needs and other corporate purposes. We cannot assure you that we will generate or have sufficient cash available to pay distributions to you, to continue paying distributions to you at any specified level, or that distributions we make may not be decreased or be eliminated in the future.

We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid distributions from the net proceeds of our offering. We may continue to pay distributions from sources other than our cash flow from operations or funds from operations, and any such distributions may reduce the amount of cash we ultimately invest in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders.

We expect to generate little, if any, cash flow from operations or funds from operations until we make substantial investments. Our organizational documents permit us to make distributions from any source, such as from the proceeds of our offering or other offerings, cash advances to us by our advisor, cash resulting from a deferral or waiver of asset management fees or expense reimbursements, and borrowings, which may be unsecured or secured by our assets, in anticipation of future net operating cash flow. Accordingly, until such time as we are generating operating cash flow or funds from operations, we may determine not to pay distributions or to pay all or a portion of our distributions from sources other than net operating cash flows. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceeds of this offering, to pay distributions. Commencing in the fourth fiscal quarter of 2010, we have made cash distributions from offering proceeds, which is dilutive to our stockholders. To the extent we make cash distributions, or a portion thereof, from sources other than operating cash flow or funds from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. Further, distributions that exceed cash flow from operations or funds from operations may not be sustainable. If offering proceeds are used to fund distributions, earlier investors may benefit from the investments made with funds raised later in this offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors. For the years ended December 31, 2011 and 2010, we declared cash distributions totaling $1,134,137 and $83,379, respectively. As we have not had any distributable earnings, or current or accumulated earnings and profits since inception, one hundred percent (100%) of the distributions paid to stockholders for the years ended December 31, 2011 and 2010, were made from offering proceeds and were considered a return of capital for federal income tax purposes.

Company Related Risks

We and our advisor have limited operating histories and the prior performance of real estate investment programs sponsored by CNL or its affiliates may not be indicative of our future results.

We and our advisor have limited operating histories. Prior to October 8, 2010, the date our operations commenced, we had no previous performance history. You should not rely upon the past performance of other real estate investment programs sponsored by CNL or its affiliates to predict our future results. You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies that are, like us, in their early stage of development. To be successful, our advisor must, among other things:

•	identify and acquire investments that meet our investment objectives;

•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;

•	respond to competition for our targeted real estate properties and other investments; and

•	continue to build and expand its operational structure to support our business.

There can be no assurance that our advisor will succeed in achieving these goals.

Because we rely on affiliates of CNL for advisory, property management and managing dealer services, if these affiliates or their executive officers and other key personnel are unable to meet their obligations to us, we may be required to find alternative providers of these services, which could disrupt our business.

CNL, through one or more of its affiliates or subsidiaries, owns and controls our advisor and our property manager as well as one of the sub-advisors and sub-property managers. In addition, CNL, through a subsidiary, owns and controls CNL Securities Corp., the managing dealer of this offering. In the event that any of these affiliates or related parties are unable to meet their obligations to us, we might be required to find alternative service providers, which could disrupt our business by causing delays and/or increasing our costs.

Further, our success depends to a significant degree upon the continued contributions of certain executive officers and other key personnel of our advisor, its affiliates and related parties, each of whom would be difficult to replace. We do not have employment agreements with our executive officers, and we cannot guarantee that they will remain affiliated with us or our advisor. Although several of our executive officers and other key employees of affiliates of our advisor, including Andrew A. Hyltin and Steven D. Shackelford, have entered into employment agreements with affiliates of our advisor, these agreements are terminable at will, and we cannot guarantee that such persons will remain employed by our advisor or its affiliates. We do not maintain key person life insurance on any of our executive officers.

We may suffer from delays in selecting and/or acquiring suitable properties.

Even if we are successful in raising sufficient capital, we may experience delays in deploying our capital into assets or in realizing a return on the capital we invest. We could suffer from delays in locating suitable investments as a result of competition in the relevant market, regulatory requirements and our reliance on our advisor at times when management of our advisor are simultaneously seeking to locate suitable investments for other real estate investment programs sponsored by CNL or our sponsor, some of which may have investment objectives and employ investment strategies that are similar to ours.

If we are unable to invest our offering proceeds in real estate assets in a timely manner, we may invest the proceeds of this offering in short-term, investment-grade securities. These securities typically yield less than investments in commercial real estate. The proceeds of such short-term investments may also be used to pay expenses of our advisor, property manager and other affiliates and related parties in connection with acquiring and managing, as applicable, real estate and real estate-related assets.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our investment policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of our stockholders. Under our articles of incorporation and Maryland general corporation law, our stockholders currently have a right to vote only on the following matters:

•	the election or removal of directors;

•

any amendment of our articles of incorporation, except that our board of directors may amend our articles of incorporation without stockholder approval to change our name, increase or decrease the aggregate number of our shares and of any class or series that we have the authority to issue, or classify or reclassify any unissued shares by setting or changing the preferences, conversion or other rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption of such shares;

•	effect stock splits and reverse stock splits;

•	our termination, liquidation and dissolution;

•	our reorganization;

•	modification or elimination of our investment limitations as set forth in our articles of incorporation provided, however, for so long as we are subject to the NASAA REIT Guidelines, the investment limitations imposed by the NASAA REIT Guidelines that are set forth in our articles of incorporation may not be modified or amended in any manner that would be inconsistent with the NASAA REIT Guidelines; and

•	our being a party to any merger, consolidation, sale or other disposition of substantially all of our assets (notwithstanding that Maryland law may not require stockholder approval).

All other matters are subject to the discretion of our board of directors. In addition, our board of directors has the authority to amend, without stockholder approval, the terms of both our advisory agreement and our property management agreement, which, in either case, could result in less favorable terms to our investors.

We may be restricted in our ability to replace our property manager under certain circumstances.

Our ability to replace our property manager may be limited. Under the terms of our property management agreement, we may terminate the agreement (i) in the event of our property manager’s voluntary or involuntary bankruptcy or a similar insolvency event or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to all or substantially all of the properties being managed under the agreement that is not cured within 30 days after notice to the property manager. We may amend the property management agreement from time to time to remove a particular property from the pool of properties managed by our property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to that particular property, that is not cured within 30 days after notice to the property manager. Our board of directors may find the performance of our property manager to be unsatisfactory. However, unsatisfactory performance by the property manager may not constitute “cause.” As a result, we may be unable to terminate the property management agreement even if our board concludes that doing so is in our best interest.

Our stockholders may experience dilution if we issue additional shares.

Future issuances of common stock will reduce the percentage of our shares owned by investors purchasing shares in this offering who do not participate in future stock issuances. Stockholders will not be entitled to vote on whether or not we issue additional shares. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Further, our board could authorize the issuance of stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control in us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered, and we do not intend to register, or have any of our subsidiaries register, as an investment company under the Investment Company Act. If we become obligated to register us or any of our subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•	limitations on capital structure;

•	restrictions on specified investments;

•	prohibitions on transactions with affiliates; and

•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intend to engage primarily in the business of acquiring real property, as well as making mortgage loans and other loans secured by interests in real estate and making other real estate-related investments. We intend to conduct our operations, directly and through wholly or majority-owned subsidiaries, so that we and each of our subsidiaries are not required to register as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company will be an “investment company” only if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.”

We believe that we and most, if not all, of our wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. In the event that we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

In order to qualify for the exception under Section 3(c)(5)(C) of the Investment Company Act, the Commission staff generally requires a company to maintain at least 55% of its assets directly in qualifying assets, at least 25% of its assets are permitted to be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act, and no more than 20% of the entity’s assets be comprised of miscellaneous assets. Mortgage-backed securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-backed securities, including the rights that we have with respect to the underlying loans. Our ownership of mortgage-related assets, including mortgage-backed securities, therefore, is limited by provisions of the Investment Company Act and Commission staff interpretations. See “Investment Objectives and Policies — Investment Company Act Considerations.”

The method we use to classify our assets for purposes of the Investment Company Act will be based principally upon no-action positions taken by the Commission staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the Commission staff will concur with our classification of our assets. In addition, the Commission staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exception under Section 3(c)(5)(C) of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exception from the definition of an “investment company” provided under Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us to fall within the definition of “investment company” and negatively affect our ability to avoid regulation under the Investment Company Act. To avoid being required to register as an investment company under the Investment Company Act, we and our wholly and majority-owned subsidiaries may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

We are uncertain of our sources for funding of future capital needs.

If our capital resources, or those of our advisor (to the extent it advances amounts to us or on our behalf), are insufficient to support our operations, we will not achieve our investment objectives.

We will establish capital reserves on a property-by-property basis, as we deem appropriate to pay operating expenses to the extent that the property does not generate operating cash flow to fund anticipated capital improvements. If we do not have enough capital reserves to supply needed funds for capital improvements throughout the life of our investment in a property and there is insufficient cash available from our operations or from other sources, we may be required to defer necessary improvements to a property. This may result in decreased cash flow and reductions in property values. If our reserves are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. Additionally, due to the volatility and uncertainty experienced in recent years by domestic and international financial markets (most visibly within, but not exclusive to, the “subprime” mortgage lending sector of the credit market), liquidity has tightened in financial markets, including the investment grade debt and equity capital markets. Consequently, there is greater uncertainty regarding our ability to access credit markets in order to obtain financing on reasonable terms or at all. Although we expect to use leverage with respect to our investments and may undertake subsequent offerings of our capital stock, there can be no guarantee that these sources will be available to use. Although currently we have a revolving line of credit facility available to us, we cannot assure you that the line of credit facility or any other such source of funding will be available to us for potential capital needs in the future.

Changes in accounting pronouncements could adversely impact our or our tenants’ reported financial performance.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board and the Commission, entities that create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that govern the preparation of our financial statements. These changes could have a material impact on our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Similarly, these changes could have a material impact on our tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate. In such event, tenants may determine not to lease properties from us, or, if applicable, exercise their option to renew their leases with us. This in turn could cause a delay in investing our offering proceeds, make it more difficult for us to enter into leases on terms we find favorable and impact the distributions to stockholders.

Cyber security risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cyber security protection costs, litigation and reputational damage adversely affecting customer or investor confidence.

Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties

We are subject to conflicts of interest arising out of our relationships with our advisor and its affiliates and related parties, including the material conflicts discussed below. The “Conflicts of Interest” section of this prospectus provides a more detailed discussion of the conflicts of interest between us and our advisor and its affiliates and related parties and our policies to reduce certain potential conflicts.

Our advisor, property manager and other entities affiliated with CNL that conduct our day-to-day operations will face competing demands on their time.

We rely upon our advisor, including its investment committee, our property manager and the executive officers and employees of entities affiliated with CNL, to conduct our day-to-day operations. Certain of these persons also conduct the day-to-day operations of other real estate investment programs sponsored by CNL or our sponsor, one of which is Global Growth Trust, Inc., and they may have other business interests as well. One of our directors, James M. Seneff, Jr. is also a director of other real estate investment programs sponsored by CNL or our sponsor, including Global Growth Trust, Inc., and Matthew S. Banks, one of our directors, is also on the board of directors of Global Growth Trust, Inc. We have in common with Global Growth Trust, Inc. the same executive officers. Additionally, our advisor and the advisor to Global Growth Trust, Inc. have in common the same managers, executive officers and investment committee members. We currently anticipate that our executive officers and the executive officers of our advisor that are common to both our advisor and the advisor of Global

Growth Trust, Inc., will, on average, devote approximately one-third of their time to our business and operations, approximately one-third of their time to the business and operations of Global Growth Trust, Inc., and the balance of their time will be devoted to other real estate programs of CNL, our sponsor or their affiliates, as applicable. It is also intended that the managers of our advisor (who are not also executive officers of our advisor) and the advisor’s representatives on its investment committee will devote the time necessary to fulfill their respective duties to us and our advisor. However, because these persons have competing interests on their time and resources, they may find it difficult to allocate their time between our business and these other activities. During times of intense activity in other programs and ventures, they may devote less time and resources to our business than is necessary or appropriate.

Other real estate investment programs sponsored by CNL or our sponsor use certain investment strategies that are similar to ours, and our advisor and its affiliates, and their and our executive officers, will face conflicts of interest relating to the purchase and leasing of properties and other investments, and such conflicts may not be resolved in our favor.

One or more real estate investment programs sponsored by CNL or our sponsor, including Global Growth Trust, Inc., may be seeking to invest in properties and other real estate-related investments similar to the assets we are seeking to acquire. CNL sponsors one and our sponsor sponsors two other public non-traded active real estate investment programs that focus on commercial real estate, one of which, Global Growth Trust, Inc., also has a global investment strategy. As a result, we may be buying properties and other real estate-related investments at the same time as other programs sponsored by CNL or our sponsor and managed by the same persons who are executive officers and employees of our advisor or its affiliates. We cannot assure you that properties we want to acquire will be allocated to us in this situation. Neither CNL nor our sponsor is required to allocate any prospective investment to our advisor for review. Our advisor may choose a property that provides lower returns to us than a property allocated to another program sponsored by CNL or our sponsor. We also may be precluded from certain investment opportunities. In addition, we may acquire properties in geographic areas where other programs sponsored by CNL or our sponsor own properties. If one of such other programs sponsored by CNL or our sponsor attracts a tenant that we are competing for, we could suffer a loss of revenue due to delays in locating another suitable tenant. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before or after making your investment.

The sub-advisors engaged by our advisor to assist in indentifying and acquiring international investments will have competing demands on their time and are not obligated to offer any investments to us.

We may compete with existing and/or future programs sponsored by affiliates of MREAS Advisory and MGPA Advisory for the acquisition of commercial properties and other investments. The representatives of MREAS Advisory and MGPA Advisory who are members of the advisor’s investment committee, who are also executive officers and employees of other Macquarie or MGPA entities, and who are also representatives of sub-advisors to Global Growth Trust, Inc., must determine if their respective affiliates’ sponsored programs or our company, or Global Growth Trust, Inc., should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although we expect that MREAS Advisory and MGPA Advisory will locate and present investment opportunity to us, neither they nor their respective affiliates are required to present any investment opportunities to us.

Our advisor and its affiliates, including all of our executive officers and our affiliated directors, will face conflicts of interest as a result of their compensation arrangements with us, which could result in actions that are not in the best interest of our stockholders.

We may pay substantial fees to our advisor (including its sub-advisors) and affiliates, the managing dealer of this offering and our property manager. These fees could influence their advice to us, as well as the judgment of affiliates of our advisor performing services for us. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our advisor, its affiliates and related parties;

•	additional public offerings of equity by us, which entitle CNL Securities Corp., as managing dealer, to fees and our advisor to increased asset management fees;

•	property sales, which may entitle our advisor to real estate commissions;

•	property acquisitions from third parties, which entitle our advisor to investment services fees and asset management fees;

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borrowings to acquire assets, which increase the investment services fees and asset management fees payable to our advisor and which entitle our advisor or its affiliates to receive other acquisition fees in connection with assisting in obtaining financing for assets if approved by our board of directors, including a majority of our independent directors;

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whether we seek to internalize our management functions, which could result in our retaining some of our advisor’s and its affiliates’ key officers and employees for compensation that is greater than that which they currently earn or which could require additional payments to affiliates of our advisor to purchase the assets and operations of our advisor, its affiliates and related parties performing services for us;

•	the listing of, or other liquidity event with respect to, our shares, which may entitle our advisor to a subordinated incentive fee;

•	a sale of assets, which may entitle our advisor to a subordinated share of net sales proceeds; and

•	whether and when we seek to sell our operating partnership or its assets, which sale could entitle our advisor to additional fees.

The fees our advisor receives in connection with transactions involving the purchase and management of our assets are not necessarily based on the quality of the investment or the quality of the services rendered to us. The basis upon which fees are calculated may influence our advisor to recommend riskier transactions to us.

None of the agreements with our advisor, property manager or any other affiliates and related parties were negotiated at arm’s length.

Agreements with our advisor, property manager or any other affiliates and related parties may contain terms that are not in our best interest and would not otherwise apply if we entered into agreements negotiated at arm’s length with third parties.

Because the managing dealer is an affiliate of our advisor, investors will not have the benefit of an independent review of us or this prospectus, which are customarily performed in underwritten offerings.

Our managing dealer, CNL Securities Corp., is an affiliate of CNL and did not make an independent review of us or the offering. Accordingly, unless your participating broker determines to conduct such a review, you will not have the benefit of an independent review of the terms of this offering.

If we internalize our management functions, your interest in us could be diluted, we could incur other significant costs associated with being self-managed and may not be able to retain or replace key personnel; and we may have increased exposure to litigation as a result of internalizing our management functions.

We may internalize management functions provided by our advisor, our property manager and their respective affiliates. Our board of directors may decide in the future to acquire assets and personnel from our advisor, our property manager or their affiliates for consideration that would be negotiated at that time. There can be no assurances that we will be successful in retaining our advisor’s key personnel in the event of an internalization transaction. In the event we were to acquire our advisor or our property manager, we cannot be sure of the form or amount of consideration or other terms relating to any such acquisition, which could take many forms, including cash payments, promissory notes and shares of our stock. The payment of such consideration could reduce the percentage of our shares owned by persons who purchase shares in this offering and could reduce the net income per share, funds from operations per share and modified funds from operations per share attributable to your investment.

In addition, we may issue equity awards to officers, employees and consultants, which awards would decrease net income, funds from operations and modified funds from operations. We cannot reasonably estimate the amount of fees to our advisor, property manager and other affiliates we would save, and the costs we would incur, if we acquired these entities. If the expenses we assume as a result of an internalization are higher than the expenses we avoid paying to our advisor, property manager and other affiliates, our net income per share, funds from operations per share and modified funds from operations per share would be lower than they otherwise would have been had we not acquired these entities.

Additionally, if we internalize our management functions, we could have difficulty integrating these functions. Currently, the officers and employees of our advisor, its affiliates and related parties perform asset management and general and administrative functions, including accounting and financial reporting, for multiple entities. We may fail to properly identify the appropriate mix of personnel and capital needs to operate as a stand-alone entity. An inability to manage an internalization transaction effectively could result in our incurring additional costs and divert our management’s attention from effectively managing our properties and overseeing other real estate-related assets.

In recent years, internalization transactions have been the subject of stockholder litigation. Stockholder litigation can be costly and time-consuming, and there can be no assurance that any litigation expenses we might incur would not be significant or that the outcome of litigation would be favorable to us. Any amounts we are required to expend defending any such litigation will reduce the amount of funds available for investment by us in properties or other investments.

Risks Related to Our Business

The returns we earn on our real estate assets will be affected by economic and regulatory changes that have an adverse impact on the real estate market in general, and we cannot assure you that we will be profitable or that we will realize growth in the value of our real estate properties.

The returns we earn on our real estate assets will be impacted by risks generally incident to the ownership of real estate, including:

•	changes in local conditions, including oversupply of space or reduced demand for real estate assets of the type we will own;

•	inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

•	changes in supply of, or demand for, similar or competing properties in a geographic area;

•	an inability to acquire and finance properties on favorable terms;

•	changes in interest rates and availability of permanent mortgage funds that may render the sale of a property difficult or unattractive;

•	the illiquidity of real estate investments generally;

•	changes in tax, real estate, environmental, land use and zoning laws;

•	vacancies or inability to rent space on favorable terms;

•	acts of God, such as earthquakes, floods and hurricanes;

•	inability to collect rents from tenants;

•	discretionary consumer spending and changing consumer tastes; and

•	periods of high interest rates and negative capital market conditions.

We may be limited in our ability to vary our portfolio in response to changes in economic, market or other conditions, including by restrictions on transfer imposed by our limited partners, if any, in our operating partnership or lenders. Additionally, the return on our real estate assets also may be affected by a continued or exacerbated general economic slowdown experienced by the countries in which we invest, as a whole or by the local economies where our properties and the properties underlying our other real estate-related investments are located, including:

•	poor economic conditions may result in defaults by tenants of our properties and borrowers under our investments in mortgage, bridge or mezzanine loans;

•	job transfers and layoffs may cause tenant vacancies to increase; and

•	increasing concessions, reduced rental rates or capital improvements may be required to maintain occupancy levels.

International investments create additional risks.

We have purchased real property, and we expect to continue to purchase additional real estate and other real estate-related investments outside of the United States. We anticipate that up to 60% of our investments may be in assets located in jurisdictions outside the United States. Foreign investments are subject to many of the same risks as domestically located properties as well as additional risks such as:

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governmental laws, rules and policies, including laws relating to the foreign ownership of real property or mortgages and laws relating to the ability of foreign persons or corporations to remove profits earned from activities within the country to the person’s or corporation’s country of origin;

•	variations in currency exchange rates;

•	changes in relative interest rates;

•	changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	changes in real estate and other tax rates, the tax treatment of transaction structures and other changes in operating expenses in a particular country where we invest;

•	if our REIT status is not recognized in foreign countries, any income or gains from foreign sources may be subject to foreign taxation, withholding taxes, transfer taxes and value added taxes;

•	any changes in foreign tax laws might have a negative impact to us or our stockholders;

•	lack of uniform accounting standards (including availability of information prepared in accordance with generally accepted accounting principles (“GAAP”);

•	more stringent environmental laws and operational health and safety regulations or changes in such laws;

•	changes in the social stability or other political, economic or diplomatic developments in or affecting a country where we have an investment;

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high inflation in the countries in which we purchase real estate or make real estate-related investments could increase our expenses and the introduction of governmental actions to curb such inflation, such as price controls, could have unintended and additional adverse consequences to our business

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deflationary periods in the countries in which we invest may reduce demand for our assets in those countries, reducing the value of such investments and therefore the returns to us and our stockholders;

•	increased risks if we, our advisor and its affiliates have only limited experience investing in real property or other investments in a specific country where a property is acquired; and

•	legal and logistical barriers to enforcing our contractual rights.

In addition, adverse political, economic, social, diplomatic developments and adverse changes in laws or regulations may adversely affect our investments and the rates of return we are able to achieve on those investments. We may make investments in countries whose governments or economies may prove unstable. We may encounter political and legal risks particularly in developing countries and emerging markets. Certain of the countries in which we may invest are economically developing countries with political, economic and legal systems that are different from or less developed or less comprehensive than those of the U.S. or western Europe and which may have limited or different experience with respect to the implementation, interpretation and enforcement of laws. Our financial results, as well as the investment opportunities available to us, may be adversely affected by uncertainties such as political economic or social instability, diplomatic developments and changes in laws or regulations in such countries, including in the areas of taxation, bankruptcy and ownership of assets located in those countries. Actions or inaction by the governments of such countries could have a significant effect on, among other things, the local economic conditions, and could adversely affect local real estate markets. In some of the countries in which we may invest, there may be a risk of nationalization, expropriation or confiscatory taxation, which may have an adverse effect on the value of investments in those countries and the rates of return we are able to achieve on such investments. We may also lose the total value of any real estate asset which is nationalized, expropriated or confiscated.

Continued market disruptions may adversely affect our operating results.

In recent years the global financial markets have experienced pervasive and fundamental disruptions. A disruption in the financial markets or the financial stability of a country often results in a significant negative impact on the financial markets globally. Such disruptions have had and may continue to have an adverse impact on the availability of credit to businesses, generally, and have resulted in and could lead to further weakening of the U.S. economy and the economies of other countries in which we may invest. Our business may be affected by market and economic challenges experienced by the U.S. economy or real estate industry generally or by the local economic conditions in the foreign jurisdictions in which our properties are located, including the current dislocations in the credit markets and general global economic recession. Availability of debt financing secured by commercial real estate has been significantly restricted, as a result of tightened underwriting standards. Continued declines in the financial markets may materially affect the value of our investment properties, and may affect our ability to pay distributions, the availability or the terms of financing that we have or may anticipate utilizing, and our ability to make principal and interest payments on, or refinance, any outstanding debt when due. Such challenging economic conditions may also negatively impact the ability of our tenants to enter into new leasing transactions or satisfy rental payments under existing leases.

Our operating results could be negatively impacted during periods of rising inflation or during periods of deflation.

Inflationary expectations or periods of rising inflation could also be accompanied by rising prices of commodities that are critical to the development or maintenance of real estate assets or to the return expected with respect to such assets. During periods of high inflation, capital tends to move to other assets, such as (historically) gold, which may adversely affect the prices at which we are able to sell our investments. There may be limited cash available for distribution from real estate assets with fixed income streams. The market value of such investments may decline in value in times of higher inflation rates. Some of our investments may have income linked to inflation through contractual rights or other means. However, as inflation may affect both income and expenses, any increase in income may not be sufficient to cover increases in expenses.

During periods of deflation, the demand for assets in which we have invested could fall, reducing the revenues generated by, and therefore the value of, such investments, resulting in reduced returns to us and our stockholders. Where the operating costs and expenses associated with any such investments do not fall by a corresponding amount, the rate of return to us and our stockholders could be further reduced. As a result, it may be more difficult for leveraged assets to meet or service their debt obligations. Periods of deflation are often characterized by a tightening of money supply and credit, which could limit the amounts available to us with which to acquire or refinance our investments, which would limit the number and size of investments that we may make and affect the rate of return to us and our stockholders. Such economic constraints could also make the real estate assets in which we may invest more illiquid, preventing us from divesting such assets efficiently and so reducing the return to us and our stockholders from such investments.

We will depend on tenants for the majority of our revenue from real property investments, and lease terminations or the exercise of any co-tenancy rights could have an adverse effect.

Defaults on lease payment obligations by our tenants would cause us to lose the revenue associated with that lease and require us to find an alternative source of revenue to pay our mortgage indebtedness and prevent a foreclosure action. If a tenant defaults or declares bankruptcy, we may experience delays in enforcing our rights as a landlord and may be unable to collect sums due under related leases. If a tenant, or a guarantor of a tenant’s lease obligations, is subject to a bankruptcy proceeding, our efforts to collect pre-bankruptcy debts from these entities or their properties may be barred. If a lease is rejected by a tenant in bankruptcy, we may not be entitled to any further payments under the lease. In addition, if a tenant at one of our single-user facilities, which are properties designed or built primarily for a particular tenant or a specific type of use, fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant without making substantial capital improvements or incurring other significant re-leasing costs.

Further, with respect to any retail properties we may acquire, we may enter into leases containing co-tenancy provisions. Co-tenancy provisions may allow a tenant to exercise certain rights if, among other things, another tenant fails to open for business, delays its opening or ceases to operate, or if a percentage of the property’s gross leasable space or a particular portion of the property is not leased or subsequently becomes vacant. A tenant exercising co-tenancy rights may be able to abate minimum rent, reduce its share or the amount of its payment of common area operating expenses and property taxes or cancel its lease.

We may be restricted from re-leasing space.

We may be restricted by the terms of certain leases from leasing space to entities that compete with other tenants. Certain leases may restrict the types of tenants or businesses that we may lease to. For example, many retail leases provide tenants the exclusive right to sell certain types of goods or services within the retail center, limiting the number and types of tenants we may lease to within the center. These limits may cause us to spend more time and, potentially, money leasing vacant space or space subject to expiring leases.

Increasing vacancy rates for certain classes of real estate assets resulting from disruptions in the financial markets and deteriorating economic conditions in recent years could adversely affect the value of assets we acquire in such classes.

We depend upon tenants for a majority of our revenue from real property investments. Disruptions in the financial markets and deteriorating economic conditions in recent years have resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including office and retail properties, due to increased tenant delinquencies and/or defaults under leases, generally lower demand for rentable space, as well as potential oversupply of rentable space. Business failures and downsizings have led to reduced demand for office space and reduced consumer demand for retail products and services, has led to retail business failures or downsizings and reducing demand for retail space. Reduced demand for commercial properties such as retail and office space could require us to increase concessions, tenant improvement expenditures or reduce rental rates to maintain occupancies beyond those anticipated at the time we acquire the property. The continuation of disruptions in the financial markets and deteriorating economic conditions could impact certain of the real estate we may acquire and such real estate could experience higher levels of vacancy than anticipated at the time of our acquisition of such real estate. The value of our real estate investments could decrease below the amounts we paid for the investments. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. We will incur expenses, such as for maintenance costs, insurances costs and property taxes, even though a property is vacant. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

Our co-venture partners or other partners in co-ownership arrangements could take actions that decrease the value of an investment to us and lower your overall return.

We may enter into joint ventures or other co-ownership arrangements with other real estate investment programs sponsored by CNL, our sponsor or with other third parties. We may also purchase properties in joint ventures or in partnerships or other co-ownership arrangements with the sellers of the properties, affiliates of the sellers, developers or other persons. Such investments may involve risks not otherwise present with other forms of real estate investment, including, for example:

•	the possibility that our co-venturer or partner in an investment might become bankrupt;

•	the possibility that a co-venturer or partner in an investment might breach a loan agreement or other agreement or otherwise, by action or inaction, act in a way detrimental to us or the investment;

•	the possibility that such co-venturer or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•	the possibility that we may incur liabilities as the result of an action taken by our partner or co-investor; or

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the possibility that we may not be able to control the management of such assets and such co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage may adversely affect your returns.

The nature of the activities at certain properties we may acquire will expose us and our tenants or operators to potential liability for personal injuries and, in certain instances, property damage claims. In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that may be uninsurable or not economical to insure, or may be insured subject to limitations such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally require property owners to purchase specific coverage insuring against terrorism as a condition for providing mortgage, bridge or mezzanine loans. These policies may or may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of the particular asset will likely be reduced by the uninsured loss. In addition, we cannot assure you that we will be able to fund any uninsured losses.

We compete to acquire properties with third parties that may be better capitalized than we are.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships and other entities engaged in real estate investment activities, many of which have greater resources than us. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. We may not be able to purchase properties at prices that allow us to earn returns consistent with our investment objectives, if at all.

Certain types of the properties we may acquire, including office, retail and industrial properties, do not have significant barriers to entry. Consequently, the development of new office, retail and industrial properties could outpace demand. Increased competition for tenants for these types of properties also could require a property to undertake unbudgeted capital improvements or to lower its rental rates in order to obtain or retain tenants.

Failure to succeed in new markets or in new property classes may have adverse consequences on our performance.

We may from time to time make acquisitions outside of property classes that have been the focus of the management of our advisor or its sub-advisors. The experience of the management of our advisor or its sub-advisors in existing markets in owning and operating certain classes of property does not ensure that we will be able to operate successfully in new markets, should we choose to enter them, or that we will be successful in new property classes. We may be exposed to a variety of risks if we choose to enter new markets, including an inability to accurately evaluate local market conditions, identify appropriate acquisition opportunities or hire and retain key personnel. In addition, we may abandon opportunities to enter new markets or acquire new classes of property that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction. Portfolio acquisitions are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, resulting in additional demands on our advisor and property manager in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties. Dispositions of properties outside of the safe harbor rules under the Internal Revenue Code could cause us to pay a tax equal to the entire gain if the disposition is deemed a prohibited transaction. We also may be required to accumulate a large amount of cash to fund such acquisitions. We would expect the returns that we earn on such cash to be less than the returns on real property. Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.

We will not own or control the land in any ground lease properties that we may acquire.

We may acquire property on land owned by a governmental entity or other third party, while we own a leasehold, permit or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, we will have no economic interest in the land or building at the expiration of the ground lease or permit. As a result, we will not share in any increase in value of the land associated with the underlying property. Further, because we do not control the underlying land, the lessor could take certain actions to disrupt our rights in the property or our tenants’ operation of the properties or, in the case of a governmental entity, take the property in an eminent domain proceeding.

We may fail to integrate acquired properties and related personnel.

To grow successfully, our advisor and property manager must apply their experience to a larger number of properties. In addition, our advisor’s sub-advisors and our property manager’s sub-property managers must be able to integrate new management and qualified operations personnel as our investments grow in size and complexity. These entities may not be successful in doing so.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

In some instances we may sell a property by providing financing to the purchaser. In so doing, however, we will bear the risk that the purchaser defaults on its obligation. There are no limits or restrictions on our ability to accept purchase money obligations. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or our reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed of. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years.

The costs of compliance with environmental laws and regulations may adversely affect our income and the cash available for distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations (including those of foreign jurisdictions) relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of removing or remediating could be substantial. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property or to use the property as collateral for borrowing.

Environmental laws and regulations also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws and regulations provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances. Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability on us or that the environmental condition of our properties will not be affected by the manner in which tenants operate their businesses, the existing condition of the land, operations in the vicinity of the properties such as the presence of underground storage tanks, or the activities of unrelated third parties.

We may incur significant costs to comply with the Americans with Disabilities Act or similar laws.

Our properties will generally be subject to the Americans with Disabilities Act of 1990, as amended (or “Disabilities Act”), or similar laws of foreign jurisdictions. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. In addition, with respect to any apartment properties located in the United States, we also must comply with the Fair Housing Amendment Act of 1988, or FHAA, which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors.

The requirements of the Disabilities Act or the FHAA could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act, the FHAA or similar laws of foreign jurisdictions or place the burden on the seller or other third party, such as a tenant, to ensure compliance with these laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. We may incur significant costs to comply with these laws.

Property tax increases may reduce the income from our properties.

The amount we pay in property taxes may increase from time to time due to rising real estate values and adjustments in assessments. Increases in real estate values or assessment rate adjustments will result in higher taxes. We may not be able to pass these increases on to our tenants.

Any healthcare facilities that we own will be subject to additional federal, state and local laws and regulations.

Healthcare facilities are subject to additional federal, state and local laws and regulations that do not impact other property types. These laws and regulations are subject to frequent changes and, in certain circumstances, may be applied retroactively. The ultimate timing or effect of these changes cannot be predicted. These changes may have a dramatic effect on the entities that operate these facilities and hence their ability to meet their obligations to us. In particular:

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Many healthcare facilities derive revenue from governmentally-funded reimbursement programs, primarily Medicare and Medicaid. Failure to maintain certification and accreditation in these programs would result in a loss of funding from these programs.

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Operators of healthcare facilities are subject to regulatory and licensing requirements of federal, state and local authorities and are periodically audited to confirm compliance. Failure to obtain licensure or loss or suspension of licensure would prevent a facility from operating or result in a suspension of reimbursement payments until all licensure issues have been resolved and the necessary licenses obtained or reinstated. If our operators are unable to satisfy current and future certificate of need requirements and are unable to continue operating, our revenues from those facilities could be reduced or eliminated for an extended period of time or permanently.

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There are various extremely complex and largely uninterpreted federal and state laws governing a wide array of referrals, relationships and arrangements and prohibiting fraud by healthcare providers, including criminal provisions that prohibit filing false claims or making false statements to receive payment or certification under Medicare and Medicaid, or failing to refund overpayments or improper payments. The violation of any of these laws or regulations by an operator may result in the imposition of fines or other penalties that could jeopardize that operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

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Each year, legislative proposals are introduced or proposed in Congress and in some state legislatures that would affect major changes in the healthcare system, either nationally or at the state level. Regulatory proposals and rules are released on an ongoing basis and may have major impacts on the healthcare system. Any change in the healthcare system that adversely affects operators of healthcare facilities could jeopardize an operator’s ability to make lease or mortgage payments to us or to continue operating its facility.

We will depend on third parties to operate certain facilities.

In order to maintain qualification as a REIT, there are certain properties that we are not permitted to manage or operate. For example, we will generally not be able to operate any healthcare property or lodging property or participate in the decisions affecting the daily operations of those facilities. Thus, if we acquire any of these property types, we will either lease the property to a third party or enter into an arm’s-length lease with a TRS which will, in turn, retain third parties to operate these properties.

We will not have the authority to dictate how a facility is operated or to direct any particular aspect of a facility’s daily operation. Thus, even if we believe a healthcare or lodging facility is being operated inefficiently, we may not be able to force the management company to change its method of operation. We can only seek legal redress if a third party or TRS violates the terms of our lease with them or a management company violates the terms of the management agreement with a TRS. Terminating a lease or a management agreement may require the payment of substantial termination fees and could significantly disrupt operations.

Short-term leases may expose us to the effects of declining market rent.

Certain types of the properties we may acquire typically have short-term leases. For example, leases in multi-family apartment communities and student housing properties generally are for a term of one year or less. There is no assurance that we will be able to renew these leases as they expire or attract replacement tenants on comparable terms, if at all.

We may be exposed to the annual leasing cycle of student housing properties, changing university admission and housing policies, and other risks inherent in the student housing industry.

Student housing properties must be almost entirely re-leased each year, exposing our operators to increased leasing risk. These facilities are highly dependent on the effectiveness of their marketing and leasing efforts and personnel during the late summer and early fall re-leasing season. Changes in university admission policies can also adversely affect student housing properties, such as requirements that freshman, or other classes of students, live in a university-owned facility, resulting in lower occupancy rates for other facilities. Additionally, many colleges and universities own and operate their own competing on-campus housing, offering better proximity to the campus and on-campus facilities. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us, thereby enabling them to offer lower rental rates than competing facilities and negatively impacting our property occupancy or rental rates. Federal and state requirements to publish reports of crime or other negative publicity regarding the safety of the students residing on, or near, our student housing properties may have an adverse effect on the operations of these types of properties.

Governmental regulation may increase the costs of acquiring and operating properties.

There are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with, and that may subject us to liability in the form of fines or damages for noncompliance. Any foreign investments we make will be subject to similar laws in the jurisdictions where they are located. Complying, or failure to comply, with these laws or regulations could increase the cost of acquiring or operating properties.

Further, there can be no assurance that new applications of laws, regulations and policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on the properties we owned prior to the change, which could result in us incurring added costs to comply or maintain licenses and permits.

Financing Related Risks

Mortgage indebtedness and other borrowings will increase our business risks.

We are permitted to acquire real properties and other real estate-related investments, including entity acquisitions, by assuming either existing financing collateralized by the asset or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by some or all of our assets to obtain funds to acquire additional investments or to pay distributions to our stockholders. If necessary, we also may borrow funds to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income,” or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT for federal income tax purposes.

Although our articles of incorporation impose limits on our total indebtedness, there is no limit on the amount we may invest in any single property or other asset or on the amount we can borrow to purchase any individual property or other investment. Further, we may exceed the limits set forth in our articles if approved by a majority of our independent directors.

In addition to the limitations in our articles of incorporation, our board of directors has adopted a policy to generally limit our aggregate borrowings to not exceed approximately 75% of the aggregate value of our assets unless substantial justification exists that borrowing a greater amount is in our best interest. Our policy limitation, however, will not apply to individual real estate assets and will only apply once we have ceased raising capital under this or any subsequent primary offering prior to listing, and invested substantially all of our capital. As a result, we expect to borrow more than 75% of the contract purchase price of each real estate asset we acquire to the extent our board of directors determines that borrowing these amounts is reasonable. Principal and interest payments reduce cash that would otherwise be available for other purposes. Further, incurring mortgage debt increases the risk of loss because defaults on indebtedness secured by a property may result in foreclosure actions initiated by lenders and our loss of the property securing the loan that is in default. For tax purposes, a foreclosure is treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We also may provide full or partial guarantees to lenders of mortgage debt to the entities that own our properties. In this case, we will be responsible to the lender for satisfaction of the debt if it is not paid by the entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one real property may be affected by a default.

As of December 31, 2011, we had total outstanding indebtedness, including our credit facility and mortgage notes payable, of $39.5 million.

The commercial mortgage-backed securities (or “CMBS”) in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

The value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties.

CMBS are also subject to several risks created through the securitization process. Generally, CMBS are issued classes similar to mortgage loans. To the extent that we invest in a subordinate class, we will be paid interest only to the extent that there are funds available after paying the senior class. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may prove to be inaccurate. Thus, any particular class of CMBS may be riskier and more volatile than the rating may suggest, all of which may cause the returns on any CMBS investment to be less than anticipated.

We do not have the right to foreclose on commercial mortgage loans underlying CMBS in which we invest since we will not directly own such underlying loans. Accordingly, we must rely on third parties to initiate and execute any foreclosure proceedings upon a default of such mortgage loans.

Non-investment grade CMBS are subject to an increased risk of loss.

We may invest in “non-investment grade” CMBS which have a higher risk of default than investment grade loans. Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’ underlying cash flow or other factors. If the borrowers in the underlying loans are unable to repay their loans at maturity, our revenues will decrease. If current economic trends impacting the real estate market continue, many borrowers underlying CMBS may have difficulty repaying the principal of their loans at maturity.

We may invest in the equity securities of collateralized debt obligations (or “CDOs”) and these investments may involve significant risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.

We may invest in the equity securities of CDOs. A CDO entity is a special purpose vehicle that purchases collateral (such as real estate-related investments, bank loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity if there are defaults by the obligors under the underlying collateral and those defaults exceed a certain amount. In that event, the value of our investment in CDO equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO’s assets, the value of the equity securities will generally have greater fluctuations than the values of the underlying collateral.

Instability in the credit markets and real estate markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to you.

We may not be able to obtain financing for investments on terms and conditions acceptable to us, if at all. Domestic and international financial markets have, in recent years, experienced unusual volatility and uncertainty. If this volatility and uncertainty persists, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be significantly impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase likely will be lower. In addition, if we pay fees to lock-in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. Additionally, the reduction in equity and debt capital resulting from turmoil in the capital markets has resulted in fewer buyers seeking to acquire commercial properties leading to lower property values and the continuation of these conditions could adversely impact our timing and ability to sell our properties.

In addition to volatility in the credit markets, the real estate market is subject to fluctuation and can be impacted by factors such as general economic conditions, supply and demand, availability of financing and interest rates. To the extent we purchase real estate in an unstable market, we are subject to the risk that if the real estate market ceases to attract the same level of capital investment in the future that it attracts at the time of our purchases, or the number of parties seeking to acquire properties decreases, the value of our investments may not appreciate or may decrease significantly below the amount we pay for these investments.

Rising interest rates negatively affect our ability to acquire properties, pay existing debt obligations and refinance our properties.

We may be unable to refinance or sell properties collateralized by debt that is maturing on acceptable terms and conditions, if at all. This risk may be greater in the case of interest-only loans or balloon payment loans where no or little payments on the principal amount of the loan have been made. If interest rates are higher at the time we intend to refinance, we may not be able to refinance the properties at reasonable rates and our income could be reduced. In addition, we may incur indebtedness that bears interest at a variable rate. Increases in interest rates on variable rate loans would increase our interest costs, which could have an adverse effect on our operating cash flow. Increased interest rates either on refinancing of properties or on variable rate loans could increase the amount of our debt payments and reduce cash flow. In addition, if rising interest rates cause us to need additional capital to repay indebtedness, we may need to borrow more money or to liquidate one or more of our investments at inopportune times that may not permit realization of the maximum return on such investments.

Lenders may require us to comply with restrictive covenants.

In connection with obtaining financing, a lender could impose restrictions on us that affect our ability to incur additional debt and our distribution and operating policies. In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the applicable property without the prior consent of the lender. Loan documents we enter into may contain other customary negative covenants that may limit our ability to further mortgage the property, discontinue insurance coverage, replace our advisor or impose other limitations.

To hedge against foreign exchange rate and interest rate fluctuations, we may use derivative financial instruments. Using derivative financial instruments may be costly and ineffective.

We may engage in hedging transactions to manage the risk of changes in interest rates, price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. We may use derivative financial instruments for this purpose, collateralized by our assets and investments. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from time to time.

To the extent that we use derivative financial instruments to hedge against exchange rate and interest rate fluctuations, we will have additional REIT tax compliance requirements and we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We may be unable to manage these risks effectively.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) mandates regulated, centralized clearing and trading environments for swap (hedging) agreements or, where clearing is unavailable, imposes collateral and capital requirements to protect counterparties and to discourage over-leveraging. There currently are limited enumerated exceptions to the clearing or collateral requirement. A swap is exempt from the clearing requirement (or the alternative collateral and capital requirement) if one of the counterparties is not a financial entity and is using the swap to hedge or mitigate its commercial risk, commonly known as an “end-user exception.” The Commission is devising rules to effect these provisions of the Dodd-Frank Act, including determining whether REITs and other investors are included within the “end-user exemption.” If REITs are determined not to be an end-user and we acquire derivative instruments, we will be required to retain in reserve a certain amount of capital that would otherwise be used for investments, which ultimately could negatively impact returns to our stockholders. Alternatively, if we determine that the collateral/capital requirements are too prohibitive and therefore we do not employ a hedging strategy, we will be at increased risk for foreign exchange and interest rate fluctuations.

We may not be able to successfully complete securitization transactions, which may hurt our ability to grow our business.

To the extent consistent with the REIT requirements, we may seek to securitize loans we originate or otherwise hold for investment. This could involve creating a special purpose vehicle, contributing a pool of our assets to the entity and selling certain debt interests of the entity on a non-recourse basis to purchasers (who we would expect to be willing to accept a lower rate of return to invest indirectly in investment grade loan pools). We would retain all or a portion of the equity in the securitized pool of portfolio investments. However, conditions in the capital markets may make the securitization of assets impractical even when we do have a sufficient pool of capital. The inability to securitize the loans we originate or otherwise hold for investment could impair our ability to recycle capital and, hence, grow our business. At the same time, the securitization of these investments might expose us to losses, as the residual portfolio investments in which we do not sell interests will tend to be riskier and more likely to generate losses.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.

We expect that the terms of CDOs we may issue will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” When we use the term “CDO” in this prospectus, we are referring to a collateralized debt obligation or an entity that issues such securities. We anticipate that the CDO terms will provide that, if certain delinquencies or losses exceed specified levels, which we will establish based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted had losses or delinquencies not exceeded those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability to receive net income from assets collateralizing the obligations. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot be certain of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. We may not be able to obtain favorable terms with regard to these matters. If our assets fail to perform as anticipated, our over-collateralization or other credit enhancement expense associated with our CDO financings will increase.

The tax on prohibited transactions will limit our ability to engage in transactions that may be treated as sales for U.S. federal income tax purposes, including certain methods of securitizing loans and selling our loans and real estate properties.

A REIT’s gain from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, including mortgage loans and real estate, held as inventory or held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans or otherwise dispose of loans or real estate in a manner that is treated as a sale of the loans or real estate for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans or real estate at the REIT level, and may limit the structures we utilize for our securitization transactions, even though such sales or structures might otherwise be beneficial to us.

It may be possible to reduce the risk or impact of the prohibited transaction tax by conducting certain activities, such as engaging in securitization transactions that might be treated as sales for U.S. federal income tax purposes, through one or more of our TRSs, subject to certain limitations. However, to the extent that we engage in such activities through TRSs, the income associated with such activities would generally be subject to full corporate income tax. Moreover, depending on the facts of a particular transaction, the IRS may assert that our disposition of loans or real estate through a TRS should be treated as a prohibited transaction, subject to the 100% tax on gain from such disposition.

The “taxable mortgage pool” rules may limit the manner in which we effect securitizations and may subject us to U.S. federal income tax and increase the tax liability of our stockholders.

If we effect securitizations, some or all of them could be considered to result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a REIT, so long as we or another private subsidiary REIT own 100% of the equity interests in a taxable mortgage pool, our qualification as a REIT would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. We would generally be precluded, however, from holding equity interests in such securitizations through our operating partnership (unless held through a private subsidiary REIT, or held by our operating partnership at a time when it is a disregarded entity for U.S. federal income tax purposes), selling to outside investors equity interests in such securitizations or from selling any debt securities issued in connection with such securitizations that might be considered to be equity interests for tax purposes. These limitations will preclude us from using certain techniques to maximize our returns from securitization transactions.

Furthermore, if we are deemed to be a taxable mortgage pool, in whole or in part, or if we make investments in entities that own or are themselves deemed to be taxable mortgage pools, or if we create securitizations or other borrowings that are considered to result in the creation of a taxable mortgage pool for federal income tax purposes, we and our stockholders would incur additional collateral tax consequences. For example, certain categories of stockholders, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain cooperatives, government-related entities and tax-exempt organizations that are exempt from unrelated business income tax, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. We expect that disqualified organizations will own our shares from time to time.

If we securitize mortgage loans that we hold for investment, we may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our profitability.

If we sell loans through securitizations, we may be required to make customary representations and warranties about the loans to the securitization trust. Sale agreements generally require the seller to repurchase or substitute loans if the seller breaches a representation or warranty given to the securitization trust. In addition, we may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its origination. The remedies available to a purchaser of mortgage loans from us may be broader than those available to us against those from whom we acquired the loans. Also, the entities from which we acquired such loans may lack sufficient capital to repurchase more than a limited number of such loans. If a securitization trust enforces its remedies against us, we may not be able to enforce the remedies we have against the seller of the mortgage loan to us or the borrower.

Risks Relating to Investments in Real Estate-Related Securities

Investments in real estate-related securities will be subject to specific risks relating to the particular issuer of the securities.

We may invest in real estate-related securities issued by various U.S. and foreign publicly-traded and privately-held real estate companies. Our investments in real estate-related securities will expose us to risks different from those related to owning fee interests in real estate. For example, we will be exposed to the business specific risks impacting a particular entity such as how the entity has funded its assets, the depth and quality of its management team, the entity’s tenant base and property focus, among other things.

Our investments in real estate-related common equity securities will be subject to the general risks of investing in subordinated real estate securities, which may result in losses to us.

Any real estate-related equity securities that we acquire will be unsecured and subordinated to other obligations of the issuer. Investments in real estate-related equity securities are subject to risks of: (i) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (ii) substantial market price volatility resulting from changes in prevailing interest rates in the case of traded equity securities; (iii) subordination to the liabilities of the entity; (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem the securities; and (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations.

Real estate market deterioration may reduce the value of any real estate-related securities in which we may invest.

Since 2007, domestic and international credit markets and the sub-prime residential mortgage market have experienced severe dislocations and liquidity disruptions. Sub-prime mortgage loans have experienced increasing rates of delinquency, foreclosure and loss. Globally, countries are faced with management of increasing levels of debt and some countries may be unable to repay their sovereign debt. These and other related events have had a significant impact on the capital markets associated not only with sub-prime mortgage-backed securities, asset-backed securities and CDOs, but also with the United States and international credit and financial markets as a whole.

If we invest in real estate-related securities, including commercial mortgage-backed securities (“CMBS”), as part of our investment strategy, we will be exposed to the volatility of the credit markets. Turmoil in the credit markets may have a material adverse effect on both the value of our securities portfolio and the availability or cost of any debt used in connection with our securities portfolio.

Because there may be significant uncertainty in the valuation of, or in the stability of the value of, securities holdings, the fair values of these investments might not reflect the prices that we would obtain if such investments were actually sold. Further, due to the recent market events, these investments would be subject to rapid changes in value caused by sudden developments that could have a material adverse effect on the value of these investments.

We may make investments in non-U.S. dollar denominated securities, which will be subject to currency rate exposure and the uncertainty of foreign laws and markets.

We may purchase real estate-related securities denominated in foreign currencies. Thus, changes in exchange rates may have an adverse impact on returns on our non-U.S. dollar denominated investments regardless of the performance of the underlying asset. We may not be able to successfully hedge any foreign currency risk and may incur losses on these investments as a result of exchange rate fluctuations.

A portion of any real estate-related securities investments may be illiquid.

Certain of the real estate-related securities that we may purchase will not be registered under applicable securities laws and may be restricted as to sale or other transfer under applicable laws or the governing documents of the issuers of the securities. As a result, our ability to vary our portfolio in response to changes in economic and other conditions would likely be limited.

Lending Related Risks

The mortgage, bridge and mezzanine loans in which we may invest will be subject to delinquency, foreclosure and loss, which could result in losses to us.

Commercial mortgage loans are collateralized by commercial property. The ability of a borrower to repay a loan collateralized by a commercial property typically is dependent primarily upon the successful operation of the underlying property, rather than on any independent income or assets of the borrower. A borrower’s net income and, therefore, its ability to pay us, may be affected by a variety of factors, including number and mix of tenants, property management decisions, property location and condition, competition, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

If a borrower defaults under a mortgage, bridge or mezzanine loan we have made, we will bear the risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the loan. In the event of the bankruptcy of a borrower, the loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure on a loan can be an expensive and lengthy process, which could have a substantial negative effect on our anticipated return on the foreclosed loan. If we determine that the sale of a foreclosed property is in our best interest, delays in the sale of such property could negatively impact the price we receive and we may not be receiving any income from the property although we will be required to incur expenses, such as for maintenance costs, insurance costs and property taxes. The longer we are required to hold the property, the greater the potential negative impact on our revenues and results of operations. In addition, any restructuring, workout, foreclosure or other exercise of remedies with respect to loans that we have made or acquired could create income tax costs or make it more difficult for us to qualify as a REIT. If we acquire a property by way of foreclosure or a deed in lieu of foreclosure, we may be subject to a 100% tax on gain from a subsequent resale of that property under the prohibited transaction rules. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions.” Alternatively, if we make an election to treat such property as “foreclosure property” under applicable income tax laws, we may avoid the 100% tax on prohibited transactions, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans collateralized by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the entity owning the real property. These types of investments involve a higher degree of risk than loans secured by a first mortgage on income producing real property. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is satisfied. As a result, we may not recover some or all of our investment. Additionally, mezzanine loans may have a higher loan-to-value ratio than traditional mortgage loans, resulting in less equity in the property, which increases our risk of loss of principal. Mezzanine loans also may be particularly illiquid due to their short life and the greater difficulty of recoupment in the event of a borrower’s default. As a result, our ability to vary our portfolio of such loans in response to changes in economic and other conditions may be relatively limited.

Decreases in the value of the property underlying our mortgage loans might decrease the value of our assets.

The mortgage loans in which we plan to invest are collateralized by underlying real property interests. To the extent that the value of the property underlying our mortgage loans decreases, our security might be impaired, which might decrease the value of our assets. Since 2007, real property values have declined throughout much of the United States and may continue to decline even after we purchase a loan on terms that we believe accounts for this possibility.

Construction loans in which we may invest are subject to the risk of failure of completion or failure of the subsequent sale of the completed project.

We may invest in mortgage loans, the proceeds of which will be used to construct commercial projects on the real property collateralizing the loans. These types of loans are subject to the risk that the project is not completed, or that the completed project is not sold or leased, prior to the maturity of our loan. In either case, if the borrower ultimately defaults on the loan, we may be required to find another contractor to complete the project and/or sell the finished project. If we are unable to complete the project or sell the completed project, we could lose a substantial portion of the principal of the applicable loan.

The loans we make or invest in will be subject to interest rate fluctuations, which could reduce our returns as compared to market interest rates as well as the value of the loans in the event we sell the loans.

If we invest in fixed-rate, long-term loans and interest rates increase, the loans could yield a return that is lower than then-current market rates. Conversely, if interest rates decline, we will be adversely affected to the extent that loans are prepaid, because we may not be able to make new loans at the previously higher interest rate. If we invest in variable interest rate loans, if interest rates decrease, our revenues will likewise decrease and if interest rates increase, then the value of loans we own would decrease, which would lower the proceeds we would receive in the event we sell such assets.

We may invest in B-Notes which are subject to additional risks resulting from the contractual structure and terms of such transactions, which may result in losses to us.

We may invest in B-Notes, which are typically collateralized by a first mortgage on a single large commercial property or group of related properties and subordinated to an A-Note collateralized by the same first mortgage on the same collateral. B-Notes can vary in their structural characteristics and risks because each transaction is privately negotiated. We cannot predict the terms of each B-Note investment. As a result, our rights as a holder of B-Notes to control the process following a borrower default may be limited in certain investments. If a borrower defaults on a B-Note, the A-Note holders would be paid first and there may not be sufficient funds remaining to repay us and other B-Note holders. Additionally, investments in B-Notes may be subject to increased risks because B-Notes are typically collateralized by a single property or group of related properties and are not as diversified as investments secured by a pool of properties.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may make bridge loans collateralized by first lien mortgages on properties to borrowers that typically seek short-term capital in connection with acquisitions, developments or refinancing of real estate. Bridge loan borrowers typically borrow funds under a conventional mortgage loan to repay the bridge loan. We face a risk that a borrower under our bridge loan will be unable to obtain permanent financing to repay our bridge loan. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance.

We may not be able to obtain licensure as a mortgage banker or lender in certain states which would impair our ability to invest in mortgage loans in those states.

Certain states may require us to be licensed as a mortgage banker or lender in order to invest in mortgage loans in those states. Our ability to obtain or maintain licensure as a mortgage banker or lender in certain states may be dependent upon a finding or our financial responsibility, character and fitness. Failure to obtain any required mortgage banking or lending licensure or loss or suspension of such licensure would adversely affect our ability to commence or maintain operations in these jurisdictions and invest in mortgage loans. Suspension or loss of any required mortgage banking or lending licensure, whether due to failure to comply with licensure requirements or failure to meet changing licensure standards, could force us to liquidate our investment in mortgage loans in those jurisdictions. We may incur additional costs in complying with these licensure requirements.

Federal Income Tax Risks

Failure to qualify as a REIT would adversely affect our operations and our ability to pay distributions to you.

In connection with the commencement of our offering, Arnold & Porter LLP rendered an opinion to us that we would be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, for our taxable year ended December 31, 2010, and if so elected, that our proposed method of operations would enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ended December 31, 2010. This opinion was based upon, among other things, our representations as to the manner in which we were and will be owned and the manner in which we would and will invest in and operate assets. However, our qualification as a REIT has depended upon and will continue to depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. Arnold & Porter LLP has not reviewed and will not review our compliance with the REIT qualification standards on an ongoing basis. While we believe that we have qualified as a REIT at all times beginning with the year ended December 31, 2010, we may fail to satisfy the REIT requirements in the future. The opinion given by Arnold & Porter LLP represented Arnold & Porter LLP’s legal judgment based on the law in effect as of the commencement of our offering. Arnold & Porter LLP’s opinion is not binding on the Internal Revenue Service or the courts. Future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to qualify as a REIT for any taxable year, we will be subject to federal income tax on our taxable income for that year at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the distributions-paid deduction, but we would no longer be required to pay distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

We believe we have qualified as a REIT under Sections 856 through 860 of the Code and related regulations beginning with the year ended December 31, 2010.

Our investment strategy may cause us to incur penalty taxes, lose our REIT status, or own and sell properties through taxable REIT subsidiaries (“TRSs”), each of which would diminish the return to our stockholders.

The sale of one or more of our properties may be considered prohibited transactions under the Code. Any “inventory-like” sales, such as the sale of condominiums, would almost certainly be considered such a prohibited transaction. See “Federal Income Tax Considerations — Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions.” If we are deemed to have engaged in a “prohibited transaction” (i.e., we sell a property held by us primarily for sale in the ordinary course of our trade or business), all taxable gain we derive from such sale would be subject to a 100% penalty tax. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% penalty tax. The principal requirements of the safe harbor are that: (i) the REIT must hold the applicable property for not less than two years for the production of rental income prior to its sale; (ii) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of sale which are includible in the basis of the property do not exceed 30% of the net selling price of the property; and (iii) the REIT does not make more than seven sales of property during the taxable year, the aggregate adjusted bases of property sold during the taxable year does not exceed 10% of the aggregate bases of all of the REIT’s assets as of the beginning of the taxable year or the fair market value of property sold during the taxable year does not exceed 10% of the fair market value of all of the REIT’s assets as of the beginning of the taxable year. Given our investment strategy, the sale of one or more of our properties may not fall within the prohibited transaction safe harbor.

If we desire to sell a property pursuant to a transaction that does not fall within the safe harbor, we may be able to avoid the 100% penalty tax if we acquired the property through a TRS or acquired the property and transferred it to a TRS for a non-tax business purpose prior to the sale (i.e., for a reason other than the avoidance of taxes). However, there may be circumstances that prevent us from using a TRS in a transaction that does not qualify for the safe harbor. Additionally, even if it is possible to effect a property disposition through a TRS, we may decide to forego the use of a TRS in a transaction that does not meet the safe harbor based on our own internal analysis, the opinion of counsel or the opinion of other tax advisors. In cases where a property disposition does not satisfy the safe harbor rules, the Internal Revenue Service could successfully assert that the disposition constitutes a prohibited transaction, in which event all of the net taxable gain from the sale of such property will be payable as a tax, thereby reducing the amount of cash available for investment by us or distribution to stockholders.

If we acquire a property that we anticipate will not fall within the safe harbor from the 100% penalty tax upon disposition, then we may acquire such property through a TRS in order to avoid the possibility that the sale of such property will be a prohibited transaction and subject to the 100% penalty tax. If we already own such a property directly or indirectly through an entity other than a TRS, we may contribute the property to a TRS if there is another, non-tax related business purpose for the contribution of such property to the TRS. Following the transfer of the property to a TRS, the TRS will operate the property and may sell such property and distribute the net proceeds from such sale to us, and we may distribute the net proceeds distributed to us by the TRS to our stockholders. Though a sale of such property by a TRS could reduce the risk of the Internal Revenue Service successfully asserting application of the 100% penalty tax, the TRS itself would be subject to a tax at the federal level, and potentially at the state and local levels, on the gain realized by it from the sale of the property as well as on the income earned while the property is operated by the TRS. This tax obligation would diminish the amount of the proceeds from the sale of such property that would be distributable to our stockholders. As a result, the amount available for distribution to our stockholders would be substantially less than if the REIT had not operated and sold such property through the TRS and such transaction was not successfully characterized as a prohibited transaction. The maximum federal corporate income tax rate currently is 35%. Federal, state and local corporate income tax rates may be increased in the future, and any such increase would reduce the amount of the net proceeds available for distribution by us to our stockholders from the sale of property through a TRS after the effective date of any increase in such tax rates.

As a REIT, the value of our investment in all of our TRSs may not exceed 25% of the value of all of our assets at the end of any calendar quarter. If the Internal Revenue Service were to determine that the value of our interests in all of our TRSs exceeded 25% of the value of our total assets at the end of any calendar quarter, then we would fail to qualify as a REIT. If we determine it to be in our best interest to own a substantial number of our properties through one or more TRSs, then it is possible that the Internal Revenue Service may conclude that the value of our interests in our TRSs exceeds 25% of the value of our total assets at the end of any calendar quarter and therefore cause us to fail to qualify as a REIT. Additionally, as a REIT, no more than 25% of our gross income with respect to any year may be from sources other than investments relating to real property or mortgages on real property and from certain other specified sources. Distributions paid to us from a TRS are considered to be non-qualifying income for purposes of satisfying the 75% gross income test required for REIT qualification. Therefore, we may fail to qualify as a REIT if distributions from all of our TRSs, when aggregated with all other non-real estate income with respect to any one year, are more than 25% of our gross income with respect to such year.

Certain fees paid to us may affect our REIT status.

Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income from real estate and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the 75% and 95% gross income tests required for REIT qualification. If the aggregate of non-qualifying income in any taxable year ever exceeded 5% of our gross revenues for such year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.

If our operating partnership fails to maintain its status as a partnership, its income may be subject to taxation, which would reduce the cash available to us for distribution to our stockholders.

We intend to maintain the status of our operating partnership as either a disregarded entity or an entity taxable as a partnership for federal income tax purposes. However, if the Internal Revenue Service were to successfully challenge the status of the operating partnership as a disregarded entity or an entity taxable as a partnership, our operating partnership would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This could also result in our losing REIT status, and becoming subject to a corporate level tax on our income. This would substantially reduce the cash available to us to pay distributions and the return on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership owns its properties, in whole or in part, loses its characterization as a partnership or disregarded entity for federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to our operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain REIT status.

In certain circumstances, we may be subject to federal and state taxes on income as a REIT, which would reduce our cash available for distribution to our stockholders.

As a REIT, we may become subject to federal income taxes and related state taxes. For example, if we have gain from a “prohibited transaction,” such gain will be subject to the 100% penalty tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our assets and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. We may also be subject to state and local taxes on our income or property, either directly or at the level of our operating partnership or at the level of the other entities through which we indirectly own our assets.

Non-U.S. income or other taxes, and a requirement to withhold any non-U.S. taxes, may apply, and, if so, the amount of cash distributions payable to you will be reduced.

We plan to acquire real property or other real estate-related assets located outside the United States and may invest in stock or other securities of entities owning real property or other real estate-related assets located outside the United States. As a result, we may be subject to foreign (i.e., non-U.S.) income taxes, trade taxes, value-added taxes, stamp taxes, real property conveyance taxes, withholding taxes and other foreign taxes or similar impositions in connection with our ownership of foreign real property or foreign securities. The country in which the real property is located may impose such taxes regardless of whether we are profitable and in addition to any U.S. income tax or other U.S. taxes imposed on profits from our investments in such real property or securities. If a foreign country imposes income taxes on profits from our investment in foreign real property or foreign securities, we and you will not be eligible to claim a foreign tax credit on our and your U.S. federal income tax returns to offset the income taxes with the taxes paid to the foreign country, and the imposition of any foreign taxes in connection with our ownership and operation of foreign real property or our investment in securities of foreign entities will reduce the amounts distributable to you. Similarly, the imposition of withholding taxes by a foreign country will reduce the amounts distributable to you. We expect the organizational costs associated with non-U.S. investments, including costs to structure the investments so as to minimize the impact of foreign taxes, will be higher than those associated with U.S. investments. Moreover, we may be required to file income tax or other information returns in foreign jurisdictions as a result of our investments made outside of the United States. Any organizational costs and reporting requirements will increase our administrative expenses. You are urged to consult with your own tax advisors with respect to the impact of applicable non-U.S. taxes and tax withholding requirements on an investment in our common stock.

As we make foreign investments, we could be subject to changes in foreign tax or other laws, as well as to changes in U.S. tax laws, and such changes could negatively impact our returns from any particular investment.

We expect that up to 60% of our investments in real estate will be located outside of the United States. Such investments are expected to be structured to minimize non-U.S. taxes, and generally include the use of holding companies. Our ownership, operation and disposition strategy with respect to non-U.S. investments will take into account foreign tax considerations. For example, it is typically advantageous from a tax perspective in non-U.S. jurisdictions to sell interests in a holding company that owns real estate rather than the real estate itself. Buyers of such entities, however, will often discount their purchase price by any inherent or expected tax in such entity. Additionally, the pool of buyers for interests in such holding companies is typically more limited than buyers of direct interests in real estate, and we may be forced to dispose of real estate directly, thus potentially incurring higher foreign taxes and negatively affecting the return on the investment.

Foreign investments are subject to changes in foreign tax or other laws. Any such law changes may require us to modify or abandon a particular holding structure. Such changes may also lead to higher tax rates on our foreign investments than we anticipated, regardless of structuring modifications. Additionally, U.S. tax laws with respect to foreign investments are subject to change, and such changes could negatively impact our returns from any particular investment.

Complying with REIT requirements may limit our ability to hedge risk effectively.

The REIT provisions of the Code may limit our ability to hedge the risks inherent to our operations. Except to the extent permitted by the Code and Treasury Regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be exempt from these tests, but only to the extent that the transaction hedges (i) indebtedness incurred or to be incurred by us to acquire or carry real estate assets or (ii) currency fluctuations with respect to any item of income that would qualify under the 75% or 95% gross income tests. To the extent that we do not properly identify such transactions as hedges, hedge with other types of financial instruments, or hedge other types of indebtedness, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. As a result of these rules, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Legislative or regulatory action could adversely affect us or your investment in us.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of our stockholders. We are under no obligation to update the prospectus for any such changes. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion is based upon our representations and existing law and Treasury Regulations, applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Although REITs continue to receive more favorable tax treatment than entities taxed as corporations (a deduction for dividends paid is afforded REITs) it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for U.S. federal income tax purposes as a corporation. As a result, our articles of incorporation provide our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders in accordance with the Maryland General Corporation Law and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

Equity participation in mortgage, bridge, mezzanine or other loans may result in taxable income and gains from these properties that could adversely impact our REIT status.

If we participate under a loan in any appreciation of the properties collateralizing the mortgage loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity” or as a “shared appreciation mortgage,” we might have to recognize income, gains and other items from the property as if an equity investor for federal income tax purposes. This could affect our ability to qualify as a REIT.

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, among other requirements, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate not more than 25% of our total assets. In addition, under federal income tax law, we may not own securities in, or make loans to, any one company (other than a REIT, a qualified REIT subsidiary or a TRS) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company (other than certain specified securities), or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more TRSs which have, in the aggregate, a value in excess of 25% of our total assets.

The 75%, 25%, 10% and 5% REIT qualification tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT, unless certain requirements are satisfied.

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income to its stockholders. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid, or some of our deductions might be subject to certain disallowance rules under the Code. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to a REIT.

Despite our REIT status, we remain subject to various taxes which would reduce operating cash flow if and to the extent certain liabilities are incurred.

Even if we qualify as a REIT, we are subject to some federal, foreign and state and local taxes on our income and property that could reduce operating cash flow, including but not limited to: (i) tax on any undistributed real estate investment trust taxable income; (ii) “alternative minimum tax” on our items of tax preference; (iii) certain state income taxes (because not all states treat REITs the same as they are treated for federal income tax purposes); (iv) a tax equal to 100% of net gain from “prohibited transactions;” (v) tax on gains from the sale of certain “foreclosure property;” (vi) tax on gains of sale of certain “built-in gain” properties; and (vii) certain taxes and penalties if we fail to comply with one or more REIT qualification requirements, but nevertheless qualify to maintain our status as a REIT. Foreclosure property includes property with respect to which we acquire ownership by reason of a borrower’s default on a loan or possession by reason of a tenant’s default on a lease. We may elect to treat certain qualifying property as “foreclosure property,” in which case, the income from such property will be treated as qualifying income under the 75% and 95% gross income tests for three years following such acquisition. To qualify for such treatment, we must satisfy additional requirements, including that we operate the property through an independent contractor after a short grace period. We will be subject to tax on our net income from foreclosure property. Such net income generally means the excess of any gain from the sale or other disposition of foreclosure property and income derived from foreclosure property that otherwise does not qualify for the 75% gross income test, over the allowable deductions that relate to the production of such income. Any such tax incurred will reduce the amount of cash available for distribution.

Re-characterization of sale-leaseback transactions may cause us to lose our REIT status.

We may purchase properties and lease them back to the sellers of such properties. While we will use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease,” thereby allowing us to be treated as the owner of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any sale-leaseback transaction is challenged and re-characterized as a financing transaction or loan for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. If a sale-leaseback transaction were so re-characterized, we might fail to satisfy the REIT qualification “asset tests” or the “income tests” and, consequently, lose our REIT status effective with the year of re-characterization. Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Risks Related to Investments by Tax-Exempt Entities and Benefit Plans Subject to ERISA

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our stock, you could be subject to criminal and civil penalties.

There are special considerations that apply to employee benefit plans subject to ERISA (such as profit sharing, section 401(k) or pension plans) and other retirement plans or accounts subject to Section 4975 of the Code (such as an IRA) that are investing in our shares. If you are investing the assets of such a plan or account in our common stock, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;

•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s or account’s investment policy;

•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA and other applicable provisions of ERISA and the Code;

•	your investment will not impair the liquidity of the plan or IRA;

•	your investment will not produce “unrelated business taxable income” for the plan or IRA;

•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the plan or IRA; and

•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA and the Code may result in the imposition of civil and criminal penalties and could subject the fiduciary to equitable remedies. In addition, if an investment in our shares constitutes a prohibited transaction under ERISA or the Code, the fiduciary who authorized or directed the investment may be subject to the imposition of excise taxes with respect to the amount invested.

Risks Related to Our Organizational Structure

You will be limited in your right to bring claims against our officers and directors.

Our articles of incorporation provide that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct and without negligence or misconduct on the part of our officers and non-independent directors, our advisor or affiliates and without gross negligence or willful misconduct by our independent directors. In addition, our articles of incorporation provide that, subject to the applicable limitations set forth therein or under Maryland law, no director or officer will be liable to us or our stockholders for monetary or other damages. Our articles of incorporation also provide that, with the approval of our board of directors, we may indemnify our employees and agents for losses they may incur by reason of their service in such capacities so long as they satisfy these requirements. We have entered into separate indemnification agreements with each of our directors and executive officers. As a result, we and our stockholders may have more limited rights against these persons than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by these persons in some cases.

The limit on the percentage of shares of our stock that any person may own may discourage a takeover or business combination that may benefit our stockholders.

Our articles of incorporation restrict the direct or indirect ownership by one person or entity to no more than 9.8%, by number or value, of any class or series of our equity stock (which includes common stock and any preferred stock we may issue), and this restriction may be waived only by our board of directors under certain conditions. This restriction may deter individuals or entities from making tender offers for shares of our common stock on terms that might be financially attractive to stockholders or which may cause a change in our management. This ownership restriction may also prohibit business combinations that would have otherwise been approved by our board of directors and stockholders and may also decrease your ability to sell your shares of our common stock.

Investors in this offering do not have preemptive rights.

Investors in this offering do not have preemptive rights to any shares we may issue in the future. We may issue, without stockholder approval, one or more classes of preferred stock or additional shares of common stock; provided, however, that the issuance of preferred stock must be approved by a majority of our independent directors who do not have an interest in the transaction. These issuances may reduce the value of the shares purchased by investors in this offering. Our board of directors may increase the aggregate number of authorized shares of capital stock or the number of authorized shares of capital stock of any class or series without stockholder approval. Payment of any distribution preferences of outstanding preferred stock we issue would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of preferred stock are normally entitled to receive payment in the event we liquidate, dissolve or wind up before any payment is made to our common stockholders which may reduce the amount available to common stockholders. In addition, under certain circumstances, the issuance of preferred stock or additional shares of common stock may render more difficult or tend to discourage:

•	a merger, offer or proxy contest;

•	the assumption of control by a holder of a large block of our securities; or

•	the removal of incumbent management, including our advisor and property manager.

Our UPREIT structure may result in potential conflicts of interest with limited partners other than us, if any, in our operating partnership whose interests may not be aligned with those of our stockholders.

Limited partners other than us, if any, in our operating partnership will have the right to vote on certain amendments to the operating partnership agreement, as well as on certain other matters. Persons holding such voting rights may exercise them in a manner that conflicts with the interests of our stockholders. As general partner of our operating partnership, we are obligated to act in a manner that is in the best interest of all partners of our operating partnership. Circumstances may arise in the future when the interests of other limited partners in our operating partnership may conflict with the interests of our stockholders. These conflicts may be resolved in a manner stockholders do not believe are in their best interest.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can be identified by the use of such words as “may,” “plan,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” predict,” “potential,” “would,”

“should,” “could,” “seeks,” “approximately,” “projects” or the negative of such words. You can also identify forward-looking statements by discussions of strategy, objectives, plans or intentions of management for future operations or economic performance and related assumptions and forecasts.

We caution you that forward-looking statements are not guarantees. We believe that our expectations reflected in the forward-looking statements are based on our reasonable beliefs, assumptions and expectations of our future performance, and have taken into account all information currently available to us. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on such statements.

Important factors that could cause our actual results of operations and execution of our business strategy to differ materially from the expectations reflected in our forward-looking statements include, but are not limited to:

•	general economic, business and market conditions, and the real estate financing and securities markets in particular;

•	changes in federal and local laws and regulations;

•	increased competitive pressures;

•	risks associated with acquisitions and maintaining REIT status;

•	our ability to invest the proceeds from this offering in a timely manner;

•	interest rates and foreign currency exchange rates; and

•	the ability of our operators to operate our properties successfully and to fulfill their obligations.

We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of the documents incorporated by reference in this prospectus that include forward-looking statements.

ESTIMATED USE OF PROCEEDS

The following table sets forth information about how we intend to use the proceeds raised in this offering assuming that we sell:

•

40 million shares, of which 2.5% are sold through our Distribution Reinvestment Plan which is the plan pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional share of our common stock;

•	approximately one-half of the maximum offering (or 75 million shares), of which 2.5% are sold through our Distribution Reinvestment Plan;

•	the maximum offering, of which 2.5% are sold through our Distribution Reinvestment Plan; and

•	the maximum offering, of which no shares are sold through our Distribution Reinvestment Plan.

The estimates and the amounts set forth below represent our best estimate of our intended sales proceeds; however, this is a best efforts offering so there is no guarantee as to the amount of shares that we will sell. In addition, we reserve the right to reallocate shares we are offering between the primary offering and our Distribution Reinvestment Plan. Depending primarily on the number of shares sold in this offering, we estimate that approximately 87.24% to 88.74% of the Gross Proceeds will be used for investment, the payment of Investment Services Fees and Acquisition Expenses or other corporate purposes. “Gross Proceeds” means the purchase price of all Equity Shares sold for our account through all offerings, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our Managing Dealer or a participating broker shall be deemed to be the full amount of the offering price per Equity Share pursuant to the prospectus for such offering, with the exception of Equity Shares purchased pursuant to our Distribution Reinvestment Plan, which will be factored into the calculation using their actual purchase price. The remainder of offering proceeds is expected to be used to pay selling commissions, the marketing support fee and other Organizational and Offering Expenses. The amount available for investment will be less to the extent that we use offering proceeds, including proceeds from our Distribution Reinvestment Plan, to fund redemptions under our Redemption Plan, pay distributions, repay debt, pay operating expenses or establish reserves. While we believe the estimated use of proceeds set forth below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 40 Million Shares		Assuming Sale of 75 Million Shares		Assuming Sale of Maximum Offering		Assuming Sale of Maximum Offering
Percentage of shares sold pursuant to our Distribution Reinvestment Plan(1)		2.5%		2.5%		2.5%		0%

	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
GROSS PROCEEDS(2)	$399,500,000	100.00%	$749,062,500	100.00%	$1,498,125,000	100.00%	$1,500,000,000	100.00%

Less:
Selling Commissions and Marketing Support Fee(2)(3)	39,000,000	9.76%	73,125,000	9.76%	146,250,000	9.76%	150,000,000	10.00%
Other Organizational and Offering Expenses(3)	11,985,000	3.00%	14,981,250	2.00%	22,471,875	1.50%	22,500,000	1.50%

NET OFFERING PROCEEDS	348,515,000	87.24%	660,956,250	88.24%	1,329,403,125	88.74%	1,327,500,000	88.50%
Less:
Investment Services Fees(4)(6)	5,369,000	1.36%	10,183,000	1.36%	20,480,000	1.37%	20,451,000	1.37%
Acquisition Expenses(5)(6)	1,707,000	0.43%	3,238,000	0.43%	6,512,000	0.43%	6,503,000	0.43%
Initial Working Capital Reserve(7)	—	—	—	—	—	—	—	—

AMOUNT AVAILABLE FOR INVESTMENT(8)(9)	$341,439,000	85.47%	$647,535,250	86.45%	$1,302,411,125	86.94%	$1,300,546,000	86.70%

(1)	Although we expect to sell 2.5% of the shares in this offering pursuant to our Distribution Reinvestment Plan, this table also illustrates the proceeds that would result should no shares be sold through our Distribution Reinvestment Plan in the case of a maximum offering.
(2)	We pay selling commissions and the marketing support fee to our Managing Dealer as shares are sold in accordance with the terms of the Managing Dealer Agreement. Our Managing Dealer has engaged and intends to continue to engage unrelated, third-party participating brokers in connection with the sale of the shares of this offering. In connection therewith, our Managing Dealer will pay such participating brokers up to 7% and up to 3% of the Gross Proceeds from the sale of shares in our primary offering by such participating brokers as selling commissions and a marketing support fee, respectively. See the section of this prospectus entitled “Plan of Distribution” for a description of the circumstances under which selling commissions and the marketing support fee may be reduced in connection with certain purchases including, but not limited to, purchases by investors that are clients of a registered investment advisor, registered representatives or principals of our Managing Dealer or participating brokers, and our advisor, its affiliates, managers, officers and employees. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. Selling commissions and the marketing support fee will not be paid in connection with the purchase of shares pursuant to our Distribution Reinvestment Plan.
(3)

Estimated other Organizational and Offering Expenses presented in this table means any and all costs and expenses, excluding selling commissions and the marketing support fee which are presented separately in this table, incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our shares in this offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our shares under federal and state laws. Pursuant to FINRA, Organizational and Offering Expenses (which includes selling commissions and the marketing support fee) paid by us may not exceed 15% of Gross Proceeds of this offering. Organizational and Offering Expenses incurred by the advisor become our liability only to the extent such Organizational and Offering Expenses do not exceed the 15% limitation.
(4)	For purposes of estimating the Investment Services Fee, we are assuming the proceeds of this offering are used to acquire assets the composition of which is 70% real properties, 15% loans and 15% real estate-related securities and other assets. The Investment Services Fees reflected in this table are calculated by multiplying the purchase price of real properties and loans by 1.85%. For purposes of this table, we have assumed that no debt financing is used to acquire our investments; however, we have and intend to continue to leverage our investments with debt. Our board of directors has adopted a policy generally to limit our aggregate borrowing to approximately 75% of the value of our assets once we have ceased raising capital under this offering or any subsequent offering and invested substantially all of our capital. Our intent is to target our aggregate borrowings to between 30% and 60% of the aggregate value of our assets once we own a seasoned and stable asset portfolio. The Investment Services Fee means the fee that our advisor will receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making or acquisition of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures. Such fees shall be paid to our advisor as we or our Operating Partnership closes on the acquisition of such asset. Notwithstanding the foregoing, no Investment Services Fee shall be paid to the advisor in connection with the purchase by us or our Operating Partnership of real estate-related securities that are securities, Permitted Investments that are securities or loans that are securities. In the case of a development or construction project, upon completion of the project, our advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice us for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project.
(5)	Represents Acquisition Expenses that are neither reimbursed to us nor included in the purchase price of the properties. Acquisition Expenses means any and all expenses, exclusive of Acquisition Fees, incurred by us or reimbursed by us to our advisor or any of its affiliates in connection with the selection, acquisition, development or construction of any investment, including any real property, real estate-related securities, loans or Permitted Investments (which means all investments that are permitted to be made by a REIT under the Code), whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence. For purposes of this table, we have estimated that the third-party costs will average 0.5% of the contract purchase price of properties or other investments and assumed that we will not use debt financing to acquire our investments.
(6)	Pursuant to the NASAA REIT Guidelines, the total of all Acquisition Fees and Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any affiliates of ours, our Operating Partnership or our advisor) in connection with the selection, evaluation, structure, purchase, development or construction of real property or with making or investing in loans, real estate-related securities or other Permitted Investments, including, real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project. “Real Estate Asset Value” means the value of real properties wholly owned by us, our Operating Partnership and/or any of our respective subsidiaries, determined on the basis of cost (before non-cash reserves and depreciation), plus, in the case of real properties owned by any joint venture or partnership in which we, our Operating Partnership and/or any of our subsidiaries is the co-venturer or partner, our, the Operating Partnership’s or such subsidiary’s, as applicable, proportionate share of the value of such real properties determined on the basis of cost (before non-cash reserves and depreciation); provided, however, that during periods in which the board of directors is determining on a regular basis the current value of our net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, the “Real Estate Asset Value” will be equal to the greater of (i) the amount determined pursuant to the foregoing or (ii) the most recent aggregate valuation of the real properties established by the most recent independent valuation reports (before non-cash reserves and depreciation). For the purpose of the foregoing, the cost basis of a real property shall include the original contract price thereof plus any capital improvements made thereto, exclusive of Acquisition Fees and Acquisition Expenses.

(7)	Estimates for initial working capital reserves and reserves for initial and/or ongoing capital improvements will be established on a property-by-property basis at the time a property is acquired and as required by a lender. Such reserves may be funded from proceeds from this offering, debt proceeds, cash from operations and/or other sources of cash available to us. In addition to reserves for capital improvements, we may establish reserves for other purposes from offering proceeds, operating funds, and the available proceeds of any sales of our assets.
(8)	Although a substantial majority of the amount available for investment presented in this table is expected to be invested in properties or used to make or invest in loans or other real estate-related investments, we may use a portion of such amount (i) to repay debt incurred in connection with property acquisitions or other investment activities; (ii) to establish reserves; or (iii) for other corporate purposes, including, but not limited to, payment of distributions to stockholders or payments of offering expenses in connection with future offerings pending the receipt of offering proceeds from such offerings, provided that such Organizational and Offering Expenses may not exceed the limitation of Organizational and Offering Expenses pursuant to our articles of incorporation and FINRA rules. In addition, we may use up to 100% of the proceeds from our Distribution Reinvestment Plan and $100,000 per calendar quarter of offering proceeds from our primary offering for redemptions of shares. See the section of this prospectus entitled “Summary of Redemption Plan.”
(9)	Until the proceeds from this offering are invested and generating operating cash flow or funds from operations sufficient to make distributions to our stockholders, we may determine to discontinue distributions or to pay some or all of our distributions from other sources, including from the proceeds of this offering. We have not established any limit on the extent to which we may use proceeds of this offering to pay distributions, and there will be no assurance that we will be able to sustain distributions at any level.

Until proceeds are required to be invested or used for other purposes, we expect to invest such amounts in short-term, highly liquid investments, subject to appropriate safety of principal, including, but not limited to, government obligations, bank certificates of deposit, short-term debt obligations and interest bearing accounts.

MANAGEMENT COMPENSATION

We are an externally advised company and as such, although we have a board of directors and executive officers responsible for our management, we have no paid employees. One of our directors and all of our executive officers are employed by, and receive compensation from, affiliates of our advisor. Our advisor is responsible for managing our day-to-day affairs. Our property manager is responsible for managing our properties. Our Managing Dealer is responsible for performing services in connection with the offer and sale of our shares in this offering. Our Managing Dealer has engaged participating brokers in connection with the sale of our shares and, in connection therewith, is expected to pay the majority of the compensation received from us to such participating brokers as described below. In addition, our advisor and property manager are expected to engage other parties, including affiliates, to perform certain services and, in connection therewith, are expected to pay a portion of their fees received from us to such entities.

The following table summarizes the compensation, reimbursements and distributions (exclusive of any distributions to which our affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering) we pay or contemplate paying to our advisor, property manager, Managing Dealer and other affiliates and related parties, including amounts to reimburse their costs in providing services and for amounts advanced on our behalf. For additional information concerning compensation paid to our advisor, other affiliates and related parties, see the section of this prospectus entitled “Certain Relationships and Related Transactions.” In addition, for information concerning compensation to our Independent Directors, see “Management.”

The compensation payable to our advisor is subject to the terms and conditions of our Advisory Agreement, which must be renewed on an annual basis. As a result, such amounts may be increased or decreased in future renewals of the Advisory Agreement. In addition, compensation payable to our property manager is subject to the terms of our property management agreement with it and may be changed upon future renewals. The terms of our Managing Dealer Agreement are not expected to change during this offering; however, in the event we determine to have additional equity offerings in the future, the terms of any future agreement, if any, could vary from the terms described below. Therefore, although this represents compensation and reimbursements we expect to pay to our advisor, property manager, Managing Dealer, other affiliates and related parties in connection with the sale of assets and investment of the proceeds from this offering, there is no assurance our costs for these and/or other future services will remain unchanged throughout our duration. In addition, because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

Fees Paid in Connection with Our Offering

Selling commissions to our Managing Dealer and participating brokers(2)	We pay our Managing Dealer selling commissions of up to 7% of Gross Proceeds of shares sold in connection with the primary offering. No selling commissions will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan. Pursuant to separately negotiated participating broker agreements, our Managing Dealer may reallow all or any portion of the 7% selling commissions to participating brokers with respect to shares they sell.	$102.375 million

Marketing support fee to our Managing Dealer and participating brokers(2)	We pay our Managing Dealer a marketing support fee of up to 3% of Gross Proceeds of shares sold in connection with the primary offering. No marketing support fee will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan. Pursuant to separately negotiated agreements with participating brokers, our Managing Dealer may reallow all or any portion of the marketing support fees earned to participating brokers with respect to shares they sell.	$43.875 million

Reimbursement of other Organizational and Offering Expenses to our advisor, its affiliates and related parties	We reimburse our advisor, its affiliates and related parties for actual expenses incurred in connection with our formation and this offering, including bona fide, itemized and detailed due diligence expenses incurred by our Managing Dealer and participating brokers(3). Under FINRA rules, the total amount of Organizational and Offering Expenses (including selling commissions and marketing support fees) we incur for this offering may not exceed 15% of Gross Proceeds of this offering.	Amount is not determinable at this time but is estimated to be 1.5% of Gross Proceeds ($22.472 million)

Fees Paid in Connection with the Acquisition of Properties, and Making Loans or Other Real Estate-Related Investments

Investment Services Fee to our advisor on the purchase price of Assets(4)(6)	We pay our advisor 1.85% of the purchase price of real properties, the funds advanced for loans or the amount invested in the case of other Assets (except securities) for services in connection with the selection, evaluation, structure and purchase of Assets. No Investment Services Fee will be paid to our advisor in connection with our purchase of securities.	Amount is not determinable at this time but is estimated to be $20.480 million (assuming no debt financing to purchase Assets) and approximately $77.218 million (assuming debt financing equal to 75% of our total Assets)

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)

Other Acquisition Fees to our advisor, its affiliates and related parties(4)	We may pay our advisor, its affiliates and related parties fees that are usual and customary for comparable services in connection with the financing of a property or the acquisition or disposition of securities. Such fees are in addition to the Investment Services Fee (described above). We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with our purchase of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired.	Amount is not determinable at this time

Reimbursement of Acquisition Expenses to our advisor, its affiliates and related parties(4)

We reimburse our advisor, its affiliates and related parties for actual expenses incurred in connection with the selection and purchase of properties and making loans or other real estate-related investments, whether or not acquired. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

Pursuant to our articles of incorporation, the total of all Acquisition Fees (which includes the Investment Services Fee) and any Acquisition Expenses must be reasonable and may not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other asset, 6% of the funds advanced or invested respectively, unless a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees will be reduced to the extent that, and if necessary to limit, the total compensation paid to all Persons involved in the acquisition of any property or the making or acquisition of any loan or other real estate-related investment to the amount customarily charged in an arm’s-length transaction by other Persons or entities rendering similar services in the same geographical location and for comparable types of Assets, and to the extent that other Acquisition Fees, finders’ fees, real estate commission, or other similar fees or commissions are paid by any Person in connection with the transaction.

Amount is not determinable at this time but is estimated to be 0.50% of the purchase price of Assets, or $6.512 million (assuming no debt financing) and approximately $24.553 million (assuming debt financing equal to 75% of our total Assets)

Fees Paid in Connection with Our Operations

Asset Management Fee to our advisor(4)(7)	We pay our advisor a monthly Asset Management Fee in an amount equal to 0.08334% of the Real Estate Asset Value of our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, plus an amount equal	Amount is not determinable at this time as the amount will depend upon, among other things,

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
	to 0.1042% on the book value of real estate-related securities and other securities, in each case as of the end of the preceding month. See footnote (6) in the “Estimated Use of Proceeds” section or the Glossary for definition of “Real Estate Asset Value.” All or any portion of the Asset Management Fee not paid as to any fiscal year may be deferred without interest and may be paid in such other fiscal year as our advisor determines, subject to any applicable limits in the year in question.	the cost of the properties and the amount invested in loans and securities

Fees to our property manager(5)(6)	We, or our subsidiary property owners, pay our property manager property management fees in an amount up to 4.3% of the gross revenues for management of our properties. This fee may be increased, subject to the approval of a majority of our Independent Directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. In the event our property manager (through one of our sub-property managers) contracts with a third-party property manager in respect of a property, the management fees for such third-party property manager will be paid by our property manager. In addition to the property management fee, if our property manager provides leasing services with respect to a property, we, or our subsidiary property owners, will pay the property manager leasing fees in an amount equal to the leasing fees charged by unaffiliated Persons rendering comparable services in the same geographic location of the applicable property. We, or our subsidiary property owners, will also pay our property manager a project management fee equal to 5% of hard and soft costs for managing tenant and capital improvements. In addition, we will pay our property manager an oversight fee in an amount equal to 0.20% of the gross revenues from our properties for providing oversight over our property portfolio, coordinating matters that arise from our holding properties in multiple jurisdictions globally and providing us certain accounting and tax support with respect to our property portfolio. Our property manager will be reimbursed for the costs and expenses incurred by our property manager on our behalf to the extent included in the annual business plan for a property or otherwise as we may agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of our property manager or its subcontractors who are engaged in the operation, management, maintenance or access control of our properties, including taxes, insurance and benefits relating to such employees, and legal, travel and other out-of-pocket expenses that are directly related to the management of specific properties.	Amount is not determinable at this time

Financing Coordination Fee to our advisor	If our advisor provides services in connection with the refinancing of any debt obligations of the Company or any	Amount is not determinable at this

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
	of our subsidiaries, we will pay our advisor a financing coordination fee equal to 1% of the gross amount of such refinancing, subject to certain limitations.	time because this fee is based on a fixed percentage of any debt refinancing.

Service fee to CNL Capital Markets Corp.	Effective through December 31, 2012, we will pay CNL Capital Markets Corp., an affiliate of CNL, an initial setup fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor for providing certain administrative services to us. Effective January 1, 2013, we will pay CNL Capital Markets Corp. a sliding flat rate (calculated annually and payable monthly) based on the average number of investor accounts that will be open over the course of the particular year, during the entire term of the agreement.	Amount is not determinable at this time as actual amounts are dependent on the number of investors

Reimbursement to our advisor, its affiliates and related parties for Total Operating Expenses(4)(7)(8)	We reimburse our advisor, its affiliates and related parties for actual Total Operating Expenses incurred on our behalf (which, in general, are those expenses relating to our administration on an ongoing basis). To the extent that Total Operating Expenses payable or reimbursable by us in any four consecutive fiscal quarters (an “Expense Year”), commencing with the Expense Year ended March 31, 2012, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”), our advisor will be required to reimburse us within 60 days after the end of the Expense Year the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines, unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors.	Amount is not determinable at this time

Fees Paid in Connection with Sales Liquidation or Other Significant Events

Disposition Fee to our advisor, its affiliates and related parties	If our advisor, its affiliates or related parties provide a substantial amount of services, as determined in good faith by a majority of our Independent Directors, in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our company or a portion thereof), we will pay our advisor, its affiliates or related parties a Disposition Fee in an amount equal to (i) in the case of the sale of real property, the lesser of (A) one-half of a competitive real estate commission (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (B) 1% of the sales price of such property or properties, (ii) in the case of the sale of any Asset other than real property, loans or securities investments, 1% of the sales price of such Asset, and (iii) in the case of the sale of loans, 1% of the contract price of any loan. We will not pay a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a loan	Amount is not determinable at this time as they are dependent upon price at which Assets are sold

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
unless there is a corresponding fee paid by the borrower to us, in which case the Disposition Fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a Disposition Fee of 1% of the contract price of such real property when sold. Even if our advisor receives a brokerage fee, we may still be obligated to pay fees and commissions to another third party. However, the amount of real estate commissions or brokerage fees paid to our advisor or its affiliates, when added to the sums paid to unaffiliated parties in such a capacity, may not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) an amount equal to 6% of the sales price. We will not pay our advisor a Disposition Fee in connection with the sales of investments that are securities; provided, however, we may pay a Disposition Fee in the form of a usual and customary brokerage fee to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold, in which case such Disposition Fee shall be treated as part of our Total Operating Expenses.

Subordinated Share of Net Sales Proceeds from sales of Assets payable to our advisor in our liquidation or otherwise	We will pay our advisor a Subordinated Share of Net Sales Proceeds equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from the sale of our Assets, and total distributions paid to our stockholders from the inception through the measurement date, and the total of Incentive Fees, if any, previously paid to our advisor from our inception through the measurement date exceeds (B) the sum of the total amount paid for our shares of common stock outstanding, without deduction for Organizational and Offering Expenses and reduced by amounts paid to redeem shares under our Redemption Plan (“Invested Capital”), and the total distributions that would be required to pay our stockholders from our inception until the measurement date a 6% cumulative, noncompounded annual return on Invested Capital (the “Priority Return”) including those paid prior to the date of payment, (ii) less total Incentive Fees, if any, previously paid to our advisor. “Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee, and the Performance Fee. Following a Listing, no Subordinated Share of Net Sales Proceeds will be paid to our advisor.	Amount is not determinable at this time

Subordinated Incentive Fee payable to our advisor at such time, if any, as a Liquidity Event occurs	Upon any Liquidity Event, we will pay our advisor a Subordinated Incentive Fee equal to (i) 15% of the amount by which (A) the sum of our Market Value, and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the	Amount is not determinable at this time

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Dollar Amount (1)
effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from inception to the date of the applicable Liquidity Event exceeds (B) the sum of our Invested Capital and the total distributions required to be made to our stockholders in order to pay them the Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less total Incentive Fees, if any, previously paid to our advisor. We may pay such fee in cash or listed equity securities or a combination of both.

Performance Fee payable to our advisor	Upon termination or non-renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us or our Operating Partnership other than for cause (as defined in the Advisory Agreement), if a Listing has not occurred, our advisor will be entitled to be paid a Performance Fee. The Performance Fee will be calculated upon a Liquidity Event or a sale of any of our Assets or a portion thereof following such termination event and (i) in the event of a Liquidity Event, shall be calculated and paid in the same manner as the Subordinated Incentive Fee, and (ii) in the case of a sale of an Asset, shall be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds, except that the amount of the Performance Fee payable to our advisor will be equal to the amount as calculated above multiplied by the quotient of (A) the number of days elapsed from the initial effective date of the Advisory Agreement through the effective date of the termination event, divided by (B) the number of days elapsed from the initial effective date of the Advisory Agreement through the date of the applicable Liquidity Event or the sale, as applicable. The Performance Fee will be payable in cash or Listed equity securities within 30 days following the final determination of the Performance Fee. If the Subordinated Incentive Fee or the Subordinated Share of Net Sales Proceeds is payable to our advisor in connection with a Liquidity Event or sale, then our advisor shall not receive a Performance Fee.	Amount is not determinable at this time

(1)	The estimated maximum dollar amounts are based on the assumed sale of the maximum offering as follows: For the 150 million shares sold, 97.5% are sold at a price of $10.00 per share through the primary offering, and 2.5% are sold at $9.50 per share through our Distribution Reinvestment Plan.
(2)	All or a portion of the selling commissions and marketing support fee will not be paid with regard to shares sold to certain categories of purchasers. In addition, selling commissions may be reduced for sales that are eligible for a volume discount. See the section of the prospectus entitled “Plan of Distribution” for additional information.
(3)	We will reimburse our Managing Dealer for actual, bona fide, itemized and detailed due diligence expenses incurred by it or other participating brokers in connection with this offering. Reimbursement is contingent upon receipt by our Managing Dealer of a detailed invoice or similar itemized statement from the participating broker that demonstrates the actual due diligence expenses incurred. Our Managing Dealer will reallow such reimbursements to the applicable participating broker. Such due diligence expense reimbursement will not exceed 0.50% of Gross Proceeds from our primary offering.

(4)	Our advisor has subcontracted substantially all of the services it performs to sub-advisors (one of whom is an affiliate of our sponsor) and expects to engage certain other affiliates and related parties to perform various services pursuant to our Advisory Agreement. In connection therewith, our advisor will reallow up to all of its fees and reimbursements received from us to such entities. These fees and reimbursements may include amounts paid for services that would otherwise be performed by the advisor. The estimated maximum dollar amounts of Investment Services Fees and reimbursement of Acquisition Expenses was computed assuming: (i) we use 100% of the net proceeds of this offering to acquire assets the composition of which is 70% real properties, 15% loans and 15% real estate-related securities and other assets; (ii) no Investment Services Fees are paid with respect to investments in securities; and (iii) the computation of any compensation that assumes we borrow money, assumes debt financing equals 75% of the value of our total assets. Although an aggregate debt level of up to a maximum of 75% of the aggregate value of our assets is permitted by the NASAA REIT Guidelines and our articles of incorporation, once we own a seasoned and stable portfolio we currently do not intend to incur debt that would reach that maximum. If we limited our debt to between 30% and 60% of the aggregate value of our assets, as we currently intend to do, then our Investment Services Fees and Acquisition Expenses are estimated to be no greater than $49.688 million and $15.799 million, respectively, assuming the sale of 150 million shares.
(5)	Our property manager has subcontracted the performance of substantially all of its property management and leasing duties for properties to sub-property managers (one of whom is an affiliate of our sponsor). Our property manager will pay all or a portion of its property management, leasing and project management fees to the sub-property managers with whom it has subcontracted for these services. These sub-property managers may subcontract the performance of their property management and leasing duties to affiliated entities or unaffiliated third parties and, in such event, the sub-property managers will be responsible to pay such third-party property managers from the property management, leasing and project management fees they receive from our property manager. These amounts paid by the property manager to the sub-property managers, including amounts the sub-property managers may pay to third parties, may include amounts paid for services that would otherwise be performed by the property manager.
(6)	In March 2012, our board of directors approved an amended and restated advisory agreement and amended and restated property management and leasing agreement with our advisor and property manager, respectively. The revised agreements permit our subsidiaries to enter into contracts for certain real estate services directly with the advisor’s sub-advisors and property manager’s sub-property managers providing services to us, and modified the composition (but not the total amount) of certain fees payable to our property manager, which modification is reflected in the foregoing table.
(7)	In March 2012, our Independent Directors determined that estimated Total Operating Expenses for the Expense Year ending March 31, 2012, including an estimated $1.1 million in excess of the 2%/25% Guidelines, were justified based on a number of factors. These factors include how quickly new equity capital was raised and invested, and the relationship of these investments to our Total Operating Expenses many of which are the necessary result of being a public company.
(8)	In March 2012, our board of directors approved an expense support and conditional reimbursement agreement with our advisor whereby, effective April 1, 2012, reimbursement of personnel expenses and asset management fees to the advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative modified funds from operations (as defined in the agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to our Total Operating Expenses being within the 2%/25% Guidelines as such terms are defined in the advisory agreement. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The expense support agreement is terminable by the advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of the subordination within the time period established in the expense support agreement will be permanently waived by the advisor and we will have to obligation to pay such amounts.

Because our advisor, its affiliates and related parties are entitled to differing levels of compensation for undertaking different transactions on our behalf, such as the property management fees for operating our properties and the real estate commissions, our advisor has the ability to affect the nature of the compensation it receives by undertaking different transactions. However, our advisor is obligated to exercise good faith and integrity in all of its dealings with respect to our affairs pursuant to the Advisory Agreement. See “The Advisor and the Advisory Agreement.” Because these fees and expenses are payable only with respect to certain transactions or services, they may not be recovered by our advisor or its affiliates by reclassifying them under a different category.

In addition, from time to time, our advisor, or its affiliates or related parties, may agree, but are not obligated to, waive or defer all or a portion of the Investment Services Fee, Asset Management Fee or other fees, compensation, incentives or expense reimbursements due them, enter into lease agreements for unleased space as authorized by our board of directors, pay general administrative expenses or otherwise increase the amount of cash we have available to make distributions to stockholders.

OUR STRUCTURE

The following chart indicates the relationship between our advisor, our sponsors and certain other affiliates that will provide services to us.

James M. Seneff, Jr.
100%
CNL Holdings, LLC
100%
CNL Financial Group, LLC (sponsor)
100%
CFG I, Inc.
100%
CNL Financial Group, Inc.
100%
CFG V, Inc.
100%
CNL Global Income Advisors, LLC
Advisory Agreement
100%
CNL Capital Markets Corp.
Investor Relations
100%
CNL Securities Corp.
Sub-Advisor Agreements
100%
CNL Global Income Sub-Advisors, LLC
Macquarie Real Estate Advisory Services LLC
MGPA Advisory (Singapore) Pte Ltd (1)
Service Contracts
CNL Affiliates
Macquarie Affiliates
MGPA Affiliates
Managing Dealer Agreement
Global Income Trust, Inc.
100%
Global Income GP, LLC
1% GP Interest
99% LP Interest
Global Income, LP (Operating Partnership)
100%
CFG VI, Inc.
100%
CFG VII, Inc.
100%
CNL Global Income Sub-Managers, LLC
100%
Property Management Agreement
CNL Global Income Managers, LLC
Sub-Property Management Agreements
MGPA Advisory (Singapore) Pte Ltd (1)
Macquarie Real Estate Advisory Services LLC

(1) MGPA Advisory (Singapore ) Pte Ltd is a wholly-owned subsidiary of MGPA Limited. Macquarie Bank Limited, through its real estate banking division, owns a joint venture interest in MGPA Limited. Macquarie Bank Limited is owned by Macquarie Group Limited.

CONFLICTS OF INTEREST

General

We are subject to various conflicts of interest arising out of our relationship with our advisor, its affiliates and related parties, some of whom serve as our executive officers and directors. In this section, we discuss these conflicts and the corporate governance measures we have adopted to ameliorate some of the risks posed by the conflicts. These conflicts of interest include the following:

•	James M. Seneff, Jr. serves as a director and/or officer of various CNL entities affiliated with CNL, including our advisor and our Managing Dealer.

•	Robert A. Bourne serves as a director and/or officer of various CNL entities associated with CNL, including our advisor and our Managing Dealer.

•	CNL Holdings, LLC is the parent company of various entities that provide advisory and property management services to us.

•	Matthew S. Banks serves as a director and/or officer of various entities affiliated with Macquarie, and he serves as a director of MGPA Limited.

•	We have in common with Global Growth Trust, Inc. the same executive officers.

•	Our advisor and the advisor to Global Growth Trust, Inc. have in common the same managers, executive officers and Investment Committee members.

Prior and Future Programs

In the past, CNL-related affiliates of our advisor have organized over 100 real estate investment programs for entities other than Global Income Trust, Inc. In addition, affiliates of CNL currently have other real estate holdings and in the future expect to form, offer interests in and manage other real estate programs in addition to those for Global Income Trust, Inc., and to make additional real estate investments. Future real estate programs may involve affiliates of our advisor or CNL in the ownership, financing, operation, leasing and management of properties that may be suitable for us.

Certain of these CNL affiliated public or private real estate programs, including Global Growth Trust, Inc., may compete with us for properties which may be suitable for us and may purchase properties concurrently with us. We may compete with other CNL-sponsored programs for the same tenants in negotiating and renegotiating, if applicable, leases in the same geographic region. These properties, if located in the vicinity of, or adjacent to, properties that we acquire, may affect our properties’ gross revenues. Additionally, such other programs may make or acquire loans or other real estate-related investments in the same or similar entities as those that we target, thereby affecting our loan and other investment activities. Such conflicts between us and CNL affiliated programs may affect the value of our investments as well as our Net Income. CNL is not required to offer any investment opportunity to us and we have no assurance that we will be allocated any specific investment opportunity.

Competition to Acquire Properties and Invest in Loans and Other Permitted Investments

Affiliates of our advisor and other entities sponsored or sold by CNL or its affiliates, including Global Growth Trust, Inc., may compete with us to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by us. Our advisor, including the Investment Committee of our advisor or the affiliates and related parties of our advisor, also may be subject to potential conflicts of interest at such time as we wish to acquire a property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for another affiliate of CNL. For a discussion of the risks related to these conflicts of interest see, “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties.” We also have developed policies to resolve potential conflicts of interest relating to properties, loans and other Permitted Investments involving us and certain of our affiliates. See “— Certain Conflict Resolution Policies” below.

Similarly, we may compete with other existing and/or future programs sponsored by MIRA or MGPA Limited, or their affiliates, for the acquisition of commercial properties and other investments. The representatives of MREAS Advisory and MGPA Advisory who are members of the advisor’s investment committee, who are also executive officers and employees of other Macquarie or MGPA entities, must determine if their respective affiliates’ sponsored programs or our company, or Global Growth Trust, Inc., should invest in a real property or other asset, or enter into a joint venture or co-ownership arrangement for the acquisition of specific investments. Although we expect that MREAS Advisory and MGPA Advisory will locate and present investment opportunities to us, neither they nor their respective affiliates are required to present any investment opportunity to us.

Certain Relationships with Other Affiliates

Subject to the limitations set forth in our articles of incorporation, we may engage in transactions with affiliates of our advisor and other entities sponsored or sold by CNL or our sponsor and pay compensation in connection therewith. For example, as described elsewhere in this prospectus, we pay our Managing Dealer selling commissions and a marketing support fee. Furthermore, if our board approved an investment in a fund or security managed by an affiliate of our sponsor, it is possible that fees would be earned by both our advisor and the CNL affiliate that is managing the underlying investment. For additional information concerning these relationships, see “Management Compensation” and “Certain Relationships and Related Transactions.”

Joint Ventures with Affiliates of Our Sponsor and Sub-Advisors

We may enter into joint ventures or other co-ownership or financing arrangements with other programs sponsored by CNL or our sponsor (as well as other parties which may include co-investing in international assets with participants in programs managed by affiliates of MREAS Advisory or MGPA Advisory) for, or relating to, the acquisition, development or improvement of properties and other investments. See “Business — Joint Venture Investments.” Our advisor or its sub-advisors and their respective affiliates and related parties may have conflicts of interest in determining which program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals that are or may become inconsistent with our business interests or goals.

In addition, should any such joint venture be consummated, our advisor may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. For example, the co-venturer may require pre-emptive rights over acquiring or selling certain assets. Because our advisor, its affiliates and related parties may control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture may not have the benefit of arm’s-length negotiations of the type normally conducted between unrelated co-venturers. Our board of directors (including a majority of our Independent Directors) must approve any investment in which we invest jointly with an entity sponsored and/or managed by members or other equity holders of our sponsor or its affiliates.

Compensation of Our Advisor

Our advisor has been engaged to perform various services for us and receives fees and compensation for such services. We also reimburse our advisor for certain expenses, subject to certain limits. We are obligated to pay substantial fees to our advisor, based upon agreements which have not been negotiated at arm’s length or the success of our advisor in implementing our business plan. Some of the fees are payable based upon factors other than the quality of services provided to us. These fees could influence our advisor’s advice to us as well as its judgment in performing services for us and our subsidiaries. For a discussion of such fees and compensation, see “Management Compensation.” Our advisor and its affiliates are entitled to receive compensation from us under the terms of the Advisory Agreement in connection with a Liquidity Event, liquidation, or other liquidity strategy. The timing and nature of the fees and compensation to our advisor could create a conflict between the interests of our advisor and those of our stockholders due to several factors, including the terms of a Listing, liquidation, or otherwise, overall asset performance, and future sales proceeds. For example, in liquidation, but not in the event of Listing, our advisor may be entitled to receive Disposition Fees. If our board of directors determines to seek a Listing as a liquidity strategy, the board may delay the Listing until it believes the optimal time for the Listing occurs, during which period our advisor will continue to earn fees. For a discussion of the risks relating to our compensation arrangements with our advisor, see “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships

with Our Advisor, Its Affiliates and Related Parties.” Our Advisory Agreement is not the result of arm’s-length negotiations. However, our Advisory Agreement requires approval by a majority of our board of directors, including a majority of our Independent Directors, not otherwise interested in such transaction, and a finding by our Independent Directors that the Advisory Agreement is fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. Further, any potential liquidity event recommended by our advisor must be approved by a majority of our board of directors, including a majority of our Independent Directors.

Compensation of Our Property Manager

Our property manager has been engaged to perform various property management and leasing services for us and receives fees for such services. We also reimburse our property manager for certain expenses. For a discussion of such fees, see “Management Compensation.” Our property management agreement is not the result of arm’s-length negotiations. For a discussion of the risks relating to our property management agreement, see “Risk Factors — Risks Related to Conflicts of Interest and Our Relationships with Our Advisor, Its Affiliates and Related Parties.”

Relationship with Our Managing Dealer

Our Managing Dealer is an affiliate of our advisor and of our sponsor. Certain of our officers and directors are also officers, directors, and registered principals of our Managing Dealer. This relationship may create conflicts in connection with the fulfillment by our Managing Dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations.

Legal Representation

Arnold & Porter LLP serves as our securities co-counsel and our tax counsel in this offering and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. serves as our securities co-counsel in this offering and also serves as securities and tax counsel for certain of our affiliates, including our Managing Dealer, CNL and other real estate programs sponsored by CNL or our sponsor in connection with other matters. Members of the firms of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. may invest in Global Income Trust, Inc. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of our advisor or its affiliates, other counsel may be retained for one or both parties.

Certain Conflict Resolution Policies

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain a number of restrictions relating to transactions between us and our advisor or its affiliates or related parties. These restrictions include the following:

•

We may purchase or lease an asset or assets from our sponsor, our advisor, a director, or any affiliate thereof only upon a finding by a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to the sponsor, advisor, director or affiliate, or, if the price to us is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any property to us exceed its current appraised value as determined by an independent third party appraiser.

•

Our advisor, sponsor, a director or an affiliate thereof may purchase or lease assets from us if a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

•	We may not make or invest in a loan secured by a mortgage on real property which is subordinate to the lien or other indebtedness of our advisor, any director, the sponsor or an affiliate.

•

With respect to shares owned by our advisor, our directors or any affiliate thereof, none of our advisor, our directors or any of their affiliates may vote or consent on matters submitted to our stockholders regarding the removal of our advisor, directors or any of their affiliates or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our advisor, directors and any affiliates may not vote or consent, any shares owned by any of them will not be included.

•

We will not make loans to our sponsor, our advisor, our directors or any affiliate thereof except (i) mortgage loans subject to restrictions governing loans contained in our articles of incorporation, or (ii) loans to our subsidiaries.

•

We may not borrow money from our sponsor, advisor, directors and any affiliate thereof, unless such borrowing is approved by a majority of our directors (including a majority of Independent Directors) not otherwise interested in such transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

•

Any agreement between us, our sponsor, our advisor, a director or any affiliate thereof, the approval of which is not otherwise addressed in our articles of incorporation, other than the conversion or redemption of units of our Operating Partnership, may be effected only if a majority of our directors (including a majority of Independent Directors) approve such agreement as fair, competitive and commercially reasonable and no less favorable to us than comparable loans between unaffiliated parties.

Although we have different investment objectives than Global Growth Trust, Inc., an investment opportunity may be suitable for both us and Global Growth Trust, Inc. Our board of directors and our advisor have agreed that, in the event an investment opportunity is presented to both our advisor’s Investment Committee and the investment committee of the advisor for Global Growth Trust, Inc. and it is determined that the opportunity may be suitable for both us and Global Growth Trust, Inc., and for which both entities have sufficient uninvested funds, the investment opportunity will be offered to the entities on an alternating basis as follows:

•	The first investment opportunity that meets this criteria will be first offered to Global Growth Trust, Inc.;

•

The second opportunity that meets this criteria will be first offered to us (whether or not Global Growth Trust, Inc. passed on the first investment opportunity, and whether or not we accepted an investment in the first investment opportunity); and

•

Thereafter, each offer of any investment opportunities will alternate on the foregoing basis. It shall be the duty of the board of directors, including the Independent Directors, to ensure that these policies are applied fairly to us.

This policy will continue in effect until such time as our sponsor no longer owns or controls our advisor and the advisor of Global Growth Trust, Inc.

Certain public or private entities affiliated with CNL or our sponsor are bound by conflict resolution procedures that may impact the investments that are available to us. In particular, certain of these public and private affiliated entities, some of which invest in assets similar to those in which we may invest, require that if an investment opportunity becomes available which is suitable for such affiliated entities, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. For purposes of this conflict resolution procedure for these other entities, an investment opportunity will be considered “offered” when the opportunity is presented to the applicable board of directors for its consideration. In addition to various other factors, the determination as to whether or not an investment opportunity is suitable for more than one program will be determined based on the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of the properties, the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. A subsequent development regarding the investment opportunity, such as a delay in the closing of a property or a delay in the construction of a property, may cause any such investment to be more appropriate for an entity other than the entity which committed to make the investment. Although we are not bound by these conflict resolution procedures, we may be restricted by such procedures.

BUSINESS

General

We are a Maryland corporation that has elected to be taxed as a REIT commencing with our taxable year ended December 31, 2010. We intend to acquire and operate a diverse portfolio of global, income-oriented commercial real estate and real estate-related assets. We may invest in a wide variety of real estate sectors, including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self storage properties, as well as other classifications of commercial real estate property. These assets may include the investment in, and origination of, real estate-related investments such as mortgage, mezzanine, bridge, and other loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments. The management of our advisor and its sub-advisors and members of our board of directors have extensive experience investing in various types of real estate-related investments.

Our advisor, CNL Global Income Advisors, LLC, is a Delaware limited liability company. Our advisor is responsible for managing our affairs on a day-to-day basis and for identifying, recommending and executing acquisitions on our behalf. We believe we will benefit from the investment expertise and experience of our advisor’s management team and members of its Investment Committee. This committee is responsible for investigating and making recommendations to our board regarding potential investments. Our advisor is responsible for providing advisory services relating to substantially all aspects of our investments and operations throughout the world, including real estate acquisitions, asset management and other operational matters. Our advisor has subcontracted with affiliates of our sponsor, MIRA and MGPA Limited to perform substantially all of these functions as sub-advisors and our advisor is responsible for paying the sub-advisors from the fees it receives from us or our Operating Partnership. Subject to certain restrictions contained in our Advisory Agreement, our advisor will reimburse the sub-advisors for all reasonable and necessary expenses incurred or paid by the sub-advisor in connection with the services performed for our advisor. We are responsible for reimbursing our advisor for these expenses. For information regarding the sub-advisors, see “The Advisor and the Advisory Agreement — Sub-Advisors.”

CNL Background

CNL Financial Group

CNL Financial Group, Inc. (or “CNL”), an affiliate of our sponsor, CNL Financial Group, LLC, is a leading private investment management firm providing global real estate and alternative investments. CNL, which is controlled by James M. Seneff, Jr., has extensive experience in the acquisition, management and development of real estate and real estate-related assets. Headquartered in Orlando, Florida, CNL and/or its affiliates sponsor a wide array of investment programs, including REITs, real estate limited liability companies and a business development company.

Since its inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets located in the United States, Canada, and most recently Europe, including hotel, retail, restaurant, lifestyle properties and seniors’ housing properties. Services provided by CNL and its affiliates include advisory, acquisition, development, lease and loan servicing, asset and portfolio management, disposition, client services, capital raising, finance and administrative.

The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve among our executive officers and directors. Mr. Seneff and Mr. Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, unlisted REITs with certain investment objectives similar to ours. For a list of the programs and a general description of their property sector focus, see the “Prior Performance Summary” section of this prospectus.

The affiliates of CNL, described below, provide services to our CNL Sub-Advisor and CNL Property Manager. For information regarding the CNL Sub-Advisor and CNL Property Manager, see “The Advisor and the Advisory Agreement — Sub-Advisors,” and “The Advisor and the Advisory Agreement — Property Manager — Sub-property managers.”

CNL Commercial Real Estate

CNL Commercial Real Estate, Inc., a Florida corporation, (“CCRE”), is comprised of a veteran team focused on investment, development and real estate services in commercial markets throughout the United States. CCRE invests in and develops commercial real estate and provides a full complement of client services including brokerage, building management and leasing services. CCRE was established with the addition of 12 senior level executives from Trammell Crow Company. A majority of this team has worked together for more than ten years. During their tenure together at Trammel Crow Company, this group transitioned property management and leasing services on over 15 million square feet throughout the United States and Canada and completed transactions totaling in excess of 22 million square feet valued at over $3.5 billion.

CCRE is primarily responsible, through an agreement with the CNL Global Income Sub-Managers, LLC (the “CNL Property Manager”), for providing our property manager with property and building management and leasing and development services for our properties located in North America. CCRE or the CNL Property Manager may also sub-contract with other affiliates of CNL and third parties for the provision of some or all of those services on a property by property basis. CCRE is a subsidiary of CNL and is an affiliate of our advisor and property manager. CCRE provides development, acquisition and property management services to numerous CNL affiliated entities as well as unaffiliated third parties. See “Conflicts of Interest.”

CNL Financial Group Investment Management

CNL Financial Group Investment Management, LLC, a Florida limited liability company (“CFGIM”), is a subsidiary of CNL and an affiliate of our advisor and property manager. CFGIM provides administrative services to numerous CNL affiliated entities. The services provided by CFGIM to our advisor and its affiliates include services related to acquisitions, U.S. accounting, tax and financial reporting and compliance, due diligence, marketing, distributions and reporting and global investor relations (including administrative services in connection with the offering of shares) on a day-to-day basis. In addition, CFGIM and its affiliates provide services in connection with the preparation and dissemination of our organizational, offering and other documents and sales materials. In connection with these services, we reimburse our advisor and its affiliates for Organizational and Offering Expenses and operating expenses, including personnel and other expenses incurred on our behalf, at cost, subject to the provisions in the Advisory Agreement and Expense Support Agreement.

INVESTMENT OBJECTIVES AND POLICIES

General

We intend to undertake a global investment strategy to acquire a range of income-oriented commercial real estate and commercial real estate-related assets. We may invest across a diverse spectrum of real estate markets including office properties, retail centers, business and industrial parks (including warehouse, manufacturing and distribution facilities), multifamily properties (including student and senior housing), hospitality properties, healthcare properties and self storage properties, as well as other classifications of commercial real estate property. These assets may also include the investment in and origination of real estate-related investments such as mortgage, mezzanine, bridge, and other loans, debt securities such as mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies, as well as other real estate-related investments.

Our primary investment objectives are to:

•	provide you with attractive and stable cash distributions;

•	preserve, protect and return your invested capital;

•	invest in a diversified portfolio of assets; and

•	explore liquidity options in the future, including the sale of either the Company or our assets, potential merger opportunities, or the Listing of our common shares.

Investment Policies

Primary Investment Strategy

We expect to use the net proceeds of this offering to acquire commercial real estate or commercial real estate-related assets located throughout the world. We will not focus our investment strategy towards any specific geographic location, however, we initially anticipate that up to 60% of assets may be located outside of the United States.

Our strategy to realize our investment objectives will be driven by a disciplined approach to evaluating the important factors for each individual investment. We believe affiliates of our advisor and the sub-advisors have the experience and ability to identify attractive assets, underwrite current operating performance, forecast potential changes to operating performance over time, and identify adequate exit strategies for assets, if required, as well as analyze the key metrics of the overall portfolio composition, both in the United States and globally. By using this approach, we expect to be able to identify favorable acquisition targets and effectively manage these assets to assist in achieving our primary investment objectives.

We intend to invest in a variety of commercial real estate assets, including real property and real estate-related debt and securities. We anticipate allocating at least 70% of our investments in commercial real properties and up to 30% of the portfolio in commercial real estate-related debt and securities. This target allocation is subject to change depending on real estate market conditions and the investment opportunities available to us.

Generally, the purchase price that we will pay for any asset will be based on the fair market value of the asset as determined by a majority of our directors. In all cases in which we acquire an asset from any of our directors, our sponsor, our advisor or any of their affiliates, we will obtain an appraisal of fair market value by an independent appraiser selected by a majority of our Independent Directors and the transaction must be approved by a majority of our Independent Directors. We will rely on our own independent analysis and not solely on appraisals in determining whether to invest in a particular asset.

Investments in Real Properties

Given one of our primary objectives is to provide stable cash distributions, acquisitions of real property will predominately consist of existing income-producing, single or multi -tenant properties as well as to-be-constructed properties that would be purchased generally upon full development and occupancy by income-producing tenants. We plan to further diversify our real property portfolio by acquiring a range of asset types whose cash flows, on a portfolio basis, are not concentrated to a specific industry.

We generally will hold fee title or a long-term leasehold estate in the real estate assets we acquire. We may also invest in operating companies or other entities that may own and operate assets that satisfy our investment objectives. Additionally, we may co-invest with other entities (both affiliated and non-affiliated with our advisor) in property ownership through joint ventures, limited liability companies, partnerships and other forms of ownership agreements.

We intend to purchase properties globally that meet our investment criteria and we are not limited to any specific geographic area. We believe that significant opportunities exist both within the United States and globally. While many of these real estate acquisitions will be in stabilized, well-developed markets, we may also acquire assets in developing countries or those in emerging or higher risk markets. We believe that our strategy to acquire real estate assets internationally will provide for a well-diversified portfolio that will optimize value to our stockholders.

We anticipate that some transactions may be structured as a sale-leaseback transaction in which we would acquire a property from a company which simultaneously leases the property back from us. This type of transaction may typically result in a long term lease with the company that could provide the company with an attractive financing alternative.

In addition, we may identify attractive opportunities in the course of acquiring income-oriented portfolios that may include certain assets that are vacant or otherwise require repositioning.

Except as set forth below in “Investment Objectives and Policies — Certain Investment Limitations,” we are not limited in the number or size of properties we may acquire or the percentage of net proceeds from this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances, including the amount of net proceeds we realize in this offering.

The process to close a purchase of real property will include in-depth due diligence where affiliates of our advisor (or, if an international property, the applicable sub-advisor or its affiliates) evaluate the asset, verify certain documents, and obtain independent professional assessments which may include, subject to availability in certain jurisdictions, but is not limited to, the following:

•	tenant lease reviews;

•	plans and specifications;

•	environmental reports;

•	property condition reports;

•	evidence of marketable title;

•	financial statements covering recent operations; and

•	insurance policies and recent claims

We will not purchase any property unless and until we obtain what is generally referred to in the United States as a “Phase I” environmental site assessment, or the international equivalent, and generally are satisfied with the environmental status of the property. A Phase I environmental site assessment consists of a visual survey of the building and the property in an attempt to identify areas of potential environmental concerns, such as neighboring properties, to assess surface conditions or activities, contacting local governmental agency personnel, and performing a regulatory agency file search in an attempt to determine any known environmental concerns in the immediate vicinity of the property. A Phase I environmental site assessment does not generally include any sampling or testing of soil, groundwater or building materials from the property. With respect to international investments, we will seek to obtain an environmental assessment that is customary in the location where the property is being acquired.

We primarily will invest in commercial real estate properties with existing rent and expense schedules or newly constructed properties with predictable cash flows or in which a seller agrees to provide certain minimum income levels. Generally, we expect to invest in real estate properties with at least 80% occupancy and minimal near term tenant lease rollover at the time of acquisition. The primary properties we may invest in are listed below; however, we may pursue and purchase assets in additional real estate classifications that are not described below:

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Office Properties — Class A, B and C properties, multi- and single-tenant properties, single level, mid- and high-rise properties, flex space, and mixed-use properties, capable of serving a variety of industries in both commercial business district and suburban locations;

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Retail Centers — Retail centers, including regional and super-regional facilities, indoor shopping malls, “big box” retail centers, outlet retailers, high street and “strip center” shopping plazas, and restaurants offering a variety of products and services, a diverse tenant mix, and serving a range of demographic markets;

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Business and Industrial Parks — Manufacturing, warehouse, and distribution facilities, single- and multi-tenant properties, and mixed-use office/industrial parks, each of varying sizes and intensity levels, and serving a variety of potential tenants and proposed uses;

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Multifamily Properties — Conventional multifamily properties, such as mid-rise, high-rise, and garden-style properties, as well as student housing and age-restricted properties (typically requiring at least one resident of each unit to be 55 or older);

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Hospitality Properties — Limited-service, extended-stay and full-service lodging facilities, as well as all-inclusive resorts, which may be standalone facilities or complementary to one of our other asset classes;

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Healthcare Properties — Independent living/continuing care retirement communities, assisted living facilities, skilled nursing facilities, hospitals, long-term acute care hospitals and medical office buildings; and

•	Self Storage Properties — Self storage facilities and related self storage real estate investments.

Although we intend to enter into standard commercial leases with our tenants, including standard multi-tenant commercial leases, triple-net leases and participating leases, the terms and conditions of any lease that we enter into may vary substantially from those we describe in this prospectus. We will execute new tenant leases and existing tenant lease renewals, expansions and extensions with terms that are dictated by the then current submarket conditions and, to the extent practicable, the verifiable creditworthiness of each particular tenant. Under standard multi-tenant commercial leases, tenants generally reimburse the landlord for their pro rata share of annual increases in operating expenses above the base amount of operating expenses established in the initial year of the lease term. Under triple-net leases, tenants generally are responsible for their pro rata share of building operating expenses in full for each year of the lease term. Under participating leases, which are common for retail properties, the landlord may share in a percentage of the tenant’s gross revenue.

We intend to use appropriate commercial practices to determine the creditworthiness of potential tenants and any personal guarantor or corporate guarantor of a potential tenant.

Investments in and Originating Loans

We may make and invest in commercial real estate loans, including first and junior mortgages, mezzanine loans and preferred equity loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans and construction mortgage loans. We may also invest in participations on mortgage loans. Further, we may invest in unsecured loans or loans secured by assets other than real estate. In addition, we expect to invest in real estate debt securities such as CMBS, CDOs or other real estate-related derivative products in the United States and globally. With respect to these real estate-related loans and securities, we would generally intend to hold these investments until their respective maturities, or at least for the medium term. This intention, however, will not preclude our routine portfolio assessment, the result of which may include a recommendation by our advisor to sell all or a portion of these assets.

We intend to undertake a detailed underwriting process when determining investment in, or origination of, real estate loans. In addition to assessing the underlying real property, including comprehensive financial, structural, operational and legal due diligence, we may assess the quantitative and qualitative attributes of the loans. Depending on the type of asset acquired, our advisor (or, if an international asset, the applicable sub-advisor) may evaluate such things as cash flow projections, loan terms, loan structure and the underlying risks of the property collateralizing the asset in order to assess the borrower’s ability to meet its debt service requirements and refinance the loan upon maturity.

When evaluating potential investments in, or the origination of, real estate loans, affiliates of our advisor (or, if an international asset, the applicable sub-advisor) will evaluate attributes of the asset including, but not limited to, the following:

•	the ratio of the amount of the investment to the value of the property by which it is secured;

•	the property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the property;

•	potential for rental increases;

•	the degree of liquidity of the investment;

•	the property’s geographic location, including country and/or state;

•	the condition and use of the property;

•	the property’s income-producing capacity;

•	the quality, experience and creditworthiness of the borrower; and

•	general economic conditions in the area where the property is located.

Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencing operations in these or other jurisdictions requiring such licensing may be dependent upon a finding of our financial responsibility, character and fitness.

Described below are the types of loans we may invest in and/or originate in addition to traditional commercial first mortgage loans:

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Junior Mortgages — Junior mortgages are secured by mortgages or deeds of trust on real property that are subordinate in priority to the prior (senior) mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

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B-Notes — B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.

B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note.

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Mezzanine Loans and Preferred Equity Investments (“Mezzanine Products”) — The Mezzanine Products in which we may invest and/or originate will generally take the form of subordinated loans secured by the real property or a pledge of the ownership interest of an entity that directly or indirectly own the real property. We may hold senior or junior positions in such Mezzanine Products, such senior or junior position denoting the particular leverage strip that may apply.

We may require other collateral to provide additional security for Mezzanine Products, including letters of credit, personal guarantees or collateral unrelated to the property. We may structure these investments so that we receive a stated fixed or variable interest rate or preferred cash flow return as well as a percentage of gross revenues and a percentage of the increase in the fair market value of the property payable upon maturity, refinancing or sale of the property. Our Mezzanine Products may also have prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.

Mezzanine Products will typically range in size from $10 to $50 million and have terms of two to ten years. Mezzanine Products may have maturities that match the maturity of the related mortgage loan(s) but may have shorter terms and will usually have loan-to-value ratios between 66% and 95%. We may only invest in Mezzanine Products with loan-to-value ratios greater than 85% upon approval by our board of directors.

Mezzanine Products generally involve a lower degree of risk than a full equity investment in an entity that owns real property because the Mezzanine Product is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the remaining equity. Upon a default or change of control by the borrower under the Mezzanine Product, the lender generally can take immediate control and ownership of the property-owning entity, subject to the senior and junior mortgages on the property that stay in place in the event of a Mezzanine Product default and change of control of the borrower.

Mezzanine Products generally involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become worthless as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the Mezzanine Product. If a borrower defaults on our Mezzanine Product or debt senior to our position, or in the event of a borrower bankruptcy, our Mezzanine Product will be satisfied only after the senior debt.

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Bridge Loans — We may offer bridge financing products to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans generally do not exceed three years.

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Convertible Mortgages — Convertible mortgages are loans secured by real property which bear interest at a rate below that of a conventional mortgage in exchange for the ability of the lender to convert its mortgage to equity interest, at a specified conversion rate, at the end of a specified period of time.

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Wraparound Mortgages — A wraparound mortgage loan is a loan secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the senior mortgage loans.

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Construction Loans — Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms of six months to two years.

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Loans on Leasehold Interests — Loans on leasehold interests are typically secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans are generally for terms of six months to 15 years. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

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Participations — Mortgage and mezzanine participation investments are investments in partial interests of mortgages and mezzanine loans of the type described above that are made and administered by third-party lenders.

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Commercial Mortgage Backed Securities — CMBS are securities issued by trusts in pass-through certificates that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. They are typically issued in multiple tranches with the more senior classes being entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and/or interest to which they are entitled. CMBS are subject to all of the risks of the underlying mortgage loans.

The securitization process for CMBS is governed by one or more of the rating agencies, including Fitch, Moody’s and Standard & Poor’s, who determine the respective bond class sizes, generally based on a sequential payment structure. Bonds that are rated from AAA to BBB by the rating agencies are considered “investment grade.” Bond classes that are subordinate to the BBB class are considered “non-investment” grade. The respective bond class sizes are determined based on the review of the underlying collateral by the rating agencies. The payments received from the underlying loans are used to make the payments on the CMBS. Based on the sequential payment priority, the risk of nonpayment for the AAA CMBS is lower than the risk of nonpayment for the non-investment grade bonds. Accordingly, the AAA class is typically sold at a lower yield compared to the non-investment grade classes that are sold at higher yields. We may invest in investment grade and non-investment grade CMBS classes.

We will evaluate the risk of investment grade and non-investment grade CMBSs based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We may utilize third party data providers to review loan level performance such as delinquencies and threats to credit performance. We will also review monthly servicing reports of the master and special servicers as well as reports from rating agencies. With respect to transactional structure, we will assess the structure of a particular CMBS transaction as well as utilize third party data providers for a structural sensitivity analysis. After assessing loan-level data and structural data, we will combine this information to forecast expected cash flows, probability of default and loss given a default.

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Collateralized Debt Obligations — CDOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage-backed securities, B-Notes and mezzanine loans. Like typical securitization structures, in a CDO the assets are pledged to a trustee for the benefit of the holders of the bonds. We may invest in investment grade and non-investment grade CDO classes.

Investments in Equity Securities

In addition to our investments in our direct and indirect subsidiaries, we may invest in common and preferred real estate-related equity securities issued by publicly traded and private real estate companies that are not affiliated with us. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. Real estate-related equity securities are unsecured and typically subordinated to other obligations of the issuer. Our investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. We may purchase real estate-related securities denominated in foreign currencies or securities of issuers that make investments in real estate located outside the United States. We may acquire real estate-related securities through tender offers, negotiated or otherwise, in which we solicit a target company’s stockholders to purchase their securities.

Other Potential Investments

Although we intend to use the net proceeds of this offering to acquire a diversified portfolio of real estate assets as outlined above, we may make investments in other assets that we have not described.

Joint Venture Investments

Our advisor will use CNL’s and the sub-advisors’ network of global relationships to enter into joint ventures, partnerships or other co-ownership arrangements with third parties (which may include affiliates of MREAS Advisory or MGPA Advisory) as well as entities affiliated with our advisor to acquire and operate real estate properties and other real estate-related assets. We believe that a joint venture creates an alignment of interest with a source of capital that will benefit our stockholders by leveraging our advisor’s network of global relationships, together with its acquisition, development and management expertise to achieve the following four primary objectives: (i) increase the return on Invested Capital; (ii) diversify our access to equity capital; (iii) “leverage” Invested Capital to promote our brand and increase market share; and (iv) obtain the participation of sophisticated partners in our real estate decisions. In determining whether to invest in a particular joint venture, our advisor will evaluate the real property or other real estate asset that such joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for our selection of real property investments.

We may enter into joint ventures with other programs sponsored by CNL to acquire real estate assets or other real estate-related assets, provided that a majority of our directors, including a majority of our Independent Directors, approve the transaction as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers.

We expect that from time to time our advisor will be presented with an opportunity to purchase all or a portion of a mixed-use property. In such instances, it is possible that we would work together with other programs sponsored by CNL to apportion the assets within the property among us and the other programs in accordance with the investment objectives of the various programs. In such event, after apportionment, the mixed-use property would be owned by two or more programs or joint ventures sponsored by CNL. The negotiation of how to divide the property among the various programs will not be at arm’s length and conflicts of interest will arise in the process. It is possible that in connection with the purchase of a portion of a mixed-use property or in the course of negotiations with other programs sponsored by CNL, the allocation of such mixed-use property may require us to purchase a property that we would otherwise consider inappropriate for our portfolio in order to also purchase a portion of a property that our advisor considers desirable.

We expect that if we participate in a joint venture or other real estate program with affiliates of MREAS Advisory or MGPA Advisory, such negotiations will be at arms’ length, and, to the extent we would be afforded an opportunity to participate with other investors in such a joint venture or real estate program, our participation would be on terms no less favorable than offered to other investors in the same joint venture or real estate program. In any event, any such transaction must be approved by our board of directors, including majority of our Independent Directors.

Currency Hedging

We may hedge our exposure to foreign currency risk for both the capital in, and relatively certain income generated from, our investments denominated in currencies other than U.S. dollars. We may utilize various derivatives, including, but not limited to, futures, cross-currency swaps, options and forward contracts to achieve this goal. Additionally, we expect to utilize local currency debt financing, where possible, to reduce foreign currency risk associated with our capital investment.

Interest Rate Hedging

We may utilize derivatives such as swaps, options, futures and forward contracts to hedge our exposure to interest rate movements. Our board of directors will determine the amount of interest rate exposure we will undertake at any given time based upon conditions in the local markets where we have investments.

Tax and Structuring

We will seek to minimize the effect of withholding, corporate, transfer and other taxes on our investments in the United States and in other countries. We may, however, incur tax liability as a result of our use of taxable REIT subsidiaries and other corporate entities. See “Federal Income Tax Considerations.”

Borrowing Policies

Although we will strive for diversification, the number of different properties and other assets that we can acquire will be affected by the amount of funds available to us. We intend to strategically leverage our real properties and possibly other assets and use debt as a means of providing additional funds for the acquisition of properties and the diversification of our portfolio. Our ability to increase our diversification through borrowing could be adversely affected by credit market conditions which result in lenders reducing or limiting funds available for loans, including loans secured by real estate. During times when interest rates on mortgage loans are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties for cash with the intention of obtaining a mortgage loan for a portion of the purchase price at a later time.

We will generally seek to borrow on a non-recourse basis, but may also borrow at the corporate level or Operating Partnership level. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries is secured only by specific assets without recourse to other assets of the borrower or any of its subsidiaries. Even with non-recourse indebtedness however, a borrower or its subsidiaries will likely be required to guarantee against certain breaches of representations and warranties such as those relating to the absence of fraud, misappropriation, misapplication of funds, environmental conditions and material misrepresentations. Because non-recourse financing generally restricts the lender’s claim on the assets of the borrower, the lender generally may only proceed against the assets collateralizing the debt. This protects our other assets.

Our board of directors has adopted a policy to generally limit our aggregate borrowings to approximately 75% of the aggregate value of our assets once we have ceased raising capital under our current or any subsequent offering and have invested substantially all of our capital. For such purposes, the value of an asset is based on the purchase price of such asset at the time of purchase. Our board of directors may alter the foregoing policy at any time or suspend it if necessary to pursue attractive investment opportunities, subject to the limitation on aggregate borrowings contained in our articles of incorporation. However, such 75% limitation does not apply to individual real estate assets or other investments. There is no limit on the amount we may invest in any single asset or on the amount we can borrow for the purchase of any asset. As a result, we may borrow more than 75% of the contract purchase price of each asset we acquire to the extent our board of directors determines that borrowing these amounts is prudent.

Our articles of incorporation limit the aggregate amount of indebtedness on our borrowings to no more than 300% of our Net Assets unless the excess borrowing is approved by a majority of our Independent Directors and is disclosed to stockholders in our next quarterly report, together with a justification for the excess. Our board of directors must review our aggregate borrowing from time to time, but not less than quarterly.

While we are able to leverage up to a maximum of 75% of the aggregate value of our assets, we plan to evaluate each investment opportunity and determine the appropriate leverage on a case-by-case basis, which may be more or less than the 75% aggregate maximum amount on a per asset basis. Our intent is to target our aggregate borrowings to between 30% and 60% of the aggregate value of our assets, once we own a seasoned and stable asset portfolio. We intend to have lower leverage than our policy permits, although initially our aggregate borrowings may be greater than 30% to 60% of the aggregate value of our assets.

Our advisor may seek to refinance indebtedness, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage or other debt, when an existing mortgage or other loan matures or if an attractive investment becomes available and the proceeds from the refinancing can be used to purchase the investment.

We may not borrow money from our sponsor, any of our directors or from our advisor, its affiliates and related parties unless the loan is approved by a majority of the directors (including a majority of our Independent Directors) not otherwise interested in the transaction upon a determination by such directors that the transaction is fair, competitive and commercially reasonable and no less favorable to us than a comparable loan between unaffiliated parties.

Disposition Policies

As each of our investments reach what we believe to be its optimum value during the expected holding periods of assets of the fund, we will consider disposing of the investment and may do so for the purpose of either distributing the Net Sales Proceeds to our stockholders or investing the proceeds in other assets. The determination of when a particular investment should be sold or otherwise disposed of will be made after considering all of the relevant factors, including prevailing and projected economic and market conditions, whether the value of the property or other investment is anticipated to decline substantially, and whether we could apply the proceeds from the sale of the asset to make other investments consistent with our investment objectives.

A determination as to whether to sell an asset will also be based on whether the sale of the asset would constitute a prohibited transaction under the Code or otherwise impact our status as a REIT. Our ability to dispose of properties is restricted to a substantial extent as a result of the rules that we must comply with to qualify as a REIT. Under applicable provisions of the Code regarding prohibited transactions by REITs, a REIT that sells property other than foreclosure property that is deemed to be inventory or property held primarily for sale in the ordinary course of business is deemed a “dealer” and subject to a 100% penalty tax on the net income from any such transaction. As a result, our board of directors will attempt to structure any disposition of our properties to avoid this penalty tax through reliance on safe harbors available under the Code for properties held at least two years or through the use of a TRS. See “Federal Income Tax Considerations — Operational Requirements — Prohibited Transactions.”

Our board of directors will explore potential liquidity opportunities, including the sale of either us or our assets, potential merger opportunities, or the Listing of our common stock. Our board of directors must consider, but is not required to commence, a liquidity event for our stockholders, which may include a liquidation of our assets, a sale of the Company or a Listing of our common stock on or before April 23, 2017, which is the seventh anniversary of the effective date of this offering. We do not know at this time what macro-or micro-circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future. Therefore, we have not established any pre-determined criteria. A liquidation of our assets or a sale of the Company would require the approval of our stockholders. We are under no obligation to actually sell our portfolio or list our shares at any particular time. We cannot assure you that we will be able to sell our assets at prices that result in us achieving our investment objectives. In the event of a liquidation, after commencement of such liquidation, we would continue in existence until all properties and other assets are sold.

Change in Investment Policies and Limitations

Our articles of incorporation require that our Independent Directors review our investment policies at least annually to determine that the policies we follow are in the best interest of our stockholders. Each determination and the basis therefore must be set forth in the minutes of our board of directors. The methods of implementing our investment policies also may vary as new investment techniques are developed. The methods of implementing our investment policies, except as otherwise provided in our organizational documents, may be altered by a majority of our directors, including a majority of our Independent Directors, without the approval of our stockholders. Our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT.

Disclosure Policies with Respect to Future Probable Acquisitions

Our advisor and our sub-advisors continually evaluate various potential investments and engage in discussions and negotiations with sellers, developers and potential tenants regarding the purchase and development of properties and other investments for us and other programs sponsored by CNL. At such time while this offering is ongoing, if we believe that a reasonable probability exists that we will make an acquisition of a material property or other asset, we will supplement this prospectus to disclose the pending material acquisition. We expect that this will normally occur upon the signing of a purchase agreement for the acquisition of a specific asset, but may occur before or after such signing or upon the satisfaction or expiration of major contingencies in any such purchase agreement, depending on the particular circumstances surrounding each potential investment. Further material data will be made available after such pending acquisition is consummated, also by means of a supplement to this prospectus or a post-effective amendment, as applicable. You should understand that the disclosure of any proposed acquisition cannot be relied upon as an assurance that we will ultimately consummate such acquisition or that the information provided concerning the proposed acquisition will not change between the date of the supplement and any actual purchase.

Certain Investment Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, our articles of incorporation provide for the following limitations and restrictions on our investment and financing activities:

•	We may not invest more than 10% of our total assets in Unimproved Real Property or mortgage loans on Unimproved Real Property.

•

We may not invest in commodities or commodity future contracts, except for futures contracts when used solely for hedging purposes in connection with our ordinary business of investing in real estate assets and mortgages.

•

We may not make or invest in any mortgage loan, excluding investments in mortgage programs, CMBS or CDOs, unless an appraisal is obtained concerning the underlying property (unless the loan is insured or guaranteed by a government or governmental agency). In cases in which a majority of our Independent Directors so determine, and in all cases in which the mortgage loan involves our advisor, sponsor, directors or affiliates, the appraisal of the underlying property must be obtained from an independent appraiser, maintained in our records for at least five years, and available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained to the extent available in the applicable jurisdiction.

•

We may not make or invest in any mortgage loan, excluding investments in mortgage programs, CMBS or CDOs, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property as determined by appraisal at the time of the initial funding, unless our board of directors concludes that substantial justification exists because of the presence of other underwriting criteria. For these purposes, the “aggregate amount of all mortgage loans outstanding on the property, including our loans” will include all interest (excluding contingent participation in income or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of the loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.

•	We may not invest in indebtedness collateralized by a mortgage on real property that is subordinate to a lien or other indebtedness of our advisor, a director, our sponsor or any of our affiliates.

•

We may not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Summary of Redemption Plan”); (ii) debt securities, unless the historical debt service coverage in the most recently completed fiscal year as adjusted for known changes is sufficient to properly service that higher level of debt; (iii) equity securities on a deferred payment basis or under similar arrangements; or (iv) options, warrants, or similar evidences of a right to buy our securities (collectively, “Options”) to our advisor, our directors, our sponsor or any of its affiliates except on the same terms as such Options are sold to the general public. Options may be issued to Persons other than our advisor, our directors, our sponsor or any affiliate thereof, but not at exercise prices less than the fair market value of the underlying securities on the date of grant and not for consideration (which may include services) that in the judgment of our Independent Directors has a market value less than the value of such Option on the date of grant. Options or warrants issued to our advisor, our directors, or our sponsor or any of their affiliates may not exceed 10% of our outstanding shares. The voting rights per share (other than any publicly held share of our stock) sold in any private offering may not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share of our stock as the consideration paid to us for each privately held share bears to the book value of each outstanding publicly held share of our stock.

•

We may not make loans to our advisor, our sponsor, a director or any affiliate thereof, except to our subsidiaries and to our joint ventures, subject to certain parameters or as otherwise provided for in our articles of incorporation.

•

We may not borrow money from our advisor, our sponsor, a director or any affiliate thereof, unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction conclude that the transaction is fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.

•

We may not incur leverage that is unreasonable in relation to the value of our Net Assets and that exceeds 300% of Net Assets, except as approved by a majority of our Independent Directors and disclosed to stockholders in our first quarterly report after the approval occurs, along with justification for the excess.

•	We may not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

•

We may not invest in equity securities unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable and determine that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. The foregoing restrictions on investments in equity securities will not apply to the purchase by us of our own shares pursuant to our Redemption Plan or, when traded on a secondary market or on a national securities exchange or inter-dealer quotation system, if a majority of our directors (including a majority of our Independent Directors) determine the purchase to be in our best interest.

•	We may not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

•	We may not engage in underwriting or the agency distribution of securities issued by others or in trading (as compared to investment activities).

•

Our advisor, a sponsor, a director or any of their affiliates may not purchase or lease assets from us unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction determine that the transaction is fair and reasonable to us.

•

We may not purchase or lease assets from our advisor, our sponsor, a director or any affiliate thereof, unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction find that the transaction is fair and reasonable to us and at a price to us no greater than the cost of the asset to such advisor, sponsor, director or affiliate, unless substantial justification exists for the excess and our Independent Directors conclude the excess is reasonable. In no event may the purchase price of any property to us exceed its current appraised value.

•

We may not invest in joint ventures with our sponsor, our advisor, one or more of our directors or any of our affiliates unless a majority of our directors (including a majority of Independent Directors) not otherwise interested in the transaction approve the investment as being fair and reasonable to us and on substantially the same terms and conditions as those that would be received by any other joint venturers.

•

The consideration paid for real property acquired by us will ordinarily be based on the fair market value thereof as determined by a majority of our directors. In cases in which a majority of our Independent Directors so determine, and in all cases in which the property is acquired from our advisor, a director, a sponsor or an affiliate thereof, then such fair market value must be determined by an independent appraiser selected by our Independent Directors.

Any other transaction between us and our sponsor, our advisor, one or more of our directors or any of our affiliates, the approval of which is not the subject of another provision of our articles of incorporation, may be effected only if a majority of our directors (including a majority of Independent Directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

In addition, our organizational documents include other investment limitations in connection with conflicts of interest transactions. These limitations are described in this prospectus under “Conflicts of Interest.”

Investment Company Act Considerations

We intend to conduct our operations so that we and our subsidiaries will not be required to register as an investment company under the Investment Company Act. Under the Investment Company Act, in relevant part, a company is an “investment company” only if:

•	under Section 3(a)(1)(A), it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•

under Section 3(a)(1)(C), it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.” “Investment securities” excludes U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to engage primarily in the business of acquiring real property, as well as making mortgage loans and other loans collateralized by interests in real estate and making other real estate-related investments. We intend to acquire commercial real estate and real-estate related assets directly, for example, by acquiring fee interests or long-term leasehold estates in commercial real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may co-invest with other entities in real estate assets through joint ventures, limited liability companies, partnerships and other forms of co-ownership arrangements, including entities in which we do not own a controlling interest. Our investments may also include investment in, and origination of, mortgages and other real-estate related loans, debt securities such as commercial mortgage-backed securities and those issued by other real estate companies, equity securities of real estate companies as well as other real estate-related investments. We anticipate that our assets generally will be held in our wholly and majority-owned subsidiaries that we have formed or will form to hold a particular asset.

We believe that neither we nor any of our wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and our subsidiaries will not engage primarily, or hold ourselves out as being engaged primarily, in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our respective operations such that none of us will be required to register as an investment company under the Investment Company Act.

In addition, we intend to conduct our operations so that we and most, if not all, of our wholly and majority-owned subsidiaries will comply with the 40% test. We will monitor our investments on an ongoing basis, and at the time of acquisition and disposition of each investment, to determine our compliance and the compliance of each wholly and majority-owned subsidiary with this test. We expect that few, if any, of our wholly and majority-owned subsidiaries will be relying on exceptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in our subsidiaries generally will not constitute “investment securities.” Accordingly, we believe that neither we nor any of our wholly and majority-owned subsidiaries would be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company that is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the Commission staff approve our treatment of any entity as a majority-owned subsidiary and the Commission staff has not done so. If the Commission staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In the event that we or any of our wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets are permitted to be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets). We will measure our Section 3(c)(5)(C) exclusion on an unconsolidated basis.

We will classify our assets for purposes of the Investment Company Act, including our Section 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the Commission staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the Commission will concur with our classification of our assets. In addition, the Commission staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the Section 3(c)(5)(C) exception from the definition of an investment company, we will classify the assets in which we invest generally as follows:

•

Investments in Real Property. Based on the no-action letters issued by the Commission staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the Commission staff, we will treat our investments in co-owned entities, such as joint ventures, limited liability companies, partnerships and other co-ownership arrangements, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the entity; otherwise, they will be classified as real estate-related assets. We expect that no less than 60% of our assets will consist of investments in real property, including any joint ventures or other co-owned entities that we control.

•

Investments in Loans. Based on the no-action letters issued by the Commission staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the Commission staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

•

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The Commission staff has not issued no-action letters specifically addressing construction loans. If the Commission staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

•

Consistent with no-action positions taken by the Commission staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (i) we have a participation interest in a mortgage loan that is fully secured by real property; (ii) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (iii) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (iv) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (v) in the event that the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

•

Investments in Securities. We intend to treat CMBS, debt and equity securities of nonmajority-owned companies primarily engaged in real estate businesses and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets as real estate-related assets.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the Commission staff.

To avoid being required to register under the Investment Company Act, we will need to limit our ability to make certain investments. Although we intend to monitor our investment portfolio, there can be no assurance that we will be able to avoid registration for us or each of our subsidiaries. We and our wholly and majority-owned subsidiaries may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we and our wholly and majority-owned subsidiaries may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the Commission staff provides more specific guidance regarding any of the matters bearing upon the definition of an investment company and the exceptions to that definition, we may be required to adjust our strategy accordingly. Any additional guidance from the Commission staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments in anything other than a direct investment in real properties and require us to significantly restructure our business plan. We may be limited in our ability to make investments in and originating loans, equity securities, and other potential investments as set forth in our business plan. For additional discussion of the risks that we would face if we were required to register as an investment company under the Investment Company Act, see “Risk Factors — Company Related Risks.”

OUR INVESTMENTS

Real Estate Portfolio

We make investments directly though entities wholly-owned by our Operating Partnership, or indirectly through other entities. As of December 31, 2011, we owned the fee simple interests in a leased single-tenant light industrial building located near Austin, Texas, and two leased single-tenant office buildings located in Fort Worth, Texas. In March 2012, we acquired the fee simple interest in a fully leased retail center located in Germany. All of our properties were acquired from third parties not affiliated with us or our advisor. We believe that each of our properties is suitable for its intended purpose and is adequately covered by insurance. Unless otherwise indicated, we will calculate depreciation expense for federal income tax purposes by using the straight line method. We depreciate buildings and land improvements, for federal income tax purposes, based on estimated useful lives of 40 years and 20 years, respectively.

Real Property Portfolio

The following is a summary of our real property investments as of December 31, 2011, unless otherwise noted:

Property/Location	Description	Acquisition Date Information				Approx. Leasable Square Feet	Approx. Annualized Base Rent (in millions) (3)		Percent Leased	Major Tenants
		Date Acquired (1)	Purchase Price (in millions)		Cap Rate (2)

1600 Royster Lane
Pflugerville, Texas (“Austin Property”)	Light Industrial Building	06/08/11	$4.6		9.02%	51,189	$0.42		100%	FedEx Ground Package System, Inc.

13500 Heritage Pkwy
Fort Worth, Texas (“Heritage Commons III”)	Office Building	06/28/11	$18.8		8.01%	119,001	$2.19		100%	DynCorp International, LLC

13650 Heritage Pkwy Fort Worth, Texas (“Heritage Commons IV”)	Office Building	10/27/11	$31.0		8.03%	164,333	$3.43		100%	Mercedes- Benz Financial Services USA, LLC

Max-Eyth-Weg 1-5 35440 Grossen-Linden Giessen, Germany (“Giessen Retail Center”)	Retail	03/08/12	$5.2	(4)	8.05%	34,714	$0.29	(4)	100%	DM(5)

(1)	The date reflected for international acquisitions is the date funds were wired to close the transaction. Depending on the timing of the wire and the time zone in the jurisdiction of the location of the property, the actual transfer of title may occur on the funding date or the next business day (U.S. time).
(2)	Represents the estimated going-in capitalization rate for the property. The estimated going-in capitalization rate was determined by dividing the property’s projected annualized net operating income (“NOI”) as of the date of acquisition by the property’s purchase price, excluding the Investment Services Fee paid to our advisor and closing costs. For this purpose, NOI consists of rental income and any expense reimbursements from the in-place leases reduced by property operating expenses. The projected NOI includes assumptions which may not be indicative of the actual future performance of the property, and the actual economic performance of each property for our period of ownership may differ materially from the amounts used in calculating the estimated going-in capitalization rate. These assumptions may include, but not be limited to, assumptions that in-place tenants will continue to perform under their lease agreements during the 12 months following our acquisition of the property.
(3)	Excludes expense reimbursements payable by tenants.
(4)	The amount was translated from Euros to U.S. dollars at the exchange rate applicable on the date of the transaction.
(5)	DM, one of Germany’s leading drugstore chains, occupies approximately 23% of the leasable space. There are a total of six tenants at this property.

Lease Expirations of the Real Property Portfolio

The following table lists, on an aggregate basis, all of the scheduled lease expirations for each of the years ending December 31, 2011 through December 31, 2021 and thereafter for our properties owned as of December 31, 2011. The table shows the approximate annualized base rent and percentage of annualized rent represented by the leases at their expiration dates.

Year of Expiration(1)	Number of Leases	Approximate Square Feet	Percent of Total Leaseable Area	Base Annual Rental Income of Expiring Leases(2)	Percentage of Annual Rents

2012	—	—	—	—	—
2013	—	—	—	—	—
2014	—	—	—	—	—
2015	—	—	—	—	—
2016	1	51,189	15.3%	$421,769	6.4%
2017	—	—	—	—	—
2018	2	283,334	84.7%	6,131,855	93.6%

Total(3)	3	334,523	100%	$6,553,624	100%

(1)	Represents current lease expiration and does not take into consideration lease renewals available under existing leases at the option of the tenants.
(2)	Represents the base rent, excluding tenant reimbursements, in the final month prior to expiration multiplied times 12. Tenant reimbursements generally include payment of real estate taxes, operating expenses and common area maintenance and utility charges.
(3)	Excludes data regarding the Giessen Retail Center in Germany acquired in March 2012. The Giessen Retail Center is fully leased to six tenants occupying in the aggregate 34,714 rentable square feet. The existing weighted average lease term remaining under the leases is 6.6 years. The leases contain options for tenants to renew for an additional three to five years.

Industry Concentration of the Real Property Portfolio

The following table provides a summary of the industry concentration of our real estate portfolio based on leased square footage as of December 31, 2011:

Industry(1)	Square Feet Leased	Industry Concentration

Government services	164,333	49.1%
Air courier services	51,189	15.3%
Automotive & finance	119,001	35.6%

Total	334,523	100%

(1)	Excludes information regarding the Giessen Retail Center in Germany acquired in March 2012. The Giessen Retail Center has 34,714 rentable square feet which is fully leased to six value retail tenants. Value retail is a term we use to describe the segment of retail that focuses on products for price-conscious consumers, who comprise more than one-third of Germany’s retail market.

Debt Obligations

During 2011, we borrowed $39.7 million in connection with our acquisitions. As of December 31, 2011, we had an aggregate debt leverage ratio of 65.3% of the aggregate value of our assets. As of December 31, 2011, we had the following indebtedness:

Property and Related Loan	Outstanding Principal Balance (in millions)	Interest Rate	Repayment Terms	Maturity Date (1)	% of Total Debt
Heritage Commons III; mortgage loan(2)	$12.3	4.7% per annum	Monthly principal and interest payments of $70,338, based on a 25-year amortization	7/1/2016	31.1%

Heritage Commons IV; mortgage loan(2)	$20.4	6.018% per annum	Monthly principal and interest payments of $132,307, based on a 25-year amortization	11/1/2016	51.7%

Heritage Commons IV, mezzanine Loan(3)	$4.0	11% per annum	Monthly interest only payment of $36,667	11/1/2016	10.1%

Austin Property; draw on Credit Facility; secured by deed of trust (4)	$2.8	Variable, LIBOR plus 2.75% or 3.25%, or lenders prime rate plus 0.25% or 0.75%, depending on certain factors	Monthly interest only payments	3/24/2013	7.1%

Total	$39.5				100%

____________________

(1)	Represents the initial maturity date (or, as applicable, the maturity date as extended as of December 31, 2012). The maturity date may be extended beyond the date shown.
(2)	The lender for the mortgage loans for Heritage Commons III and Heritage Commons IV is JPMorgan Chase Bank, N.A. The loans may be extended for an additional term not to exceed beyond December 1, 2018 and September 1, 2018 for Heritage Commons III and Heritage Commons IV, respectively, subject to the interest rate increasing to 9.7% per annum for Heritage Commons III and 11.018% per annum for Heritage Commons IV. The loans may be prepaid only after the second anniversary of the first monthly payment, subject to a yield maintenance charge. Assuming no prepayment of the loans and they are not extended, the unpaid principal balance due on the loans at maturity is expected to be approximately $11.1 million for Heritage Commons III and $18.7 million for Heritage Commons IV.
(3)	A portion of the purchase price for Heritage Commons IV was funded by a mezzanine loan (the “Mezz Loan”) from JPMorgan Chase Bank, N.A The Mezz Loan runs coterminous with the mortgage loan and has the same extension provision; however, it must be prepaid concurrent with any prepayment of the mortgage loan. The Mezz Loan may be prepaid, but if prepaid before November 1, 2012, the borrower must pay the interest that would have been payable for the balance of the first year of the loan. In addition, any prepayment is subject to the payment of an exit fee equal to a percentage of the related principal amount being prepaid ranging from 1% to 4%, depending on the timing of the prepayment. Assuming no prepayment of the Mezz Loan, the unpaid principal balance due on the loan at maturity will be $4 million. The Mezz Loan is collateralized by our equity interest in the borrower, a wholly-owned subsidiary of our Operating Partnership, which pledged 100% of its membership interest in the borrower to the lender as collateral for the Mezz Loan. Our Operating Partnership has guaranteed certain of the borrower’s obligations under the Mezz Loan agreements.
(4)	In connection with the closing of the acquisition of the Austin Property, we drew $2.8 million on our revolving Credit Facility with JPMorgan Chase Bank, which amount is collateralized by the Austin Property.

Generally, the loan agreements for our loans contain customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, as set forth in the loan agreements. The loan agreements also contain customary events of default and remedies for the lenders. In the case of mezzanine loans, a default under the senior loan normally triggers a default under the mezzanine loan. The borrowers are normally direct or indirect subsidiaries of our Operating Partnership. Our loans are generally non-recourse to the borrowers, subject in some cases to certain negotiated carve-outs.

Our Revolving Credit Facility

On March 24, 2011, we entered into a credit agreement (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”). The Credit Facility provides a revolving line of credit to acquire properties in an initial amount of up to $35 million. We may request a one-time increase in the facility amount up to a total facility of $50 million prior to September 24, 2012, subject to no default having occurred or continuing at the time of the increase. We are a guarantor of payment under the Credit Facility. The Credit Facility has an initial term of two years, with an option pursuant to which we may extend the term for one 12-month period, subject to the payment of an extension fee and certain other conditions.

The proceeds of the Credit Facility will be made available, subject to various conditions, generally to fund the acquisition of domestic stabilized income producing commercial real properties and, subject to certain limitations, the acquisition of real estate related equity securities and real estate-related debt instruments. Draws on the Credit Facility are collateralized by a first mortgage or deed of trust, as applicable, on real property, a perfected first priority security interest in personal property relating to the real estate, and a pledge by the borrower of its equity interest in the entity holding title to the property being collateralized. In addition, JPMorgan Chase will be provided with a perfected first priority security interest in any equity securities or debt instruments acquired with draws under the Credit Facility. The Credit Facility has a variable interest rate generally equal to LIBOR plus 275 or 325 basis points, or the Lender’s prime rate plus 25 or 75 basis points, depending on certain factors. Payments on draws on the Credit Facility are interest only until maturity. We are also required to pay an annual fee ranging from 37.5 to 50 basis points on the unused portion of the Credit Facility.

The Credit Facility contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions, as set forth in the Credit Facility. The Credit Facility also contains customary events of default and remedies for the lender. The aggregate loan or any individual draw made under the Credit Facility may be prepaid, subject to a minimal prepayment fee.

Our Investments

Set forth below is certain information about the investments we owned as of December 31, 2011. These properties will be subject to competition from similar properties within their respective market areas and the economic performance of each property could be affected by changes in local economic conditions. In evaluating these properties for acquisition, we considered a variety of factors, including, among other things, location, functionality and property condition, price per square foot, replacement cost, the creditworthiness of tenants, length of lease terms and other provisions of in-place leases, population growth and market fundamentals such as regional and local economic conditions, economic diversity, unemployment rates, and absorption rates and occupancy rates for similar properties in the market area.

Heritage Commons Properties, Fort Worth, Texas

13500 Heritage Parkway, Fort Worth, Texas (“Heritage Commons III”). Heritage Commons III consists of a two-story Class A office building constructed in 2006 and is situated on approximately nine acres of land in the master planned AllianceTexas development, a 170,000 acre, mixed-use development community located in Fort Worth, Texas. Management of our advisor currently has no plans for material renovations or other capital improvements at this property. Real estate taxes for the year ended December 31, 2011 were approximately $411,000 calculated by multiplying the property assessed value by the applicable tax millage rates ranging from 0.02 to 1.37 per $100 of assessed value by the applicable taxing authorities. For federal tax purposes, the depreciable basis in Heritage Commons III is expected to be approximately $17 million.

The building is 100% leased to DynCorp International, LLC, a global government services contractor. The lease with DynCorp expires on December 31, 2018 and may be renewed for two additional terms of five years each. The annual base rent, currently approximately $2.2 million, will increase to approximately $2.3 million commencing on October 1, 2016. Under the terms of the lease, the tenant is also responsible for payment of certain electrical costs and reimbursement to us of its proportionate share of the operating expenses for the property, subject to caps on certain expenses.

The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual rent per leased square foot for Heritage Commons III during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Gross Rent per Leased Sq. Ft. (1)

2007	100%	$21.06
2008	100%	$22.61
2009	100%	$22.64
2010	100%	$21.55	(2)
2011	100%	$23.16

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s total rent revenue (including operating expense recoveries) by the weighted average square footage under lease during such year. For any year that we would have owned the property, these amounts would have been net of tenant allowances such as free rent. For periods prior to our ownership, we do not have the records available to us to be able to quantify the impact of tenant concessions, if any. To the extent there were concessions which were not considered in the amounts provided to us, the average effective annual rent per leased square foot amounts could be lower than those amounts disclosed above.
(2)	In 2010, there were significant savings in operating expenses, a portion of which savings was passed to the tenant pursuant to the terms of the lease.

We engaged our property manager to manage Heritage Commons III (and Heritage Commons IV, discussed below) for a management fee of 3% of gross revenues from the property, payable monthly during the term of the lease. Through sub-management agreements between the CNL Property Manager and CCRE, the property management services have been delegated to CCRE. While CCRE will perform certain back-office management operations, it has engaged Hillwood Alliance Services, LLC, a related party of the sellers of Heritage Commons III (and Heritage Commons IV), as the on-site property manager. In addition, our subsidiary owners of Heritage Commons III and Heritage Commons IV have engaged Hillwood Realty Services Partnership, a related party of the seller, to be their exclusive leasing agents for any new leases, and lease renewals or extensions, for a leasing fee of 4.5% of the base rent for the lease term.

In connection with our purchase of Heritage Commons III (and Heritage Commons IV, discussed below), we granted the seller a right of first refusal which can be exercised in the event we determine to sell the property and we receive or make an acceptable bona fide offer from or to a third party not affiliated with us. If the seller exercises its right of first refusal, it must purchase the property on the same terms and conditions as such offer. The seller’s right of first refusal will not apply to a sale of the property to an affiliate of ours, but in such event the right of first refusal would survive. The seller’s right of first refusal will not apply and will terminate if the sale of the property is part of a portfolio sale that includes more than two buildings located on more than two sites, in addition to the property. Further, the right of first refusal does not apply to, and is subordinate to, any mortgage or refinancing of any mortgage on the property.

13650 Heritage Parkway, Fort Worth, Texas (“Heritage Commons IV”). Heritage Commons IV consists of a three-story Class A office building constructed in 2008 and is situated on approximately 10 acres in Fort Worth’s master planned AllianceTexas development. Management of our advisor currently has no plans for material renovations or other capital improvements at this property. Real estate taxes for the year ended December 31, 2011 were approximately $608,000 calculated by multiplying the property assessed value by the applicable tax millage rates ranging from 0.02 to 1.37 per $100 of assessed value by the applicable taxing authorities. For federal tax purposes, the depreciable basis in Heritage Commons III is expected to be approximately $29 million.

Heritage Commons IV is 100% leased to Mercedes-Benz Financial Services USA, LLC, a full-service automotive finance company

(the “MB Lease”). The MB Lease expires on September 30, 2018, and may be renewed at the option of the tenant for two additional terms of five years each. The annual base rent, currently approximately $3.4 million, will increase to an annualized amount of approximately $3.9 million commencing on October 1, 2013. In addition to base rent, the tenant also is responsible for payment of certain electrical expenses and operating expenses in excess of a specified amount for Heritage Commons IV, subject to caps on certain expenses.

The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual rent per leased square foot for Heritage Commons IV during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Gross Rent per Leased Sq. Ft. (1)

2007	N/A	N/A
2008	100%	$23.41
2009	100%	$24.86
2010	100%	$25.31
2011	100%	$25.70

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s total rent revenue (including operating expense recoveries) by the weighted average square footage under lease during such year. For any year that we would have owned the property, these amounts would have been net of tenant allowances such as free rent. For periods prior to our ownership, we do not have the records available to us for all such periods to be able to quantify the impact of tenant concessions, if any. To the extent there were concessions which were not considered in the amounts provided to us, the average effective annual rent per leased square foot amounts could be lower than those amounts disclosed above.

Heritage Commons IV is subject to the same property management arrangements and rights of first refusal retained by the seller as is Heritage Commons III, discussed above.

1600 Royster Lane, Pflugerville, Texas (the “Austin Property”)

The free-standing light industrial building located at 1600 Royster Lane (the “Austin Property”) was constructed in 2000 and is situated on approximately 12 acres of land in Pflugerville, Texas, which is approximately 15 miles north of Austin. Management of our advisor currently has no plans for material renovations or other capital improvements at the Austin Property. Real estate taxes for 2011 were approximately $99,000, calculated by multiplying the property assessed value by the applicable tax millage rates ranging from approximately 0.47 to 1.46 per $100 of assessed value by the various taxing authorities. For federal income tax purposes, the depreciable basis in this property is expected to be approximately $3.2 million.

The Austin Property is 100% leased to FedEx Ground Packaging System, Inc., an affiliate of Federal Express Corporation (NYSE:FDX). The facility serves as a distribution center under a lease that was renewed in April 2011 and expires in April 2016, subject to one remaining five-year renewal option. The annual base rent is currently approximately $422,000. The tenant is responsible for direct payment of all property taxes, insurance, utilities, repairs and maintenance, excluding structural and roof expenses.

The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual gross rent per leased square foot for the Austin Property during the past five years ended December 31:

Year	Weighted Average Occupancy	Average Effective Annual Gross Rent per Leased Sq. Ft. (1)(2)

2007	100%	$7.49
2008	100%	$7.49
2009	100%	$7.49
2010	100%	$7.49
2011	100%	$8.02

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s total rent revenue by the weighted average square footage under lease during such year. For our period of ownership, these amounts are net of tenant allowances such as free rent. For periods prior to our ownership, we do not have the records available to us to be able to quantify the impact of tenant concessions, if any. To the extent there were concessions which were not considered in the amounts provided to us, the average effective annual gross rent per leased square foot amounts could be lower than those amounts disclosed above.
(2)	The annual rent for each of the periods above was $383,426 which was increased to an annualized rent of $421,796 when the lease was renewed in April 2011.

We engaged our property manager to manage the Austin Property for a management fee of 1.5% of gross revenues from the property, payable monthly during the term of the lease and the fee for lease renewals or extensions is 4.5% of the base rent for the lease term. Through sub-management agreements between the CNL Property Manager and CCRE, the property management services have been delegated to CCRE.

Recent Acquisition and Financing Activity

Giessen, Germany

On March 8, 2012, through our subsidiary, GIT Giessen, a Luxembourg limited liability company, we closed on the acquisition of a suburban retail center in Giessen, Germany (referred to herein as the “Giessen Retail Center”) from Greenlark Property s.a.r.l., a Luxembourg company. The Giessen Retail Center is located in the Linden-Luckenbachtal commercial park of Giessen, which is approximately 37 miles north of Frankfurt, Germany’s financial center. The Giessen Retail Center is situated in a commercial park which, due to its proximity to major highways and rail line, is home to many of Germany’s leading retailers in the food and non-food sectors.

The Giessen Retail Center, constructed between 2007 and 2008, is situated on a site of approximately 74,200 square feet and consists of two adjacent one-story buildings having approximately 34,700 square feet of total rentable space, and 85 parking spaces. The property is fully leased at market rates to six German international and national non-food value retailers. Value retail is a term we use to describe the segment of retail that focuses on products for price-conscious consumers, who comprise more than one-third of Germany’s retail market. We believe that value retail is an attractive asset class and a growing industry segment within Germany. The property’s tenants, all of which are stores that are part of national or multi-national chains, include a drug store, two textile retailers, a clothing retailer, a home accessories retailer, and a pet food/pet accessories retailer. The existing weighted average lease term is approximately 6.6 years with options to renew for an additional three to five years. The current annualized rent totals approximately $0.29 million. The property will be managed by members of our sub-advisor, MGPA Advisory, out of its affiliated Frankfurt, Germany office.

The purchase price for the Giessen Retail Center was $5.2 million, exclusive of closing costs. Approximately $2.9 million of the purchase price was funded from a mortgage loan from a German bank. The balance of the purchase price and closing costs were funded from offering proceeds. The purchase price and loan amount were translated from the Euro to U.S. dollars at the exchange rate applicable on the transaction date. The loan has a 20 year term and is secured by the Giessen Retail Center and its rental stream. The interest rate is a fixed rate of 3.7% per annum for the first 10 years of the loan, at which time the interest rate, and whether fixed or variable will be renegotiated. Loan payments consist of monthly interest only payments during the first five years of the loan. Thereafter, amortized monthly payments of principal and interest will be required through the maturity date, at which time the loan will be fully amortized.

Asset Diversification and Global Focus

We currently anticipate that up to 60% of our assets may be located outside the United States. Although we have a broad investment strategy, in implementing our strategy, we will focus on locations and sectors that we believe offer attractive investment opportunities. As a result, the percentage of domestic acquisitions compared to acquisitions made outside of the United States, as well as asset classes in which we invest, may be weighted differently at any point in time, depending on the global market conditions and opportunities.

During 2011, we acquired our first three properties which are located in Texas – a distribution center outside of Austin and two office buildings in Fort Worth. In March 2012, we completed our first international acquisition, a value retail center in Giessen, Germany located approximately forty miles outside of Frankfurt, Germany. All of the properties that we have acquired are fully leased to financially strong tenants. We believe these assets will provide a steady income stream and will assist us in meeting our investment objectives.

Asset type – Our initial investment focus has been to invest directly in real estate. We anticipate that we will also invest in real estate through joint ventures. We may also invest internationally in commercial real estate in the form of a co-investment alongside funds managed by MGPA Limited or their affiliates in addition to other institutional investors. In the near term, we believe that most of the opportunities will be direct investments in real estate.

Asset class – We have focused on assets with financially strong tenants that will provide a steady income stream. Additionally, when evaluating investment opportunities, management evaluates a variety of criteria, including cap rates. A cap rate is a ratio used to estimate the value of income producing properties. Generally, a cap rate is computed by taking the rental net operating income and dividing it by either the sales price or fair market value of the property. While cap rates have been pushed down in major urban areas due to a concentration of global real estate investments in these markets, we continue to see investment opportunities in select suburban markets that we believe offer investors attractive risk-adjusted returns.

Given this dynamic, initially, we anticipate, both domestically and internationally, that investments will be comprised of suburban office, industrial and retail commercial real estate.

One of the major advantages of our investment mandate is the ability to change our focus as market conditions change.

Location – Our initial focus on U.S. properties was based on the relative ease with which we could conduct due diligence and acquire assets of relatively small dollar investments and the demographics of the markets we selected. In addition to sound property-level attributes, we carefully reviewed relevant demographic and economic factors that we expect to affect each property location as follows:

•

The Austin-Round Rock Metropolitan Area, the fourth largest in Texas with an estimated population of 1.7 million, has a robust, stable economy, and is within 200 miles of three of the nation’s largest ten cities in population. It is one of the fastest growing regions in the country, with its population having increased more than 40 percent in the past decade. Austin has one of the highest concentrations of technology and biotechnology companies nationally.

•

Dallas/Fort Worth is the fourth largest metro area in the country with a population of 6.45 million residents. According to the U.S. Census Bureau, the area had the second highest rate of population growth between 2000 and 2010. The Dallas/Fort Worth office market is the second largest office market in the U.S. and has positive absorption rates for Class A properties. The area is home to the headquarters of several Fortune 500 companies.

•

The suburban value retail center we acquired in Germany is in a region that is home to a population of 5.5 million. The area shows stable economic data, with above-average purchasing power. Germany has the largest economy in the European Union and the fourth largest globally, with a GDP of approximately US$3.3 billion in 2011. Value retail is an attractive asset class and a growing industry segment within Germany. We believe Germany is attractive because of the relative stability of its economy within the Eurozone and the favorable employment and labor environment. In particular, Germany has experienced relatively limited negative impacts from the effort to resolve the European debt crisis due to its comparative strength in the region.

We are considering Europe and Asia for potential target acquisitions in 2012 because:

•

While some countries within Europe are currently deleveraging at different speeds through a variety of austerity measures, our focus is centered primarily on central or northern European countries including Germany, United Kingdom, France and Poland where MGPA has local offices. We believe that the economic uncertainty in the Eurozone may also present significant acquisition opportunities.

•

Asia is experiencing a surge in population, a strengthening of household incomes and an urbanization trend which leads to increased demand for office and retail properties. Commercial real estate capital flows in regions like Singapore and Hong Kong have driven cap rates to low levels and we do not anticipate accretive opportunities in those regions in the near term. However, we are monitoring areas with certain favorable trends in Japan, second-tier cities in China and Malaysia where possible opportunities could arise.

We expect to diversify our investments domestically and internationally by making further acquisitions. We see opportunities across sectors, including well-located suburban office, industrial and retail in select markets throughout the U.S. and we continue to research markets around the globe for opportunities that are consistent with our strategy. While the current opportunities may be in the above markets, we anticipate that our investment focus will change over time and will be dependent on the market outlook and may vary between geographic locations.

PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2011. The principals of CNL affiliates include James M. Seneff, Jr. and Robert A. Bourne, who also serve among our executive officers and directors. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus as Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, unlisted REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants;

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•

CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•

Global Growth Trust, Inc. which is focused on investing in growth-oriented commercial real estate and commercial real estate-related assets on a global basis that offer the potential for capital appreciation; and

•

CNL Healthcare Trust, Inc. (formerly known as CNL Properties Trust, Inc.), which commenced its initial public offering in June 2011, intends to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior living, lifestyle and lodging sectors in the United States.

During the ten-year period ending December 31, 2011, one of the Income Funds and six of the public REITs, including the Company, invested in properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada and another of the REITs invested in one property located in Canada. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2002 to December 31, 2011 is as follows:

Entity(1)	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold

CNL Income Fund XVIII, Ltd.	2	$2,100	5
CNL Restaurant Properties, Inc.	401	656,300	614
CNL Retirement Properties, Inc.	277	3,285,500	3
CNL Hotels & Resorts, Inc.	93	5,462,600	46
CNL Lifestyle Properties, Inc.(2)	176	3,467,300	5
Global Growth Trust, Inc.	2	22,500	—
Global Income Trust, Inc.	3	54,300	—

	954	$12,950,600	673

(1)	CNL Healthcare Trust, Inc. is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)	Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal of approximately $238.2 million for the period from January 1, 2002 to December 31, 2011.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Fund limited partnerships until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., an unlisted public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Fund limited partnerships. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Fund limited partnerships, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in Appendix A of this prospectus.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as a director and an officer of CNL Lifestyle Properties, Inc., which is an unlisted public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as an officer of Global Growth Trust, Inc., which is an unlisted public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as vice chairman of the board and an officer of CNL Healthcare Trust, Inc., which is an unlisted public company that intends to elect to be taxed as a REIT and which is externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties. The initial public offering of CNL Healthcare Trust, Inc. was declared effective on June 27, 2011.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.0 billion from approximately 262,000 investors. All information is historical as of December 31, 2011.

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment

CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004

CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006

CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)

Global Growth Trust, Inc.	$40.3 million	N/A	4,035,387	N/A
Global Income Trust, Inc.	$28.5 million	N/A	2,856,855	N/A
CNL Healthcare Trust, Inc.	$13.3 million	N/A	1,331,170	N/A

(1)	From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate and in connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.
(2)	From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly owned subsidiary of HCP, Inc.
(3)	From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2011, CNL Lifestyle Properties, Inc. raised an additional $63.4 million from shares sold through the reinvestment plan.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2009 and December 31, 2011, by the Company and two other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions.

Name of Program(1)	Real Property Acquired	Location	Method of Financing	Type of Program

CNL Lifestyle Properties, Inc.(2)	65 lifestyle properties	AR, CA, CO, GA, IL, MD, MA, MI, MN, NE, NJ, NY, NC, OH, OR, PA, SC, TX, WA, WI	(3)	Public REIT

Global Growth Trust, Inc.	1 multi-family development, 1 multi-tenant office complex	GA, SC	(4)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building	TX	(5)	Public REIT

(1)	CNL Healthcare Trust, Inc. is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)	CNL Lifestyle Properties, Inc. invested in 16 mortgages collateralized by real estate properties located in Arkansas, California, New Hampshire, Michigan, Montana, Florida and South Carolina during the period from January 1, 2009 to December 31, 2011.
(3)	As of December 31, 2011, approximately 16% of the assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings.
(4)	As of December 31, 2011, approximately 40% of the assets acquired by Global Growth Trust, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from Global Growth Trust, Inc.’s equity offerings.
(5)	As of December 31, 2011, approximately 73% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

Additionally, a summary of acquisitions made by CNL affiliate sponsored public programs between January 1, 2009 and December 31, 2011 is set forth in prior performance Table VI, which is included in Part II of the registration statement filed with the Commission for this offering. As shown in Table VI, CNL Lifestyle Properties, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc. acquired 27 properties, two properties and three properties, respectively, within the previous three years, all of which are located in the United States. These properties consisted of lifestyle properties such as ski and mountain lifestyle properties, golf facilities, attractions, marinas and additional lifestyle properties, office buildings, a light industrial building, multi-family development and a multi-tenant office complex. The properties were generally acquired with cash from offering proceeds and debt proceeds. We will provide a copy of Table VI to our prospective stockholders free of charge upon request. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Trust, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2002 through December 31, 2011, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 14 nonpublic real estate programs whose properties are located throughout the United States. Between 2002 and December 31, 2011, these programs raised a total of approximately $245 million from approximately 2,795 investors and purchased interests in a total of 32 projects, including one mortgage loan and a bridge loan facility. The projects consisted of one commercial/retail property (representing 3.1% of the total capital raised by private programs), two apartment projects (representing 6.3% of the total capital raised by private programs), 16 office/industrial buildings (representing 50.0% of the total capital raised by private programs), 11 seniors’ housing properties (representing 34.4% of the total capital raised by private programs), one mortgage loan (representing 3.1% of the total capital raised by private programs) and one bridge loan facility (representing 3.1% of the total capital raised by private programs).

Adverse Conditions Affecting Prior Programs

The prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. (“CLP”) has been impacted by the recent economic downturn and the tightened credit markets, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CLP recorded impairment provisions on five properties and four properties for the years ended December 31, 2011 and December 31, 2010, respectively, totaling $16.9 million and $26.9 million. This represented approximately 0.6 percent and 1.0 percent, respectively, of the company’s total assets. CLP has also made loans collateralized by interests in real estate, two of which went into default and resulted in the company obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels and Resorts, Inc. (“CHR”) was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CLP and CHR set limitations on the amounts of shares to be redeemed under its respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time have the programs suspended redemptions completely. Beginning in the second fiscal quarter of 2012, the board of CLP determined that redemptions under its redemption plan would be limited to $1.75 million per calendar quarter. As of December 31, 2011, CLP had pending redemption requests for approximately 6.4 million shares. Beginning in the quarter ended March 31, 2006, CHR was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CHR’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006, however, all outstanding requests were settled in connection with the company’s sale and merger transaction in April 2007.

In order to enable potential investors to evaluate the prior experience of CNL and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as Appendix A of this prospectus.

SELECTED FINANCIAL DATA

The following selected financial data for Global Income Trust, Inc. should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements and Supplementary Data which are incorporated by reference from our annual report on Form 10-K for the year ended December 31, 2011.

	Years Ended December 31,
	2011	2010(1)	2009(1)
Operating Data:
Revenues	$2,468,101	$—)	$—
Operating loss	(2,641,190)	(928,951)	—
Net loss	(3,635,477)	(928,951)	—
Net loss per share (basic and diluted)	(2.08)	(1.78)	—
Weighted average number of shares outstanding (basic and diluted) (1)	1,744,849	520,975	—
Distributions declared (2)	1,134,137	83,379	—
Distributions declared per share (2)	0.65	0.16	—
Cash used in operating activities	(1,657,332)	(62,517)	—
Cash used in investing activities	(54,859,312)	—	—
Cash provided by financing activities	54,813,083	6,994,805	—

Balance Sheet Data:
Real estate investment properties, net	$39,491,392	$—	$—
Cash and cash equivalents	5,429,114	7,132,675	200,387
Total assets	60,561,490	7,211,670	200,387
Long-term debt obligations	39,538,879	—	—
Total liabilities	41,841,967	1,064,820	387
Stockholders’ equity	18,719,523	6,146,850	200,000

Other Data:
Funds from operations (“FFO”) (3)	$(2,546,342)	(928,951)	$—
FFO per share	(1.46)	(1.78)	—
Modified funds from operations (“MFFO”) (3)	(993,485)	(928,951)	—
MFFO per share	(0.57)	(1.78)	—
Properties owned directly at the end of period	3	—	—

FOOTNOTES:

(1)	Operations commenced on October 8, 2010 when we received the minimum offering proceeds and the funds were released from escrow. The results of operations for the period October 8, 2010 through December 31, 2010 includes only organizational costs incurred on our behalf by our advisor, and general and administrative expenses. Weighted average number of shares outstanding is presented for the period we were operational.
(2)	Distributions are declared by the board of directors and generally are based on various factors, including actual and future expected net cash from operations, funds from operations (“FFO”) and modified funds from operations (“MFFO”), and our overall financial condition, among others. For the years ended December 31, 2011 and 2010, 100% of the distributions paid to stockholders were considered a return of capital for federal income tax purposes. As our Company had no distributable earnings, FFO or MFFO, the distributions were made from offering proceeds.
(3)	FFO is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We use FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), as net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses from sales of property asset impairment write-downs and depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, as one measure to evaluate our operating performance. FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate has historically not depreciated on the basis determined under GAAP.

We define MFFO, a non-GAAP measure, consistent with the Investment Program Association (“IPA”), an industry trade group, Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, and the Practice Guideline, issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for various items, as applicable, included in the determination of GAAP net income or loss including: acquisition fees and expenses; amounts relating to deferred rent receivables (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues) and amortization of above and below market leases and liabilities.

FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered (i) as an alternative to net income or loss, or net income or loss from continuing operations, as an indication of our performance, (ii) as an alternative to cash flows from operations as an indication of our liquidity, or (iii) as indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should not be construed as more relevant or accurate than the current GAAP methodology in calculating net income or loss and its applicability in evaluating our operating performance.

Funds From Operations and Modified Funds From Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT promulgated a measure known as funds from operations, or FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a real estate investment trust, or REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004, or the White Paper. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s policy described above.

We may, in the future, make other adjustments to net loss in arriving at FFO as identified above at the time that any such other adjustments become applicable to our results of operations. FFO, for example, may exclude impairment charges of real estate-related investments. Because GAAP impairments represent non-cash charges that are not allowed to be reversed if the underlying fair values improve or because the timing of impairment charges may lag the onset of certain operating consequences, we believe FFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance. While impairment charges may be excluded from the calculation of FFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges. In addition, FFO is not a useful measure in evaluating net asset value because impairments are taken into account in determining net asset value but not in determining FFO.

Notwithstanding the widespread reporting of FFO, changes in accounting and reporting rules under GAAP that were adopted after NAREIT’s definition of FFO have prompted a significant increase in the magnitude of non-operating items included in FFO. For example, acquisition fees and expenses, which we intend to fund from the proceeds of our offering and which we do not view as an operating expense of a property, are now deducted as expenses in the determination of GAAP net income. As a result, the Investment Program Association, or IPA, an industry trade group, has standardized a measure known as modified FFO, or MFFO, which the IPA has recommended as a supplemental measure for publicly registered, non-traded REITs and which we believe to be another additional supplemental measure to reflect the operating performance of a non-traded REIT. Under IPA Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs, MFFO excludes from FFO additional non-cash or non-recurring items, including the following:

•	acquisition fees and expenses which have been deducted as expenses in the determination of GAAP net income;

•	non-cash amounts related to straight line rent;

•	amortization of above or below market intangible lease assets and liabilities;

•	accretion of discounts and amortization of premiums on debt investments;

•	impairments of loans receivable, and equity and debt investments;

•	realized gains or losses from the early extinguishment of debt;

•

realized gains or losses on the extinguishment or sales of hedges, foreign exchange, securities and other derivatives holdings except where the trading of such instruments is a fundamental attribute of our operations;

•	unrealized gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting, including interest rate and foreign exchange derivatives;

•	unrealized gains or losses related to consolidation from, or deconsolidation to, equity accounting;

•	adjustments related to contingent purchase price obligations where such adjustments have been included in the derivation of GAAP net income; and

•	adjustments related to the above items for unconsolidated entities in the application of equity accounting.

We consider MFFO, as a supplemental measure when assessing our operating performance. We have calculated MFFO in accordance with the IPA’s Guideline. As of December 31, 2011 and 2010, our MFFO is FFO, excluding acquisition fees and expenses, straight-line rent adjustments and the amortization of above market leases, which we believe is helpful in evaluating our results of operations for the reasons discussed below.

•

Acquisition fees and expenses. In evaluating investments in real estate, management's investment models and analyses differentiate between costs to acquire the investment and the operating results derived from the investment. Acquisition fees and expenses have been and will continue to be funded from the proceeds of our Offering and other financing sources and not from operations. We believe by excluding acquisition fees and expenses, MFFO provides useful supplemental information that is comparable between differing reporting periods for each type of our real estate investments and is more indicative of future operating results from our investments as consistent with management's analysis of the investing and operating performance of our properties. The exclusion of acquisition fees and expenses is generally the most significant adjustment to us at the present time, as we are currently in our offering and acquisition stages. However, if earnings from the operations of our properties or net sales proceeds from the future disposition of our properties are not sufficient enough to overcome the acquisition costs and fees incurred, then such fees and expenses will have a dilutive impact on our returns.

•

Amortization of above-market leases. Under GAAP, certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, we believe that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

•

Straight-line rent adjustment. Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

We may, in the future, make other adjustments to FFO as identified above at the time that any such other adjustments become applicable to our results of operations. MFFO, for example may exclude gains or losses related to fair value adjustments for derivatives not qualifying for hedge accounting and adjustments related to contingent purchase price obligations. These items relate to a fair value adjustment, which is based on the impact of current market fluctuations and underlying assessments of general market conditions and specific performance of the holding, which may not be directly attributable to our current operating performance. As these gains or losses relate to underlying long-term assets and liabilities, where we are not speculating or trading assets, management believes MFFO provides useful supplemental information by focusing on the changes in our core operating fundamentals rather than changes that may reflect anticipated gains or losses. We believe MFFO provides useful supplemental information related to current consequences, benefits and sustainability related to rental rates, occupancy and other core operating fundamentals.

We believe that MFFO is helpful in assisting management to assess the sustainability of our distribution and operating performance in future periods, particularly after our offering and acquisition stages are complete, because MFFO excludes acquisition fees and expenses that affect property operations only in the period in which a property is acquired; however, MFFO should only be used by investors to assess the sustainability of our operating performance after our Offering has been completed and properties have been acquired. Acquisition fees and expenses have a negative effect on our cash flows from operating activities during the periods in which properties are acquired.

Presentation of MFFO also is intended to provide useful information to investors as they compare the operating performance of different non-traded REITs, although it should be noted that not all REITs calculate MFFO the same way, so comparisons with other REITs may not be meaningful. Neither the Commission, NAREIT nor any other regulatory body has passed judgment on the acceptability of the adjustments that we use to calculate MFFO. Furthermore, FFO and MFFO are not necessarily indicative of cash flows available to fund cash needs and should not be considered as an alternative to net income (loss) or income (loss) from continuing operations as an indication of our performance, as an alternative to cash flows from operations as an indication of our liquidity, or indicative of funds available to fund our cash needs including our ability to make distributions to our stockholders. FFO and MFFO should not be construed as historic performance measures or as more relevant or accurate than the current GAAP methodology in calculating net income (loss) and its applicability in evaluating our operating performance.

The following table presents a reconciliation of net loss to FFO and MFFO for the years ended December 31:

	2011	2010

Net loss	$(3,635,477)	$(928,951)
Adjustments:
Depreciation and amortization (including amortization of in place lease intangible assets)	1,089,135	—

FFO	(2,546,342)	(928,951)
Acquisition fees and expenses (1)	1,598,828	—
Amortization of above market lease intangible assets(2)	21,724	—
Straight-line rent adjustment(3)	(67,695)	—

MFFO	$(993,485)	$(928,951)

Weighted average number of shares of common stock outstanding (basic and diluted)	1,744,849	520,975

Net loss per share (basic and diluted)	$(2.08)	$(1.78)

FFO per share (basic and diluted)	$(1.46)	$(1.78)

MFFO per share (basic and diluted)	$(0.57)	$(1.78)

(1)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. Such information would be comparable only for non-traded REITs that have completed their acquisition activity and have other similar operating characteristics. By excluding expensed acquisition costs, management believes MFFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. Acquisition fees and expenses include payments to our advisor or third parties. Acquisition fees and expenses under GAAP are considered operating expenses and as expenses included in the determination of net income and income from continuing operations, both of which are performance measures under GAAP. Acquisition fees and expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or net sales proceeds from the disposition of properties are generated to cover the purchase price of the property, these fees and expenses and other costs related to the property.

(2)

Under GAAP, certain intangibles are accounted for at cost and reviewed at least annually for impairment, and certain intangibles are assumed to diminish predictably in value over time and are amortized, similar to depreciation and amortization of other real estate-related assets that are excluded from FFO. However, because real estate values and market lease rates historically rise or fall with market conditions, management believes that by excluding charges relating to amortization of these intangibles, MFFO provides useful supplemental information on the performance of the real estate.

(3)

Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to restate such payments from a GAAP accrual basis to a cash basis), MFFO provides useful supplemental information on the realized economic impact of lease terms, providing insight on the contractual cash flows of such lease terms, and aligns results with management’s analysis of operating performance.

MANAGEMENT

Directors and Executive Officers

We have provided below certain information about our executive officers and directors.

Name	Age*	Position(s)

James M. Seneff, Jr.	65	Chairman of the Board and Director
Matthew S. Banks	50	Director
Douglas N. Benham	55	Independent Director
James P. Dietz	47	Independent Director
Stephen J. LaMontagne	50	Independent Director
Robert A. Bourne	64	Chief Executive Officer
Andrew A. Hyltin	52	President
Steven D. Shackelford	48	Chief Financial Officer
Holly J. Greer	40	Senior Vice President, General Counsel and Secretary

*	As of January 1, 2012

James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as the chairman of our board and a director since our inception in March 2009 and as a manager of our advisor since its inception in December 2008. Mr. Seneff has served as chairman of the board and a director of Global Growth Trust, Inc., a public, non-traded REIT, and has served as a manager and chairman of the board of its advisor, CNL Global Growth Advisors, LLC, since their inception in December 2008. He is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (November 2008 to present) of CNL Financial Group, LLC, our sponsor; and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Healthcare Trust, Inc., a public, non-traded company that intends to operate as a REIT, and its advisor, CNL Healthcare Corp. (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); CNL Securities Corp., the Managing Dealer of this offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his degree in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisitions, ownership and dispositions in a variety of public and private real estate investment vehicles that strengthens the board’s collective knowledge, capabilities and experience.

Matthew S. Banks. Director. Mr. Banks has served as a director since our inception in March 2009 and served as a manager and chairman of the board of our advisor since its inception in December 2008 until June 30, 2011. Mr. Banks has also served as a director of Global Growth Trust, Inc., a public, non-traded REIT, since its inception in December 2008. He also served as a manager of its advisor, CNL Global Growth Advisors, LLC, from its inception in December 2008 until June 30, 2011. He is currently an executive director of Macquarie Group Limited and is head of the Real Estate Banking Division of Macquarie Bank Limited, which manages real estate projects and investments located in Australia, Asia, South Africa, North America and Europe. Mr. Banks joined Macquarie in November 2001 as an executive director within the Macquarie Real Estate Group (now part of Macquarie Infrastructure and Real Assets, a division of Macquarie Funds Group) and has led various business divisions during a period of global expansion for Macquarie. From April 2007 to December 2008, Mr. Banks was co -head of Macquarie Real Estate Group’s Real Estate Capital division. Mr. Banks is also a director of one of Macquarie Bank Limited’s associates, MGPA Limited, which has a global real estate investment platform. Mr. Banks commenced his property career in 1984 and was previously with Lend Lease Corporation, holding chief executive officer roles for the property businesses in Australia and the United States. He holds a Bachelor of Architecture (Hons) from the University of Melbourne.

As a result of these professional and other experiences, Mr. Banks possesses particular knowledge of real estate investment, management and dispositions, and real estate lending practices that strengthens the board’s collective knowledge, capabilities and experience.

Douglas N. Benham. Independent Director. Mr. Benham has served as an Independent Director since November 2009. Since April 2006, Mr. Benham has been the president and chief executive officer of DNB Advisors, LLC, a restaurant industry consulting firm. From January 2004 until April 2006, Mr. Benham served as president and chief executive officer of Arby’s Restaurant Group, a quick service restaurant company and subsidiary of Triarc Company (NYSE: TRY). From August 2003 until January 2004, Mr. Benham was president and chief executive officer of DNB Advisors, LLC. From January 1989 until August 2003, Mr. Benham served as chief financial officer, and from 1997 until 2003 also served as a member of the board of directors of RTM Restaurant Group, Inc., an Arby’s franchisee, that was later acquired by Triarc Company in July 2005. Prior to January 1989, Mr. Benham held various positions including at Deloitte & Touche, Bell Atlantic Corp., and Cox Enterprises. Since March 2008, Mr. Benham has served as a director of the restaurant operator O’Charley’s Inc. (NASDAQ:CHUX). In August 2009, Mr. Benham joined the board of directors of drive-thru restaurant chain operator Sonic Corp. (NASDAQ:SONC). Mr. Benham earned a B.A. in accounting from the University of West Florida in 1978.

As a result of these professional and other experiences, Mr. Benham possesses particular knowledge of financial accounting, and business and restaurant management that strengthens the board’s collective knowledge, capabilities and experience.

James P. Dietz. Independent Director. Mr. Dietz has served as an Independent Director since November 2009. Mr. Dietz has served as chief financial officer since July 2011, and served as vice president of finance and accounting from May 2010 to July 2011 for Parabel, Inc. (formerly known as PetroAlgae Inc.) (OTCQB:PALG), which provides technology and solutions that utilize biomass derived from micro-crops to address the global demand for new economical sources of feed, food and fuel. From May 2009 through April 2010, Mr. Dietz served as chief financial officer of U.S. Capital Holdings, LLC, an international private equity investor and developer, whose parent company is Tangshan Ganglu Iron & Steel Co., Ltd., a Chinese industrial company. From May 2008 until May 2009, Mr. Dietz served as vice president – finance and business development for PACT, LLC, a real estate development company, and from January 2008 until April 2008, Mr. Dietz was chief financial officer of American Leisure Group, a real estate investor and timeshare developer. From 1995 until December 2007, Mr. Dietz was with residential community developer WCI Communities, Inc. (NYSE: WCI), and various predecessor firms, as its chief financial officer. In August 2007, shareholders at WCI approved a new composition for WCI’s board of directors which had been submitted to them for vote at their annual meeting pursuant to an agreement between WCI and affiliates of Carl Icahn that resulted from a proxy contest. Mr. Dietz resigned as WCI’s chief financial officer in December 2007. WCI filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on August 4, 2008, from which it emerged on August 31, 2009. From 1993 to 1995, Mr Dietz managed asset-backed financing originations for GTE Leasing Corporation (a subsidiary of GTE, a predecessor to Verizon Communications). He began his professional career in December 1986 joining Arthur Andersen & Co where he advanced to manager, providing audit and financial consulting services to clients in the construction, real estate, healthcare and legal industries. Mr. Dietz earned a B.A. in accounting and economics from the University of South Florida in 1986. Mr. Dietz is a certified public accountant.

As a result of these professional and other experiences, Mr. Dietz possesses particular knowledge of accounting, real estate investment and finance that strengthens the board’s collective knowledge, capabilities and experience.

Stephen J. LaMontagne. Independent Director. Mr. LaMontagne has served as an Independent Director since November 2009. Mr. LaMontagne is partner-in-charge of the real estate practice of Moore Colson, an Atlanta-based accounting and consulting firm, having joined the firm in December 2007. Prior to joining Moore Colson, Mr. LaMontagne held various positions with KPMG LLP beginning in May 1983 until December 2007, including serving over ten years as an assurance partner and southeast real estate practice leader, as well as serving on several of the firm’s national committees. While at KPMG and currently at Moore Colson, his focus includes real estate finance, financial accounting and reporting, mergers and acquisitions and audit matters. Mr. LaMontagne received a B.S. degree in accounting and a minor in finance from Florida State University in 1983. Mr. LaMontagne is a certified public accountant.

As a result of these professional and other experiences, Mr. LaMontagne possesses particular knowledge of accounting and tax practices that strengthens the board’s collective knowledge, capabilities and experience.

Robert A. Bourne. Chief Executive Officer. Mr. Bourne has served as our chief executive officer since our inception in March 2009 and as chief executive officer and a manager of our advisor since its inception in December 2008. Mr. Bourne also has served as chief executive officer of Global Growth Trust, Inc., a public, non-traded REIT, and has served as chief executive officer and a manager of its advisor, CNL Global Growth Advisors, LLC, since their inception in December 2008. He has served as an executive officer of CNL Financial Group, LLC, our sponsor, since November 2008, and as an executive officer of CNL Financial Group, Inc. since 1984. Mr. Bourne also serves or has served as a director and/or an executive officer for the following CNL Holdings’ affiliates: CNL Healthcare Trust, Inc., a public, non-traded company that intends to operate as a REIT, and its advisor (June 2010 to present); CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010) and its current advisor CNL Lifestyle Advisor Corporation (December 2010 to present); CNL Hotels & Resorts, Inc. (1996 to April 2007) and its advisor, CNL Hospitality Corp. (1997 to June 2006); CNL Retirement Properties, Inc. and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc. (1994 to 2005); National Retail Properties, Inc. (1996 to 2005); CNL Securities Corp. (1979 to present); and CNL Capital Markets Corp. (2000 to present). Mr. Bourne has also served as a director of Trustreet Properties, Inc. (2005 to February 2007); CNL Securities Corp. (1981 to present); CNLBancshares, Inc. (1999 to present); and CNL Lifestyle Properties, Inc. (2003 to present). Mr. Bourne has served as a director of CNL Fund Advisors Company since its inception in 1992. CNL Fund Advisors Company is an affiliate of CNL and is the registered investment advisor to Corporate Capital Trust, Inc. Mr. Bourne was a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, and attained the position of tax manager in 1975. Mr. Bourne graduated with honors from Florida State University with a degree in Accounting.

Andrew A. Hyltin. President. Mr. Hyltin has served as our president, and as president and a manager of our advisor, since November 1, 2010. Mr. Hyltin also has served as president of Global Growth Trust, Inc., a public, non-traded REIT, and has served as a manager and president of its advisor, CNL Global Growth Advisors, LLC, since November 1, 2010. In addition, he serves as the chief executive officer and president of Corporate Capital Trust, Inc., a public, non-traded business development company (June 2010 to present). Mr. Hyltin has held various officer positions with CNL Fund Advisors Company, an affiliate of CNL, becoming that company’s president in March 2009 and its chief executive officer in June 2010. Since 2005, Mr. Hyltin has also served as president and chief investment officer of CNL Private Equity Corp, the parent entity of CNL Fund Advisors Company, responsible for the overall management of its portfolio and private offerings and alternative investments; and, he served as vice president of investments for that company from 2003 to 2005. From April 2009 to May 2010, Mr. Hyltin served as president to The CNL Funds, an open-end mutual fund. Mr. Hyltin has a B.A. in Finance from Texas Christian University.

Steven D. Shackelford. Chief Financial Officer. Mr. Shackelford has served as our chief financial officer since inception in March 2009, and served as our secretary from March 2009 until August 2011. He also has served as chief financial officer of our advisor since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011, and served as its secretary from December 2008 until August 2011. In addition, Mr. Shackelford has served as chief financial officer since inception in December 2008 and served as secretary from March 2009 until August 2011 of Global Growth Trust, Inc., a public, non-traded REIT. He also has served as chief financial officer since inception in December 2008, treasurer since July 2011 and executive vice president since August 2011 of its advisor, CNL Global Growth Advisors, LLC, and served as its secretary from December 2008 until August 2011. Mr. Shackelford joined CNL Real Estate Advisors Company, an affiliate of CNL, in February 2007, as chief financial officer and chief operating officer. Previously, from February 2005 to February 2007, Mr. Shackelford served as chief financial officer, executive vice president, chief operating officer and secretary of Trustreet Properties, Inc., a publicly traded REIT. Before joining Trustreet Properties, Inc., Mr. Shackelford served as executive vice president and chief operating officer of CNL Restaurant Properties, Inc., which he joined in September 1996. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital by gaining access to capital markets located in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multi-national clients. Mr. Shackelford was a member of the audit staff and a senior accountant from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford received his undergraduate degree in accounting and an M.B.A. from Florida State University. He is a certified public accountant.

Holly J. Greer. Senior Vice President, General Counsel and Secretary. Ms. Greer has served as a senior vice president, our general counsel and our secretary since August 2011. Ms. Greer has also served as a senior vice president and secretary of our advisor since August 2011. Ms. Greer also has served as a senior vice president, general counsel and secretary of Global Growth Trust, Inc., a public, non-traded REIT, and as senior vice president and secretary of its advisor since August 2011. Ms. Greer served as vice president and associate general counsel of CNL Healthcare Trust, Inc., a public, non-traded company that intends to operate as a REIT, from inception in June 2010 until March 2011, and as general counsel, senior vice president and secretary since March 2011. Ms. Greer has also served as senior vice president, legal affairs of its advisor since March 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until October 2009, Ms. Greer served as counsel to CNL Lifestyle Properties, Inc. and its former advisor, overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor from November 2009 until March 2011. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc. and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in Communications and Political Science from Florida State University and her J.D. from the University of Florida.

Independent Directors

Under our articles of incorporation, a majority of our board of directors and also a majority of any committee of the board of directors must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors will appoint replacements for vacancies in the Independent Director positions. An Independent Director may not, directly or indirectly (including through a member of his immediately family), be associated with us, our advisor or any of our affiliates within the last two years before becoming a director and at such time an Independent Director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of our advisor or its affiliates, serve as a director of more than three REITs advised by our advisor or its affiliates, or perform services (other than as an Independent Director) for us.

Committees of the Board of Directors

We have a standing audit committee, the members of which are selected by the board each year. Our three Independent Directors comprise the initial members of our audit committee. The audit committee operates under a written charter adopted by the board. The audit committee assists the board of directors by providing oversight responsibilities relating to:

•	the integrity of financial reporting;

•	the independence, qualifications and performance of our independent auditors;

•	the systems of internal controls;

•	the performance of our internal audit function; and

•	compliance with management’s audit, accounting and financial reporting policies and procedures.

In addition, the audit committee recommends the independent auditors for appointment by the board of directors and is responsible for the compensation and oversight of our independent auditor. In performing these functions, the audit committee meets periodically with the independent auditors and management (including private sessions) to review the results of their work.

Currently, we do not have a nominating committee or compensation committee. Each director is responsible for identifying and recommending qualified board candidates. To be considered for nomination as a director, an individual must have had at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we intend to acquire. Additionally, our Independent Directors must meet the independence qualifications described under “ — Independent Directors” and at least one of our Independent Directors must have at least three years of relevant real estate experience. The board considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other board members, the extent to which the candidate would be desirable as a member of the audit committee, and the candidate’s willingness to devote substantial time and effort to board responsibilities. The directors will consider nominees recommended by stockholders if submitted to the board in conformity with the procedures set forth in our bylaws. Generally, a stockholder must submit certain information about the nominee to us between 120 and 150 days prior to the first anniversary of the preceding year’s annual meeting. The process for evaluating director candidates recommended by our stockholders under our bylaws will be the same as the process for evaluating candidates recommended by our directors.

Compensation of Directors

Each Independent Director is entitled to receive a $15,000 annual fee for services as well as $2,000 per board meeting attended, whether they participate by telephone or in person. Each director serving on the audit committee will receive $2,000 per audit committee meeting attended, whether they participate by telephone or in person. The chairman of our audit committee will receive an annual retainer of $10,000 as well as fees for meeting with the independent accountants as a representative of the audit committee. No additional compensation will be paid for attending our annual meeting.

During the year ended December 31, 2011, each Independent Director received a $15,000 annual fee for services as well as $2,000 per board meeting attended whether they participated by telephone or in person. Each director serving on the audit committee received $2,000 per audit committee meeting attended whether they participated by telephone or in person. The audit committee chair received an annual retainer of $10,000 in addition to audit committee meeting fees and fees for meeting with the independent accountants as a representative of the audit committee. No additional compensation is paid for attending the annual meeting.

The following table sets forth the compensation earned or paid to our directors during the year ended 2011 for their service on the board and audit committee (where applicable).

Name	Fees Earned or Paid in Cash	Total

James M. Seneff, Jr.	None	None
Matthew S. Banks	None	None
Douglas N. Benham	$33,000	$33,000
James P. Dietz	$33,000	$33,000
Stephen J. LaMontagne	$43,000	$43,000

Management Compensation

For a description of the types, recipients, methods of computation and estimated amounts of all compensation, fees and reimbursements we pay directly or indirectly to our advisor, Managing Dealer and their affiliates, see “Management Compensation.”

Duties of Directors and Officers

Subject to limitations set forth in our articles of incorporation and bylaws, our directors are responsible for management of our business and affairs and have full, exclusive and absolute power, control and authority over our property and our business. Our directors have established written policies on investments and borrowing as set forth in our articles of incorporation and monitor the administrative procedures, investment operations and performance of us and our advisor to assure that such policies are carried out. Our directors may take any actions that, in their sole judgment and discretion, are necessary or desirable to conduct our business. Our board of directors has retained our advisor to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the supervision of our directors.

Our directors are not required to devote all of their time to our business and are only required to devote the time to our affairs as their duties require. The directors meet quarterly or more frequently, if necessary. We do not expect that our directors will be required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, our directors rely heavily on our advisor. Our directors have a fiduciary duty to our stockholders in accordance with the Maryland General Corporation Law to supervise the relationship between us and our advisor. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

A majority of our Independent Directors must approve all matters which are specified in section II.A, II.C, II.F, II.G., IV.A, IV.B, IV.C, IV.D, IV.E, IV.F, IV.G, V.E, V.H., V.J., VI.A., VI.B.4 and VI.G of the NASAA REIT Guidelines.

Our executive officers are not required to devote all of their time to our business. The chairman of the board presides at all meetings of the directors and our stockholders. Our chief executive officer is our highest ranking executive officer and, subject to the supervision of our directors, supervises the management of our business affairs and the implementation of our policies, as determined by our directors. Our president, subject to the control of the board of directors and with our chief executive officer, is responsible for generally supervising and controlling all of our business and affairs. Our chief financial officer has custody of our funds and securities and is responsible to keep full and accurate accounts of receipts and disbursements in our books. Our secretary generally is responsible to: (i) keep the minutes of the proceedings of the stockholders, the directors and committees of the directors; (ii) see that all notices are duly given in accordance with the provisions of our articles of incorporation, bylaws or as required by law; (iii) be custodian of the trust records; and (iv) keep a register of stockholders addresses and keep charge of our share transfer books.

SECURITY OWNERSHIP

The following table shows, as of March 6, 2012, the number and percentage of outstanding shares of our common stock beneficially owned (unless otherwise indicated) by (i) any Person who is known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock, (ii) our directors and nominees, (iii) our executive officers, and (iv) all of our directors and executive officers as a group. Fractional shares are rounded to the nearest whole number. There were 3,774,869 shares of our common stock issued and outstanding as of March 6, 2012. Except as noted below, the address of the named officers and directors is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class

James M. Seneff, Jr.(2)	22,222	(4)
Matthew S. Banks(3)	—	—
Douglas N. Benham	—	—
James P. Dietz	—	—
Stephen J. LaMontagne	—	—
Robert A. Bourne	—	—
Andrew A. Hyltin	—	—
Steven D. Shackelford	—	—
Holly J. Greer	—	—
Bennett Investments, LP(5)	203,866	5.4%
All directors and officers as a group	22,222	(4)

(1)	Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities issuable pursuant to options, warrants and similar rights held by the respective Person or group that may be exercised within 60 days following March 6, 2012. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	This number represents shares attributed to Mr. Seneff as a result of his control of the advisor and CNL. The advisor is a wholly owned subsidiary of an affiliate of CNL. Mr. Seneff beneficially owns the advisor through his ownership of CNL.
(3)	The address for Matthew S. Banks is No. 1 Martin Place, Sydney NSW 2000, Australia.
(4)	The amount is less than 1%.
(5)	The address for this stockholder is P.O. Box 378, Azle, Texas 76098.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

Our advisor, CNL Global Income Advisors, LLC, an affiliate of our sponsor, is a Delaware limited liability company formed in December 2008 that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. Certain of our officers and directors also are officers and managers of our advisor. CFG V, Inc., an affiliate of CNL, is the sole member of our advisor.

Our advisor’s operating agreement provides that, except where approval of its sole member is expressly required by the operating agreement or nonwaivable provisions of applicable law, the business of our advisor is managed by a board of managers who are also directors and/or officers of our Company. The approval of a majority of our managers is required for matters subject to the vote of the managers.

Our advisor owns 22,222 shares of our common stock as of March 1, 2012, which were purchased by the advisor upon our Company’s inception. Neither our advisor, any director, nor any of their affiliates may vote or consent on matters submitted to the stockholders regarding removal of our advisor, directors or any of their affiliates, or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our advisor, our directors and any of their affiliates may not vote or consent, any shares of common stock owned by any of them will not be included.

The executive officers and managers of our advisor and their respective backgrounds are as follows:

Name	Age*	Position(s)

Robert A. Bourne	64	Manager and Chief Executive Officer
Andrew A. Hyltin	52	Manager and President
James M. Seneff, Jr.	65	Manager
Steven D. Shackelford	48	Chief Financial Officer and Executive Vice President
Holly J. Greer	40	Senior Vice President and Secretary

* As of January 1, 2012

The backgrounds of Messrs. Bourne, Hyltin, Seneff and Shackelford and Ms. Greer listed above are described under “Management — Directors and Executive Officers.”

The Investment Committee

Our advisor has formed an investment committee (“Investment Committee”) comprised of seven members, inclusive of four representatives designated by our advisor, two representatives designated by MGPA Advisory and one representative designated by MREAS Advisory. No investments may be recommended for presentation to our board of directors without the approval of the Investment Committee. Members of the Investment Committee need not be managers of our advisor. The Investment Committee assists our advisor in exercising oversight of our assets, including:

•	approving the recommendation of the investment and reinvestment of our funds;

•

monitoring the management of our funds and the funds of our Operating Partnership by reviewing written reports from investments managers and consultants, and by discussing with sub-advisors and consultants the primary determinants of returns, including asset allocation and investment strategy;

•

evaluating our investment performance based on comparison of actual returns with our return objective and with such other benchmarks as the Investment Committee may from time to time select, taking into account compliance with investment policies, guidelines and risk levels;

•	developing and presenting an investment strategy to our board of directors for consideration and approval;

•	approving the recommendation of the disposition of all, or any portion, of our assets or the assets of our Operating Partnership;

•	approving the recommendation of any investment by us or our Operating Partnership in derivative securities or the decision by us to enter into a hedging transaction;

•	approving the recommendation to enter into any major lease by us or our Operating Partnership or any of our subsidiaries; and

•	approving the recommendation of any financing by us or our Operating Partnership or any of our subsidiaries.

Our advisor will not make a recommendation to us or our Operating Partnership regarding any potential investment (including any acquisition, financing, sale, major lease or other disposition) without the prior review and approval of the Investment Committee. Final investment decisions will be made by our board of directors.

The Advisory Agreement

Duties and Authority of our Advisor

Our advisor has a fiduciary responsible duty to us and to our stockholders. Subject to our articles of incorporation and the terms of the Advisory Agreement, our board of directors has delegated authority to our advisor to administer and regulate our operations, to act as our agent, to execute documents on our behalf and to make executive decisions that conform to general policies and principles established by our directors. Our directors have established written policies on investments and borrowings and are responsible for monitoring our advisor to assure that our administrative procedures, operations and programs are in the best interest of our stockholders and are fulfilled. Under the terms of the Advisory Agreement and subject to supervision of our board of directors, our advisor has the authority to:

•

serve as the investment and financial advisor to us and our Operating Partnership, and to provide research and economic and statistical data in connection with our assets and investment policies and the assets and investment policies of our Operating Partnership;

•

provide the daily management of us and our Operating Partnership, and perform and supervise the various administrative functions reasonably necessary for our management and the management of our Operating Partnership;

•

investigate, select and, on our behalf and on behalf of our Operating Partnership, engage and conduct business with such Persons as our advisor deems necessary to the proper performance of its obligations pursuant to the Advisory Agreement;

•

consult with our officers and board of directors in the formulation and implementation of our investment and financial policies, and the investment and financial policies of our Operating Partnership and, as necessary, furnish our directors with advice and recommendations with respect to the making of investments consistent with our investment objectives and policies and in connection with any borrowings to be undertaken by us or our Operating Partnership;

•	locate, analyze and select potential investments;

•	structure and negotiate the terms and conditions of transactions pursuant to which investments will be made;

•

arrange for financing and refinancing and make other changes in the asset or capital structure of our investments, and dispose of, reinvest the proceeds from the sale of, or otherwise deal with, our investments;

•	enter into leases and service contracts for real property and, to the extent necessary, perform all other operational functions for the maintenance and administration of such real property;

•	upon request, provide our board of directors with periodic reports regarding prospective investments;

•

make investments in, and dispositions of, real estate-related securities, loans and Permitted Investments on our behalf and on behalf of our Operating Partnership, subject to the discretionary limits and authority granted by our board of directors;

•

on our behalf and on behalf of our Operating Partnership, negotiate with banks or lenders for loans to be made to us and our Operating Partnership, and with investment banking firms and broker-dealers, but in no event in such a way so that any sub-advisor will be acting as broker-dealer or underwriter;

•	obtain reports, where appropriate, concerning the value of investments or contemplated investments;

•	make requested reports to our board of directors regarding its performance of services to us and our Operating Partnership;

•	provide us and our Operating Partnership with all necessary cash management services;

•	deliver to us, or maintain on our behalf, copies of all appraisals obtained in connection with our investments;

•	effect any private placement of our securities as may be approved by us;

•	make necessary regulatory filings, including filing tax returns, on our behalf and on behalf of our Operating Partnership;

•	prepare or oversee third parties in preparing all financial reports, statements or analysis required by regulatory authorities or our board of directors;

•	provide tax compliance for us and our Operating Partnership;

•	provide investor relations services to us;

•	provide Sarbanes-Oxley compliance services for us and our Operating Partnership;

•	provide foreign currency management (including foreign currency hedging); and

•

notify our board of directors of all proposed transactions not otherwise described above, the value of which exceeds an amount which may be designated by our board of directors from time to time, before they are completed.

Notwithstanding the foregoing, our advisor is subject to the supervision of our board of directors and has only such functions as our board of directors delegates to it.

Compensation to our Advisor and its Affiliates and Related Parties

In accordance with our Advisory Agreement, we will pay our advisor and its affiliates certain fees in connection with the services it provides to us and our Operating Partnership. These fees are summarized below:

•

We or our Operating Partnership pay our advisor a monthly Asset Management Fee in an amount equal to 0.08334% of the sum of our and our Operating Partnership’s respective Real Estate Asset Value (without duplication) on our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, and we will pay an amount equal to 0.1042% on the book value of securities, in each case as of the end of the preceding month. The Asset Management Fee may not exceed fees which are competitive for similar services in the same geographic area, and may or may not be taken, in whole or in part as to any year, in our advisor’s sole discretion. All or any portion of the Asset Management Fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year as our advisor will determine.

•

We pay our advisor as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties, or Permitted Investments that are not securities, or the making of loans, an Investment Services Fee in the amount (i) with respect to (A) each real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) each loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such property multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount invested, multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures. These fees will be paid to our advisor on the closing of the acquisition of such Asset. No Investment Services Fee will be paid to our advisor in connection with the purchase by us or our Operating Partnership of securities.

•

We or our Operating Partnership may pay our advisor, its affiliates or related parties fees that are usual and customary for comparable services in connection with the financing of real property and the acquisition or disposition of real estate-related investments or Permitted Investments or the making of loans. Such fees are in addition to the Investment Services Fees described above. We may pay a brokerage fee that is usual and customary to an affiliate or related party of our advisor in connection with the purchase by us or our Operating Partnership of securities if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being acquired. Payment of such fees will be subject to the prior approval of our board of directors, including a majority of our Independent Directors. Acquisition Fees will be reduced to the extent necessary to limit the total compensation paid to all Persons involved in the acquisition of any real properties, securities or Permitted Investments or the making of loans to the amount customarily charged in arm’s-length transactions by other Persons or entities rendering similar services as an ongoing public activity in the same geographic location and for comparable types of assets and investments and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any Person in connection with the transaction.

•

If our advisor, an affiliate or related party provides a substantial amount of the services (as determined in good faith by a majority of our Independent Directors) in connection with the sale of one or more Assets (including the sale of all of our Assets or the sale of our Company or portion thereof), we will pay our advisor or affiliate a Disposition Fee in an amount equal to: (i) in the case of the sale of real property, the lesser of (A) one-half of the competitive real estate commission, or (B) 1% of the sales price of such real property or properties; (ii) in the case of the sale of other Assets other than real property, loans or securities investments, 1% of the sales price of such Asset; and (iii) in the case of the sale of loans, our advisor, its affiliates and related parties shall receive a Disposition Fee in an amount equal to 1% of the contract price of any loan. We will not pay a Disposition Fee upon the maturity, prepayment, workout, modification or extension of a loan unless there is a corresponding fee paid by the borrower to us, in which case the Disposition Fee will be the lesser of (i) 1% of the principal amount of the loan or (ii) the amount of the fee paid by the borrower in connection with such transaction. If we take ownership of a property as a result of a workout or foreclosure of a loan, we will pay a Disposition Fee of 1% of the contract price of such real property when sold. Any Disposition Fee on any loan in excess of 1% would require approval of the majority of our Independent Directors limited to a maximum amount of the Disposition Fees payable to our advisor, its affiliates and related parties to 1% of the sales price. The total of all real estate and brokerage commissions we pay to all Persons shall not exceed the lesser of (i) a competitive real estate or brokerage commission or (ii) 6% of the gross sales price. No Disposition Fee will be paid to our advisor in connection with the sale by us or our Operating Partnership of investments that are securities; provided, however, a Disposition Fee in the form of a usual and customary brokerage fee may be paid to an affiliate or related party of our advisor if, at the time of such payment, such affiliate or related party is a properly registered and licensed broker-dealer (or equivalent) in the jurisdiction in which the securities are being sold. Any Disposition Fee paid to an affiliate or related party of the advisor in connection with the sale of securities will be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

•

We will pay our advisor a Subordinated Share of Net Sales Proceeds in an amount equal to (i) 15% of the amount by which (A) the sum of Net Sales Proceeds from sales, and the total distributions paid to our stockholders from our inception through the measurement date, and the total of any Incentive Fees paid from our inception through the measurement date exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception until the measurement date, including those paid prior to the date of payment, (ii) less all prior Incentive Fees paid. Following Listing, we will not pay our advisor any Subordinated Share of Net Sales Proceeds.

•

Upon any Liquidity Event, we will pay our advisor the Subordinated Incentive Fee in an amount equal to (i) 15% of the amount by which (A) the sum of our Market Value and the total distributions paid or declared (and payable to our stockholders with respect to a record date prior to the effective date of the applicable Liquidity Event and a payment date after the date of such Liquidity Event) since inception until the date of the applicable Liquidity Event and total Incentive Fees, if any, previously paid to our advisor from our inception through the date of the applicable Liquidity Event exceeds (B) the sum of 100% of Invested Capital and the total distributions required to pay our stockholders a Priority Return from our inception through the date of Listing, including those paid prior to such date of determination, (ii) less all prior Incentive Fees paid. We will have the option to pay such fee in the form of cash or listed Equity Shares (subject to reasonable and customary lock-up provisions) or any combination of the foregoing. For purposes of determining the Subordinated Incentive Fee, Market Value means the value of the Company measured in connection with an applicable Liquidity Event determined as follows (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity Event. Any cash consideration received by the stockholders in connection with any Liquidity Event shall be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-Listed equity securities as full or partial consideration with respect to any Liquidity Event, no value shall be attributed to such non-Listed equity securities and the Market Value in any such Liquidity Event shall be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

•

If our directors request that our advisor or any director, officer or employee of our advisor, render services to us or our Operating Partnership that are outside of the scope of the Advisory Agreement, compensation will be at such rates and in such amounts as are agreed to by our advisor and Independent Directors, subject to any restrictions contained in our articles of incorporation.

•

Upon termination or non renewal of the Advisory Agreement by our advisor for good reason (as defined in the Advisory Agreement) or by us or our Operating Partnership other than for cause (as defined in the Advisory Agreement), our advisor will be entitled to receive a Performance Fee. The Performance Fee will be calculated upon a Liquidity Event or sale of any or all of our Assets after termination. In the event of a Liquidity Event, the Performance Fee will be calculated and paid in the same manner as the Subordinated Incentive Fee, and in the case of a sale of assets, the Performance Fee will be calculated and paid in the same manner as the Subordinated Share of Net Sales Proceeds; provided, however, that the amount of the Performance Fee paid to our advisor will be equal to the amount as calculated above multiplied by the quotient of (i) the number of days elapsed from the initial effective date of the Advisory Agreement to the effective date of the termination event, divided by (ii) the number of days elapsed from the initial effective date of the Advisory Agreement through the date of the Liquidity Event, or the sale, as applicable. The Performance Fee will be paid, at our option, in cash, listed Equity Shares priced at market value, or listed equity securities received by our stockholders in exchange for their Equity Shares priced at market value, to be payable within 30 days following the final determination of the Performance Fee.

•

We will pay to our advisor for services rendered in connection with the refinancing of any debt obligations of the Company or our subsidiaries, a Financing Coordination Fee in the amount of 1% of the gross amount of the refinancing. Any such Financing Coordination Fee deemed to be earned by the advisor will be paid to the advisor upon the closing of the refinancing. Such fees are included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

We reimburse our advisor for all of the expenses paid or incurred by our advisor and its affiliates or sub-advisors, if applicable, in connection with the services provided to us pursuant to our Advisory Agreement including, but not limited to:

•

Organizational and Offering Expenses, which include any and all costs and expenses incurred by us or any of our affiliates in connection with our formation, qualification and registration, and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of the Equity Shares under federal and state laws; provided, that the aggregate of Organizational and Offering Expenses, including selling commissions and marketing support fees, may not exceed 15% of Gross Proceeds and our advisor will pay or directly reimburse us to the extent that any Organizational and Offering Expenses exceed 15% of Gross Proceeds;

•	Acquisition Expenses incurred in connection with the selection or acquisition of properties or real estate-related investments;

•

the actual cost of goods and materials we and our Operating Partnership use and obtain from entities not affiliated with our advisor, other than Acquisition Expenses, including brokerage fees paid in connection with the purchase and sale of real estate-related securities;

•	interest and other costs for borrowed money, including discounts, points and other similar fees;

•	taxes and assessments on our income or on the income of our Operating Partnership;

•	all costs and insurance premiums required in connection with our business and the Operating Partnership, including providing directors and officers insurance to our officers and board of directors;

•	expenses of managing and operating properties owned by us or our Operating Partnership, whether payable to an affiliate of ours, our Operating Partnership or a non-affiliate;

•	payments and expense reimbursements to our board of directors and costs of meetings of the board of directors and stockholders;

•	expenses associated with organizing, revising, amending or converting or terminating us or our articles of incorporation or of our Operating Partnership or its Operating Partnership Agreement;

•

expenses of maintaining communications with our stockholders, including the cost of preparation, printing and mailing annual reports and other stockholder reports, proxy statements and other reports required by governmental entities;

•

expenses associated with a Listing of our shares, if applicable, or with the issuance and distributions of shares and securities, such as selling commissions and fees, advertising expenses, taxes, legal and accounting fees and Listing and registration fees and costs;

•

personnel costs and related overhead of personnel of our advisor or its affiliates, but excluding personnel providing asset management or acquisition services and named executive officers of our advisor, relating to services provided to us, our Operating Partnership and subsidiaries and affiliates of such entities; and

•	internal or external audit, accounting, tax, legal fees and compliance costs (including personnel costs and related overhead of personnel of our advisor or its affiliates).

We will not reimburse our advisor for services for which our advisor or its affiliates are entitled to compensation in the form of a separate fee. Further, commencing with the Expense Year ended March 31, 2012, for any period during which our articles of incorporation require compliance with the following guidelines, we will not reimburse our advisor at the end of any fiscal quarter for Total Operating Expenses that in the Expense Year exceed the 2%/25% Guidelines for such year, unless our Independent Directors make a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such Expense Year. Absent such a finding by our Independent Directors, within 60 days after the end of any fiscal quarter for which Total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, our advisor is required to reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.

On March 6, 2012, our board of directors approved an Expense Support and Conditional Reimbursement Agreement with our Advisor (the “Expense Support Agreement”) whereby, effective April 1, 2012, reimbursement of personnel expenses and asset management fees to the Advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative MFFO (as defined in the agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to our total operating expenses being within the 2%/25% guideline limitations as such terms are defined in the advisory agreement. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The Expense Support Agreement is terminable by the Advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of the subordination within the time period established in the Expense Support Agreement will be permanently waived by the Advisor and we will have no obligation to pay such amounts.

Oversight of our Advisor

Our Independent Directors are responsible for reviewing our fees and expenses, including those payable to our advisor, at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, Net Assets, Net Income and the fees and expenses of other comparable unaffiliated REITs. Such determinations will be reflected in the minutes of the meetings of our board of directors. In addition, a majority of our directors, including a majority of the Independent Directors, not otherwise interested in the transaction must approve each transaction with our advisor or its affiliates. Our board of directors also is responsible for reviewing and evaluating the performance of our advisor before entering into or renewing the Advisory Agreement. The Independent Directors will determine, from time to time, and at least annually, considering the factors set forth below, that the compensation paid to our advisor is reasonable in relation to the nature and quality of services to be performed, and will supervise the performance of our advisor and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as:

•	the amount of the fees paid to our advisor in relation to the size, composition and performance of our investments;

•	the success of our advisor in generating appropriate investment opportunities;

•	rates charged to other comparable REITs and other investors by entities performing similar services;

•

additional revenues realized by our advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of services and advice furnished by our advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distressful situations; and

•	the quality of our portfolio relative to the investments generated by our advisor for its own account.

The Independent Directors also may consider all other factors they deem relevant. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors. The Independent Directors may take any actions that they deem to be in the best interest of the Company and our stockholders under the circumstances, including terminating the Advisory Agreement and retaining a new advisor.

Term and Termination of the Advisory Agreement

The Advisory Agreement has a one-year term that may be renewed for an unlimited number of successive one-year terms with the mutual consent of the parties. In the event that a new advisor is retained, the previous advisor is required to cooperate with us and our board of directors in effecting an orderly transition of the advisory functions. Our board of directors (including a majority of the Independent Directors) may approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our advisory functions and that the compensation to be received by the new advisor pursuant to the new Advisory Agreement is justified.

The Advisory Agreement may be terminated:

•	immediately by us or our Operating Partnership for “cause” or upon the bankruptcy of our advisor;

•	upon 60 days’ prior written notice without cause and without penalty by a majority of our Independent Directors;

•	upon 60 days’ prior written notice without “good reason” and without penalty by our advisor; or

•	immediately by our advisor for good reason or upon our bankruptcy.

For purposes of termination, “cause” means: (i) fraud, criminal conduct, willful misconduct or willful negligent breach of fiduciary duty by the advisor; or (ii) a material breach of the Advisory Agreement by our advisor that is not cured within 30 days after notice is given to the advisor specifying the nature of the breach. For purposes of termination, “good reason” means: (i) in connection with a merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions (pursuant to which any such transaction the stockholders receive cash, Listed or non-Listed equity securities for their Equity Shares, or combination thereof), sale of substantially all of the assets, or other similar transaction involving us or our Operating Partnership; (ii) any failure to obtain a satisfactory agreement from any successor to us and/or our Operating Partnership to assume and agree to perform our and/or our Operating Partnership’s obligations under the Advisory Agreement, whether or not a majority of our directors then in office are replaced or removed; or (iii) any material breach of the Advisory Agreement of any nature whatsoever by us and/or our Operating Partnership, which breach is not cured within 30 days of notice given to us and/or our Operating Partnership specifying the nature of the alleged breach.

Our advisor is entitled to receive all accrued but unpaid compensation and expense reimbursements in cash or listed equity securities within 30 days of the termination date. In addition, if the Advisory Agreement is terminated other than for cause, our advisor will be entitled to be paid the Performance Fee.

Our Advisory Agreement may not be assigned by us or our Operating Partnership without the consent of our advisor, except in the case of an assignment by us or our Operating Partnership to any successor of all of our assets, rights and obligations.

During the period ending one year following the termination of our Advisory Agreement, neither we nor our Operating Partnership may, without our advisor’s prior written consent, directly or indirectly, (i) solicit or encourage any person to leave the employment or other service of our advisor, or (ii) hire any person who has left the employment within the one year period following the termination of that person’s employment with our advisor. Further, during the period ending one year following the termination of our Advisory Agreement, neither we nor our Operating Partnership will intentionally interfere with the relationship of our advisor with any person who during the term of our Advisory Agreement is, or during the preceding one-year period, was a tenant, co-investor, co-developer, joint venturer or other customer of our advisor.

Liability and Indemnification of our Advisor

Our advisor is required to indemnify us and our Operating Partnership from all liability, claims, damages, taxes or losses and related expenses, including reasonable attorneys’ fees and taxes, to the extent that such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance and are incurred by reason of our advisor’s bad faith, fraud, misconduct, or gross negligence. Our advisor, will not be held liable, however, for any action of our directors in following or declining to follow any advice or recommendation given by our advisor. We and our Operating Partnership are required to indemnify our advisor and its affiliates, including their respective officers, managers, directors, partners, employees, agents and advisors, from all liability, claims, damages, taxes or losses arising in the performance of their duties under the Advisory Agreement, and related expenses, including reasonable attorneys’ fees and costs, to the extent such liability, claims, damages, taxes or losses and related expenses are not fully reimbursed by insurance, subject to any limitations imposed by our articles of incorporation. Our articles of incorporation require that any indemnitee must have determined in good faith that (i) the course of conduct that caused the loss or liability was in our best interest , (ii) the indemnitee was performing services on our behalf, and (iii) the liability or loss was not the result of negligence or misconduct. Any indemnification of our advisor may be made only out of our and our Operating Partnership’s net assets and not from our stockholders.

Sub-Advisors

Under the terms of the Advisory Agreement, our advisor may subcontract with any Person it deems qualified, including an affiliate, for a portion of its services and duties to us, without having to obtain the approval of our directors; provided, however, that our advisor remains responsible for the completion and performance of all of such services and duties. Our advisor has entered into a sub-advisor agreement with each of three sub-advisors to provide substantially all of the advisor’s acquisition, operating and administrative services with respect to our investments as follows:

•

The CNL Sub-Advisor provides substantially all of the advisor’s acquisition services with respect to our investments in North America, and, in addition, the CNL Sub-Advisor, along with other affiliates of CNL, provide operating and administrative services for our business generally.

•	MREAS Advisory, a subsidiary of MIRA and an affiliate of Macquarie, provides acquisition, management and brokerage services for our investments principally in Australia.

•	MGPA Advisory, an affiliate of MGPA Limited, provides acquisition, management and brokerage services for our investments principally in Asia and Europe.

Macquarie Group Limited (ASX:MQG) (“Macquarie” or “Macquarie Group”), an affiliate of MGPA Limited, headquartered in Sydney, Australia, is a global provider of banking, financial, advisory, investment and funds management services. Macquarie acts on behalf of institutional, corporate and retail clients around the world. Founded in 1969, Macquarie operates in more than 70 office locations in over 28 countries and employs more than 15,000 people as of March 31, 2011. Assets under management total approximately $320 billion as of March 31, 2011.

MGPA Limited is an independently managed private equity real estate investment advisory company focused on real estate investment in Europe and Asia. Through its network of offices in Europe and Asia, MGPA currently manages US$11 billion in assets throughout these two regions as of December 31, 2011. Its managed investments include development and redevelopment projects, joint-ventures and real estate operating companies in the office, retail, industrial, residential and hotel sectors. Macquarie Bank Limited, a subsidiary of Macquarie Group Limited, owns a joint venture interest in MGPA Limited and members of the senior management team of MGPA Limited own the remaining joint venture interests.

Each of the sub-advisors may subcontract with any Person they deem qualified, including an affiliate, to perform a portion of their services. The CNL Sub-Advisor has engaged CFGIM and other affiliates of CNL, to provide services that include services related to acquisitions and structuring acquisitions, due diligence, U.S. accounting, tax and financial reporting and compliance, distributions and reporting and global investor relations, marketing and sales materials, and other administrative services. Certain of our executive officers and directors also are executive officers, directors or managers of our advisor and CFGIM. MREAS Advisory and MGPA Advisory may engage affiliates to perform functions related to international acquisitions, due diligence, foreign accounting, foreign tax and financial reporting, and other administrative functions relating to international properties.

Each of the sub-advisor agreements between our advisor and its sub-advisors runs co-terminus with the Advisory Agreement, subject to an unlimited number of successive one-year renewals concurrent with one year renewals of the Advisory Agreement. However, each of the sub-advisor agreements may be terminated immediately by the advisor upon bankruptcy or change of control of the sub-advisor, or for cause (defined as fraud, criminal conduct, willful misconduct or willful negligent breach of fiduciary duty by the sub-advisor, or a material breach of the agreement that is not cured within an applicable cure period after notice). In addition, the advisor may terminate the sub-advisor agreement with MREAS Advisory or MGPA Advisory if the sub-advisor or certain of their affiliates engage in certain competitive activities.

Each sub-advisor may terminate its sub-advisor agreement upon certain uncured breaches of the sub-advisor agreement by the advisor; upon bankruptcy of our Company or the advisor; for Good Reason (as defined in the Advisory Agreement); or modifications to certain provisions in the Advisory Agreement, modifications to the Advisory Agreement that, in the reasonable judgment of the sub-advisor, will adversely affect the sub-advisor, except if such modifications do not disproportionally affect the sub-advisor on the one hand as opposed to the advisor or any other sub-advisor on the other hand. MREAS Advisory and MGPA Advisory may also terminate their agreements upon a change of control of the advisor.

As compensation for their services, our advisor will pay each sub-advisor a percentage of the fees our advisor receives from us or our Operating Partnership after deducting certain expenses and other payments made by our advisor. Subject to the restrictions on the reimbursement of expenses contained in our Advisory Agreement, our advisor also will reimburse each sub-advisor for all reasonable and necessary expenses incurred or paid by the sub-advisor in connection with the services performed for our advisor and we are responsible for reimbursing our advisor for their expenses.

Pursuant to the sub-advisor agreements, the advisor’s Investment Committee is comprised of seven members, four of which are appointed by the advisor, two of which are appointed by MGPA Advisory and one of which is appointed by MREAS Advisory. See, “The Advisor and the Advisory Agreement – The Investment Committee.”

Under the sub-advisor agreements, our advisor has delegated substantially all of its duties regarding daily oversight and management of us and our Operating Partnership to the CNL Sub-Advisor and the oversight and management of international operations to MREAS Advisory and MGPA Advisory. Notwithstanding such delegation, the following matters require the approval of our advisor:

•	any investments in real properties by us or our Operating Partnership, including any financing of any such investment;

•	any investments in loans;

•	any investments in real estate-related securities and any other Permitted Investments;

•	dispositions of certain real properties and real estate-related securities;

•	dispositions of loans and other Permitted Investments; and

•	entering into any transaction to which our advisor, a sub-advisor or any of their respective affiliates is a party.

Additionally, our advisor may, at any time upon giving notice to a sub-advisor, modify or revoke the authority delegated to such sub-advisor. Further, no sub-advisor may knowingly take any action which would (i) adversely affect our status as a REIT, (ii) subject us to regulation under the Investment Company Act, or (iii) violate any law, rule regulation or statement of policy of any governmental body or agency having jurisdiction or us, our shares or securities or otherwise not permitted by our articles of incorporation or bylaws, unless our advisor so orders, in which event the sub-advisor will have no liability with respect to acting in accordance with our advisor’s specific instructions.

Each of our sub-advisors may assign their respective sub-advisor agreements only with the consent of our advisor. The sub-advisor agreements may not be assigned by our advisor without the consent of the sub-advisor, except for an assignment to any successor to all of our advisor’s assets, rights and obligations. Our sub-advisors may subcontract with any Person they deem qualified, including an affiliate, to perform a portion of their services without obtaining our advisor’s consent. In addition, under certain circumstances, any of our subsidiaries holding title to investments may contract directly with our sub-advisors or their affiliates for certain real-estate related services with respect to specific assets owned by such subsidiaries. In such event, the fees, or portion thereof, under the Advisory Agreement otherwise payable by us to the Advisor may instead be paid directly by the subsidiaries to the applicable sub-advisor or its affiliate.

Our sub-advisors will not be liable to our advisor except by reason of acts constituting bad faith, fraud, misconduct or gross negligence, and will not be responsible for any action of our board of directors in following or declining to follow any advice or recommendation given by the sub-advisor. Our advisor is required to indemnify our sub-advisors with respect to acts or omissions of our sub-advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the sub-advisor agreements, except to the extent that an indemnified party recovers insurance proceeds with respect to such matter. Any indemnification made by our advisor to our sub-advisors is subject to our advisor’s ability to be indemnified by us and our Operating Partnership under the Advisory Agreement for the same facts and circumstances. Any indemnification of a sub-advisor may be made only out of the net assets of our advisor and not from its members.

Property Manager

Ownership of Our Property Manager

CFG VII, Inc., an affiliate of our sponsor, is the sole member of CNL Global Income Managers, LLC, our property manager. Our advisor serves as the manager of our property manager under the terms of the property manager’s operating agreement and, as such, has control over the management of the day-to-day business and affairs of our property manager.

Property Management Agreement

We and our Operating Partnership have entered into a property management and leasing agreement with our property manager for the management of our properties. Generally, each of our subsidiary property owners will join us in this agreement for the property owned by such subsidiary, and, therefore, will be responsible to pay the property management fees to our property manager and reimburse our property manager for costs and expenses incurred on our behalf for the property owned by such subsidiary.

The property management agreement with our property manager has a six-year term from April 7, 2009 that will be automatically extended for an unlimited number of successive six-year periods unless either party provides the other party at least 90 days’ prior notice of its intent to terminate the agreement. The property management agreement may also be terminated by either party at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, or (iii) for “cause.” In this case, “cause” means a material breach of the property management agreement that is not cured within 30 days after notice of such breach relating to all or substantially all of the properties being managed under the property management agreement. We may amend the property management agreement from time to time to remove a particular property from the pool of properties managed by our property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the property management agreement of any nature by the property manager relating to that particular property which is not cured with 30 days after notice to the property manager. Upon termination of the property management agreement, our property manager is required to cooperate with us to facilitate an orderly transition of the property manager’s duties under the property management agreement, and will be entitled to be paid all compensation which may be due to it under the agreement up to the date of such termination.

We, or our subsidiary property owner, pay our property manager property management fees in an amount up to 4.3% of the gross revenues from the properties it manages. This fee may be increased, subject to the approval of a majority of our Independent Directors, for certain properties, such as in connection with higher market fees payable with respect to properties located outside of the United States. The minimum management fee will be set on a property-by-property basis by our board of directors and our property manager. In addition, we will pay our property manager an oversight fee in an amount equal to 0.20% of gross revenues from our properties during the term of the property management agreement for providing oversight over our portfolio of properties, coordinating matters that arise from our holding properties in multiple jurisdictions globally and providing us certain accounting and tax support with respect to our property portfolio. The fees payable to our property manager have not been negotiated at arm’s length, and are not necessarily reflective of market rates. We, or our subsidiary property owner, will reimburse our property manager for all reasonable and necessary expenses incurred or paid by it in connection with the property management services performed on our behalf to the extent set forth in the annual business plan for each property or otherwise as we may agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of its sub-property managers who are engaged in the operation, management or maintenance of our properties, including taxes, insurance and benefits relating to such employees.

In addition to the property management and oversight fees, we, or our subsidiary property owner, will pay our property manager a leasing fee in an amount equal to the leasing fee charged by unaffiliated Persons rendering comparable services in the same geographic location of the applicable property.

We, or our subsidiary property owner, also will pay our property manager for managing the construction and installation of any tenant or capital improvements for a property, a fee in an amount equal to 5% of all hard and soft costs and expenses actually paid or incurred in connection with the construction of tenant and capital improvements, which fee will be due and payable upon completion of such improvements.

The location or nature of a property may require, for ease of administration, logistics, local requirements or other reasons, that certain of our subsidiary property owners enter into property management and/or leasing agreements directly with property managers who may be affiliates of our sub-property managers or unaffiliated third parties. In such event, the property management fee may be paid by the subsidiary property owner directly to such third parties or affiliates instead of to the property manager or a sub-property manager. However, we will pay the property manager the 0.20% oversight fee.

We, and our subsidiary property owners for properties they own, are required to indemnify our property manager for losses incurred by it in connection with, or in any way related to, each managed property and from liability or damage to each property and injury to or death of any person or damage to property, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of property jurisdiction) of, or breach of this agreement by, the property manager or its employees or agents, except to the extent a property manager indemnified party recovers insurance proceeds for such matter. Our property manager is required to indemnify us and our subsidiary property owners for properties they own for losses arising out of or relating to any injury or damage to any person or property for which our property manager is responsible occurring in, on or about the managed properties caused by its willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of property jurisdiction) or due to the breach of the property management agreement by our property manager or its employees or agents, except to the extent that we or the applicable property owner recover insurance proceeds with respect to such matter. However, we and our subsidiary property owners may not indemnify any property manager or sub-property manager that is affiliated with our advisor unless the property manager or sub-property manager has satisfied the stricter standards for indemnification applicable to affiliates that are contained in our articles of incorporation.

Sub-property managers

Our property manager has subcontracted with three sub-property managers for the performance of substantially all or a portion of its property management services delegating its duties regarding the day-to-day management of our properties to these sub-property managers. Subject to Investment Committee approval, we intend that the properties we acquire that are located in North America will be managed primarily by the CNL Property Manager, an affiliate of CNL formed solely to serve as the sub-property manager with respect to properties located in North America. The international properties that we acquire will be managed primarily by MREAS Advisory, principally with respect to properties located in Australia, and MGPA Advisory, principally with respect to properties located in Asia and Europe.

The sub-property management agreements are co-terminus with the property management agreement between us and our property manager, and will automatically renew for an unlimited number of successive six-year periods, unless either party provides the other at least 90 days’ prior notice of intent to terminate. Each sub-property management agreement also may be terminated by either party thereto at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or if the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, (iii) upon the termination of the property management agreement between us and our property manager, (iv) for “cause” (defined as a material breach of the sub-property management agreement of any nature by the sub-property manager relating to all or substantially all of the properties being managed under the applicable sub-property management agreement that is not cured within 30 days after notice of such breach); or (vi) the sub-advisor agreement between our advisor and the applicable sub-advisor is terminated, or there is a change of control of the sub-advisor. Our property manager may amend the sub-property management agreements from time to time to remove a particular property from the pool of properties managed by the sub-property manager (i) if the property is sold to a bona fide unaffiliated purchaser, or (ii) for “cause.” In this case, “cause” means a material breach of the sub-property management agreements of any nature by the sub-property manager relating to that particular property which is not cured with 30 days after notice to the sub-property manager. Upon termination of the sub-property management agreements, the sub-property manager will be entitled to be paid all compensation which may be due to it under its sub-property management agreement up to the date of such termination.

As compensation for their services, our property manager will pay each sub-property manager from the property management fees our property manager receives from us or our subsidiary property owners an amount equal to, unless otherwise agreed, 4.3% of gross revenues of the properties they manage. Our property manager also will reimburse each sub-property manager for all reasonable and necessary expenses incurred or paid by the sub-property managers in connection with the services performed on behalf of our property manager to the extent set forth in the annual business plan for each property covered by the sub-property management agreement or as we otherwise agree. Such costs and expenses may include the wages and salaries and other employee-related expenses of all on-site employees of its sub-property managers who are engaged in the operation, management or maintenance of our properties, including taxes, insurance and benefits relating to such employees. Each sub-property manager is responsible for its own overhead and administrative expenses.

In addition to the property management fee, our property manager is responsible for paying the sub-property managers leasing fees from the leasing fees paid by us or our subsidiary property owner to our property manager. Our property manager also is responsible for paying, from project management fees it receives, the sub-property managers for managing the construction and installation of any tenant or capital improvements for properties, in an amount equal to 5% of all hard and soft costs and expenses actually paid or incurred in connection with the construction of tenant and capital improvements, which fee will be due and payable upon completion of such improvements.

Each sub-property manager is required to indemnify our property manager for losses arising out of or any injury or damage to any person or property for which such sub-property manager is responsible occurring in, on or about the managed properties, caused by the willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of property jurisdiction) or due to breach of the sub-property management agreement by such sub-property manager or it or its employees or agents, except to the extent that a property manager indemnified party recovers insurance proceeds with respect to such matter. Our property manager is required to indemnify each sub-property manager for losses incurred in connection with, or in any way related to, each managed property, and from liability from damage to each property and injury to or death of any person, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of property jurisdiction) of, or breach of the agreement by, the sub-property manager or its employees or agents, as applicable, except to the extent the sub-property manager recovers insurance proceeds for such matter.

Our sub-property managers may contract with affiliated or unaffiliated entities to provide all or a portion of their property management and leasing services. In such event, the sub-property manager is responsible for paying these entities from the property management and leasing fees it receives from our property manager.

As noted above, under certain circumstances, our subsidiary property owners may instead engage third parties or affiliates of the sub-property managers for such services and pay them directly. The applicable sub-property manager will closely supervise such subcontractors. We will have no obligation to make any payments to the subcontractors, unless we and our property manager otherwise agree in writing.

The CNL Property Manager has engaged CCRE, as well as third party property management firms, to provide our property manager with property and/or building management, development and leasing services for our properties located in North America. CCRE may also sub-contract with third parties for the provision of some or all of those services on a property by property basis. MREAS Advisory and MGPA Advisory may engage affiliates to perform similar functions in connection with our international properties.

Each of the sub-property managers will remain directly involved in many property management activities including leasing decisions, budgeting, tenant relations (especially national tenant relations), vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal and banking services), and general property-level problem solving. To the extent a sub-property manager directly performs on-site management of a property, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. For any properties for which the on-site management is subcontracted, each sub-property manager has the right to and will approve all on-site personnel of such subcontractor and establish policies for such properties’ operations. Some or all of a sub-property manager’s employees may be employed on a part-time basis and also may be employed by one or more affiliates of the sub-property manager and/or other Persons owning properties as managed by any such affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Summary of Fees and Expenses Incurred and Payable

The tables below provide information regarding fees paid to our advisor or its affiliates in connection with our public offering and our operations. The tables include amounts incurred during the years ended December 31, 2011 and 2010, as well as amounts payable as of December 31, 2011 and 2010. Our Company was a development stage company from its inception on March 4, 2009 until October 8, 2010 when it closed its minimum offering and became operational.

The Managing Dealer is entitled to selling commissions of up to 7% of gross offering proceeds and marketing support fees of 3% of gross offering proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by CNL Securities Corp. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan.

For the years ended December 31, 2011 and 2010, we incurred the following selling commissions and marketing support fees payable to our Managing Dealer:

	Year ended December 31
	2011	2010

Selling commissions	$1,401,721	$522,587
Marketing support fees	600,738	240,534

	$2,002,459	$763,121

Our advisor and certain affiliates are entitled to receive fees and compensation in connection with the acquisition, management and sale of our assets, as well as the refinancing of our debt obligations, including debt obligations of our subsidiaries. In addition, our advisor and its affiliates are entitled to reimbursement of actual costs incurred on our behalf in connection with our organization, offering, acquisitions and operating activities.

For the years ended December 31, 2011 and 2010, we incurred fees and reimbursable costs and expenses payable to our advisor and its affiliates as follows:

	Year ended December 31
	2011	2010

Reimbursable expenses:
Offering costs	$1,022,278	$405,282
Operating and acquisition expenses	895,231	961,638

	1,917,509	1,366,920
Investment services fees	1,004,550	—
Asset management fees	168,180	—
Property management fees	67,494	—

	$3,157,733	$1,366,920

Amounts due to the advisor and its affiliates for fees and reimbursable costs and expenses were as follows at December 31:

	2011	2010

Due to Managing Dealer:
Selling commissions	31,558	46,764
Marketing support fees	13,525	20,042

	45,083	66,806

Due to Property Manager
Property management fees	$17,709	$—

	17,709	—

Due to the advisor and its affiliates:
Reimbursable offering costs	22,541	33,403
Reimbursable operating expenses	585,085	899,982

	607,626	933,385

	$670,418	$1,000,191

Organizational and Offering Expenses incurred by our advisor and its affiliates become a liability to us only to the extent selling commissions, the marketing support fee and other Organizational and Offering Expenses do not exceed 15% of the Gross Proceeds of the offering. As of December 31, 2011, our advisor had incurred an additional $6.0 million of costs on our behalf in connection with the offering (exceeding the 15% expense limitation). These costs will be recognized by us in future periods as we receive future offering proceeds to the extent that the costs are within the 15% expense limitation.

We incur operating expenses which, in general, are those expenses relating to administration of the Company on an ongoing basis. Pursuant to the advisory agreement, our advisor shall reimburse us the amount by which the Total Operating Expenses paid or incurred by us exceed, in any four consecutive fiscal quarters (the “Expense Year”) commencing with the Expense Year ended March 31, 2012, the 2%/25% Guidelines, unless a majority of our Independent Directors determines that such excess expenses are justified based on unusual and non-recurring factors. On March 6, 2012, our Independent Directors determined that estimated Total Operating Expenses for the Expense Year ending March 31, 2012, including an estimated $1.1 million in excess of the 2%/25% Guidelines, were justified based on a number of factors. These factors include how quickly new equity capital was raised and invested, and the relationship of these investments to our Total Operating Expenses many of which are the necessary result of being a public company.

On March 6, 2012, our board of directors approved an Expense Support and Conditional Reimbursement Agreement with our Advisor (the “Expense Support Agreement”) whereby, effective April 1, 2012, reimbursement of personnel expenses and asset management fees to the Advisor and its affiliates are deferred and subordinated until such time, if any, that (i) cumulative MFFO (as defined in the agreement) for the period April 1, 2012 through the applicable determination date exceeds (ii) distributions declared to stockholders for the same period. Such reimbursements and payments are further subordinated to our Total Operating Expenses being within the 2%/25% Guidelines. For purposes of the above subordinations, all or a portion of the deferred amounts may be paid only to the extent it does not cause the applicable performance measurement to not be met inclusive of the conditional reimbursement amount. The Expense Support Agreement is terminable by the Advisor, but not before March 31, 2013, and any deferrals are eligible for conditional reimbursement for a period of up to three years from the applicable determination date. Any amounts deferred that have not met the conditions of the subordination within the time period established in the Expense Support Agreement will be permanently waived by the Advisor and we will have no obligation to pay such amounts.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an initial set-up fee and an annual maintenance fee of $4.57 and $19.20, respectively, per investor, for providing certain administrative services to the Company. In March 2012, this agreement was amended to change the fee structure to a sliding flat annual rate (payable monthly) based on our and CNL Capital Markets Corp.’s best efforts approximation of the average number of investor accounts that will be open over the course of the term of the agreement. The new fee structure will be effective January 1, 2013.

SUMMARY OF DISTRIBUTION REINVESTMENT PLAN

We have adopted a Distribution Reinvestment Plan pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional shares of our common stock. We are offering 2.5% of the shares of this offering for sale pursuant to our Distribution Reinvestment Plan. Such shares are being offered at a 5% discount from the price of shares offered in our primary offering; therefore, the shares offered pursuant to our Distribution Reinvestment Plan will be offered at an initial price of $9.50 per share. The plan is attached to this prospectus as Appendix C.

An independent agent, referred to as the “reinvestment agent,” which is currently DST Systems, Inc., will act on behalf of the participants in the Distribution Reinvestment Plan to acquire shares of our common stock with the cash distributions participants are entitled to receive from us. Distributions are invested in shares promptly following the payment date with respect to such distributions to the extent shares are available. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

•	the per share offering price for Distribution Reinvestment Plan shares under our current best efforts offering;

•

$9.50 per share if there is no current best efforts offering, unless adjusted by our board of directors, which price shall in no event be less than 95% of the fair market value as determined by our board of directors at such time; or

•

provided that the amount reinvested is reduced by any brokerage commission, the market price following the Listing of our shares on a national stock exchange or the inclusion in an inter-dealer quotation system.

All shares available for purchase under our Distribution Reinvestment Plan either are registered pursuant to the prospectus or will be registered under the Securities Act through a separate prospectus that includes shares registered for sale under the Distribution Reinvestment Plan. Until this offering has terminated, shares will be available for purchase in connection with this offering. Prior to the conclusion of this offering, if the 2.5% of shares initially designated for our Distribution Reinvestment Plan have been purchased by the reinvestment agent and we anticipate additional demand for our Distribution Reinvestment Plan shares, we may decide to reallocate a portion of our shares initially designated for our primary offering to the Distribution Reinvestment Plan. Similarly, prior to the conclusion of this offering, if any of the 2.5% of shares initially designated for the Distribution Reinvestment Plan remain unsold after meeting anticipated obligations under the plan, we may decide to sell a portion of such shares in our primary offering.

The Distribution Reinvestment Plan may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the Distribution Reinvestment Plan to substitute a new reinvestment agent to act as agent for the participants or increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof. Notwithstanding the foregoing, the Distribution Reinvestment Plan may not be amended so as to eliminate a participant’s right to terminate his or her participation in the Distribution Reinvestment Plan, as described below.

Our reinvestment agent uses the aggregate amount of distributions to all participants for each month to purchase shares (including fractional shares) for the participants. Distributions are invested by the reinvestment agent in shares, to the extent available, promptly following the payment date with respect to such distributions. Any distributions that have not been invested in shares within 30 days after such distributions are made by us will be returned to participants.

For each participant, the reinvestment agent will maintain a record which will reflect for each month the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares. The ownership of our shares purchased under our Distribution Reinvestment Plan will be reflected on our record books.

We are responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the Distribution Reinvestment Plan.

Subject to the provisions of our articles of incorporation relating to certain restrictions on and after the effective dates of transfer, shares acquired pursuant to the Distribution Reinvestment Plan entitle the participant to the same rights and to be treated in the same manner as those purchased by the investors in the primary offering. In the event that proceeds from the sale of shares pursuant to the Distribution Reinvestment Plan are used to acquire properties or to invest in loans or other Permitted Investments, we will pay our advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by our board of directors, including a majority of our Independent Directors. In addition, we pay all costs in connection with offering shares pursuant to the Distribution Reinvestment Plan and related offering, including reimbursement to affiliates for amounts incurred on our behalf. However, we will not pay any selling commissions or marketing support fees in connection with the shares issued pursuant to the Distribution Reinvestment Plan.

During each quarter but in no event later than 30 days after the end of each calendar quarter, the reinvestment agent will mail and/or make electronically available to each participant in the Distribution Reinvestment Plan a statement of account describing, as to such participant, the distributions received during the quarter, the number of shares purchased during the quarter and the per share purchase price for such shares. At least annually, we or our reinvestment agent will send each participant tax information for income earned on shares under the Distribution Reinvestment Plan.

Stockholders who purchase shares in this offering may elect to participate in the Distribution Reinvestment Plan by making a written election to participate on their subscription agreements at the time they subscribe for shares or subsequently by completing an authorization form or such other similar form, as applicable. Participation in the

Distribution Reinvestment Plan will commence with the next distribution made after receipt of the participant’s notice of participation, and for all months thereafter, provided such notice is received at least 15 business days prior to the last day of the month, as the case may be.

Participants will be able to terminate their participation in the Distribution Reinvestment Plan at any time without penalty by delivering written notice to us at least 15 business days prior to the last day of the month to which such distribution relates. A participant who chooses to terminate participation in the Distribution Reinvestment Plan must terminate his or her entire participation in the plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a remittance for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full and fractional shares. Presenting shares for redemption under our Redemption Plan does not automatically terminate participation in the Distribution Reinvestment Plan. A participant who redeems shares must still provide the written notice of termination in order to terminate participation in the Distribution Reinvestment Plan.

There are no fees associated with a participant’s terminating his or her interest in the Distribution Reinvestment Plan. A participant in the Distribution Reinvestment Plan who terminates his or her participation in such plan will be allowed to participate in the Distribution Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in such plan which contains at a minimum the following: (i) the minimum investment amount; (ii) the type or source of proceeds that may be invested; and (iii) the tax consequences of the reinvestment to the participant.

Prior to the Listing of our shares, if ever, any stockholder’s transfer of shares will terminate such stockholder’s participation in the Distribution Reinvestment Plan with respect to such transferred shares as of the first day of the month in which such transfer is effective, unless the transferee of such shares in connection with such transfer demonstrates that such transferee meets the requirements for participation in the Distribution Reinvestment Plan and elects to participate by delivering the appropriate, executed authorization forms.

Offers and sales of shares under our Distribution Reinvestment Plan must be registered in certain states in which such offers and sales are made unless an exemption from registration is available. Generally, such registrations are good for a one year period. Accordingly, we may be required to cease our sale of shares under the Distribution Reinvestment Plan if any of the states in which registration is required is not renewed annually.

Our board of directors reserves the right to prohibit Plans from participating in the Distribution Reinvestment Plan if such participation would cause our underlying assets to constitute “plan assets” of Plans. See “Plan of Distribution — ERISA Considerations.”

Stockholders subject to federal taxation who elect to participate in the Distribution Reinvestment Plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions withheld and reinvested pursuant to such plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the Distribution Reinvestment Plan. In addition, to the extent that a stockholder purchases shares in the Distribution Reinvestment Plan at a discount to their fair market value, the stockholder will be treated for tax purposes as receiving an additional distribution equal to the amount of the discount. In other words, based on the current offering price and discount under our Distribution Reinvestment Plan, participants in our Distribution Reinvestment Plan will be treated as having received an additional distribution of $0.50 for each share acquired by them under our Distribution Reinvestment Plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain. For additional discussion of the tax treatment of distributions, see “Federal Income Tax Considerations — Distributions Generally.” Any stockholder that is eligible for a volume discount or any other reduction in selling commissions or other fees, as set forth elsewhere in the prospectus, should consult with its own tax advisor before electing to participate in the Distribution Reinvestment Plan.

We reserve the right to renew, extend, or amend any aspect of the Distribution Reinvestment Plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authority. Any amendment or supplement will be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution. We also reserve the right to terminate the Distribution Reinvestment Plan for any reason, at any time, by 15 days’ prior written notice to all participants.

SUMMARY OF REDEMPTION PLAN

Our board of directors has adopted a Redemption Plan designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any. We will not pay any fees to our sponsors, advisor, directors or affiliates in connection with the redemption of our shares. Subject to certain restrictions discussed below, we may redeem shares, including fractional shares, from time to time, at the following prices:

•	92.5% of the purchase price paid per share for stockholders who have owned those shares for at least one year;

•	95.0% of the purchase price paid per share for stockholders who have owned those shares for at least two years;

•	97.5% of the purchase price paid per share for stockholders who have owned those shares for at least three years; and

•	for stockholders who have owned those shares for at least four years, a price determined by our board of directors but in no event less than 100% of the purchase price paid per share.

During the period of any public offering, the repurchase price will not exceed the then current public offering price for our shares (other than the price at which shares are sold under our Distribution Reinvestment Plan).

Any stockholder who has held shares for not less than one year may present for our consideration all or any portion of such shares to us for redemption at any time. A stockholder may present fewer than all of his or her shares to us for redemption; provided, however, that the minimum number of shares that must be presented for redemption must be at least 25% of his or her shares. In addition, we have the right to waive the holding periods and redemption prices set forth above and the pro rata redemption requirements described below in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances. Shares that are redeemed in connection with the death, permanent disability, bankruptcy of a stockholder or other exigent circumstances will be redeemed at the lesser of the then current offering price or the price at which the investor purchased such shares while the share redemption program is in effect and sufficient funds are available. In addition, we, in our sole discretion, may redeem such shares prior to the redemption of any other shares. Except for the holding periods, redemption prices and redemption timing, any shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations in the Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that our board of directors, in its discretion, will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.

If we elect to redeem shares, the following conditions and limitations will apply. The full amount of the proceeds from the sale of shares under our Distribution Reinvestment Plan (the “Reinvestment Proceeds”) attributable to any month may be used to redeem shares presented for redemption during such month. In addition, at our discretion, we may use up to $100,000 per calendar quarter of the proceeds of any public offering of our common stock for redemptions. Any amount of offering proceeds which is available for redemptions but which is unused may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a twelve-month period, however, may the number of shares we redeem (if we determine to redeem shares) exceed 5% of the weighted average number of shares of our common stock outstanding during such 12 month period. No shares will be redeemed under the Redemption Plan on any date upon which we pay any dividend or other distribution with respect to the shares.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we determine to redeem shares, we will commit to redeem shares on a pro rata basis at the end of each month, with the actual redemption occurring at the beginning of the next month. With respect to shares being redeemed due to exigent circumstances as described above, we may waive the pro rata redemption requirements and repurchase shares in full, to the extent funds are available, before other shares are repurchased pro rata at the end of each month. With regard to a stockholder whose shares are not redeemed due to insufficient funds in that month, the redemption request will be retained by us unless withdrawn by the stockholder as provided in the Redemption Plan and such shares will be redeemed in subsequent months as funds become available before any subsequently received redemption requests are honored. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares. Commitments to redeem shares will be made at the end of each month and will be communicated to each stockholder who has submitted a request in writing. The applicable period of time under the Redemption Plan for owning shares being redeemed on a pro rata basis in subsequent months due to insufficient funds will include the time up to the end of the month in which we commit to redeem such shares. Until such time as we redeem the shares, a stockholder may withdraw his or her redemption request as to any remaining shares not redeemed by requesting from us and completing and delivering to us a redemption change form. Upon receipt of a redemption change form, we will treat the initial redemption request as cancelled as to any shares not redeemed in prior months.

A stockholder, or heir, estate or legal guardian, if appointed for a stockholder who wishes to have his or her shares redeemed, must mail or deliver a written request executed by the stockholder, his or her trustee or authorized agent, to the redemption agent, which is currently DST Systems, Inc., on a redemption form provided pursuant to the Redemption Plan. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Commission and each state securities commission. Within five business days following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. In the event that we elect to accept such shares for redemption, the redemption agent will effect such redemption for the month provided that it receives the properly completed redemption form relating to the shares to be redeemed from the stockholder at least 15 business days prior to the last day of the current month and has sufficient funds available to redeem such shares. The effective date of any redemption will be the last date during a month in which the redemption agent receives the properly completed redemption form; provided, however, no redemption will be effective on any date upon which we pay any dividend or other distribution with respect to the shares and, if necessary, the effective date of any such redemption shall be delayed to the next business day on which no such dividend or other distribution is paid to comply with the foregoing. As a result, we anticipate that, assuming sufficient funds are available for redemption, the redemptions will be paid no later than 30 days after the monthly determination of the availability of funds for redemption. Presenting shares for redemption under our Redemption Plan does not automatically terminate participation in the Distribution Reinvestment Plan. A participant who redeems shares must still provide the written notice of termination in order to terminate participation in the Distribution Reinvestment Plan.

Our board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time it determines such amendment, suspension or termination is in our best interest, including, without limitation, termination of the Redemption Plan in the event that a secondary market for our shares develops. If our board of directors amends, suspends or terminates the Redemption Plan, we will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination, in our annual or quarterly reports or by means of a separate mailing accompanied by disclosure in a current or periodic report under the Exchange Act.

While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and we no longer will accept shares for redemption, if and when a Listing occurs.

Our Redemption Plan is only intended to provide interim liquidity for our stockholders until a secondary market develops for the shares. No such market presently exists, and we cannot assure you that any market for your shares will ever develop. The shares we purchase under the Redemption Plan will be cancelled. The purchase price paid in any redemption may be less than the value of our assets, on a per share basis. Neither our advisor, nor any member of our board of directors nor any of their affiliates will receive any fee on the repurchase of shares by us pursuant to the Redemption Plan. For a discussion of the tax treatment of redemptions, see “Federal Income Tax Considerations — Taxation of Taxable U.S. Stockholders.”

The foregoing provisions regarding the Redemption Plan in no way limit our ability to repurchase shares from stockholders by any other legally available means for any reason that our advisor, in its discretion, deems to be in our best interest.

During the years ended 2011 and 2010, we did not receive any requests eligible for redemption under our Redemption Plan.

DISTRIBUTION POLICY

We make distributions to stockholders pursuant to the provisions of our articles of incorporation, which allow us to make distributions of cash and/or other property, which may include our own securities. We commenced declaring distributions daily and paying distributions to our stockholders monthly in the fourth quarter of 2010. The type, amount, frequency or basis of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including expected and actual net cash flow from operations, FFO or MFFO for the year, our financial condition, a balanced analysis of value creation reflective of both current and expected long-term stabilized cash flows from our properties, our objective of qualifying as a REIT for U.S. federal income tax purposes, the actual operating results of each month, economic conditions, other operating trends, capital requirements and avoidance of volatility of distributions.

We are required to distribute at least 90% of our taxable income to qualify as a REIT, and maintain our REIT qualification, for tax purposes. See “Federal Income Tax Considerations — Operational Requirements — Annual Distribution Requirement.” We expect to have little, if any, cash flow from operations or FFO available for distribution until we make substantial investments. Therefore, until such time as we have sufficient cash flow from operations or FFO to fund fully the payment of distributions therefrom, some or all of our distributions may be paid from other sources, such as from cash flows generated by financing activities, a component of which includes borrowings, whether secured by our assets or unsecured, and the proceeds of this offering. We have not established any limit on the extent to which we may use borrowings or proceeds of this offering to pay distributions. Our advisor, its affiliates or related parties also may advance cash to us or defer or waive Asset Management Fees and certain expense reimbursements to provide us with additional cash, although they are not required to do so. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income and cash flow earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform.

Many of the factors that can affect the availability and timing of cash distributions to stockholders are beyond our control, and a change in any one factor could adversely affect our ability to pay future distributions. There can be no assurance that future cash flow will support distributions at the rate that such distributions are paid in any particular distribution period. See “Risk Factors — Company Related Risks.” There can be no assurance that we will be able to achieve expected cash flows necessary to maintain distributions at any particular level, or that distributions, if any, will increase over time.

We are not prohibited from distributing our own securities in lieu of making cash distributions to stockholders. We may issue securities as stock dividends in the future.

On May 25, 2010, our board of directors authorized a daily cash distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. Currently, each month’s distributions are aggregated and paid in the following month. The daily distribution rate is equal to an annualized distribution rate of 6.5%, using our offering price of $10.00 per share. Our board of directors intends to evaluate our distribution policy on a quarterly basis and reserves the right to change the per share distribution amount or otherwise amend or terminate this distribution policy.

Distributions for stockholders participating in our distribution reinvestment plan will be reinvested into shares of our common stock promptly following the date such distributions are paid to the extent shares are available.

The following table represents total cash distributions declared, including cash distributions reinvested, cash used in operations activities, and sources of distributions, for the years ended December 31, 2011 and 2010:

	Cash Used in Operating Activities(1)	Distributions Declared Daily Per Share	Total Cash Distributions Declared	Distributions Paid (2)
				Cash	Reinvested via DRP
2011 Quarters(3)
First		$0.0017808	$164,200	$122,391	$41,809
Second		0.0017808	237,352	168,282	69,070
Third		0.0017808	325,148	218,548	106,600
Fourth		0.0017808	407,437	266,494	140,943

Year Ended
December 31, 2011(3)	$(1,657,332)		$1,134,137	$775,715	$358,422

2011 Source of Distributions:
Offering Proceeds			$1,134,137

			$1,134,137

2010 Quarter(3)
Fourth (4)		$0.0017808	$83,379	$61,442	$21,937

Year Ended
December 31, 2010(3)(4)	$(62,517)		$83,379	$61,442	$21,937

2010 Source of Distributions:
Offering Proceeds			$83,379

			$83,379

(1)	Cash used in operating activities agrees with the Company’s Statement of Cash Flows in its consolidated financial statements. Such amount generally represents net income or loss adjusted for items not using cash, such as depreciation and amortization expense, and items not providing cash, such as straight-line rent adjustments. Cash used in operating activities includes deductions for acquisition fees and expenses of approximately $1.6 million for 2011 that have been included in the Company’s Statement of Operations but are funded from offering proceeds as described in the section of the prospectus entitled “Estimated Use of Proceeds.” In addition to net cash provided by (used in) operations, the board of directors considers other factors in determining distributions as described above including expected and actual funds from operations and modified funds from operations, as well as other factors.
(2)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our Distribution Reinvestment Plan, including amounts paid and shares issued subsequent to the year end.
(3)	For the years ended December 31, 2011 and 2010, 100% of the distributions were made from offering proceeds and were considered a return of capital for federal income tax purposes.
(4)	Distributions commenced on October 7, 2010.

Generally, distributions up to the amount of our current or accumulated earnings and profits will be taxable to the recipient stockholders as ordinary income. Our cumulative net losses and accumulated distributions as of December 31, 2011 were approximately $4.6 million and $1.2 million, respectively. Our net losses and distributions for the year ended December 31, 2011 were approximately $3.6 million and $1.1 million, respectively. As we have not had any distributable earnings, or current or accumulated earnings and profits since inception, the distributions made through December 31, 2011 were made from offering proceeds and were considered a return of capital for federal income tax purposes.

No assurances can be made that distributions will be sustained at current levels. Our board intends to evaluate our distribution policy on a quarterly basis and reserves the right to change the per share distribution amount or otherwise amend or terminate our distribution policy.

As of March 6, 2012, we had approximately 895 stockholders of record.

Information Regarding Dilution

In connection with this ongoing offering of shares of our common stock, we are providing information about our net tangible book value per share. Net tangible book value per share is calculated including tangible assets but excluding intangible assets such as deferred costs or goodwill and any other asset that cannot be sold separately from all other assets of the business as well as intangible assets for which recovery of book value is subject to significant uncertainty or illiquidity, less liabilities, and is a non-GAAP measure. It assumes that the value of real estate assets diminishes predictably over time, as shown through the depreciation and amortization of real estate investments; while historically, real estate values have risen or fallen with market conditions. Net tangible book value is used generally as a conservative measure of net worth that we do not believe reflects our estimated value per share. It is not intended to reflect the value of our assets upon the sale of our company, an orderly liquidation of our portfolio or the listing of our shares of common stock for trading on a national securities exchange consistent with our potential exit strategies. However, net tangible book value does reflect certain dilution in value of our common stock from the issue price as a result of (i) accumulated depreciation and amortization of real estate investments, (ii) fees and expenses paid in connection with our public offering, including selling commissions and dealer manager fees, (iii) the fees and expenses paid to our advisor and third parties in connection with the acquisition of our assets and related financing, and (iv) the funding of distributions from sources other than our cash flow from operations. As of December 31, 2011, our net tangible book value per share was $6.17. The offering price for our common stock was $10.00 per share pursuant to our primary offering (ignoring purchase price discounts for certain categories of purchasers) at December 31, 2011. Accordingly, investors in this offering will experience immediate dilution of the net tangible book value per share of our common stock from the per share offering price.

Our offering price was not established on an independent basis and bears no relationship to the net value of our assets. Further, even without depreciation in the value of our assets, the other factors described above with respect to the dilution in the value of our common stock are likely to cause our offering price to be higher than the amount you would receive per share if we were to liquidate at this time.

As of December 31, 2011, the offering price in our offering was higher than the net tangible book value per share of our common stock.

SUMMARY OF THE ARTICLES OF INCORPORATION AND BYLAWS

General

We are organized as a corporation under the laws of the State of Maryland. As a Maryland corporation, we are governed by the Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including our liabilities, stockholders, directors, officers, the amendment of articles of incorporation and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation. Our board of directors, including a majority of our Independent Directors, ratified and approved our articles of incorporation and bylaws on November 11, 2009, and approved our articles of amendment and restatement on the same date. Our board of directors approved articles of amendment changing our corporate name on December 18, 2009, approved a second articles of amendment and restatement on August 12, 2010, and on June 29, 2011, approved articles of amendment changing our corporate name.

Our articles of incorporation and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage Persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our articles of incorporation also permit Listing by our board of directors.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to us. For more complete provisions, refer to the Maryland General Corporation Law and our articles of incorporation and bylaws.

Description of Capital Stock

We have authorized a total of 1.32 billion shares of capital stock, consisting of 1.12 billion shares of common stock, $0.01 par value per share, and 200 million shares of preferred stock. All of our shares offered hereby will be fully paid and nonassessable when issued. Prior to commencement of this offering, 22,222 shares of our common stock were issued and outstanding and held by our advisor.

Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that either such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, which we will provide at the stockholder’s request.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full to all creditors.

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval; provided, however, that the issuance of preferred stock must be approved by a majority of our Independent Directors who do not have an interest in the transaction. Our board of directors may determine the relative rights, preferences and privileges of each class or series of common or preferred stock so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers and rights senior to the rights of holders of common stock offered in this offering. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of us.

For a description of the characteristics of the Excess Shares, which differ from our common stock and preferred stock in a number of respects, including voting and economic rights, see below at “— Restriction of Ownership.”

Preferred Stock

Under our articles of incorporation, our board of directors is authorized, subject to certain limitations and without further stockholder approval, to issue from time to time one or more series of our preferred stock, with such distinctive designations, powers, rights and preferences as shall be determined by our board of directors. The issuance of preferred stock must be approved by a majority of our Independent Directors who do not have an interest in the transaction. In considering any such transaction, our Independent Directors shall have access to legal counsel at our expense. Preferred stock will be available for possible future financings, acquisitions and general corporate purposes without any legal requirement that we obtain any stockholder authorization. The preferred stock, if issued, may have preferences on dividend payments that could affect our ability to make distributions to the holders of our common stock.

Board of Directors

Our articles of incorporation provide that the number of directors cannot be less than three or more than 11, subject to our bylaws and to any express rights of any holder of our preferred stock to elect additional directors under specific circumstances. Our articles also provide that a majority of the board of directors must be Independent

Directors. The entire board consists of five directors. See “Management — Independent Directors.” Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose. Each share of common stock has the exclusive right to vote on all matters at all meetings of our stockholders, and is entitled to one vote for each share of common stock entitled vote at the meeting. Independent Directors will appoint replacements for vacancies among the Independent Directors. Under our articles of incorporation, the term of office for each director is one year, expiring at each annual meeting of stockholders; however, nothing in our articles of incorporation prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors). Our directors may, from time to time, elect a chairman of the board to preside at all meetings of the directors and the stockholders, and who will be assigned such other duties as our directors may designate.

Stockholder Meetings

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chief executive officer, the president or the chairman of the board, a majority of the directors or a majority of our Independent Directors. Special meetings of the stockholders may also be called by our secretary at the written request of stockholders holding outstanding shares of our common stock representing at least 10% of all votes entitled to be cast on any issue proposed to be considered at any such special meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we will provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such meeting will be held no less than 15 nor more than 60 days after the written request is received, at the time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of the then outstanding shares of our common stock entitled to vote shall constitute a quorum, and the majority vote thereof will be binding on all of our stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

Our bylaws generally require notice at least 120 days and not more than 150 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (i) nominate a director, or (ii) propose new business other than pursuant to the notice of the meeting by, or on behalf of, the directors. Further, our bylaws generally require notice at least 60 days and not more than 90 days prior to a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Articles of Incorporation and REIT Status

Generally, our articles of incorporation may be amended only by the affirmative vote of our stockholders. In certain instances, the affirmative vote of the holders of a majority of the shares of our common stock then outstanding and entitled to vote is required. To the extent permitted by Maryland corporate law, the stockholders may vote to amend our articles of incorporation, terminate or dissolve our Company or remove one or more directors without any approval of the board of directors.

Our board of directors may, upon the affirmative vote of a majority of the members of the board of directors, and without the approval of the stockholders, vote to: (i) increase or decrease the number of authorized shares of our common or preferred stock, or the number of shares of any class or series of common or preferred stock that we have the right to issue; (ii) change our name; or (iii) change the designation of classes or series of unissued Equity Shares of common or preferred stock. A majority of our Independent Directors who are not interested in the transaction must approve the issuance of preferred stock and, in considering the transaction, have access to legal counsel at our expense. Additionally, in the event that our board of directors determines that it is no longer in our best interest to qualify as a REIT, our board of directors may take such action, without stockholder approval, to cause the termination of our qualification as a REIT. Notwithstanding the foregoing, without stockholder approval, our board of directors may not:

•	amend the articles of incorporation, except for amendments that do not adversely affect the rights, preferences and privileges of stockholders;

•	sell all or substantially all of our assets other than in the ordinary course of business or in connection with our liquidation and dissolution;

•	cause a merger in which we do not survive; or

•	cause us to reorganize.

Fees Payable to Our Advisor

Our articles of incorporation describe certain fees payable to our advisor, its affiliates and affiliates of our sponsors. See “Management Compensation” for a detailed discussion of these fees.

Mergers, Combinations and Sale of Assets

A sale or other disposition of all or substantially all of our assets, a merger or consolidation of us where we are not the surviving entity or a reorganization must be approved by our board of directors and holders of a majority of the shares of our common stock then outstanding and entitled to vote. In addition, any such transaction involving our advisor or one of our affiliates or affiliates of our sponsors also must be approved by a majority of our directors (including a majority of our Independent Directors, once we have qualified for taxation as a REIT) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combinations Statute provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person (as defined in our articles of incorporation) who beneficially owns 10% or more of the voting power of such corporation’s shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Our articles of incorporation provide that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any stockholder.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Our articles of incorporation provide that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Termination

Our articles of incorporation provide for our voluntary dissolution by the affirmative vote of the outstanding Equity Shares. We will continue perpetually unless terminated pursuant to the provisions of our articles of incorporation or pursuant to any applicable provision of the Maryland General Corporation Law.

Procedure Upon Liquidation

Upon any final liquidation event, all distributions will be forwarded to a stockholder’s address of record. Moreover, any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans will go to the stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or the stockholder’s authorized broker.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, which measurement, in our case, commenced in 2011; (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations — Taxation of Global Income Trust, Inc.”

To ensure that we satisfy these requirements, our articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8%, by number or value, of the outstanding shares of such common stock or 9.8%, by number or value, of any series of preferred stock, which we refer to herein as the “ownership limitation.” It is the responsibility of each Person owning or deemed to own more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our articles of incorporation) of the common stock and preferred stock. However, our articles of incorporation generally provide that our board of directors, upon a receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence, representations or undertakings from the Person who exceeds the 9.8% ownership limit acceptable to our board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if our board of directors determines that such Person’s ownership of our common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT under the Code.

Subject to our board of directors’ ability to waive certain of the following restrictions in certain circumstances (as described above), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limitation; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in (A) our common stock and/or preferred stock being owned by fewer than 100 Persons or (B) our company being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall not acquire any right or interest in such shares. Any shares in excess of an applicable limitation will be designated as “excess shares” and will be automatically transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the excess shares to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

•

the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such excess shares.

All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of such excess shares for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of our articles of incorporation, the term “Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

Limitation of Liability and Indemnification

Our articles of incorporation, subject to the conditions set forth under Maryland law, limit the personal liability of our stockholders, directors and officers for monetary damages. Notwithstanding the foregoing, our articles of incorporation prohibit us from indemnifying or holding harmless an officer, director, our advisor or an affiliate of our advisor unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interest; (ii) the party seeking indemnification was acting or performing services on our behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), our advisor or an affiliate of our advisor or a director or employee of the foregoing acting as an agent of our Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets and not from our stockholders.

Our articles also contain limits on indemnifying against liability arising under the securities laws. Specifically, the Commission takes the position that indemnification against liabilities arising under the Securities Act is contrary to public policy and unenforceable. Indemnification of the directors, our officers, our advisor or its affiliates will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•

a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

We will pay or reimburse funds to an officer, director, our advisor or an affiliate of our advisor for reasonable legal expenses and other costs incurred in advance of the final disposition of a proceeding if all of the following are satisfied:

•	the proceeding relates to acts or omissions with respect to the performance of duties or services on our behalf;

•	the party seeking such advancement has provided us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification;

•

the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and

•

the party seeking indemnification undertakes to repay the advanced funds to us, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification.

We have entered into indemnification agreements with each of our officers and directors, and have purchased insurance policies offering our officers and directors substantially the same scope of coverage afforded by the indemnification provisions of our articles of incorporation. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by our articles, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. Although these indemnification agreements offer the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by our board of directors or by our stockholders.

Removal of Directors

Under our articles of incorporation, a director may resign or be removed with or without cause at a meeting of the stockholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the shares of our common stock then outstanding and entitled to vote, without the necessity for concurrence by the directors, subject to the rights of any holders of preferred stock to vote for such directors. The notice of such meeting shall indicate that the purpose, or one of the purposes, of such meeting is to determine if a director should be removed.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements calculated in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we maintain at our principal office an alphabetical list of names of all stockholders, along with their addresses, telephone numbers and the number of shares held by each stockholder. Such list is updated at least quarterly and is available for inspection at our principal office by a stockholder or his or her designated agent upon such stockholder’s request, provided that we may reject the request if we believe the stockholder is requesting the list for a commercial purpose. Such list also will be mailed to any stockholder requesting the list within ten days of a request and with payment to us of reasonable charges that we may impose.

If our advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our advisor and our directors will be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. We may, however, raise as a defense that the actual purpose and reason for the request for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law or the law of any state.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity (as defined in our articles of incorporation) that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties will be obtained from an independent expert. In order to qualify as an independent expert for this purpose, the Person will have no material current or prior business or personal relationship with our advisor or directors and will be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type we hold. Any properties will be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal will assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert shall clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with a proposed Roll-Up Transaction, and if the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal must be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction will offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

•	remaining stockholders of us and preserving such interests on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the dissenting stockholders’ pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

•

that would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in our articles of incorporation and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation and our dissolution. See “— Description of Capital Stock” and “— Stockholder Meetings”;

•

that includes provisions that would materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•	in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in our articles of incorporation and described in “— Inspection of Books and Records” above; or

•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is not approved by our stockholders.

THE OPERATING PARTNERSHIP AGREEMENT

General

Global Income, LP, our Operating Partnership, was formed as a Delaware limited partnership in March 2009 to acquire, own, operate and sell, or otherwise dispose of, properties on our behalf. We are structured as an UPREIT and our Operating Partnership is our operating partnership entity. An UPREIT structure generally is utilized to provide for the acquisition of real property from owners who desire to defer taxable gain that would otherwise be recognized by them upon the disposition of their property. These owners may also desire to achieve diversity in their investment and other benefits afforded to owners of stock in a REIT. For purposes of satisfying the asset and income tests for qualification as a REIT for tax purposes, a REIT’s proportionate share of the assets and income of its UPREIT operating partnership will be deemed to be assets and income of the REIT.

The property owners’ tax-deferral objectives are accomplished because a property owner generally may contribute property to an UPREIT in exchange for limited partnership units in our Operating Partnership on a tax-deferred basis. In addition, our Operating Partnership is structured to enable it to make distributions with respect to limited partnership units that will be equivalent to the distributions made to holders of our common stock. Finally, a limited partner in our Operating Partnership may later redeem his or her limited partnership units in our Operating Partnership for cash or, at our option, shares of our common stock, in a transaction taxable to such limited partner. As part of an agreement with a contributing property owner, our Operating Partnership may agree to limit its right to sell the contributed property or to maintain certain levels and types of debt financing for a period of time, which may limit our flexibility or increase costs.

We intend to hold substantially all of our assets through our Operating Partnership or subsidiary entities in which our Operating Partnership owns an interest. Global Income GP, LLC, a Delaware limited liability company and our wholly owned direct subsidiary, owns 100% of the general partnership interests, which represents 1% of the total partnership interests in our Operating Partnership, and we currently own 100% of the limited partnership interests in our Operating Partnership, which currently represents 99% of the total partnership interests in our Operating Partnership. As the sole general partner, Global Income GP, LLC has the exclusive power to manage and conduct the business of our Operating Partnership.

Our Operating Partnership Agreement contains provisions that would permit, under certain circumstances, other entities to merge into, or cause the exchange or conversion of, their interests for or into limited partnership units in our Operating Partnership. In the event of such a merger, exchange or conversion, our Operating Partnership would issue additional limited partnership interests that would be entitled to the same exchange rights as other holders of limited partnership interests in our Operating Partnership. As a result, any such merger, exchange or conversion ultimately could result in the issuance of a substantial number of shares of our common stock, thereby reducing the percentage ownership interest of our other stockholders.

The following is a summary of certain provisions of our Operating Partnership Agreement. This summary is not complete and is qualified by the specific language in our Operating Partnership Agreement.

Capital Contributions

As we accept subscriptions for shares, we will transfer substantially all of the Net Offering Proceeds to our Operating Partnership as capital contributions in exchange for limited partnership interests. We will be deemed to have made capital contributions in the amount of the Gross Proceeds received from investors and our Operating Partnership will be deemed to have simultaneously paid the selling commissions and other costs associated with the offering. If our Operating Partnership requires additional funds at any time in excess of capital contributions made by us either from us or from borrowings, our sponsors or their affiliates may lend such funds to our Operating Partnership if a majority of our directors (including a majority of our Independent Directors) not otherwise interested in the transaction approve the transaction as being fair and commercially reasonable and no less favorable to our Operating Partnership than loans between an unaffiliated parties under the same circumstances. In addition, we are authorized to cause our Operating Partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in the best interest of us and our Operating Partnership.

Operations

The Operating Partnership Agreement requires that our Operating Partnership be operated in a manner that will enable us to: (i) satisfy the requirements for being classified as a REIT for tax purposes; (ii) avoid any federal income or excise tax liability; and (iii) ensure that our Operating Partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code, which classification could result in our Operating Partnership being taxed as a corporation, rather than as a partnership. See “Federal Income Tax Considerations — Federal Income Tax Aspects of the Operating Partnership — Classification as a Partnership.”

The Operating Partnership Agreement provides that distributions of cash generally will be made to the partners of our Operating Partnership in accordance with their relative percentage interests. Distributions of Net Sales Proceeds from the disposition of assets in the liquidation and dissolution of our Operating Partnership shall be similarly made to the partners of our Operating Partnership in accordance with their relative percentage interests. Distributions from operations shall be made on a monthly basis unless otherwise determined by the general partner, in amounts determined by the general partner such that a holder of one partnership unit will generally receive the same amount of annual cash flow distributions from our Operating Partnership as the amount of annual distributions paid to the holder of one share of our common stock (before taking into account certain tax withholdings some states may require with respect to the partnership units).

Similarly, the Operating Partnership Agreement provides that income and gain of our Operating Partnership from operations and income and gain of our Operating Partnership from disposition of assets normally will be allocated to the holders of partnership units in accordance with their relative percentage interests such that a holder of one unit of Operating Partnership units will be allocated income for each taxable year in an amount equal to the amount of taxable income allocated to us in respect of a holder of one share of our common stock, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and corresponding Treasury Regulations. Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in our Operating Partnership. Upon the liquidation of our Operating Partnership, after payment of debts and obligations, any remaining assets of our Operating Partnership will be distributed in accordance with the distribution provisions of the Operating Partnership Agreement to the extent of each partner’s positive capital account balance.

In addition to the administrative and operating costs and expenses incurred by our Operating Partnership in acquiring and operating real properties and real estate-related investments, to the extent not paid by us, our Operating Partnership will pay all of our administrative costs and expenses, and such expenses will be treated as expenses of our Operating Partnership. Such costs and expenses will include, without limitation:

•	all expenses related to the formation and continuity of our existence and of our subscribers;

•	all expenses related to the public offering and registration of securities by us;

•	all expenses associated with any repurchase of securities by us;

•	all expenses associated with the preparation and filing of any periodic reports by us under federal, state or local laws or regulations (including the Commission and any securities exchange);

•	all expenses associated with compliance by us with applicable laws, rules and regulations (including the Commission and any securities exchange);

•	all expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation of our employees;

•	all costs and expenses related to any issuance or redemption of partnership interests or shares of our common stock; and

•	all our other operating or administrative costs incurred in the ordinary course of our business on behalf of our Operating Partnership.

Redemption Rights

Subject to certain limitations, the limited partners of our Operating Partnership (other than us), will have the right to cause the redemption of their limited partnership units in exchange for shares of our common stock or for cash, as elected by the general partner. If the general partner elects to redeem a limited partner’s limited partnership units for shares of our common stock rather than cash, then the tendering limited partner will sell such number of the limited partnership units to us in exchange for a number of shares of our common stock. The initial conversion rate will be one share of our common stock for one unit of Operating Partnership units, subject to adjustment in the event of combinations or dividends of REIT shares or other similar events. The resulting shares of our common stock will be delivered as duly authorized, validly issued and fully paid, free of any encumbrance or restriction, other than the restrictions provided in the articles of incorporation, our bylaws, the Securities Act and relevant state securities or “blue sky” laws.

Limited partners will be restricted in their ability to exercise the foregoing redemption rights, however, to the extent that the delivery of shares upon exercise would:

•	result in any Person owning shares in excess of our ownership limits (as described under “Summary of the Articles of Incorporation and Bylaws – Restriction of Ownership”);

•	result in shares being owned by fewer than 100 Persons;

•	cause the general partner to be “closely held” within the meaning of Section 856(h) of the Code; or

•	cause our Operating Partnership to constitute a “publicly traded partnership” under Section 7704 of the Code.

Subject to the foregoing, limited partners of our Operating Partnership may exercise their redemption rights at any time after one year following the date of issuance of their partnership units. However, a limited partner may not deliver more than two exchange notices each calendar year and may not exercise an exchange right for less than 1,000 partnership units, unless such limited partner holds less than 1,000 partnership units, in which case, he or she must exercise his or her exchange right for all of his or her units. Our Operating Partnership may charge a redemption fee in connection with a limited partner’s exercise of his redemption rights. We do not expect to issue any of the shares of our common stock offered hereby to limited partners of our Operating Partnership in exchange for their limited partnership units. Rather, in the event a limited partner of our Operating Partnership exercises its redemption rights, and we elect to purchase the partnership units with shares of our common stock, we expect to issue unregistered shares of common stock, or subsequently registered shares of common stock, in connection with such transaction. Upon the request of a limited partner or partners who hold shares of our common stock issued upon redemption in an aggregate amount of at least $10 million, our Operating Partnership will register the redemption shares of all limited partners who desire to participate in such registration. No more than one registration notice is permitted in any six-month period. However, registration will not be required with respect to shares that may be sold under Rule 144 under the Securities Act.

Transferability of Interests

The general partner of our Operating Partnership may not (i) voluntarily withdraw as the general partner of our Operating Partnership, or (ii) transfer its general partnership interest in our Operating Partnership (except to a wholly owned subsidiary or to us as the owner of all of the ownership interests of the general partner). We may not transfer all or any portion of our limited partnership interest in our Operating Partnership (except to one of our wholly owned subsidiaries or in a transaction which does not require the approval of our stockholders) unless, with respect to each of the foregoing: (i) the consent of the limited partners holding more than 50% of the partnership interests is obtained; (ii) the transaction in which such withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction; or (iii) in any such transaction in which we are the surviving entity, either (A) our stockholders do not receive cash, securities or other property in connection with such transaction, or (B) all of the limited partners of our Operating Partnership receive cash, securities or other property in a specified amount, as determined in accordance with our Operating Partnership Agreement. Notwithstanding the foregoing, we may enter into a merger or other business combination if immediately after such merger or consolidation, the successor entity contributes substantially all of its assets to our Operating Partnership in return for an interest in our Operating Partnership and agrees to assume all of our obligations as the parent of the general partner pursuant to the Operating Partnership Agreement. With certain exceptions, a limited partner may not transfer its interests in our Operating Partnership, in whole or in part, without first obtaining the consent of the general partner.

FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a summary of material U.S. federal income tax considerations associated with an investment in shares of our common stock that may be relevant to you. The statements made in this section of the prospectus are based upon current provisions of the Code and Treasury Regulations promulgated thereunder, as currently applicable, currently published administrative positions of the Internal Revenue Service and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinions described herein. This summary does not purport to discuss all aspects of federal income taxation that may be relevant to an investor and does not constitute legal or tax advice. Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through the Distribution Reinvestment Plan or who intend to sell their shares under the Redemption Plan, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below. The Code provisions governing the federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof.

Arnold & Porter LLP has acted as our special U.S. federal income tax counsel, has reviewed this summary and is of the opinion that it fairly summarizes the U.S. federal income tax considerations that are likely to be material to U.S. stockholders (as defined herein) of shares of our common stock. This opinion of Arnold & Porter LLP is filed as an exhibit to the registration statement of which this prospectus is a part. This opinion of Arnold & Porter LLP is based on various assumptions, is subject to limitations and is not binding on the Internal Revenue Service or any court.

We urge you, as a prospective stockholder, to consult your tax advisor regarding the specific tax consequences to you of a purchase of shares of our common stock, ownership and sale of the shares of our common stock and of our election to be taxed as a REIT, including the federal, state, local, foreign and other tax consequence of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

REIT Qualification

We elected to be treated as a REIT under the Code for our taxable year ended December 31, 2010. We believe that, commencing with such taxable year, we have been organized and operating in a manner so as to qualify as a REIT for U.S. federal income tax purposes. This section of the prospectus discusses the laws governing the tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with the commencement of this offering, Arnold & Porter LLP rendered an opinion to us that we would be organized in conformity with the requirements for qualification and taxation as a REIT under the Code for our taxable year ended December 31, 2010, and if so elected, that our proposed method of operations would enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ended December 31, 2010.

It must be emphasized that the opinion of Arnold & Porter LLP was based on various assumptions relating to our organization and operation, and was conditioned upon representations and covenants made by us regarding our organization, assets and the past, present and future conduct of our business operations. The opinion given by Arnold & Porter LLP represented Arnold & Porter LLP’s legal judgment based on the law in effect as of the date of the initial prospectus for the offering. While we have intended to, and continue to intend to, operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. Arnold & Porter LLP has had no obligation, and will have no obligation in the future, to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed in the opinion, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service or any court, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions. We have not sought and will not seek an advance ruling from the Internal Revenue Service regarding any matter discussed in this prospectus.

Qualification and taxation as a REIT has depended upon, and will continue to depend upon, our ability to meet on a continuing basis, through actual operating results, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code. Arnold & Porter LLP has not reviewed and will not review our compliance with the REIT qualification standards on an ongoing basis. Our ability to qualify as a REIT also requires that we satisfy certain Asset Tests (discussed below), some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. While we intend to continue to operate in a manner that will allow us to qualify as a REIT, no assurance can be given that the actual results of our operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

Taxation of Global Income Trust, Inc.

As a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, because the REIT provisions of the Code generally allow a REIT to deduct distributions paid to its stockholders. This substantially eliminates the federal double taxation on earnings (taxation at both the corporate level and stockholder level) that usually results from an investment in a corporation. For tax years through 2012, most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains). With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for this rate and will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% based on current laws. See “— Taxation of Taxable U.S. Stockholders.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of Taxable U.S. Stockholders.”

Even if we qualify for taxation as a REIT, however, we will be subject to federal income taxation as follows:

•	We will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.

•	Under some circumstances, we may be subject to an “alternative minimum tax.”

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If we have net income for tax purposes from prohibited transactions (which are, in general, sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

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If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), then we could be subject to corporate level federal income tax at the highest corporate tax rate (currently 35%) to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax.

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If we should fail to satisfy the asset test other than certain de minimis violations or other requirements applicable to REITs, as described below, yet nonetheless maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

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If we fail to satisfy either of the 75% or 95% Income Tests (discussed below) but have nonetheless maintained our qualification as a REIT because certain conditions have been met, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

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If we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed, plus (B) retained amounts on which corporate level tax is paid by us.

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We may elect to retain and pay tax on our net long-term capital gains. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gains and would receive a credit or refund for its proportionate share of the tax we paid.

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If we acquire appreciated assets from a C corporation that is not a REIT (i.e., a corporation generally subject to corporate level tax) in a transaction in which the C corporation would not normally be required to recognize any gain or loss on disposition of the asset and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then a portion of the gain may be subject to tax at the highest regular corporate rate, unless the C corporation made an election to treat the asset as if it were sold for its fair market value at the time of our acquisition.

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We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “— Requirements for Qualification as a REIT — Operational Requirements — Recordkeeping” and “— Failure to Qualify.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arm’s-length terms.

•	The earnings of our subsidiaries, including any TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes, on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

Our qualification as a REIT, has depended upon and will continue to depend upon our meeting and continuing to meet the requirements discussed below relating to our organization, sources of income, nature of assets and distributions of income to our stockholders.

Organizational Requirements

In order to qualify for taxation as a REIT under the Code, we must meet tests regarding our income and assets described below and (i) be a corporation, trust or association that would be taxable as a domestic corporation but for the REIT provisions of the Code; (ii) be managed by one or more trustees or directors; (iii) have our beneficial ownership evidenced by transferable shares; (iv) not be a financial institution or an insurance company subject to special provisions of the federal income tax laws; (v) use a calendar year for federal income tax purposes; (vi) have at least 100 stockholders for at least 335 days of each taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and (vii) not be closely held, as defined for purposes of the REIT provisions of the Code.

We would be treated as closely held if, during the last half of any taxable year, more than 50% in value of our outstanding capital shares is owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals, as defined in the Code to include certain entities. Items (vi) and (vii) above do not apply until after the first taxable year for which we elect to be taxed as a REIT. If we comply with Treasury Regulations that provide procedures for ascertaining the actual ownership of our common stock for each taxable year and we did not know, and with the exercise of reasonable diligence could not have known, that we failed to meet item (vii) above for a taxable year, we will be treated as having met item (vii) for that year.

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2010, and we intend to satisfy the other requirements described in items (i) through (v) above at all times during each of our taxable years. In addition, our articles of incorporation contains restrictions regarding ownership and transfer of shares of our common stock that are intended to assist us in continuing to satisfy the share ownership requirements in items (vi) and (vii) above. See “Summary of Articles of Incorporation and Bylaws — Description of Capital Stock — Restriction on Ownership of Shares of Capital Stock.” For purposes of the requirements described herein, any corporation that is a qualified REIT subsidiary of ours will not be treated as a corporation separate from us and all assets, liabilities and items of income, deduction and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is a corporation, other than a TRS (as described below under “— Operational Requirements — Asset Tests”), all of the capital shares of which are owned by a REIT.

In the case of a REIT that is a partner in an entity treated as a partnership for federal tax purposes, the REIT is treated as owning its proportionate share, based on its capital interest, of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the requirements described herein. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of the REIT requirements, including the asset and income tests described below. As a result, our proportionate share, based on our capital interest, of the assets, liabilities and items of income of our Operating Partnership and of any other partnership, joint venture, limited liability company or other entity treated as a partnership for federal tax purposes in which we or the Operating Partnership have an interest, will be treated as our assets, liabilities and items of income.

The Code provides relief from violations of the REIT gross income requirements, as described below under “— Operational Requirements — Gross Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the Code includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see “— Operational Requirements — Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT. If relief provisions are available, the amount of any resultant penalty tax could be substantial.

Operational Requirements — Gross Income Tests

To maintain our qualification as a REIT, we must satisfy annually two gross income requirements:

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At least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income, as described below. Gross income includes “rents from real property” (as defined in the Code) and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.” This is the “75% Income Test.”

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At least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of common stock or securities or from any combination of the foregoing. This is the “95% Income Test.”

The rents we will receive or be deemed to receive will qualify as “rents from real property” for purposes of satisfying the gross income requirements for a REIT only if the following conditions are met:

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The amount of rent received from a tenant must not be based in whole or in part on the income or profits of any person; however, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of gross receipts or sales.

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In general, neither we nor an owner of 10% or more shares of our common stock may directly or constructively own 10% or more of a tenant, which we refer to as a “Related Party Tenant,” or a subtenant of the tenant (in which case only rent attributable to the subtenant is disqualified).

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Rent attributable to personal property leased in connection with a lease of real property cannot be greater than 15% of the total rent received under the lease, as determined based on the average of the fair market values as of the beginning and end of the taxable year.

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We normally must not operate or manage the property or furnish or render services to tenants, other than through an “independent contractor” (as defined in the Code) who is adequately compensated and from whom we do not derive any income or through a taxable TRS (discussed below). However, a REIT may provide services with respect to its properties, and the income derived therefrom will qualify as “rents from real property” if the services are “usually or customarily rendered” (as defined in the Code) in connection with the rental of space only and are not otherwise considered “rendered to the occupant” (as defined in the Code). Even if the services provided by us with respect to a property are impermissible customer services, the income derived therefrom will qualify as “rents from real property” if such income does not exceed one percent of all amounts received or accrued with respect to that property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% Income Test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% Income Test and 95% Income Test, provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. Similar to the treatment of contingent rents from real property (discussed above), to the extent that we derive interest income from a mortgage loan where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the 75% Income Test and 95% Income Test only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower.

We may invest in mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The Internal Revenue Service has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (i) the mezzanine loan will be treated by the Internal Revenue Service as a real estate asset for purposes of the Asset Tests described below, and (ii) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% Income Test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans or similar products in a manner that generally complies with the various requirements applicable to our qualification as a REIT. Certain of our mezzanine loans may qualify under the safe harbor set forth in the Revenue Procedure. However, we may make or acquire some mezzanine loans that do not qualify for the safe harbor. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, there can be no assurance that the Internal Revenue Service will not challenge the tax treatment of these loans.

We may, from time to time, enter into hedging transactions with respect to interest rate exposure or currency fluctuation on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that we or a pass-through subsidiary enters into a hedging transaction (i) to reduce interest rate risk on indebtedness incurred to acquire or carry real estate assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% Income Test or the 95% Income Test, and the instrument is properly identified as a hedge along with the risk it hedges within prescribed time periods, any periodic income from the instrument, or gain from the disposition of such instrument, would be excluded altogether from the 95% Income Test or the 75% Income Test. To the extent that we hedge in certain other situations, the resultant income will be treated as income that does not qualify under the 75% Income Test or the 95% Income Test, provided that certain requirements are met. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal and/or international income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

We may also hold certain mortgage participation interests, including B-Notes, or CMBS that do not represent REMIC interests. These assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the 75% Income Test and 95% Income Test, depending upon the circumstances and the specific structure of the investment. The appropriate treatment of some of these assets for U.S. federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment. If we have characterized such participation interests or other assets as real estate assets and in the event of a determination that such participation interests or other assets do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the 75% Income Test, the 95% Income Test and the Asset Tests described below, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Prior to the making of investments in real properties, we may invest the Net Offering Proceeds in liquid assets such as government securities or certificates of deposit. For purposes of the 75% Income Test, income attributable to a stock or debt instrument purchased with the proceeds received by a REIT in exchange for stock in the REIT (other than amounts received pursuant to a distribution reinvestment plan) constitutes qualified temporary investment income if such income is received or accrued during the one-year period beginning on the date the REIT receives such new capital. To the extent that we hold any proceeds of the offering for longer than one year, we may invest those amounts in less liquid investments such as mortgage backed securities, maturing mortgage loans purchased from mortgage lenders or shares of common stock in other REITs in order to satisfy the 75% Income Test and the 95% Income Test and the Asset Tests described below. We expect the bulk of the remainder of our income to qualify under the 75% Income and 95% Income Tests as rents from real property, gains from the sale of real property interests and interest on mortgages on real property in accordance with the requirements described above.

With regard to rental income, we anticipate that most of our leases will be for fixed rentals with annual “consumer price index” or similar adjustments and that none of the rentals under our leases will be based on the income or profits of any person. Rental leases may provide for payments based on gross receipts, which are generally permissible under the REIT income tests. In addition, none of our tenants are expected to be “Related Party Tenants” and the portion of the rent attributable to personal property is not expected to exceed 15% of the total rent to be received under any lease. We anticipate that all or most of the services to be performed with respect to our real properties will be performed by our property manager, and such services are expected to be those usually or customarily rendered in connection with the rental of real property and not rendered to the occupant of such real property. Finally, we anticipate that any non-customary services will be provided by a taxable REIT subsidiary or, alternatively, by an independent contractor that is adequately compensated and from whom we derive no income. However, we can give no assurance that the actual sources of our gross income will allow us to satisfy the 75% Income Test and the 95% Income Test described above.

Further, we and our subsidiaries may hold investments in, and pay taxes to, foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, our stockholders or us as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. Foreign currency gains that we derive from certain of our investments will be excluded for purposes of computing the REIT income tests if such foreign currency gain is “real estate foreign exchange gain” (as defined in the Code), that is, if such gains are attributable to any item of income that itself qualifies for purposes of the 75% Income Test or other specified sources. Other foreign currency gains, however, if such foreign currency gain is “passive foreign exchange gain” (as defined in the Code), will be excluded for purposes of computing the 95% Income Test but will be treated as income that does not qualify under the 75% Income Test. Generally, “passive foreign exchange gain” includes foreign exchange gain attributable to any item of income that itself qualifies for purposes of the 95% Income Test or other specified sources.

Notwithstanding our failure to satisfy one or both of the 75% Income and the 95% Income Tests for any taxable year, we may still qualify as a REIT for that year if we are eligible for relief under specific provisions of the Code. These relief provisions generally will be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect; and

•	following our identification of the failure, we file a schedule with a description of each item of gross income that caused the failure in accordance with Treasury Regulations.

It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. In addition, as discussed above in “Taxation of Global Income Trust, Inc.,” even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

Operational Requirements — Taxable Mortgage Pools and Excess Inclusion Income

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or “TMP,” under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

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the payments required to be made by the entity on the debt obligations that it has issued “bear a relationship” to the payments that are received by the entity on the debt obligations included within its assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to one or more TMPs with the consequences as described below.

Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.

A portion of the REIT’s income from the TMP, which might be noncash accrued income, could be treated as “excess inclusion income.” Based upon IRS guidance, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to distributions paid. We are required to notify our stockholders of the amount of excess inclusion income allocated to them. A stockholder’s share of our excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;

•	is subject to tax as unrelated business taxable income in the hands of most types of (non foreign) stockholders that are otherwise generally exempt from U.S. federal income tax; and

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results in the application of U.S. federal income tax withholding at the maximum rate (currently 30%), without reduction for any otherwise applicable income tax treaty or other exemption, for most types of foreign stockholders.

To the extent that excess inclusion income is allocated from a TMP to our stockholder that is a “disqualified organization,” such as certain cooperatives, government-related entities and tax-exempt organizations that are exempt from unrelated business income tax, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool at the highest applicable corporate tax rate (currently 35%). In this case, we are authorized to reduce and intend to reduce distributions to such disqualified organization stockholders by the amount of such tax that we pay that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, remains unclear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs (including whether a TRS election might be made in respect of any such TMP) in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Operational Requirements — Prohibited Transactions

A “prohibited transaction” is a sale by a REIT of real property or other assets held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., real property or other assets that are not held for investment but are held as inventory for sale by the REIT). In addition, the IRS may assert that our origination or acquisition of loans and subsequent securitization should be treated as a prohibited transaction. A 100% penalty tax is imposed on any gain realized by a REIT from a prohibited transaction (including our distributive share of any such gain realized by our Operating Partnership). Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. We do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

•	the REIT has held the property for not less than two years;

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the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the net selling price of the property;

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either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or Section 1031 like-kind exchanges, or (ii) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of such year, or (iii) the fair market value of the non-foreclosure property sold by the REIT during the year did not exceed 10% of the fair market value of all the assets of the REIT at the beginning of such year;

•	the REIT has held the property for at least two years for the production of rental income; and

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if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.

For purposes of the limitation on the number of sales that a REIT may complete in any given year, the sale of more than one property to one buyer will be treated as one sale. Moreover, if a REIT obtains replacement property pursuant to a Section 1031 like-kind exchange, then it will be entitled to tack the holding period it has in the relinquished property for purposes of the two-year holding period requirement.

The failure of a sale to fall within the safe harbor does not alone cause such sale to be a prohibited transaction and subject to the 100% prohibited transaction tax. In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether it is a prohibited transaction.

Operational Requirements — Asset Tests

At the close of each quarter of our taxable year, starting with the taxable year ending December 31, 2010 (i.e., starting with the quarter ending March 31, 2010), we also must satisfy four tests, which we refer to as “Asset Tests,” relating to the nature and diversification of our Assets.

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First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. The term “real estate assets” includes real property, mortgages on real property, shares of common stock in other qualified U.S. REITs, property attributable to the temporary investment of new capital as described above and a proportionate share of any real estate assets owned by a partnership in which we are a partner (for example, our Operating Partnership) or of any qualified REIT subsidiary of ours.

•	Second, no more than 25% of our total assets may be represented by securities other than those in the 75% asset class.

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Third, of the investments included in the 25% asset class, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Additionally, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, which we refer to as the “10% Asset Test.” The 10% Asset Test does not apply to securities of a TRS, nor does it apply to certain “straight debt” (as defined in the Code) instruments possessing certain characteristics. The term “securities” also does not include the equity or debt securities of a qualified REIT subsidiary of ours or an equity interest in any entity treated as a partnership for federal tax purposes.

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Any interests that we hold in a REMIC will generally qualify as real estate assets and income derived from REMIC interests will generally be treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset and income tests. If we hold a “residual interest” (as defined in the Code) in a REMIC from which we derive “excess inclusion income” (as defined in the Code), we will be required either to distribute the excess inclusion income or to pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed.

To the extent that we hold mortgage participations or CMBS that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them may not qualify for purposes of either or both of the REIT income tests, depending upon the circumstances and the specific structure of the investment.

We may enter into sale and repurchase agreements under which we would nominally sell certain of our loan assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we would be treated for U.S. federal income tax purposes as the owner of the loan assets that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the Internal Revenue Service could assert that we did not own the loan assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Alternatively, we may choose not to engage in certain types of sale and repurchase agreements or other transactions, and may limit the structures we utilize for our securitization transactions, even though such sales or structures might otherwise be beneficial to us, in order to avoid REIT qualification risks associated with the same. It may be possible to reduce the risk or impact of these REIT qualification issues by conducting certain activities, such as engaging in securitization transactions that might be treated as sales for U.S. federal income tax purposes, through one or more of our TRSs, subject to certain limitations. However, to the extent that we engage in such activities through TRSs, the income associated with such activities would generally be subject to full corporate income tax. Moreover, depending on the facts of a particular transaction, the IRS may assert that our disposition of loans or real estate through a TRS should be treated as a prohibited transaction, subject to the 100% tax on gain from such disposition.

Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. See “— Operational Requirements — Gross Income Tests.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above.

Independent appraisals are not necessarily obtained by us to support our conclusions as to the value of our total assets or the value of any particular security or securities for purposes of these operational requirements. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the Internal Revenue Service will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

The Asset Tests must generally be met for each quarter. Upon full investment of the Net Offering Proceeds, we expect that most of our assets will consist of “real estate assets” and we therefore expect to satisfy the Asset Tests.

If we meet the Asset Tests at the close of any quarter, we will not lose our REIT status for a failure to satisfy the Asset Tests at the end of a later quarter in which we have not acquired any securities or other property if such failure occurs solely because of changes in asset values. If our failure to satisfy the Asset Tests results from an acquisition of securities or other property during a quarter, we can cure the failure by disposing of a sufficient amount of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the Asset Tests and to take other action within 30 days after the close of any quarter as may be required to cure any noncompliance. If that does not occur, we may nonetheless qualify for one of the relief provisions described below.

The Code contains a number of provisions applicable to REITs, including relief provisions that allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements.

One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) it provides the Internal Revenue Service with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure and (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, or (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

The Code also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which includes securities having certain contingency features. A security cannot qualify as “straight debt” if a REIT (or a controlled taxable REIT subsidiary of the REIT) owns other securities in the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include:

•	any loan made to an individual or an estate;

•	certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain Persons related to the REIT);

•	any obligation to pay rents from real property;

•	securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity;

•	any security issued by another REIT; and

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any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Operational Requirements — Gross Income Tests.”

In addition, when applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate equity interest in that partnership.

Operational Requirements — Annual Distribution Requirement

In order to be taxed as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders each year in the amount of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and our net capital gain and subject to certain other potential adjustments) for all tax years. While we must generally make distributions in the taxable year to which they relate, we may also make distributions in the following taxable year if (i) they are declared before we timely file our federal income tax return for the taxable year in question and (ii) they are paid on or before the first regular distribution payment date after the declaration.

Even if we satisfy the foregoing distribution requirement and, accordingly, continue to qualify as a REIT for tax purposes, we will still be subject to federal income tax on the excess of our net capital gain and our REIT taxable income, as adjusted, over the amount of distributions to stockholders.

In addition, if we fail to distribute during each calendar year at least the sum of:

•	85% of our ordinary income for that year;

•	95% of our capital gain net income other than the capital gain net income which we elect to retain and pay tax on for that year; and

•	any undistributed taxable income from prior periods,

then we will be subject to a 4% nondeductible excise tax on the excess of the amount of the required distributions over the sum of (i) the amounts actually distributed plus (ii) retained amounts on which corporate level tax is paid by us.

We intend to make timely distributions sufficient to satisfy this requirement; however, it is possible that we may experience timing differences between (i) the actual receipt of income and payment of deductible expenses, and (ii) the inclusion of that income and deduction of those expenses for purposes of computing our taxable income. It is also possible that we may be allocated a share of net capital gain attributable to the sale of depreciated property by the Operating Partnership that exceeds our allocable share of cash attributable to that sale. In those circumstances, we may have less cash than is necessary to meet our annual distribution requirement or to avoid income or excise taxation on undistributed income. We may find it necessary in those circumstances to arrange for financing or raise funds through the issuance of additional shares of common stock in order to meet our distribution requirements. If we fail to satisfy the distribution requirement for any taxable year by reason of a later adjustment to our taxable income made by the Internal Revenue Service, we may be able to pay “deficiency dividends” (as defined in the Code) in a later year and include such distributions in our deductions for dividends paid for the earlier year. In that event, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends, but we would be required to pay interest and a penalty to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends for the earlier year.

As noted above, we may also elect to retain, rather than distribute, some or all of our net long-term capital gains. The effect of such an election would be as follows:

•	We would be required to pay the federal income tax on the undistributed gains;

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Taxable U.S. stockholders, while required to include their proportionate share of the undistributed long-term capital gains in income, would receive a credit or refund for their share of the tax paid by the REIT; and

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The basis of the stockholder’s shares of common stock would be increased by the difference between the designated amount included in the stockholder’s long-term capital gains and the tax deemed paid with respect to such shares of common stock.

In computing our REIT taxable income, we will use the accrual method of accounting and intend to depreciate depreciable property under the alternative depreciation system. We are required to file an annual federal income tax return, which, like other corporate returns, is subject to examination by the Internal Revenue Service. Because the tax law requires us to make many judgments regarding the proper treatment of a transaction or an item of income or deduction, it is possible that the Internal Revenue Service will challenge positions we take in computing our REIT taxable income and our distributions.

Issues could arise, for example, with respect to the allocation of the purchase price of real properties between depreciable or amortizable assets and non-depreciable or non-amortizable assets such as land and the current deductibility of fees paid to our advisor or its affiliates. Were the Internal Revenue Service to successfully challenge our characterization of a transaction or determination of our REIT taxable income, we could be found to have failed to satisfy a requirement for qualification as a REIT. If we are determined to have failed to satisfy the distribution requirements for a taxable year, we would be disqualified as a REIT, unless we were permitted to pay a deficiency dividend to our stockholders and pay interest thereon to the Internal Revenue Service, as provided by the Code.

Operational Requirement — Recordkeeping

We must maintain certain records as set forth in Treasury Regulations in order to avoid the payment of monetary penalties to the Internal Revenue Service. Such Treasury Regulations require that we request, on an annual basis, certain information designed to disclose the ownership of shares of our outstanding common stock. We intend to comply with these requirements.

Taxable REIT Subsidiaries

A TRS is any corporation in which a REIT directly or indirectly owns stock, provided that the REIT and that corporation make a joint election to treat that corporation as a TRS. The election can be revoked at any time as long as the REIT and the TRS revoke such election jointly. In addition, if a TRS holds, directly or indirectly, more than 35% of the securities of any other corporation (by vote or by value), then that other corporation also is treated as a TRS. A corporation can be a TRS with respect to more than one REIT. We may form one or more TRSs for the purpose of owning and selling properties that do not meet the requirements of the “prohibited transactions” safe harbor. See “— Requirements for Qualification as a REIT — Operational Requirements — Prohibited Transactions” above.

To the extent of its taxable income, a TRS is subject to federal income tax at regular corporate rates (current maximum rate of 35%), and also may be subject to state and local taxation. Any distributions paid or deemed paid by any one of our TRSs also will be subject to tax, either (i) to us if we do not pay the distributions received to our stockholders as distributions, or (ii) to our stockholders if we do pay out the distributions received to our stockholders, currently at a rate of 15%. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may hold more than 10% of the stock of a TRS without jeopardizing our qualification as a REIT notwithstanding the rule described above under “— Requirements for Qualification as a REIT — Operational Requirements — Asset Tests” that generally precludes ownership of more than 10% (by vote or value) of any issuer’s securities. However, as noted below, in order for us to qualify as a REIT, the non-mortgage securities (both debt and equity) of all of the TRSs in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets. We expect that the aggregate value of all of our interests in TRSs will represent less than 25% of the total value of our assets. We cannot, however, assure you that we will always satisfy the 25% value limit or that the Internal Revenue Service will agree with the value we assign to our TRSs.

We may engage in activities indirectly though a TRS as necessary or convenient to avoid receiving the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, in addition to the ownership of certain of our properties as noted above, we would likely use TRSs for providing services that are non-customary or that might produce income that does not qualify under the gross income tests described above. We may also use TRSs to satisfy various lending requirements with respect to special-purpose bankruptcy-remote entities.

Finally, while a REIT is generally limited in its ability to earn qualifying rental income from a related party, a REIT can earn qualifying rental income from the lease of a “qualified lodging facility” or a “qualified health care property” to a TRS (even a wholly owned TRS) if an eligible independent contractor operates the facility. Qualified lodging facilities are defined as hotels, motels or other establishments where more than half of the dwelling units are used on a transient basis, provided that legally authorized wagering or gambling activities are not conducted at or in connection with such facilities. Also included in the definition are the qualified lodging facility’s customary amenities and facilities. Generally, a qualified health care property means property which is a health care facility or is necessary or incidental to the use of a health care facility. A health care facility is defined as a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical or nursing or ancillary services to patients operated by a provider of such services eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility. For these purposes, a contractor qualifies as an “eligible independent contractor” if it is less than 35% affiliated with the REIT and, at the time the contractor enters into the agreement with the TRS to operate the qualified lodging facility or qualified healthcare property, that contractor or any Person related to that contractor is actively engaged in the trade or business of operating qualified lodging facilities or qualified healthcare properties, respectively, for Persons unrelated to the TRS or its affiliated REIT. For these purposes, an otherwise eligible independent contractor is not disqualified from that status on account of the TRS bearing the expenses for the operation of the qualified lodging facility or qualified health care property, the TRS receiving the revenues from the operation of the qualified lodging facility or qualified health care property, net of expenses for that operation and fees payable to the eligible independent contractor, or the REIT receiving income from the eligible independent contractor pursuant to a preexisting or otherwise grandfathered lease of another property.

Failure to Qualify as a REIT

If we fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, then we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. We will not be able to deduct dividends paid to our stockholders in any year in which we fail to qualify as a REIT. In this situation, to the extent of current and accumulated earnings and profits, all dividends to our U.S. stockholders that are individuals, trusts or estates will generally be taxable at capital gains rates (through 2012), and, subject to limitations of the Code, corporate distributees may be eligible for the dividends received deduction. We also will be disqualified for the four taxable years following the year during which qualification was lost unless we are entitled to relief under specific statutory provisions. It is not possible to state whether we would be entitled to this statutory relief.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the Internal Revenue Service might take the position that the transaction is not a true lease but is more properly treated in some other manner. If such recharacterization were successful, we would not be entitled to claim the depreciation deductions available to an owner of the property. In addition, the recharacterization of one or more of these transactions might cause us to fail to satisfy the Asset Tests or the Income Tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned and such failure could result in our failing to qualify as a REIT. Alternatively, the amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization might cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to our stockholders.

Taxation of Taxable U.S. Stockholders

Definition

In this section, the phrase “U.S. stockholder” means a holder of our common stock that for federal income tax purposes is:

•	a citizen or resident of the United States;

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a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

For any taxable year for which we qualify for taxation as a REIT, amounts distributed to, and gains realized by, taxable U.S. stockholders with respect to our common stock generally will be taxed as described below. For a summary of the federal income tax treatment of distributions reinvested in additional shares of common stock pursuant to our Distribution Reinvestment Plan, see “Summary of Distribution Reinvestment Plan.” For a summary of the U.S. federal income tax treatment of shares of common stock redeemed by us under our share redemption program, see “Summary of Redemption Plan.”

Distributions Generally

Taxation of Distributions

Distributions paid to U.S. stockholders (other than capital gain distributions discussed below) made out of our current or accumulated earnings and profits will be included by stockholders as ordinary income for federal income tax purposes. These distributions are not eligible for the dividends received deduction generally available to corporations. In addition, with limited exceptions, these distributions are not eligible for taxation at the preferential income tax rates currently in effect for qualified dividends received by U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Stockholders that are individuals, trusts or estates however, are taxed at the preferential rates currently in effect on dividends designated by and received from us to the extent that the dividends are attributable to (i) income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax), (ii) dividends received by us from taxable C corporations, including any dividends we may receive from a TRS, or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a U.S. stockholder’s shares of common stock, and the amount of each distribution in excess of a U.S. stockholder’s tax basis in its shares of common stock will be taxable as gain realized from the sale of its shares of common stock. Dividends that we declare in October, November or December of any year payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of the year, provided that we actually pay the dividends during January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution by us up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency distribution” will be treated as an ordinary or capital gain distribution, as the case may be, regardless of our earnings and profits. As a result, stockholders may be required to treat as taxable some distributions that would otherwise result in a tax-free return of capital.

Capital Gain Distributions

Distributions to U.S. stockholders that we properly designate as capital gain distributions normally will be treated as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year without regard to the period for which the U.S. stockholder has held his shares of common stock. A corporate U.S. stockholder might be required to treat up to 20% of some capital gain distributions as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2012) in the case of stockholders who are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions (unrecaptured Section 1250 gains). See “— Requirements for Qualification as a REIT — Operational Requirements — Annual Distribution Requirement” for the treatment by U.S. stockholders of net long-term capital gains that we elect to retain and pay tax on.

Certain Dispositions of Our Common Stock

In general, capital gains recognized by individuals upon the sale or disposition of shares of our common stock will be subject to a maximum federal income tax rate of 15% (through 2012) if such shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2012) if such shares of common stock are held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a current maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of a share of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of common stock by a stockholder who has held such shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain. In addition, under the so-called “wash sale” rules (as defined in the Code), all or a portion of any loss that a stockholder realizes upon a taxable disposition of shares of common stock may be disallowed if the stockholder purchases (including through our Distribution Reinvestment Plan) other shares of our stock (or stock substantially similar to our stock) within 30 days before or after the disposition.

If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” (as defined in the Code) could apply, with a resulting requirement to separately disclose the loss-generating transaction to the Internal Revenue Service. These regulations, though directed towards tax shelters, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations, and that the failure to make such disclosures would result in substantial penalties.

Distributions that we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any passive losses against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital or a long term capital gain (unless you elect otherwise), they will be treated as investment income for purposes of computing the investment interest limitation.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, which requires certain U.S. stockholders who meet certain requirements and are individuals, estates or certain trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our stock.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

We will report to U.S. stockholders of our common stock and to the Internal Revenue Service the amount of distributions made or deemed made during each calendar year and the amount of tax withheld, if any. Under some circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or cash proceeds of a sale or exchange of, our common stock. Backup withholding will apply only if the stockholder:

•	Fails to furnish its taxpayer identification number (which, for an individual, would be his or her Social Security number);

•	Furnishes an incorrect taxpayer identification number;

•	Is notified by the Internal Revenue Service that the stockholder has failed to properly report payments of interest or dividends and is subject to backup withholding; or

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Under some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that the stockholder is subject to backup withholding for failure to report interest and dividend payments or has been notified by the Internal Revenue Service that the stockholder is no longer subject to backup withholding for failure to report those payments.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations in certain circumstances and tax-exempt organizations. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service. U.S. stockholders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining an exemption.

Recently enacted legislation will impose U.S. withholding tax at a rate of 30% after December 31, 2013 on dividends in respect of, and after December 31, 2014 on gross proceeds from the sale of, shares of our stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments. Accordingly, the entity through which a U.S. stockholder holds shares of stock would affect the determination of whether such withholding is required. We will not pay any additional amounts to any stockholders in respect of any amounts withheld.

Treatment of Tax-Exempt Stockholders

Tax-exempt entities, including employee pension benefit trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. These entities are subject to taxation, however, on any “unrelated business taxable income” (“UBTI”), as defined in the Code. The Internal Revenue Service has issued a published ruling that distributions from a REIT to a tax-exempt pension trust do not constitute UBTI. Although rulings are merely interpretations of law by the Internal Revenue Service and may be revoked or modified, based on this analysis, indebtedness incurred by us or by our Operating Partnership in connection with the acquisition of a property should not cause any income derived from the property to be treated as UBTI upon the distribution of those amounts as dividends to a tax-exempt U.S. stockholder of our common stock. A tax-exempt entity that incurs indebtedness to finance its purchase of our common stock, however, will be subject to UBTI under the debt-financed income rules.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to look through one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test, and (ii) either (A) one pension trust owns more than 25% of the value of our stock, or (B) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT. Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our common stock.

For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our shares will generally constitute UBTI unless the stockholder in question is able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the UBTI generated. Any such organization that is a prospective stockholder should consult its own tax advisor concerning these set aside and reserve requirements, and regarding the treatment of distributions to such organization.

Special Tax Considerations for Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders, which we refer to collectively as “Non-U.S. holders,” are complex. The following discussion is intended only as a summary of these rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common stock, including any reporting requirements as well as the tax treatment of the investment under the tax laws of their home country.

Ordinary Dividends

The portion of distributions received by Non-U.S. holders payable out of our earnings and profits which are not attributable to our capital gains and which are not effectively connected with a U.S. trade or business of the Non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. As required by Internal Revenue Service guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income. In general, Non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common stock. In cases where the distribution income from a Non-U.S. holder’s investment in our common stock is, or is treated as, effectively connected with the Non-U.S. holder’s conduct of a U.S. trade or business, the Non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distributions, such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a Non-U.S. holder that is a corporation.

Non-Dividend Distributions

Unless our common stock constitutes a U.S. real property interest (a “USRPI”), distributions by us which are not distributions out of our earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to distributions. However, the Non-U.S. holder may seek a refund from the Internal Revenue Service of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the stockholder’s basis in shares of our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Distributions

A capital gain distribution will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary distribution from us (see “— Special Tax Considerations for Non-U.S. Stockholders — Ordinary Dividends”), provided that (i) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient Non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain distribution is received. If such requirements are not satisfied, distributions that are sourced from capital gains will be treated as income that is effectively connected with a U.S. trade or business of the Non-U.S. holder without regard to whether the distribution is designated as a capital gain distribution and, in addition, shall be subject to a 35% withholding tax. We do not anticipate our common stock satisfying the “regularly traded” requirement. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor. Capital gain distributions received by a Non-U.S. holder from a REIT that are not USRPI capital gains are generally not subject to U.S. income tax, but may be subject to withholding tax.

Estate Tax

If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

Dispositions of Our Common Stock

Unless our common stock constitutes a USRPI, a sale of our common stock by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our common stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing test is not met, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares of common stock is held directly or indirectly by Non-U.S. holders. We currently anticipate that we will be a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. However, we cannot assure you that we are or will continue to be a domestically controlled REIT. If we were not a domestically controlled REIT, whether a Non-U.S. holder’s sale of our common stock would be subject to tax under FIRPTA as a sale of a USRPI would depend on whether our common stock were “regularly traded” on an established securities market and on the size of the selling stockholder’s interest in us.

In addition, even if we are a domestically controlled REIT, upon disposition of our common stock (subject to the 5% exception applicable to “regularly traded” stock described above), a non-U.S. holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. holder (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.

If the gain on the sale of shares of common stock were subject to taxation under FIRPTA, a Non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the

non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain; or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” (as defined in the Code) in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Information Reporting Requirements and Backup Withholding for Non-U.S. Holders

Non-U.S. holders should consult their tax advisors with regard to U.S. information reporting and backup withholding requirements under the Code. We will provide you with an annual Internal Revenue Service Form 1042-S, if required, by March 15 following the end of our fiscal year.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as: (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. person (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the Internal Revenue Service.

Recently enacted legislation will impose U.S. withholding tax at a rate of 30% after December 31, 2013 on dividends in respect of, and after December 31, 2014 on gross proceeds from the sale of, shares of our stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the Secretary of the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments. Accordingly, the entity through which shares of stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, shares of our stock held by an investor that is a non-financial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. If payment of withholding taxes is required, stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the Internal Revenue Service to obtain the benefit of such exemption or reduction. We will not pay any additional amounts to any stockholders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisors regarding the possible implications of the legislation on their investment in shares of our stock.

Statement of Share Ownership

We are required to demand annual written statements from the record holders of designated percentages of our common stock disclosing the actual owners of the shares of common stock. Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the shares of common stock is required to include specified information relating to his or her shares of common stock in his or her federal income tax return. We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of our common stock and a list of those persons failing or refusing to comply with our demand.

Cost Basis Reporting

On October 18, 2010, the U.S. Department of the Treasury published final regulations that require us to report the cost basis and gain or loss to a stockholder upon the sale or liquidation of “covered shares.” For purposes of the final regulations, all shares acquired by non-tax exempt stockholders on or after January 1, 2011 will be considered “covered shares” and will be subject to the new reporting requirement. In addition, beginning on January 1, 2012, all shares acquired by non-tax exempt stockholders through our Distribution Reinvestment Plan will also be considered “covered shares.”

Upon the sale or liquidation of “covered shares,” a broker must report both the cost basis of the shares and the gain or loss recognized on the sale of those shares to the selling stockholder and to the IRS on Form 1099-B. In addition, effective January 1, 2011, S-corporations will no longer be exempt from Form 1099-B reporting and shares purchased by an S-corporation on or after January 1, 2012 will be “covered shares” under the final regulations. If we take an organizational action such as a stock split, merger, or acquisition that affects the cost basis of “covered shares,” we will report to each stockholder and to the IRS a description of any such action and the quantitative effect of that action on the cost basis on an information return.

We have elected the first in, first out (FIFO) method as the default for calculating the cost basis and gain or loss upon the sale or liquidation of “covered shares.” Effective January 1, 2011, a non-tax exempt stockholder may elect a different method of computation until the settlement date of the sold or liquidated shares. The election must be made in writing on the Investor Change Form that is available at http://www.incometrust.com/gopaperless. We recommend that you consult with your tax advisor to determine the appropriate method of accounting for your investment and for any additional information regarding cost basis reporting.

Federal Income Tax Aspects of the Operating Partnership

The following discussion summarizes certain federal income tax considerations applicable to our investment in the Operating Partnership. This discussion applies only if, and during the period that, the Operating Partnership is treated as a partnership instead of a disregarded entity for federal income tax purposes. During the period that (i) we own 100% of the general and limited partnership interests in the Operating Partnership, either directly or indirectly through Global Income GP, LLC, and (ii) Global Income GP, LLC has not elected to be taxed as a corporation for federal income tax purposes, the Operating Partnership will be disregarded as an entity separate from us for federal income tax purposes, and all of the Operating Partnership’s assets, liabilities and activities will be treated as our assets, liabilities and activities for federal income tax purposes. We do not know if or when additional interests in the Operating Partnership will be issued to a third party in a manner that would cause the Operating Partnership to cease being treated as a disregarded entity for federal income tax purposes. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as a Partnership

We will be entitled to include in our income a distributive share of the Operating Partnership’s income and to deduct our distributive share of the Operating Partnership’s losses only if the Operating Partnership is classified for federal income tax purposes as a partnership, rather than as a corporation or an association taxable as a corporation. Under applicable Treasury Regulations (the “Check-the-Box-Regulations”), an unincorporated domestic entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If the entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The Operating Partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the Check-the-Box-Regulations.

Even though the Operating Partnership will not elect to be treated as an association for U.S. federal income tax purposes, it may be taxed as a corporation if it is deemed to be a “publicly traded partnership.” A “publicly traded partnership” is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under applicable Treasury Regulations (the “PTP Regulations”), limited safe harbors from the definition of a publicly traded partnership are provided. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that were not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (including a partnership, grantor trust or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s direct or indirect interest in the partnership, and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100 partner limitation. We and the Operating Partnership believe and currently intend to take the position that the Operating Partnership should not be classified as a publicly traded partnership because (i) Operating Partnership units are not traded on an established securities market, and (ii) Operating Partnership units should not be considered readily tradable on a secondary market or the substantial equivalent thereof. In addition, the Operating Partnership presently qualifies for the Private Placement Exclusion.

Even if the Operating Partnership were considered a publicly traded partnership under the PTP Regulations, the Operating Partnership should not be treated as a corporation for U.S. federal income tax purposes as long as 90% or more of its gross income consists of “qualifying income” under section 7704(d) of the Code. In general, “qualifying income” includes interest, dividends, real property rents (as defined by section 856 of the Code) and gain from the sale or disposition of real property. If the Operating Partnership were characterized as a publicly traded partnership even if it were not taxable as a corporation because of the qualifying income exception, however, holders of Operating Partnership units would be subject to special rules under section 469 of the Code. Under such rules, each holder of Operating Partnership units would be required to treat any loss derived from the Operating Partnership separately from any income or loss derived from any other publicly traded partnership, as well as from income or loss derived from other passive activities. In such case, any net losses or credits attributable to the Operating Partnership which are carried forward may only be offset against future income of the Operating Partnership. Moreover, unlike other passive activity losses, suspended losses attributable to the Operating Partnership would only be allowed upon the complete disposition of the Operating Partnership unit holder’s entire interest in the Operating Partnership.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Operating Partnership will be classified as a partnership for federal income tax purposes.

If for any reason the Operating Partnership were taxable as a corporation, rather than a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “— Requirements for Qualification as a REIT — Organizational Requirements” and “Requirements for Qualification as a REIT — Operational Requirements — Asset Tests” above for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the Operating Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur a tax liability without any related cash distribution. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at corporate tax rates on its Net Income, and distributions to its partners would constitute distributions that would not be deductible in computing the Operating Partnership’s taxable income.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax

A partnership is not a taxable entity for federal income tax purposes. As a partner in the Operating Partnership, we will be required to take into account our allocable share of the Operating Partnership’s income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distributions from the Operating Partnership.

Operating Partnership Allocations

Although a partnership agreement generally determines the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partner’s interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership’s allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties

Pursuant to section 704(c) of the Code, income, gain, loss and deduction with respect to property that is contributed to a partnership in exchange for an interest in the partnership must, for federal income tax purposes, be shared among partners in a manner to take account of the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. Under applicable Treasury Regulations, partnerships are required to use a reasonable method for allocating items subject to section 704(c) of the Code, and several reasonable allocation methods are described therein.

Under the Operating Partnership Agreement, subject to exceptions applicable to limited partnership interests, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under section 704(c) of the Code to use a different method for allocating depreciation deductions attributable to its properties. In addition, gain or loss on the sale of a property that has been contributed to the Operating Partnership will be specially allocated to the contributing partner to the extent of any built-in gain or loss with respect to the property for federal income tax purposes. It is possible that we may (i) be allocated lower amounts of depreciation deductions for tax purposes with respect to contributed properties than would be allocated to us if each such property were to have a tax basis equal to its fair market value at the time of contribution and (ii) be allocated taxable gain in the event of a sale of such contributed properties in excess of the economic profit allocated to us as a result of such sale. These allocations may cause us to recognize taxable income in excess of cash proceeds received by us, which might adversely affect our ability to comply with the REIT distribution requirements, although we do not anticipate that this event will occur. The foregoing principles also will affect the calculation of our earnings and profits for purposes of determining the portion of our distributions that are taxable as a distribution. The allocations described in this paragraph may result in a higher portion of our distributions being taxed as a dividend than would have occurred had we purchased such properties for cash.

Basis in Operating Partnership Interest

The adjusted tax basis of our partnership interest in the Operating Partnership generally will be equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by us, (i) increased by (A) our allocable share of the Operating Partnership’s income and (B) our allocable share of indebtedness of the Operating Partnership, and (ii) reduced, but not below zero, by (A) our allocable share of the Operating Partnership’s loss and (B) the amount of cash distributed to us, including constructive cash distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until such time as the recognition of the loss would not reduce our adjusted tax basis below zero. If a distribution from the Operating Partnership or a reduction in our share of the Operating Partnership’s liabilities would reduce our adjusted tax basis below zero, that distribution, including a constructive distribution, will constitute taxable income to us. The gain realized by us upon the receipt of any such distribution or constructive distribution would normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distribution would constitute long-term capital gain.

Depreciation Deductions Available to the Operating Partnership

The Operating Partnership will use a portion of contributions we make from Net Offering Proceeds to acquire interests in properties and securities. To the extent that the Operating Partnership acquires properties or securities for cash, the Operating Partnership’s initial basis in such properties for federal income tax purposes generally will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership plans to depreciate each depreciable property for federal income tax purposes under the alternative depreciation system of depreciation (“ADS”). Under ADS, the Operating Partnership generally will depreciate buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention and will depreciate furnishings and equipment over a 10-year recovery period. To the extent that properties are contributed to the Operating Partnership in exchange for units of the Operating Partnership, the Operating Partnership’s initial basis in each such property for federal income tax purposes should be the same as the transferor’s basis in that property on the date of contribution to the Operating Partnership. Although the law is not entirely clear, the Operating Partnership generally intends to depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors.

Sale of the Operating Partnership’s Property

Generally, any gain realized by the Operating Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% tax. We, however, do not presently intend to acquire or hold or allow the Operating Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Operating Partnership’s trade or business.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

Current and prospective holders of our stock should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment and that of our stockholders may not conform to the federal income tax treatment discussed above. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we may be subject to foreign tax systems. Our favorable tax treatment in the United States as a REIT may not be recognized by foreign jurisdictions where we may be treated as a foreign corporation or other type of entity subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from such operations may be subject to withholding both as to dividends and interest paid to us. Although we will seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally such taxes which could be significant. To the extent we incur such foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders. Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits. As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability dollar for dollar on account of our payment of foreign taxes. Accordingly, foreign taxes would impact our operations as an additional cost.

Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. Our fiscal year is the calendar year. These annual reports will contain the following:

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financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

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the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our advisor and any affiliate or related party of our advisor, including fees or charges paid to our advisor and any affiliate or related party of our advisor by third parties doing business with us;

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our Total Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our assets, for a specified period before deducting depreciation, bad debts or other non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our Net Income;

•	a report from the Independent Directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

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separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us and our directors, our advisor and any affiliate occurring during the year for which the annual report is made, and the Independent Directors will be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

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distributions to our stockholders for the period, identifying the source of such distributions. Such disclosure will also be made in our quarterly report on Form 10-Q for the period in which such distributions were made, our periodic reports on Form 10-K and in our post-effective amendments to the registration statement of which this prospectus is a part.

In addition, we will provide our stockholders with a quarterly distribution report, three quarterly financial reports, an annual Internal Revenue Service form 1099-DIV, if required, and supplements to this prospectus. Such additional information, and the annual report, will be provided to each stockholder via one or more of the following methods, in our discretion and with the stockholder’s consent, if necessary: (a) U.S. mail or other courier; (b) facsimile; (c) in a filing with the Commission or an annual report; and (d) posting on our web site at www.incometrust.com. The contents of this website are not incorporated by reference in or are otherwise a part of this prospectus.

The offering price for our shares is not based on the expected book value or expected net asset value of our proposed investments, or our expected operating cash flows. During this offering and for a period of up to 18-months following our last offering of shares (not including any offering of shares under our Distribution Reinvestment Plan), we do not expect that our board of directors will undertake a process for estimating the per share value of our common stock. However, solely to assist fiduciaries of certain tax-exempt Plans subject to annual reporting requirements of ERISA, within 90 days following the close of each of our fiscal years during this offering, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to the Plan’s investment in us. This statement will report an estimated value of each share based solely on the most recent gross per share offering price of our shares of common stock.

Our federal income tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by us. Required tax information will be mailed to our stockholders by January 31st following the end of our fiscal year. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our principal office.

PLAN OF DISTRIBUTION

The Offering

We are publicly offering a maximum of $1,500,000,000 in shares of our common stock on a “best efforts” basis through CNL Securities Corp., as our Managing Dealer, participating brokers who are members of FINRA, and/or other Persons exempt from broker-dealer registration. Because this is a “best efforts” offering, CNL Securities Corp. and participating brokers will use only their best efforts to sell our shares and have no firm commitment or obligation to purchase any of our shares. We are offering up to a maximum of $1,500,000,000 (150,000,000 in shares) of our common stock in this offering. The shares currently are offered at a maximum of $10.00 per share; however, our board of directors may change this price from time to time, in its sole discretion. We have initially designated 2.5% of the shares in this offering as issuable pursuant to our Distribution Reinvestment Plan at a price of $9.50 per share; however, our board of directors may change the price from time to time. We reserve the right to reallocate shares that have been registered for this offering between the primary offering and the Distribution Reinvestment Plan.

As of March 6, 2012, we had sold approximately 3.8 million shares of our common stock for approximately $37.5 million, including approximately $0.4 million for approximately 46,000 shares issued pursuant to our Distribution Reinvestment Plan. The shares sold and gross offering proceeds received from such sales do not include the 22,222 shares purchased by our advisor for $200,000 preceding the commencement of our offering. Our advisor does not participate in our Distribution Reinvestment Plan. As of March 6, 2012, there remained approximately 146.2 million shares of our common stock available for offer and sale pursuant to this offering, including approximately 3.7 million shares reserved for issuance under our Distribution Reinvestment Plan.

We originally intended to sell the shares designated for our primary offering over a two-year period. Since we do not expect to sell all of the primary offering shares by April 23, 2012, we have extended this offering until April 23, 2013. In some circumstances, we could continue our primary offering until as late as October 23, 2013 under rules promulgated by the Commission. We also extended the offering of shares under the Distribution Reinvestment Plan for the additional one year period. We may terminate this offering at any time. Our offering is registered, or otherwise qualified, to be sold in various jurisdictions. These registrations are typically effective for one year from their effective dates and are subject to yearly renewals in the states. Although we will attempt to renew state registrations, we cannot guarantee that we will be able to continue offering and selling our shares in each jurisdiction beyond April 23, 2012. Our board of directors may also determine to engage in future offerings of our common stock following the termination of this offering, the terms of which may vary from the terms of this offering.

Individuals must initially invest a minimum of $5,000 and Plans must initially invest a minimum of $4,000. An investor who has made the required minimum investment may purchase additional shares in increments of one share. See “— Subscription Procedures.” Participating brokers in the offering are required to deliver a copy of the prospectus to each potential investor. We have made this prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to participating brokers as an alternative to paper copies. An investor may receive a paper copy of these documents upon request. If a participating broker electronically delivers such documents to an investor, then the participating broker will be responsible for complying with all applicable requirements of the Commission, FINRA and any laws or regulations related to such electronic delivery.

The proceeds from the sale of our shares of common stock to New York residents are held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Compensation Paid for Sales of Shares

Subject to reductions of the selling commissions and the marketing support fees in connection with sales to certain categories of purchasers described below, and sales subject to volume discounts, we pay our Managing Dealer selling commissions of up to 7% of Gross Proceeds from the sale of shares through our primary offering. Our Managing Dealer may reallow up to 100% of these selling commissions to participating brokers with respect to shares they sell. We also pay our Managing Dealer a marketing support fee of up to 3% of Gross Proceeds from the sale of shares through our primary offering. Our Managing Dealer may reallow up to 100% of these marketing support fees to participating brokers who have signed a participating broker agreement with our Managing Dealer or to a participating broker’s broker-dealer affiliate who agrees to assume the participating broker’s obligations as set forth in such participating broker agreement. Generally, our Managing Dealer will reallow up to 100% of the marketing support fees if the participating broker agrees to provide one or more of the following services:

•	internal marketing support personnel (such as telemarketers or a marketing director) to assist our Managing Dealer’s marketing team;

•	internal marketing communications vehicles, such as newsletters, conference calls, interactive CD-ROMs and internal mail to promote us and this offering;

•

answers to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested;

•	assistance to investors with reinvestments and redemptions;

•	maintaining the technology necessary to adequately service our investors, as otherwise associated with this offering; or

•	other services, as requested by investors from time to time.

We will not pay selling commissions and the marketing support fee in connection with shares sold pursuant to our Distribution Reinvestment Plan. See the section of this prospectus titled “Summary of Distribution Reinvestment Plan.”

The following table shows the maximum amount of selling commissions and marketing support fees payable to our Managing Dealer for 150,000,000 shares sold in our primary offering, assuming 97.5% of the shares are sold at the offering price of $10.00 per share, with no discounts, and 2.5% of the shares are sold under our Distribution Reinvestment Plan at the price of $9.50 per share.

	Per Share	Maximum Offering
Primary Offering
Price to Public	$10.00	$1,462,500,000
Selling Commissions and Marketing Support Fees	$1.00	$146,250,000
Proceeds to Us	$9.00	$1,316,250,000

Distribution Reinvestment Plan
Price to Public	$9.50	$35,625,000
Proceeds to Us	$9.50	$35,625,000

Participating brokers may withhold the selling commissions to which they are entitled from the purchase price for our shares and forward the balance to us if:

•	the participating broker is legally permitted to do so; and

•

the participating broker (i) meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement, (ii) forwards the subscription agreement to us and such subscription agreement is accepted prior to forwarding the purchase price for our shares, net of the commissions and marketing support fees to which the participating broker is entitled; and (iii) verifies that there are sufficient funds in the investor’s account with the participating broker to cover the entire cost of the subscription.

Other Compensation

As described above, we pay our Managing Dealer up to 7% of the Gross Proceeds as selling commissions and up to 3% of the Gross Proceeds as a marketing support fee. In connection with the sale of shares, certain associated Persons of our Managing Dealer may perform wholesaling functions for which they will receive compensation. In addition, our Managing Dealer may reimburse participating brokers for technology costs and other costs and expenses associated with the offering, and the facilitation of the marketing of our shares. These other costs and expenses include reimbursements for costs and expenses related to investor and broker-dealer sales and training meetings, and broker-dealer bona fide training and educational meetings. Any such meetings will be conducted by us, our Managing Dealer and/or participating brokers in accordance with rules promulgated by FINRA.

The wholesaling compensation described above is paid by our Managing Dealer out of its own resources (including selling commissions received by it in connection with the sale of shares of our common stock). Selling commissions in this offering are capped at 7% of Gross Proceeds of our primary offering.

The reimbursements described above are also paid by our Managing Dealer out of its own resources (including marketing support fees received by it in connection with the sale of shares of our common stock). All such reimbursements are capped at 3% of Gross Proceeds of our primary offering.

Underwriting compensation includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to sales seminars and sales incentives. In no event can aggregate underwriting compensation paid exceed 10% of Gross Proceeds of our primary offering.

We reimburse our Managing Dealer for bona fide, itemized and detailed due diligence expenses incurred by it and the participating brokers in connection with their due diligence review of our Company and this offering in an amount up to 0.50% of Gross Proceeds of our primary offering. In addition, to the extent allowed under FINRA guidance, we reimburse the Managing Dealer and/or pay directly the legal expenses considered “underwriting compensation” incurred in connection with filing and clearing this offering with FINRA.

Purchases Net of Selling Commissions and Marketing Support Fee

We will not pay selling commissions or marketing support fees in connection with sales of shares pursuant to our Distribution Reinvestment Plan. In addition, investors may pay reduced commissions on certain sales of shares, including sales to:

•	registered principals or representatives of our Managing Dealer or a participating broker (and immediate family members of any of the foregoing persons);

•

our employees, officers and directors or those of our advisor, our property manager or the affiliates of any of the foregoing entities (and the immediate family members of any of the foregoing persons or entities), any Plan established exclusively for the benefit of such persons or entities, and, if approved by our board of directors, joint venture partners, consultants and other service providers;

•

clients of an investment adviser registered under the Investment Advisers Act of 1940 or under applicable state securities laws (other than any registered investment advisor that also is registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset based fees with such dually registered investment advisor/broker-dealer);

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department; or

•	certain institutional investors.

If an investor purchases shares through one of these channels in this offering, we will sell the shares at a negotiated discount of 7%, 7.5%, 8% or 8.5% from the public offering price, reflecting that selling commissions, and in some cases a portion of the marketing support fee, will not be paid in connection with such purchases.

For purposes of the foregoing, “immediate family members” means such person’s spouse, parents, children, brothers, sisters, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and marketing support fees may elect not to accept all or a portion of such compensation. In that event, such shares shall be sold to the investor at a per share purchase price, net of all or a portion of the selling commissions and marketing support fees. All sales must be made through a registered broker-dealer participating in this offering, and investment advisers must arrange for the placement of sales accordingly. Our proceeds will not be affected by reducing or eliminating selling commissions and marketing support fees payable in connection with sales through registered investment advisers or bank trust departments.

Volume Discounts

In connection with the purchase of a certain minimum number of shares by an investor who does not otherwise qualify for the reduction in selling commissions or marketing support fees described above, the amount of selling commissions otherwise payable to CNL Securities Corp. (and reallowed by CNL Securities Corp. to a participating broker) may be reduced in accordance with the following schedule:

For the 150,000,000 shares sold in this offering:

Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount

1—50,000	$10.00	7.0%	$0.70
50,001—75,000	$9.90	6.0%	$0.60
75,001—100,000	$9.80	5.0%	$0.50
100,001—250,000	$9.70	4.0%	$0.40
250,001—500,000	$9.60	3.0%	$0.30
Over 500,000	$9.50	2.0%	$0.20

For example, if an investor purchases 100,000 of our shares being offered at $10.00 per share, the investor would pay as little as $992,500 for those shares rather than $1 million, in which event the selling commissions on the sale of such shares would be approximately $62,500, or an average of $0.625 per share. Our Net Offering Proceeds will not be affected by such volume discounts.

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, the investor’s purchase will qualify for a volume discount equal to (i) the volume discount for the applicable individual purchase or (ii) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount.

Discount Procedures

Subscriptions may be combined for the purpose of determining volume and other discounts described above in the case of subscriptions made by any purchaser, provided all shares are purchased through the same managing dealer, participating broker or registered investment advisor. The discounts will be prorated among the separate subscribers considered to be a single purchaser. For purposes of applying various discounts, shares purchased pursuant to our Distribution Reinvestment Plan on behalf of a participant in the Distribution Reinvestment Plan will not be combined with other subscriptions for shares by the investor. Further, shares purchased pursuant to the Distribution Reinvestment Plan will not be eligible for a volume or any other type of discount referred to in this “Plan of Distribution” section of the prospectus. See “Summary of Distribution Reinvestment Plan.”

For purposes of determining the applicability of discounts, “purchaser” means:

•	an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;

•	an employee’s trust, pension, profit-sharing or other employee benefit plan qualified under Section 401 of the Code; and

•	all pension, trust or other funds maintained by a given bank.

Except as described in the section of this prospectus entitled “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership,” there are no limits on the number of shares a purchaser may acquire.

Any reduction in selling commissions and/or the marketing support fee will reduce the effective purchase price per share but will not alter the proceeds available to us at the time of such sale. For purposes of distributions, investors who receive a discounted purchase price will receive higher return on their investments in our common stock than investors who do not receive a discounted purchase price.

Sales Incentives

Our Managing Dealer may provide incentive items for its registered representatives and registered representatives of the participating brokers. These incentives may not in any event exceed an aggregate of $100 per annum per participating registered representative, in accordance with FINRA regulations. In the event other incentives are provided to registered representatives of our Managing Dealer or participating brokers, those incentives will be paid in cash and made only through our Managing Dealer or the participating brokers rather than to the registered representatives. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Indemnification of Managing Dealer

We have agreed to indemnify our Managing Dealer against liabilities it may become subject to, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by us of any of our representations, warranties or covenants in the Managing Dealer Agreement between us and our Managing Dealer; (ii) an untrue statement of a material fact contained in any approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto; or (iii) an omission or alleged omission to state a material fact required to be stated, or necessary to make the statement not misleading, in approved sales literature, this prospectus or the registration statement of which this prospectus is a part, or any amendment or supplement thereto. Our Managing Dealer and the participating brokers have agreed to severally indemnify us, our officers and directors, our advisor, its officers and managers and their affiliates against liabilities we may become subject to, under the Securities Act or otherwise, based upon or arising out of: (i) a breach or alleged breach by our Managing Dealer of any of its representations, warranties or covenants in the Managing Dealer Agreement between us and our Managing Dealer; (ii) an untrue statement of a material fact made by our Managing Dealer, or any participating broker on behalf of our Managing Dealer, to any offeree or purchaser of our shares of common stock (other than any statement contained in any approved sales literature or this prospectus, or any amendment or supplement thereto); or (iii) an omission or alleged omission by our Managing Dealer, or any participating broker on behalf of our Managing Dealer, to state a material fact required to be stated, or necessary to make the statement not misleading, to any offeree or purchaser of our shares of common stock (other than any material fact omitted from any approved sales literature or this prospectus, or any amendment or supplement thereto). However, the Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Subscription Procedures

All subscribers must complete and execute our subscription agreement in the form set forth as Appendix B to this prospectus in order to purchase shares in the offering. All subscriptions for shares must be accompanied by a check for the full amount of the purchase price for the shares.

Each participating broker shall instruct subscribers to make checks payable to “Global Income Trust, Inc.” If the participating broker’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers, the participating broker will promptly deliver such checks to DST Systems, Inc., our transfer agent, no later than the close of business of the first business day after their receipt. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Additionally, in these cases, the participating broker will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker.

Once our transfer agent receives investor funds and subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, the proceeds from the investor’s check will be deposited in a non-interest bearing reconciliation account for no more than one business day. Subscriptions funds held in the non-interest bearing account do not accrue interest or any other benefits to you. The investment proceeds will be transferred to our operating account no later than the close of business on the first business day following the day the funds were placed into the reconciliation account.

Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part; however, at our election, any purchase of shares at a discount (other than shares purchased via the Distribution Reinvestment Plan) will not be effective on any date upon which we pay any dividend or other distribution with respect to our shares. We generally admit stockholders on a daily basis; however, at our election, any purchase of shares at a discount (other than shares purchased via the Distribution Reinvestment Plan) shall not be effective on any date upon which we pay any dividend or other distribution with respect to our shares. Subscriptions will be accepted or rejected within 30 days of receipt by our transfer agent and, if rejected, all funds will be returned to the rejected subscribers within ten business days. We may not accept a subscription for shares until at least five business days after the date you receive the final prospectus. You will receive a confirmation of your purchase. If a subscriber’s check does not clear they will not be admitted as a stockholder and will not be entitled to any distributions.

We may invest Net Offering Proceeds in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the U.S. government, bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash pending investment in properties, loans or other real estate-related investments or use for other corporate purposes.

Suitability Standards

Our sponsors and each Person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by a prospective investor regarding the investor’s financial situation and investment objectives. In making this determination, our sponsors and those selling shares on our behalf have a responsibility to ascertain that the prospective investor meets the minimum income and net worth standards set forth under “Suitability Standards” and:

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and

•

has apparent understanding of the fundamental risks of the investment, including the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of our advisor and its affiliates, and the tax consequences of the investment.

When determining an investor’s suitability, participating brokers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for each investor.

ERISA Considerations

The following summary of certain aspects of ERISA is based upon ERISA, judicial decisions and United States Department of Labor regulations (“DOL Regulations”) and rulings in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not purport to address every issue that may be applicable to an employee benefit plan or IRA. Accordingly, fiduciaries of an employee benefit plan or IRA should consult with its own counsel.

Before authorizing an investment in shares of our common stock, fiduciaries of IRAs, Keogh plans, pension, profit-sharing, stock bonus or other plans (including “plans” as defined in Section 4975(e)(1) of the Code) (collectively, “Plans”) should consider, among other matters:

•	fiduciary standards imposed by ERISA, governing state law or other law;

•

whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state law or other law, if applicable, taking into account any applicable Plan investment policy, the composition of the Plan’s portfolio and the limitations on the marketability of shares;

•	whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments;

•	rules relating to the periodic valuation of Plan assets; and

•

prohibitions under ERISA, the Code, governing state law or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA, governing state law or other law, if applicable.

DOL Regulations set forth guidelines for determining when an investment in an entity by a Plan that is described in Section 3(3) of ERISA or Section 4975(e)(1) of the Code and that is subject to Title I of ERISA or Section 4975(c) of the Code (the “ERISA Plans”) will cause the assets of such entity to be treated as “plan assets” of the Plan. If we were deemed to hold “plan assets,” it is likely, among other things, that: (i) the fiduciaries of ERISA Plans subject to Title I of ERISA who directed the Plan’s investment in shares would be subject to ERISA’s fiduciary duty rules with respect to the assets held by us; (ii) our advisor and Persons providing investment advice or other services to us would become fiduciaries and/or “parties in interest” or “disqualified persons” of ERISA Plans that hold shares; and (iii) certain of our transactions could constitute prohibited transactions under ERISA and/or the Code.

Under the DOL Regulations, if a Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or sold to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time permitted by the COMMISSION) after the end of the fiscal year of the issuer during which the offering occurred). Shares of our common stock are being sold in an offering registered under the Securities Act and we intend to register shares of our common stock under Section 12(g) of the Exchange Act within the required time period.

The DOL Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. We anticipate our shares will be “widely held.”

The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our articles of incorporation on the transfer of our common stock are limited to restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws — Restriction of Ownership.” The DOL Regulations only establish a presumption in favor of a finding of free transferability and, therefore, no assurance can be given that the DOL, the U.S. Treasury Department or a court would not reach a contrary conclusion with respect to our common stock.

Assuming that our shares are “widely held” and “freely transferable,” we believe that our shares are publicly-offered securities for purposes of the DOL Regulations and that our assets would not be deemed to be “plan assets” of any Plan that invests in our shares.

Governmental plans and certain church plans (as defined in ERISA) are not subject to ERISA or the prohibited transaction provisions under Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code.

Acceptance of a subscription on behalf of a Plan is in no respect a representation by us or any other Person that an investment in our shares meets all relevant legal requirements with respect to investments by the Plan or that such investment is appropriate for the Plan. Any prospective investor that is a Plan should consult its own advisers with respect to the provisions of ERISA, the Code and any governing state or other law that may apply with respect to an investment in our shares.

Liquidity of Prior Programs

FINRA member firms selling non-traded public REIT investment programs are required to disclose all pertinent facts relating to the liquidity and marketability of the program, including whether prior programs offered by the program sponsor liquidated on or around the date or time period disclosed in the prospectuses for those programs. An affiliate of our sponsor has previously sponsored three non-traded public REIT programs, and our sponsor currently sponsors four additional non-traded public REIT programs, including ours. The three prior non-traded public REIT programs sponsored by an affiliate of our sponsor have gone full cycle, meaning from raising initial capital to payout, and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Our Managing Dealer has served as the managing dealer for all of the above referenced non-traded public REIT offerings.

Our board of directors must consider, but is not required to commence, a liquidity event for our stockholders which may include a liquidation of our assets, a sale of our Company or a Listing of our common stock on or before the seventh anniversary of the effective date of this offering. We do not know at this time what macro- or micro-circumstances will exist in the future and therefore we do not know what factors our board of directors will consider in determining whether to pursue a liquidity event in the future.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved by us in writing and cleared by the appropriate regulatory agencies. Clearance, if provided, does not, however, indicate that the regulatory agency allowing the use of the materials has passed on the merits of the offering or the adequacy or accuracy of the materials. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from an access-controlled website, CD-Rom, diskette, memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material may be used in connection with this offering:

•	a brochure entitled “Global Income Trust, Inc.”;

•	a fact sheet describing our general features;

•	a cover letter transmitting the prospectus;

•	a properties portfolio;

•	an electronic, interactive CD-ROM;

•	a summary description of the offering;

•	a presentation about us;

•	a script for telephonic marketing;

•	broker updates;

•	a listing of properties;

•	sales support pieces;

•	seminar advertisements and invitations;

•	certain third-party articles;

•	industry-specific information pieces;

•	distribution pieces; and

•	webinars.

All such materials will be used only by registered broker-dealers that are members of FINRA and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to the offering may be made available to participating brokers for their internal use.

The offering of shares of our common stock is made only by means of this prospectus. Although the information contained in the supplemental sales material will not conflict with any of the information contained in this prospectus, such sales material does not purport to be complete, and should not be considered (i) a part of this prospectus or the registration statement of which this prospectus is a part, (ii) as incorporated by reference in this prospectus or said registration statement, or (iii) as forming the basis of the offering of the shares.

LEGAL OPINIONS

Arnold & Porter LLP has reviewed the statements relating to certain federal income tax matters under the caption “Federal Income Tax Considerations” and is of the opinion that it fairly summarizes the U.S. federal income tax considerations that are likely to be material to U.S. stockholders of shares of our common stock. In addition, in connection with the commencement of this offering, Arnold & Porter LLP delivered an opinion to us that, commencing with our taxable year ending on December 31, 2010, we would be organized in conformity with the requirements for qualification as a REIT for federal income tax purposes, and our proposed method of operation would enable us to meet the requirements for qualification and taxation as a REIT. Lowndes, Drosdick, Doster, Kantor & Reed, P.A., Orlando, Florida, has passed upon the legality of the common stock. Each of Arnold & Porter LLP and Lowndes, Drosdick, Doster, Kantor & Reed, P.A. also provides legal services to CNL Global Income Advisors, LLC, our advisor, CNL Securities Corp., our Managing Dealer, as well as other affiliates of our advisor, and may continue to do so in the future.

EXPERTS

The consolidated financial statements incorporated in this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 6 to Registration Statement on Form S-11 (No. 333-158478) by reference to the Annual Report on Form 10-K for Global Income Trust, Inc. for the year ended December 31, 2011, the audited historical statement of revenues and certain expenses of Heritage Commons III included on page F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated June 28, 2011, and the audited historical statement of revenues and certain expenses of Heritage Commons IV included on page F-2 through F-5 of Global Income Trust, Inc.’s Current Report on Form 8-K/A dated October 27, 2011, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents that we have filed separately with the Commission. The information incorporated by reference is deemed to be a part of our prospectus and the information that we later file with the Commission may update and supersede the information in our prospectus, including information incorporated by reference. For information on how to access this information, see the following section of this prospectus entitled “Where You Can Find More Information.”

We incorporate by reference the following documents that we have previously filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 14, 2012;

•	Current Report on Form 8-K dated January 31, 2012, filed February 1, 2012;

•	Current Report on Form 8-K dated March 8, 2012, filed March 12, 2012;

•	Current Report on Form 8-K/A dated October 27, 2011, filed December 13, 2011; and

•	Current Report on Form 8-K/A dated June 28, 2011, filed September 7, 2011.

Upon request we will provide to each person, including a beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

PO Box 4920

Orlando, FL 32802

866-650-0650, option 3

www.cnl.com

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and in accordance therewith, file annual, quarterly, current reports and proxy materials with the Commission. Such reports can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Copies of such materials, including the documents that are incorporated by reference into our filings, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such materials, except for the annual report, may also be accessed via electronically by the public on the Commission’s website accessible via the internet at http://www.sec.gov and through our website at http://www.IncomeTrust.com by clicking on the “View Commission Filings” link on our website. Unless specifically listed above in “Incorporation of Certain Information by Reference,” the contents of the foregoing websites are not intended to be incorporated by reference into our prospectus.

We have filed a registration statement on Form S-11, of which this prospectus forms a part, and related exhibits with the Commission under the Securities Act. The registration statement contains additional information about us and this offering. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

DEFINITIONS

“Acquisition Expenses” means any and all expenses, exclusive of Acquisition Fees, incurred by our Company, our Operating Partnership, our advisor, or any of their affiliates in connection with the selection, acquisition, development or construction of any investment, including any real property, real estate-related securities, loans or Permitted Investments, whether or not acquired, including, without limitation, legal fees and expenses, travel and communications expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person, to any other Person (including any fees or commissions paid by or to any of our affiliates, our Operating Partnership or our advisor) in connection with the selection, evaluation, structure, purchase, development or construction of real property or with making or investing in loans, real estate-related securities or Permitted Investments, including real estate commissions, selection fees, Investment Services Fees, development fees, construction fees, nonrecurring management fees, loan fees, points or any other fees of a similar nature. Excluded are development fees and construction fees paid to any Person not affiliated with our advisor in connection with the actual development and construction of a project.

“advisor” means CNL Global Income Advisors, LLC, a limited liability company organized under the laws of the State of Delaware, or any successor advisor to the Company and the Operating Partnership. Notwithstanding the foregoing, a Person hired or retained by CNL Global Income Advisors, LLC to perform property management and related services for the Company or our Operating Partnership that is not hired or retained to perform substantially all of the functions of CNL Global Income Advisors, LLC with respect to the Company or our Operating Partnership as a whole will not be deemed to be our advisor.

“Advisory Agreement” means that certain agreement among us, our advisor and our Operating Partnership pursuant to which our advisor acts as the advisor to us and provides specified services to us.

“affiliate” or “affiliated” or any derivation thereof means with respect to any Person, (i) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset” means any real property, real estate-related security, loan, Permitted Investment or other investment (other than investments in bank accounts, or money market funds) owned by us, directly or indirectly through one or more of our joint venture or subsidiaries, and any other investment made by us, directly or indirectly through one or more of our joint ventures or subsidiaries.

“Asset Management Fee” means a monthly fee payable to our advisor for advisory services rendered to us and our Operating Partnership under the Advisory Agreement equal to 0.08334% of the sum of our and our Operating Partnership’s respective Real Estate Asset Value (without duplication) on our properties, including our proportionate share of those properties owned in joint ventures, and on the outstanding principal amount of any loans made, plus an amount equal to 0.1042% on the book value of real estate-related securities and other securities, in each case as of the end of the preceding month.

“Asset Tests” means those certain taxation tests relating to the nature and diversification of our business that must be satisfied at the close of each quarter of our taxable year.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our Assets before deducting depreciation, bad debts or other non-cash reserves computed by taking the average of such values at the end of each month during such period.

“CCRE” means CNL Commercial Real Estate, Inc., a Florida corporation.

“CDO” means a collateralized debt obligation or an entity that issues such securities.

“CFGIM” means CNL Financial Group Investment Management, LLC, a Florida limited liability company.

“CMBS” means commercial mortgage-backed securities.

“CNB” means Community National Bank.

“CNL Financial Group, Inc.” or “CNL” means CNL Financial Group, Inc., a Florida corporation and a subsidiary of CNL Financial Group, LLC.

“CNL Financial Group, LLC” means CNL Financial Group, LLC, a Florida limited liability company.

“CNL Property Manager” means CNL Global Income Sub-Managers, LLC, a Florida limited liability company.

“CNL Sub-Advisor” means CNL Global Income Sub-Advisors, LLC, a Florida limited liability company.

“Code” or “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Commission” or “SEC” means the U.S. Securities and Exchange Commission.

“Company” means Global Income Trust, Inc., a Maryland corporation.

“Disabilities Act” means the Americans with Disabilities Act of 1990, codified at 42 U.S.C. §12101 et seq., as the same may be subsequently amended.

“Disposition Fee” means the fee payable if our advisor or an affiliate provides a substantial amount of services (as determined in good faith by a majority of our Independent Directors) in connection with the sale of one or more Assets (including the sale of all our Assets or the sale of our Company or a portion thereof).

“Distribution Reinvestment Plan” means that certain distribution reinvestment plan, a copy of which is attached hereto as Appendix C, pursuant to which our stockholders may elect to have the full amount of their cash distributions reinvested in additional shares of our common stock.

“DOL” means the United States Department of Labor.

“DOL Regulations” means the regulations promulgated by the United States Department of Labor.

“Equity Shares” means transferable shares of beneficial interest of our Company of any class or series, including common shares or preferred shares. The use of the term “Equity Shares” or any term defined by reference to the term “Equity Shares” refers to the particular class or series of capital stock of our Company which is appropriate under the context.

“ERISA” means the Employee Retirement Income Security Act of 1974, codified in 29 U.S.C. §1001 et seq., as the same may be subsequently amended or modified.

“ERISA Plans” means a Plan that is described in Section 3(3) of ERISA or section 4975(e)(1) of the Code and that is subject to Title I of ERISA or section 4975(c) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, codified at 15 U.S.C. §78a et seq., and the rules and regulations promulgated thereunder, as the same may be amended.

“Expense Support Agreement” means that certain expense support and conditional reimbursement agreement between us and our advisor pursuant to which our advisor agreed to defer and subordinate reimbursement to the advisor and its affiliates of certain operating expenses and asset management fees until certain thresholds are met.

“Expense Year” means four, consecutive fiscal quarters.

“FFO” means the standard, known as “funds from operations,” promulgated by the National Association of Real Estate Investment Trusts. FFO means net income computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, and depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold interest.

“Financing Coordination Fee” means a fee payable to our advisor for services rendered to us under the Advisory Agreement in connection with the refinancing of any debt obligations of the Company or our subsidiaries equal to 1% of the gross amount of any such refinancing. Any such Financing Coordination Fee deemed to be earned by the advisor party shall be paid upon the closing of the refinancing. Any such Financing Coordination Fee paid to our advisor in connection with the refinancing shall be included in Total Operating Expenses for purposes of calculating conformance with the 2%/25% Guidelines.

“FINRA” means the Financial Industry Regulatory Authority.

“FIRPTA” means the Foreign Investment in Real Property Tax Act of 1980, codified at 26 U.S.C. §897 et seq., as the same may be subsequently amended.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the Commission .

“Gross Proceeds” means the purchase price of all Equity Shares sold for our account through all offerings, without deduction for Organizational and Offering Expenses or volume or other discounts. For the purpose of computing Gross Proceeds, the purchase price of any Equity Share for which reduced or no selling commissions or marketing support fees are paid to our Managing Dealer or a participating broker shall be deemed to be the full amount of the offering price per Equity Share pursuant to the prospectus for such offering, with the exception of Equity Shares purchased pursuant to our Distribution Reinvestment Plan, which will be factored into the calculation using their actual purchase price.

“Incentive Fees” means the Subordinated Share of Net Sales Proceeds, the Subordinated Incentive Fee and the Performance Fee.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with a sponsor or advisor by virtue of (i) ownership of an interest in a sponsor or advisor or any of their affiliates; (ii) employment by a sponsor or advisor or any of their affiliates; (iii) service as an officer or director of a sponsor or advisor or any of their affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three REITs sponsored by a sponsor or advised by our advisor; or (vi) maintenance of a material business or professional relationship with a sponsor, advisor or any of their affiliates. A business or professional relationship is considered material if the gross revenue derived by the director from a sponsor, advisor and their affiliates exceeds 5% of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with a sponsor or advisor, any of their affiliates or us.

“Invested Capital” means the amount calculated by multiplying the total number of our shares of common stock issued and outstanding by the offering price per share, without deduction for volume or other discounts or Organizational and Offering Expenses (which price per share, in the case of shares purchased pursuant to the Distribution Reinvestment Plan, shall be deemed to be the actual purchase price), reduced by the amount paid to redeem shares of our common stock pursuant to our Redemption Plan.

“Investment Committee” means the committee, formed by our advisor, comprised of up to seven representatives, four designated by our advisor, two designated by MGPA Advisory and one designated by MREAS Advisory

“Investment Company Act” means the Investment Company Act of 1940, codified at 15 U.S.C. §80a-1 et seq., as the same may be subsequently amended.

“Investment Services Fee” means the fee that our advisor shall receive as compensation for services rendered in connection with the selection, evaluation, structure and purchase of real properties or Permitted Investments that are not securities, or the making or acquisition of loans that are not securities, a fee in the amount of (i) with respect to each (A) real property acquired directly by us or our Operating Partnership, 1.85% of the contract purchase price of such asset, or (B) loan or Permitted Investment that is not real property or a security acquired or made directly by us or our Operating Partnership, 1.85% of the amount invested, and (ii) with respect to each (A) real property acquired indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the contract purchase price of such asset multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures, or (B) loan or Permitted Investment that is not real property or a security acquired or made indirectly by us or our Operating Partnership through one or more of its affiliates or joint ventures, 1.85% of the amount of the investment, multiplied by our, or our Operating Partnership’s, percentage equity interest in such affiliates or joint ventures. Such fees shall be paid to our advisor as we or our Operating Partnership closes on the acquisition of such asset. Notwithstanding the foregoing, no Investment Services Fee shall be paid to the advisor in connection with the purchase by us or our Operating Partnership of real estate-related securities that are securities, Permitted Investments that are securities or loans that are securities. In the case of a development or construction project, upon completion of the project, our advisor shall determine the actual amounts paid. To the extent the amounts actually paid vary from the budgeted amounts on which the Investment Services Fee was initially based, our advisor will pay or invoice the Company for 1.85% of the budget variance such that the Investment Services Fee is ultimately 1.85% of amounts expended on such development or construction project.

“IRA” means “individual retirement account” and typically refers to various iterations of an interest-earning retirement savings account in which the allowable contributions and earnings are not taxed until the funds are withdrawn.

“Liquidity Event” means a Listing or any merger, reorganization, business combination, share exchange, acquisition by any Person or related group of Persons of beneficial ownership of all or substantially all of the Equity Shares in one or more related transactions, or other similar transaction involving us or our Operating Partnership pursuant to which our stockholders receive for their Equity Shares, as full or partial consideration, cash, Listed or non-Listed equity securities or combination thereof.

“Listing” or “Listed” means the listing of the shares of our common stock (or any successor thereof) on a national securities exchange or the receipt by our stockholders of securities that are approved for trading on a national securities exchange in exchange for shares of our common stock. With regard to our common stock, upon commencement of trading of the shares of our common stock on a national securities exchange, the shares of our common stock will be deemed Listed.

“Macquarie,” “Macquarie Group” or “Macquarie Group Limited” means Macquarie Group Limited, a public company listed on the Australian Securities Exchange under the symbol MQG.

“Managing Dealer” means CNL Securities Corp., an affiliate of our advisor, or such other Person or entity selected by the board of directors to act as the managing dealer for this offering. CNL Securities Corp. is a member of FINRA.

“Managing Dealer Agreement” means that certain agreement by and between our Company and our Managing Dealer pursuant to which our Managing Dealer will provide our Company with certain management and administrative services on terms and conditions more particularly set forth therein.

“Market Value” means the value of the Company measured in connection with an applicable Liquidity Event determined as follows (i) in the case of the Listing of our common stock on a national securities exchange, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which shares of our common stock are traded, with such period beginning 180 days after Listing of our common stock, (ii) in the case of the receipt by stockholders of securities of another entity that are approved for trading on a national securities exchange in connection with the consummation of such Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days during which such securities are traded, with such period beginning 180 days after the commencement of trading of such securities, or (iii) in the case of the receipt by stockholders of securities of another entity that are trading on a national securities exchange prior to the consummation of the Liquidity Event, by taking the average closing price or average of bid and asked price thereof, as the case may be, over a period of 30 days ending on the effective date of the Liquidity Event. Any cash consideration received by the stockholders in connection with any Liquidity Event shall be added to the Market Value determined in accordance with clause (i), (ii) or (iii). In the event that the stockholders receive non-Listed equity securities as full or partial consideration with respect to any Liquidity Event, no value shall be attributed to such non-Listed equity securities and the Market Value in any such Liquidity Event shall be solely with respect to Listed securities and/or cash received in such Liquidity Event, if any, as determined above.

“Maryland Control Share Acquisition Act” means the Maryland Control Share Acquisition Act, codified at Maryland General Corporation Law § 3-701 et seq., as the same may be subsequently amended.

“Maryland General Corporation Law” means those provisions of the Code of Maryland relating to “Corporations and Associations.”

“MGPA Advisory” means MGPA Advisory (Singapore) Pte Ltd, a subsidiary of MGPA Limited, organized in Singapore.

“MGPA Limited” means MGPA Limited, a company organized in Bermuda.

“Minimum Offering” means the receipt and acceptance by us of subscriptions to purchase at least $2 million in shares of our common stock.

“MIRA” means Macquarie Infrastructure and Real Assets Inc. (formerly known as Macquarie Capital Funds Inc.), a subsidiary of Macquarie Group Limited.

“MFFO” means the standard, known as “modified funds from operations,” promulgated by the Investment Program Association. MFFO means a non-GAAP supplemental financial performance measure to evaluate operating performance. MFFO includes funds generated by the operation of real estate investments and funds used in corporate-level operations. MFFO is based on FFO but includes certain additional adjustments for changes in the accounting and reporting principles under GAAP that have been modified or put into effect since the establishment of the definition of FFO by the National Association of Real Estate Investment Trusts. These changes have resulted in a significant increase in the magnitude of non-cash and non-operating items included in FFO, as defined. Such items include the treatment of acquisition fees and expenses, contingent purchase consideration subsequent to and in connection with acquisitions, amortization of out-of-market lease intangible assets and liabilities and certain tenant incentives, the effects of straight-line rent revenue recognition, fair value adjustments to derivative instruments that do not qualify for hedge accounting treatment and certain other items.

“MREAS” and “MREAS Advisory” means Macquarie Real Estate Advisory Services, LLC, a Delaware limited liability company and a subsidiary of MIRA.

“NASAA REIT Guidelines” means the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators Association on May 7, 2007.

“Net Assets” means the total of our assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied.

“Net Income” means for any period, our total revenues determined in accordance with GAAP applicable to a particular period, less the total expenses determined in accordance with GAAP applicable to such period, other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and Acquisition Expenses and Acquisition Fees to the extent not capitalized, excluding any gain from the sale of our Assets.

“Net Offering Proceeds” means Gross Proceeds less Organizational and Offering Expenses.

“Net Sales Proceeds” means in the case of a transaction described in clause (i) (A) of the definition of sale, as defined in our Advisory Agreement, the proceeds of any such transaction less the amount of all selling expenses incurred by or on our behalf or on behalf of our Operating Partnership, including all real estate commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of selling expenses incurred by or on our behalf or on behalf of our Operating Partnership, including any legal fees and expenses and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means our Company’s or Operating Partnership’s pro rata share of the proceeds of any such transaction received by the joint venture less the amount of any selling expenses incurred by or on behalf of the joint venture, less the amount of any selling expenses, including legal fees and expenses incurred by or on our behalf or on behalf of our Operating Partnership. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of sale, Net Sales Proceeds means the proceeds of any such transaction (including the aggregate of all payments under a mortgage on or in satisfaction thereof other than regularly scheduled interest payments) less the amount of selling expenses incurred by or on our behalf or on behalf of our Operating Partnership or any joint venture, including all commissions, closing costs and legal fees and expenses. In the case of a transaction described in clause (i) (E) of such definition, Net Sale Proceeds means the proceeds of any such transaction received by us or our Operating Partnership less the amount of selling expenses incurred in connection with such transaction. With respect to each of the transactions or series of transactions described above in this definition, Net Sales Proceeds means the proceeds of such transaction or series of transactions less the amount of any real estate commissions, closing costs, and legal fees and expenses and other selling expenses incurred by or allocated to us, our Operating Partnership or any joint venture in connection with such transaction or series of transactions. Net Sales Proceeds shall also include any amounts that we determine, in our discretion, to be economically equivalent to proceeds of a sale. The repayment of debt will be deducted from the proceeds of a transaction for the purpose of calculating Net Sales Proceeds.

“95% Income Test” means that certain taxation test by which at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gains from the sale or disposition of shares of our common stock or securities or from any combination of the foregoing.

“Operating Partnership” means Global Income, LP, a Delaware limited partnership.

“Operating Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Global Income, LP between Global Income GP, LLC, a Delaware limited liability company and the Company.

“Organizational and Offering Expenses” means any and all costs and expenses, including selling commissions and the marketing support fees incurred by us or any of our affiliates in connection with our formation, qualification and registration and the marketing and distribution of our Equity Shares in an offering, including, without limitation, the following: legal, accounting and escrow fees; due diligence expenses; printing, amending, supplementing, mailing and distributing costs; personnel costs associated with processing investor subscriptions and the preparation and dissemination of organizational and offering documents and sales materials; telecopy and telephone costs; charges of transfer agents, registrars, trustees, depositories and experts; and fees, expenses and taxes related to the filing, registration and qualification of our Equity Shares under federal and state laws.

“Performance Fee” means the fee payable to our advisor upon the termination or non-renewal of the Advisory Agreement (i) by our advisor for good reason (as defined in the Advisory Agreement) or (ii) by us and our Operating Partnership other than for cause (as defined in the Advisory Agreement).

“permanent financing” means financing to: (i) acquire real properties and real estate-related securities and to make loans, Permitted Investments or other real estate-related investments; (ii) pay any Acquisition Fees arising from transaction described in clause (i); and (iii) refinance outstanding amounts on any line of credit.

“Permitted Investments” means all investments that are permitted to be made by a REIT under the Code.

“Person” means an individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association.

“Plan” or “Plans” means an IRA, Keogh, pension, profit-sharing, stock bonus or other plan, including a plan described in section 4975(e)(1) of the Code.

“Priority Return” means, as of any date, an aggregate amount equal to a 6% cumulative, non-compounded, annual return on Invested Capital, prorated for any partial year. For purposes of calculating the Priority Return for any calendar year or portion thereof, we will use the daily weighted average amount of Invested Capital for such period.

“prohibited transaction” or any derivation thereof means a sale by a REIT of property held primarily for sale in the ordinary course of the REIT’s trade or business (i.e., property that is not held for investment but is held as inventory for sale by the REIT).

“property manager” means CNL Global Income Managers, LLC, a Delaware limited liability company.

“Real Estate Asset Value” means the value of real properties wholly owned by the Company, the Operating Partnership and/or any of their respective subsidiaries, determined on the basis of cost (before non-cash reserves and depreciation), plus, in the case of real properties owned by any joint venture or partnership in which the Company, the Operating Partnership and/or any of their subsidiaries is the co-venturer or partner, the Company’s, the Operating Partnership’s or such subsidiary’s, as applicable, proportionate share of the value of such real properties determined on the basis of cost (before non-cash reserves and depreciation); provided, however, that during periods in which the board of directors is determining on a regular basis the current value of the Company’s net assets for purposes of enabling fiduciaries of employee benefit plan stockholders to comply with applicable Department of Labor reporting requirements, the “Real Estate Asset Value” shall be equal to the greater of (i) the amount determined pursuant to the foregoing or (ii) the most recent aggregate valuation of the real properties established by the most recent independent valuation reports (before non-cash reserves and depreciation). For the purpose of the foregoing, the cost basis of a real property shall include the original contract price thereof plus any capital improvements made thereto, exclusive of Acquisition Fees and Acquisition Expenses.

“Redemption Plan” means that certain amended and restated plan adopted by our board of directors, a copy of which is attached hereto as Appendix D, designed to provide our eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us prior to the Listing of our shares, if any.

“REIT” means a “real estate investment trust” as defined pursuant to sections 856 through 860 of the Code.

“REMIC” means a real estate mortgage investment conduit.

“Roll-Up Entity” means a partnership, REIT, corporation, trust or similar entity that would be created or that would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or (ii) a transaction involving our conversion to corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our advisor or our investment objectives.

“Securities Act of 1933” or “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEP” means a simplified employee pension plan.

“75% Income Test” means that certain taxation test by which at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property and from other specified sources, including qualified temporary investment income. “Gross income,” for purposes of the 75% Income Test, includes “rents from real property” and, in some circumstances, interest, but excludes gross income from dispositions of property held primarily for sale to customers in the ordinary course of a trade or business. These dispositions are referred to as “prohibited transactions.”

“sponsor” means, for purposes of the obligations imposed under the NASAA REIT Guidelines, any Person directly or indirectly instrumental in organizing, wholly or in part, the Company or any Person who will control, manage or participate in the management of the Company, and any affiliate of such Person. Not included is any Person whose only relationship with the Company is as that of an independent property manager of the Assets, and whose only compensation is as such. “sponsor” does not include wholly independent third parties, such as attorneys, accountants and underwriters, whose only compensation is for professional services. A Person may also be deemed a sponsor of the Company by (i) taking the initiative, directly or indirectly, in founding or organizing the business or enterprise of the Company, either alone or in conjunction with one or more other Persons, (ii) receiving a material participation in the Company in connection with the founding or organizing of the business of the Company, in consideration of services or property, or both services and property, (iii) having a substantial number of relationships and contacts with the Company, (iv) possessing significant rights to control Company properties, (v) receiving fees for providing services to the Company which are paid on a basis that is not customary in the industry, or (vi) providing goods or services to the Company on a basis which was not negotiated at arm’s length with the Company. The sponsor of the Company is CNL Financial Group, LLC.

“sub-advisor” means CNL Sub-Advisor, MREAS Advisory and/or MGPA Advisory, as the context requires, who have been engaged by the advisor to assist the advisor with its responsibilities under the Advisory Agreement.

“sub-property manager” means CNL Property Manager, MREAS Advisory and/or MGPA Advisory, as the context requires, who have been engaged by the property manager to assist the property manager with property management and leasing functions.

“Subordinated Incentive Fee” means the fee payable to our advisor upon a Liquidity Event.

“Subordinated Share of Net Sales Proceeds” means the fees payable to our advisor upon the sale of a portion or all of our Assets.

“TMP” means a taxable mortgage pool.

“Total Operating Expenses” means all costs and expenses we pay or incur, as determined under GAAP, that relate in any way to our operation or to our corporate business, including Asset Management Fees and other fees paid to our advisor, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of our Equity Shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) the Performance Fee, the Subordinated Incentive Fee, the Subordinated Share of Net Sales Proceeds and any other incentive fees paid in compliance with the NASAA REIT Guidelines; (vi) Acquisition Fees and Acquisition Expenses; (vii) real estate commissions on the sale of real property; (viii) Disposition Fees (however, any Disposition Fee paid to an affiliate or related party of the advisor in connection with the disposition of securities shall not be so excluded); (ix) property management fees and leasing commissions or other amounts incurred pursuant to the property management agreements; (x) property or investment direct operating expenses; and (xi) other fees and expenses connected with the acquisition, disposition, management and ownership of real estate interests, mortgage loans, or other property (including the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property). The definition of Total Operating Expenses set forth above is intended to encompass only those expenses which are required to be treated as Total Operating Expenses under the NASAA REIT Guidelines. As a result, and notwithstanding the definition set forth above, any expense of the Company which is not part of Total Operating Expenses under the NASAA REIT Guidelines shall not be treated as part of Total Operating Expenses for purposes hereof.

“Treasury Regulations” means the regulations promulgated by the United State Department of the Treasury.

“TRS” means a taxable REIT subsidiary.

“2%/25% Guidelines” means during any period that our articles of incorporation require compliance with the 2%/25% Guidelines, the requirement pursuant to the NASAA REIT Guidelines that, in any 12-month period, Total Operating Expenses shall not exceed the greater of 2% of our Average Invested Assets during such 12-month period or 25% of our Net Income over the same 12-month period.

“UBTI” means unrelated business taxable income.

“Unimproved Real Property” means property in which we or our Operating Partnership has a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income, that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

“UPREIT” means the REIT organizational structure known as an “umbrella partnership real estate investment trust.”

“U.S. stockholder” means a holder of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation, partnership or other entity treated as a corporation or partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

“USRPI” means “U.S. real property interest.”

APPENDIX A

PRIOR PERFORMANCE TABLES

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their Affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is Global Growth Trust, Inc., which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets, on a global basis, that offer the potential for capital appreciation, Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets on a global basis, and CNL Healthcare Trust, Inc., which was formed to invest in a diversified portfolio of income-oriented commercial real estate and real estate-related assets with its principal focus on the senior housing and healthcare sectors with the ability to also acquire properties in the lifestyle and lodging sectors in the United States.

A summary of acquisitions by the Prior Public Programs between January 1, 2009 and December 31, 2011 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission for this offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., Global Growth Trust, Inc., Global Income Trust, Inc. and CNL Healthcare Trust, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds (on a percentage basis)

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2011. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs whose offerings have closed in the last three years. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

Past performance is not necessarily indicative of future performance.

This table also includes footnote information relating to three additional current public programs with offerings in process.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of the one Prior Public Program whose offering has closed in the last three years.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2011. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2011. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to three additional current public programs with offerings in process.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of six of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as three additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company changed USRP’s name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Past performance is not necessarily indicative of future performance.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2011. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(ON A PERCENTAGE BASIS)

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.	CNL Healthcare Trust, Inc.
	(Notes 1 and 2)	(Note 4)	(Note 5)	(Note 6)
Dollar amount offered	$6,000,000,000

Dollar amount raised	100.0%
Less offering expenses:
Selling commissions and discounts	(6.5) to (7.0)
Organizational/offering expenses	(2.4)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(2.5) to (3.0)

	(11.4) to (12.4)

Reserve for operations	—

Percent available for investment	87.6 to 88.6%

Acquisition costs:
Cash down payment	84.3 to 85.3%
Acquisition fees paid to affiliates	3.0
Acquisition expenses	0.3

Total acquisition costs	87.6 to 88.6%

Percent leveraged (mortgage financing divided by total acquisition costs)	46.3%
Date offering began	4/16/04, 4/04/06 and 4/09/08
Length of offering (in months)	24, 24 and 36, respectively
Months to invest 90% of amount available for investment measured from date of offering (Note 3)	30 and 27, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”
Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). The 3rd Offering closed on April 9, 2011, after raising approximately $1.2 billion. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between the second and fourth quarter of 2011, raised an additional $63.4 million from shares sold through its reinvestment plan.
Note 3:	As of December 31, 2011, the Lifestyle Properties REIT had not invested 90% of the proceeds raised in its 3rd Offering.
Note 4:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009.
Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010.
Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, CNL Healthcare Trust, Inc.(the “Healthcare REIT”) (formerly known as CNL Properties Trust, Inc.) registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of CNL Healthcare Trust, Inc. commenced June 27, 2011.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.	CNL Healthcare Trust, Inc.
	(Note 1)	(Note 4)	(Note 5)	(Note 6)
Date offering commenced	4/16/04, 4/04/06 and 4/09/08
Dollar amount raised	$3,266,584,000

Amount paid to sponsor from proceeds of offering:
Selling commissions and discounts	199,848,000
Acquisition fees (Note 2)	92,372,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	84,295,000
Reimbursable offering costs	47,811,000

Total amount paid to sponsor from proceeds of offering	424,326,000

Dollar amount of cash generated from operations before deducting payments to sponsor:
2011 (Note 3)	137,453,000
2010 (Note 3)	129,987,000
2009 (Note 3)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000
Amount paid to sponsor from operations:
Asset management fees
2011	31,802,000
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	—
Reimbursements
2011	11,419,000
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000
Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	20,450,000
Notes	22,544,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	48,895,000

Past performance is not necessarily indicative of future performance.

FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st, 2nd and 3rd Offerings, which closed on March 31, 2006, April 4, 2008 and April 9, 2011, respectively. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 and between April 10, 2011 and December 31, 2011, raised an additional $63.4 million from shares sold through its reinvestment plan.
Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. For the years ended December 31, 2011, 2010 and 2009, approximately $22 million, $1.5 million and $2.6 million, respectively, represents acquisition fees equal to 3.0% of the loan proceeds from permanent financing.
Note 3:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $11.2 million, $14.1 million and $10.8 million in 2011, 2010 and 2009, respectively.
Note 4:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2011, Global Growth Trust, Inc. had received subscription proceeds totaling approximately $40.3 million (4,035,387 shares) from the offering. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $2.8 million, marketing support fees incurred were approximately $1.2 million, and other offering and organizational costs incurred were approximately $2.0 million.
Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2011, Global Income Trust, Inc. had received subscription proceeds totaling approximately $28.5 million (2,856,855 shares) from the offering, including approximately $0.3 million (34,607 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $1.9 million, marketing support fees incurred were approximately $0.8 million, and other offering and organizational costs incurred were approximately $1.4 million.
Note 6:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2011, the Healthcare REIT had received subscription proceeds totaling approximately $13.3 million (1.3 million shares) from the offering, including approximately $0.03 million (2,912 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $0.9 million, marketing support fees incurred were approximately $0.4 million, and other offering and organizational costs incurred were approximately $0.7 million.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
Gross revenue	$943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss) — GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,145,000	31,821,000	27,669,000

- from gain (loss) on sales	9,883,000	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties — operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
-from operations (Note 6)	—	10	9

-from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors
Source (on GAAP basis)
-from investment income	—	2	50
-from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
-from sales	—	—	50
-from operations	72	55	—
-from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%
Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $161,811,790 were pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.
Note 3:	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)

Net income – GAAP basis	117,918,000	135,581,000	94,117,000

Taxable income
-from operations (Note 6)	56,155,000	81,871,000	48,922,000

-from gain on sales	—	—	1,298,080,000

Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
-from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
-from cash flow from prior period	(4,842,000)	—	—
-from return of capital (Note 7)	(2,723,000)	—	—

Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000
Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
-from operations (Note 6)	27	33	18

-from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors
Source (on GAAP basis)
-from investment income	56	55	53
-from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
-from operations (Note 3)	66	71	53
-from cash flow from prior period	2	—	—
-from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%
Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through the date the company was acquired by HCP, Inc.
Note 3:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL LIFESTYLE PROPERTIES, INC.

	2009 (Note 1)	2010 (Note 1)	2011 (Note 1)
Gross revenue	$249,035,000	$300,502,000	$420,071,000
Profit on sale of properties	—	—	1,171,000
(Loss) gain on extinguishment of debt	—	15,261,000	(566,000)
Interest and other income (expense)	2,611,000	2,759,000	(50,000)
Equity in earnings of unconsolidated entities	5,630,000	10,978,000	1,022,000
Less: Operating expenses	(115,674,000)	(235,034,000)	(293,577,000)
Depreciation and amortization	(121,684,000)	(124,136,000)	(122,362,000)
Interest expense and loan cost amortization	(39,904,000)	(49,919,000)	(60,117,000)

Loss from continuing operations plus gain on sale of properties	(19,986,000)	(79,589,000)	(54,408,000)
Income (loss) from discontinued operations excluding gain on sale of properties (Note 2)	666,000	(2,300,000)	(15,202,000)

Net loss – GAAP basis	(19,320,000)	(81,889,000)	(69,610,000)

Taxable loss
-from operations	(39,178,000)	(21,179,000)	(Note 6)

-from gain (loss) on sales	—	—	—

Cash generated from operations (Note 3)	62,400,000	79,776,000	83,064,000
Cash generated from sales	—	—	8,450,000
Less: Cash distributions to investors, net of reinvestments
-from operating cash flow	(62,400,000)	(79,776,000)	(83,064,000)
-from sales, refinancings and borrowings	—	—	—
-from cash flow from prior period	(21,435,000)	(11,079,000)	(21,887,000)

Cash deficiency after cash distributions	(21,435,000)	(11,079,000)	(13,437,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	(42,000,000)	(81,390,000)	(149,692,000)
Capital expenditures	(62,320,000)	(59,140,000)	(42,345,000)
Payment of contingent purchase consideration	—	(12,433,000)	—
Investments in and contributions to unconsolidated entities	(16,229,000)	—	(191,397,000)
Distributions from unconsolidated entities	—	—	11,624,000
Deposits on real estate investments	(1,022,000)	(11,220,000)	—
Acquisition of remaining partnership interest	(2,382,000)	—	—
Acquisition fees on mortgage notes receivable	(867,000)	(461,000)	(59,000)
Proceeds from disposal of assets	560,000	590,000	104,000
Principal payments received on mortgage loans receivable	18,388,000	38,614,000	9,473,000
Payment of additional carrying costs for mortgage loans receivable	(7,599,000)	—	—
Issuance of mortgage loans receivable	(28,881,000)	(14,897,000)	(5,760,000)
Return of short term investments	—	8,000,000	—
Changes in restricted cash	468,000	(6,238,000)	(13,406,000)
Subscriptions received from stockholders, net of reinvestments	222,685,000	333,346,000	187,555,000
Redemption of common stock	(76,958,000)	(40,396,000)	(30,000,000)
Effect of exchange rate fluctuation on cash	99,000	138,000	(232,000)
Proceeds from mortgage loans and other notes payable	37,855,000	12,202,000	116,540,000
Proceeds from senior notes	—	—	396,996,000
Borrowings under line of credit	—	58,000,000	—
Stock issuance costs	(26,940,000)	(36,574,000)	(21,213,000)
Principal payments on capital leases	(4,852,000)	(4,284,000)	(3,967,000)
Principal payments on mortgage loans and senior notes	(10,856,000)	(50,450,000)	(204,800,000)
Principal payments on line of credit	(517,000)	(99,483,000)	(58,000,000)
Payment of loan costs	(3,123,000)	(5,903,000)	(25,662,000)

Cash generated (deficiency) after cash distributions and special items	(25,926,000)	16,942,000	(37,678,000)

Past performance is not necessarily indicative of future performance.

	2009 (Note 1)	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss)
-from operations	(17)	(8)	(Note 6)

-from recapture	—	—	—

Capital gain (loss)	—	—	—

Cash distributions to investors
Source (on GAAP basis)
-from investment income	—	—	—
-from return of capital (Note 4)	65	62	62

Total distributions on GAAP basis (Note 7)	65	62	62

Source (on cash basis)
-from sales	—	—	—
-from refinancing and borrowings	9	4	7
-from operations (Note 3)	26	30	27
-from other	30	28	28

Total distributions on cash basis (Note 7)	65	62	62

Total cash distributions as a percentage of original $1,000 investment (Note 5)	6.58%	6.25%	6.25%
Total cumulative cash distributions per $1,000 investment from inception (August 11, 2003)	319	381	443
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	The Lifestyle Properties REIT’s 1st Offering commenced on April 16, 2004 and was terminated on March 31, 2006. The 2nd Offering commenced on April 4, 2006 and closed on April 4, 2008. The 3rd Offering commenced on April 9, 2008 and closed on April 9, 2011. The Lifestyle Properties REIT did not commence another public offering following the completion of its 3rd Offering; however, the Lifestyle Properties REIT filed a registration statement on Form S-3 to register shares to be sold under its reinvestment plan.
Note 2:	During 2011, the Lifestyle Properties REIT sold four properties and had approved for sale four additional properties at December 31, 2011. The operating results of the properties sold and approved to be sold have been recorded as discontinued operations for all periods presented.
Note 3:	Cash generated from operations includes rental income from operating leases and interest income on mortgages and other notes receivables less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of the Lifestyle Properties REIT.
Note 4:	Cash distributions presented above represent the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.
Note 7:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL GROWTH TRUST, INC.

	2010 (Note 1)	2011 (Note 1)
Gross revenue	$—	$392,000
Profit on sale of properties	—	—
Interest and other income	—	—
Equity in earnings of unconsolidated entities	—	—
Less: Operating expenses	(1,403,000)	(2,109,000)
Depreciation and amortization	—	(292,000)
Interest expense and loan cost amortization	—	—
Income (loss) from discontinued operations	—	—

Net income (loss) — GAAP basis	(1,403,000)	(2,009,000)

Taxable income (loss)
- from operations	(5,788)	(Note 4)

- from gain on sales	—	—

Cash used in operations (Note 3)	(836,000)	(1,267,000)
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Less: Cash distributions to investors (Note 2)
- from offering proceeds	—	—
- from sales, refinancings and borrowings	—	—
- from other	—	—

Cash deficiency after cash distributions	(836,000)	(1,267,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(13,985,000)
Development property costs	—	(7,430,000)
Investments in unconsolidated entities	—	—
Acquisition of partnership interest	—	—
Distribution of loan proceeds from unconsolidated entities	—	—
Deposit on properties	—	—
Acquisition fees and costs paid	—	—
Proceeds from disposal of assets	—	—
Repayment of mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Short term investments	—	—
(Increase) decrease in restricted cash	—	—
Subscriptions received from stockholders	12,596,000	27,662,000
Redemption of common stock	—	—
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage loans and construction notes payable	—	7,179,000
Stock issuance costs	(1,790,000)	(4,063,000)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Net borrowings (repayments) on line of credit	—
Payment of loan costs	—	(362,000)
Contributions from noncontrolling interest	—	146,000
Other	—	(17,000)

Cash generated after cash distributions and special items	9,970,000	7,863,000

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal income tax results:
Ordinary income
- from operations	(1)	(Note 4)

- from recapture	—	—

Capital gain	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—
- from return of capital	—	—

Total distributions on GAAP basis (Note 2)	—	—

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	—	—

Total distributions on cash basis (Note 2)	—	—

Total cash distributions as a percentage of original $1,000 investment (Note 2)	—	—
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—	—
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%

FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2011, Global Growth Trust, Inc. had received subscription proceeds of $40.3 (4,035,387 shares) from the offering. From the commencement of the offering through December 31, 2011, total selling commissions incurred were $2.8 million, marketing support fees incurred were $1.2 million, and other offering and organizational costs incurred were $2.0 million. Activities through April 23, 2010, were devoted to the organization of Global Growth Trust, Inc. as operations had not yet begun.
Note 2:	On June 24, 2010, Global Growth Trust, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010 and continuing thereafter until terminated or amended by the board of directors. For the year ended December 31, 2011 and the six months ended December 31, 2010, Global Growth Trust, Inc. was obligated to distribute 223,892 shares and 33,416 shares, respectively of the company’s common stock. There have been no cash distributions.
Note 3:	Cash generated from operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of Global Growth Trust, Inc.
Note 4:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

	2010 (Note 1)	2011 (Note 1)
Gross revenue	$—	$2,468,000
Profit on sale of properties	—	—
Interest and other income	—	1,000
Equity in earnings of unconsolidated entities	—	—
Less: Operating expenses	(929,000)	(4,020,000)
Depreciation and amortization	—	(1,089,000)
Interest expense and loan cost amortization	—	(995,000)
Income (loss) from discontinued operations	—	—

Net income (loss) – GAAP basis	(929,000)	(3,635,000)

Taxable income
-from operations	(5,136)	(Note 5)

-from gain on sales	—	—

Cash used in operations (Note 3)	(63,000)	(1,657,000)
Cash generated from sales	—	—
Cash generated from refinancing	—	—
Less: Cash distributions to investors
-from offering proceeds	(43,000)	(1,026,000)
-from sales, refinancings and borrowings	—	—
-from other	—	—

Cash deficiency after cash distributions	(106,000)	(2,683,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—	(54,100,000)
Capital expenditures	—	—
Investments in unconsolidated entities	—	—
Acquisition of partnership interest	—	—
Distribution of loan proceeds from unconsolidated entities	—	—
Deposit on properties	—	—
Acquisition fees and costs paid	—	—
Proceeds from disposal of assets	—	—
Repayment of mortgage loans receivable	—	—
Payment of additional carrying costs for mortgage loans receivable	—	—
Issuance of mortgage loans receivable	—	—
Short term investments	—	—
Increase in restricted cash	—	(760,000)
Subscriptions received from stockholders	8,106,000	20,389,000
Redemption of common stock	—	—
Effect of exchange rate fluctuation on cash	—	—
Proceeds from mortgage note payable	—	36,900,000
Stock issuance costs	(1,068,000)	(3,057,000)
Principal payment on capital lease obligations	—	—
Payments of mortgage note payable	—	(181,000)
Borrowings under credit facility	—	2,820,000
Payment of loan costs	—	(1,032,000)

Cash generated (deficiency) after cash distributions and special items	6,932,000	(1,704,000)

Past performance is not necessarily indicative of future performance.

	2010 (Note 1)	2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 4)
Federal income tax results:
Ordinary income
- from operations	(1)	(Note 5)

- from recapture	—	—

Capital gain	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	—	—
- from return of capital	15	65

Total distributions on GAAP basis (Note 2)	15	65

Source (on cash basis)
- from sales	—	—
- from refinancings and borrowings	—	—
- from operations	—	—
- from other	15	65

Total distributions on cash basis (Note 2)	15	65

Total cash distributions as a percentage of original $1,000 investment (Note 4)	1.53%	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009)	15	80
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—	100%

FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2011, Global Income Trust, Inc. had received subscription proceeds of $28.5 million (2,856,855 shares) from the offerings, including $0.3 million (34,607 shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2011, total selling commissions incurred were $1.9 million, marketing support fees incurred were $0.8 million, and other offering and organizational costs incurred were $1.4 million. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun.
Note 2:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.
Note 3:	Cash generated from operations includes rental income from operating leases and tenant reimbursement income less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of Global Income Trust, Inc.
Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 5:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HEALTHCARE TRUST, INC.

2011 (Note 1)
Gross revenue	$—
Profit on sale of properties	—
Interest income	1,824
Equity in earnings of unconsolidated entities	—
Less: Operating expenses	(1,761,404)
Depreciation and amortization	—
Interest expense and loan cost amortization	—

Net loss — GAAP basis	(1,759,580)

Taxable income (loss)
- from operations	(Note 5)

- from gain (loss) on sales	—

Cash used in operations	(1,084,430)
Cash generated from sales	—
Less: Cash distributions to investors, net of reinvestments
- from offering proceeds (Note 2)	(28,225)
- from sales, refinancings and borrowings	—
- from cash flow from prior period	—
- from return of capital	—

Cash deficiency after cash distributions	(1,112,655)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—
Capital expenditures	—
Payment of contingent purchase consideration	—
Investments in unconsolidated entities	—
Distributions from unconsolidated entities	—
Deposit on real estate	(400,000)
Acquisition of remaining partnership interest	—
Acquisition fees on mortgage notes receivable	—
Proceeds from disposal of assets	—
Proceeds from sale of property	—
Principal payments received on mortgage loans receivable	—
Payment of additional carrying costs for mortgage loans receivable	—
Issuance of mortgage loans receivable	—
Return of short term investments	—
Changes in restricted cash	—
Subscriptions received from stockholders, net of reinvestments	13,262,579
Redemption of common stock, net of reinvestment	—
Effect of exchange rate fluctuation on cash	—
Proceeds from mortgage loans and other notes payable	—
Proceeds from senior notes	—
Borrowings under line of credit	—
Stock issuance costs	(1,848,805)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Principal payments on line of credit	—
Deposits on financings	(100,000)

Cash deficiency after cash distributions and special items	$9,801,119

Past performance is not necessarily indicative of future performance.

2011 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 3)
Federal income tax results:
Ordinary income (loss)	—
- from operations	(Note 5)

- from recapture	—

Capital gain (loss)	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—
- from capital gain	—
- from investment income from prior period	—
- from return of capital (Note 2)	7

Total distributions on GAAP basis (Note 6)	7

Source (on cash basis)
- from sales	—
- from refinancings and borrowings	—
- from operations	—
- from other	7

Total distributions on cash basis (Note 6)	7

—
Total cash distributions as a percentage of original $1,000 investment (Note 3) (Note 4)	0.67%
Total cumulative cash distributions per $1,000 investment from inception (June 8, 2010)	7

Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)

N/A

FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective June 27, 2011, the Healthcare REIT registered for sale up to $3.0 billion in shares of common stock (300 million shares), of which initially 15,000,000 shares are being offered pursuant to the Healthcare REIT’s distribution reinvestment plan. The offering of shares of the Healthcare REIT commenced June 27, 2011. As of December 31, 2011, the Healthcare REIT had received subscription proceeds totaling approximately $13.3 million (1.3 million shares) from the offering, including approximately $0.03 million (2,912 shares) through its distribution reinvestment plan. From commencement of the offering through December 31, 2011, total selling commissions incurred were approximately $0.9 million, marketing support fees incurred were approximately $0.4 million, and other offering and organizational costs incurred were approximately $0.7 million.
Note 2:	Cash distributions presented above represents the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.
Note 3:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 4:	The board of directors of CNL Healthcare Trust, Inc. (the “Healthcare REIT”) authorized a distribution policy providing for monthly cash distributions of $0.03333 (which is equal to an annualized distribution rate of 4%) together with a stock distribution of 0.0025000 shares of common stock (which is equal to an annualized distribution rate of 3%). For the year ended December 31, 2011, the Healthcare REIT declared cash distributions of $55,892 of which $28,225 was paid in cash to stockholders and $27,667 was reinvested pursuant to the Healthcare REIT’s distribution reinvestment plan. In addition, the Healthcare REIT also declared and made stock distributions of approximately 4,180 shares of common stock.
Note 5:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.
Note 6:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties Inc.
(Note 2)
Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
-from operations	382
-from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
-Investment Income	340
-Return of Capital	362
Source (on cash basis)
-Sales	—
-Refinancing	—
-Operations	563
-Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.
Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (Note 1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX
Dollar amount raised	$15,000,000	$25,000,000	$25,000,000	$30,000,000	$25,000,000	$35,000,000	$30,000,000	$35,000,000	$35,000,000
Number of properties purchased, directly or indirectly	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family-style restaurants	36 fast-food or family-style restaurants	67 fast-food or family-style restaurants	59 fast-food or family-style restaurants	55 fast-food or family-style restaurants	55 fast-food or family-style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	20-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,245	1,360	1,136	1,095	1,026	1,526	1,346	1,333	1,020
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,316	1,310	1,184
-other (Note 2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (Note 3)	390	605	537	562	525	1,149	1,026	1,023	807
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,533	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	897	847	845	666
Market value of preferred stock received upon sale of partnership interest	68	105	94	98	92	282	179	178	141

Past performance is not necessarily indicative of future performance.

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII
Dollar amount raised	$40,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$30,000,000	$35,000,000
Number of properties purchased, directly or indirectly	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual dining restaurants	30 fast-food, family-style or casual dining restaurants
Date of closing offer	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property	11-Aug-95	7-Nov-96	10-Apr-96	24-Apr-95	1-Mar-95	1-Mar-95	24-Apr-96	2-Dec-99	6-Dec-99
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,041	1,108	1,045	937	971	845	761	660	489
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (Note 2)	3	1	1	1	—	—	9	3	45
-from sales of partnership interests (Note 3)	871	1,009	1,024	971	1,067	1,001	970	971	882
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	151	176	178	169	186	174	169	252	153

FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc., and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.
Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).
Note 3:	Includes cash distributions and preferred stock distributions.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc.
(Note 2)
Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
-from operations	197
-from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
-Investment Income	194
-Capital Gain	50
-Return of Capital	355
Source (on cash basis)
-Sales	—
-Refinancing	—
-Operations	586
-Cash flow from prior period	—
-Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through December 31, 2006.
Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc.
(Note 2)
Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
-from operations	301
-from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
-Investment Income	330
-Return of Capital	130
Source (on cash basis)
-Sales	—
-Refinancing	—
-Operations	456
-Cash flow from prior period	2
-Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through September 30, 2006.
Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program		Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (Note 1)
CNL Lifestyle Properties, Inc.:
Myrtle Waves – Myrtle Beach, SC	07/11/2008	02/10/2011	—	—	9,000,000	(2)	—	9,000,000	—	7,780,000	7,780,000	2,247,000
Fiddlesticks Fun Center – Tempe, AZ	10/06/2006	12/14/2011	6,100,000	—	—		—	6,100,000	—	5,125,000	5,125,000	1,616,000
Grand Prix Tampa – Tampa, FL	10/06/2006	07/31/2011	—	—	3,544,000	(3)	—	3,544,000	—	3,225,000	3,225,000	1,474,000
Foothills Country Club – Phoenix, AZ	11/30/2007	12/31/2011	2,350,000	—	—		—	2,350,000	—	9,820,000	9,820,000	3,168,000

FOOTNOTES:

(1)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(2)	This note receivable requires monthly interest-only payments at 7.5% with approximately $1.8 million of principal due in February 2016 and the remainder of the principal and accrued and unpaid interest due February 10, 2021.
(2)	This note receivable requires monthly payments at 8.5% of principal and interest based on a 25-year amortization schedule with a final balloon payment due July 31, 2016.

Past performance is not necessarily indicative of future performance.

APPENDIX B

SUBSCRIPTION AGREEMENT

Return via Standard Mail Global Income Trust, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery Global Income Trust, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Subscription Agreement

FIRST OFFERING

one	Investment

☐ Current Offering Price ☐ Fee Based/Wrap Account*
Amount of Subscription $

Select one.	☐ Net of Commissions Purchase*

* Restrictions apply. Investor Representative checking this box affirms the related statement in Section Six hereof.
Either: (a) Attach a check. Cash, money orders, starter or counter checks, third-party checks and traveler’s checks will NOT be accepted. OR (b) Wire Funds

Make check payable to Global Income Trust, Inc. or if purchasing for a qualified plan or brokerage account, the custodian of record.

If a check received from an investor is returned for insufficient funds or otherwise not honored, Global Income Trust, Inc. or its agent (collectively, the “REIT”) may return the check with no attempt to redeposit. In such event, any issuance of the shares or declaration of distributions on shares may be rescinded or redeemed by the REIT. The REIT may reject any subscription, in whole or in part, in its sole discretion.

See Section Seven

two	Investor Information

Print name(s) and address exactly as they are to be registered on the account.	Name of Investor/Trustee	Social Security or Tax ID Number
	Name of Co-Investor/Trustee (if applicable)	Social Security or Tax ID Number
	Street Address (required)	Email Address

City	State	Zip Code
Daytime Phone Number	Evening Phone Number
Optional Mailing Address
City	State	Zip Code

Citizenship
Select one.	☐ U.S. citizen	☐ U.S. citizen residing outside the U.S.	☐ Resident Alien
Country
Select one.	Backup Withholding: Subject to backup withholding? ☐ YES ☐ NO

Custodian Information (if applicable)

Name	Tax ID Number
Address	Custodian/Brokerage Acct. Number
City	State	Zip Code

sdv 040212 — Page 1 of 4

three	Form of Ownership
Select one.	Non-Qualified Account ($5,000 minimum investment):
The information provided in Section Three must be compliant with IRS Form W-9 and related instructions. Please refer to ww.IRS.gov for Form W-9.	Single Owner
	☐ Individual	☐ Individual with Transfer on Death*
Multiple Owners
	☐ Joint Tenants with Right of Survivorship	☐ Joint Tenants with Transfer on Death*	☐ Community Property
* Requires Transfer on Death form that can be found at www.CNLSecurities.com.
Trust
	☐ Taxable Trust	☐ Tax Exempt Trust

	Name of Trust		Tax ID Number

Minor Account

	☐ Uniform Gift to Minors Act State of	☐ Uniform Transfers to Minors Act DOB of Minor

Qualified Plan Account ($4,000 minimum investment):

☐ Traditional IRA ☐ ROTH IRA ☐ SEP/IRA ☐ Rollover IRA ☐ Beneficial IRA*

* Beneficial IRA Decedent Name

Other Account ($5,000 minimum investment):

☐ C Corporation ☐ Pension Plan	☐ S Corporation ☐ Profit Sharing Plan	☐ Non-Profit Organization ☐ Disregarded Entity	☐ Partnership ☐ Other

*Name of Corporation/Plan Name/ Disregarded Entity /Other
Tax ID Number

four	Distribution Instructions

Select one.	☐ Reinvest in Global Income Trust, Inc. shares (Refer to the prospectus for the terms of the Distribution Reinvestment Plan.)

☐ Mail a check to Investor/Trustee address entered in Section Two

(Cash distributions for custodial and brokerage accounts will be sent to the custodian of record.)

☐ Mail a check to Brokerage Account or Other:

Name of Financial Institution

FBO		Account Number

Address

City	State	Zip Code

Complete for electronic deposit of distributions.	Electronically deposit* to: ☐ Checking ☐ Savings ☐ Brokerage Account
Name of Financial Institution

*Attach a voided check or instructions from your Financial Institution	Account Number	ABA Routing Number

(A Deposit Ticket does not contain the required ACH information.)	The REIT is authorized to deposit distributions to the checking, savings or brokerage account indicated below. This authority will remain in force until the REIT is notified otherwise in writing. If the REIT erroneously deposits funds into the account, the REIT is authorized to debit the account for an amount not to exceed the amount of the erroneous deposit.

	Name of Investor/Trustee	SSN/TIN
Page 2 of 4 • sdv 040212

five	Subscriber Signatures

In order to induce Global Income Trust, Inc. to accept this subscription, I hereby represent and warrant as follows:

A power of attorney may not be granted to any person to make such representations on behalf of investor(s). Only fiduciaries such as trustees, guardians, conservators, custodians and personal representatives may make such representations on behalf of an investor.

		Investor	Co-Investor

Each investor must initial each representation.	a) I have received the prospectus (as amended or supplemented as of the date hereof) for Global Income Trust, Inc.	Initials	Initials

	b) I acknowledge that there is no public market for the shares and thus my investment in the shares is not liquid.	Initials	Initials

c)     I am purchasing the shares for my own account and if I am purchasing shares on behalf of a trust or other entity of which I am trustee or authorized agent I have due authority to execute this subscription agreement and do hereby legally bind the trust or other entity of which I am trustee or authorized agent.

		Initials	Initials

	d) I am not a resident of the State of Pennsylvania.	Initials	Initials

e)     I have (i) a net worth of at least $250,000 or (ii) a net worth of at least $70,000 and a gross annual income of at least $70,000. (Net worth does not include home, furnishings and personal automobiles.)

		Initials	Initials

Investor must initial f) only if they are a resident of one of the states shown.

f)     If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the prospectus (as defined herein) under the sections entitled “Suitability Standards” and “How to Subscribe.” (Applies to Alabama, California, Iowa, Kentucky, Massachusetts, Michigan, Missouri, Ohio, Oregon, Pennsylvania and Tennessee investors.)

		Initials (if applicable)	Initials (if applicable)

If applicable, I acknowledge the recommendation imposed by the states of Kansas and Massachusetts, one of which is my primary residence, that my aggregate investments in Global Income Trust, Inc. and similar direct participation investments do not exceed 10% of my “liquid net worth,” which for these purposes is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

If you participate in the Distribution Reinvestment Plan or make subsequent purchases of shares of Global Income Trust, Inc., and you fail to meet the suitability requirements for making an investment or you can no longer make the representations or warranties set forth in this section, you are expected to promptly notify your broker, financial advisor or other investor representative in writing of the change and to terminate your participation in the Distribution Reinvestment Plan.

Substitute IRS Form W-9 Certification:

Under penalties of perjury, I certify that:

(1)  the number shown on this subscription agreement is my correct taxpayer identification number (or I am waiting for a number to be issued to me) and

(2)  I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

(3)  I am a U.S. citizen or other U.S. person (defined in IRS Form W-9 instructions).

YOU MUST CROSS OUT CERTIFICATION (2) AND CHECK THE “SUBJECT TO BACKUP WITHHOLDING” BOX IN SECTION TWO OF THIS SUBSCRIPTION AGREEMENT IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE YOU HAVE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON YOUR TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

Each investor must sign.	Signature of Investor/Trustee	Date

Custodian must sign on a custodial account.	Signature of Co-Investor/Trustee – OR – Custodian	Date

Name of Investor/Trustee	SSN/TIN
Page 3 of 4 — sdv 040212

six	Financial Advisor or Investor Representative Information & Signatures

The financial advisor or investor representative (each an “Investor Representative”) signing below hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence or is exempt from such licensing.

Name of Participating Broker-Dealer or Financial Institution
	Name of Financial Advisor(s)/Investor Representative(s)		Advisor Number
Team/ID Mailing Address
	City	State	Zip Code
	Telephone	Fax
Email Address

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus, as amended or supplemented as of the date hereof, (the “Prospectus”), if any, to such investor; (vi) has not completed the sale of shares until at least five business days after the date such investor received a copy of the Prospectus; and (vii) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the Suitability Standards applicable to such investor set forth in the Prospectus, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, financial advisor or Investor Representative, has performed functions required by federal and state securities laws and, as applicable, FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by its relationship with the investor(s) identified on this document. By checking the Fee Based/Wrap Account or the Net of Commission box in Section One, you affirm that in accordance with the prospectus (i) this investment meets applicable qualifying criteria, and (ii) fees due are reduced or waived as disclosed therein.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

I understand this Subscription Agreement is for the offering of Global Income Trust, Inc.

	Signature of Financial Advisor/Investor Representative		Date
	Signature of Branch Manager		Date

seven	Delivery Instructions

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Investors should read the Prospectus in its entirety. Each subscription will be accepted or rejected by the REIT within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the investor receives a copy of the Prospectus. Investors will receive a confirmation of their purchase.

Wire transfers should be made to State Street Bank & Trust Co., ABA Routing #011000028, Global Income Trust, Inc., Account #9905-737-4, FBO (Investor’s Name).

Return via Standard Mail Global Income Trust, Inc. PO Box 219001 Kansas City, MO 64121-9001	Return via Overnight Delivery Global Income Trust, Inc. 430 W. 7th Street, Ste. 219001 Kansas City, MO 64105-1407	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

To receive your statements, tax forms and/or proxy materials and annual reports electronically, we invite you to visit www.IncomeTrust.com/gopaperless.

	Name of Investor/Trustee	SSN/TIN
Page 4 of 4 — sdv 040212

APPENDIX C

FORM OF DISTRIBUTION REINVESTMENT PLAN

FORM OF DISTRIBUTION REINVESTMENT PLAN

GLOBAL INCOME TRUST, INC., a Maryland corporation (the “Company”), pursuant to its Articles of Incorporation, adopted a Distribution Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. Boston Financial Data Services, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) During any period when the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then-current per Share offering price for reinvestment plan Shares.

(b) During any period when the Company is not making a “best-efforts” offering of Shares, as described in 1(a) above unless the Shares are listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase Shares directly from the Company at $9.50 per Share, unless adjusted by the Company’s board of directors, which price shall in no event be less than 95% of the fair market value as determined by the Company’s board of directors.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In the event that, after Listing occurs:

(i) the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent and the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer; or

(ii) the Reinvestment Agent purchases Shares directly from the Company pursuant to a registration statement relating to the Reinvestment Plan, the price will be disclosed in the registration statement.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented or will represent a discount in excess of 5% of the fair market value at the time of the reinvestment on behalf of any particular Participant, the distribution of the portion of the Shares issued or to be issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could result in the Company’s failure to qualify as a real estate investment trust and/or, at the Company’s option, the participation of such Participant in the Reinvestment Plan may be terminated in which event any current and future distributions earned would be paid to the then former Participant in lieu of reinvestment into Shares.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each calendar month the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each calendar month to purchase Shares for the Participants. Distributions shall be invested by the Reinvestment Agent in Shares, to the extent available, promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, the excess Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until

Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company or its transfer agent.

(f) The allocation of Shares among Participants may result in the ownership of fractional Shares.

(g) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(h) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Participants in the Reinvestment Plan will receive statements of account in accordance with Section 7 below.

(i) The Company can determine in its sole discretion how to allocate available Shares between any public offering of Shares by the Company, the automatic purchase plan and/or the Reinvestment Plan.

2. Election to Participate. Any stockholder who has received a final prospectus, either solely for the Reinvestment Plan, if any, or a then-current offering, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement, Authorization Form or such other similar form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution paid after receipt of the Participant’s notice, and to all calendar months thereafter, provided such notice is received at least 15 Business Days (as defined below) prior to the last day of the calendar month. Subject to the preceding sentence, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the calendar month of the election, and the election will apply to all Distributions attributable to the calendar month in which the stockholder makes such written election to participate in the Reinvestment Plan and to all calendar months thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Section 11 will be allowed to participate in the Reinvestment Plan again upon receipt of a then-current prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms. For purposes of the Reinvestment Plan, “Business Day” means any day except Saturday, Sunday or any day commercial banks are closed in Boston, Massachusetts or Kansas City, Missouri pursuant to federal or state law.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation materials received by it from the Company which are attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Suitability.

(a) Each Participant shall notify the Reinvestment Agent in the event that, at any time during his or her participation in the Reinvestment Plan, there is any material change in the Participant’s financial condition or inaccuracy of any representation under the Subscription Agreement for the Participant’s initial purchase of Shares.

(b) For purposes of this Section 6, a material change shall include any anticipated or actual decrease in net worth or annual gross income or any other change in circumstances that would cause the Participant to fail to meet the suitability standards set forth in the Company’s then-current prospectus, as supplemented, for the offering of Shares under this Reinvestment Plan.

7. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each calendar quarter, the Reinvestment Agent will mail and/or make electronically available to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge, if any, to such Participant and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be provided to each Participant by the Company or the Reinvestment Agent at least annually.

8. Administrative Charges and Reinvestment Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares pursuant to the Reinvestment Plan are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor and other affiliates certain fees and expense reimbursements in accordance with applicable agreements between the parties, as approved by the Company’s board of directors, including a majority of the Company’s independent directors. In addition, the Company will pay all costs in connection with offering Shares pursuant to the Reinvestment Plan and related offering, including reimbursement to affiliates for amounts incurred on behalf of the Company. However, no selling commissions or marketing support fees will be paid by the Company in connection with Shares issued pursuant to this Reinvestment Plan.

9. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

10. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan. Such Participants will be treated as if they have received the Distributions from the Company and then applied such Distributions to the purchase of Shares in the Reinvestment Plan. In addition, with respect to any Shares purchased through the Reinvestment Plan at a discount to their fair market value, such Participants will be treated as receiving an additional Distribution equal to the amount of such discount.

11. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 15 Business Days prior to the last day of the calendar month to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan immediately in accordance with Section 1(d) hereof, and the

Company may terminate the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Section 7 hereof, and (ii) a remittance for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant or to such other party as the Participant has designated pursuant to an authorization form or other documentation satisfactory to the Company.

12. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to Global Income Trust, Inc. c/o Boston Financial Data Services, Inc., P.O. Box 8562, Boston MA 02266-8562 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

13. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof. Notwithstanding the foregoing, this Reinvestment Plan may not be amended so as to eliminate a Participant’s right to terminate his or her participation in this Reinvestment Plan pursuant to Section 11(a) above.

14. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 14.

APPENDIX D

FORM OF

REDEMPTION PLAN

FORM OF

REDEMPTION PLAN

GLOBAL INCOME TRUST, INC., a Maryland corporation (the “Company”), has adopted a Redemption Plan (the “Redemption Plan”) by which shares of the Company’s common stock (the “Shares”) may be repurchased by the Company from stockholders subject to the terms and conditions set forth below.

1. Redemption Price. The Company’s Redemption Plan is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell Shares back to the Company prior to the listing of the Shares on a national securities market. Subject to certain restrictions discussed below, the Company may repurchase Shares (including fractional Shares), from time to time, at the following prices:

(i)	92.5% of the purchase price paid per Share for stockholders who have owned those Shares for at least one year;

(ii)	95.0% of the purchase price paid per Share for stockholders who have owned those Shares for at least two years;

(iii)	97.5% of the purchase price paid per Share for stockholders who have owned those Shares for at least three years; and

(iv)

a price determined by the Company’s board of directors, but in no event less than 100.0% of the purchase price paid per Share, or the then current offering price for Company Shares, for stockholders who have owned those Shares for at least four years.

Notwithstanding the foregoing, during the period of any public offering, the repurchase price will be equal to or below the price of Shares offered in such primary public offering. For purposes of calculating the ownership periods set forth above, if a stockholder purchased Shares for economic value from a prior stockholder (a “Resale”), the purchasing stockholder’s period of ownership for such Shares shall commence on the date the purchasing stockholder purchased the Shares from the prior stockholder. For a transfer of ownership that is not considered a Resale, the stockholder’s period of ownership for such Shares shall commence on the date of the acquisition of Shares by the original stockholder.

With respect to redemption requests made in connection with Shares acquired at multiple points in time, the pricing associated with the Shares held for the longest period of time shall be applied first, until such time as all Shares purchased at such point in time have been redeemed. At such time, pricing associated with the remaining Shares then held for the next applicable longest period of time shall be applied, and so on.

2. Redemption of Shares. Any stockholder who has held Shares for not less than one year (other than the Company’s advisor) may present for the Company’s consideration all or any portion of his or her Shares for redemption at any time, in accordance with the procedures outlined herein. A stockholder may present fewer than all of his or her Shares to the Company for redemption, provided, however, that the minimum number of Shares which must be presented for redemption shall be at least 25% of his or her Shares.

At such time, the Company may, at its sole option and to the extent it has sufficient funds available, choose to redeem Shares presented for redemption for cash. Factors that the Company will consider in making its determination to redeem Shares include, but are not limited to:

(i)	whether such redemption impairs the Company’s capital or operations;

(ii)	whether an emergency makes such redemption not reasonably practical;

(iii)	whether any governmental or regulatory agency with jurisdiction over the Company so demands for such action for the protection of the Company’s stockholders;

(iv)	whether such redemption would be unlawful; or

(v)

whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust for tax purposes.

If the Company elects to redeem Shares, the conditions and limitations described herein would apply. The full amount of the proceeds from the sale of Shares under the reinvestment plan (the “Reinvestment Proceeds”) attributable to any calendar month may be used to redeem Shares presented for redemption during such month. In addition, the Company may, at the Company’s discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of the Company’s common stock for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of Shares the Company redeems (if the Company determines to redeem Shares) exceed 5% of the weighted average number of Shares of the Company’s common stock outstanding during such 12-month period. Notwithstanding anything to the contrary in this Redemption Plan, no Shares shall be redeemed under the Redemption Plan on any date upon which the Company pays any dividend or other distribution with respect to the Shares.

Further, the Company has the right to waive the holding periods and redemption prices set forth in Section 1 above and the pro rata redemption requirements under Section 3 below, in the event of the death, permanent disability or bankruptcy of a stockholder or other exigent circumstances (individually and collectively, “Exigent Circumstances”). If the Company determines to permit any such redemption, notwithstanding anything contained in this Redemption Plan to the contrary, the price at which the Shares may be redeemed shall be the lesser of (a) the then-current offering price or (b) the price at which such Shares were purchased. In addition, the Company, in its sole discretion, may redeem such Shares prior to the redemption of any other Shares. Except for the holding periods, redemption prices and redemption timing, any Shares redeemed pursuant to the exercise of this authority will be otherwise subject to the procedures and limitations set forth in this Redemption Plan. There is no assurance that there will be sufficient funds available for redemption or that the Company will exercise its discretion to redeem such Shares and, accordingly, a stockholder’s Shares may not be redeemed.

The Company may terminate the Redemption Plan in the event that a secondary market for the Company’s Shares develops.

3. Insufficient Funds. In the event there are insufficient funds to redeem all of the Shares for which redemption requests have been submitted, and the Company determines to redeem Shares, the Company will redeem Shares on a pro rata basis at the end of each month; provided, however, with respect to Shares being redeemed by a stockholder due to Exigent Circumstances under Section 2 above, the Company, in its sole discretion, may waive the pro rata requirements for the redemption of such Shares and repurchase such Shares in full, to the extent funds are available, before other Shares are repurchased pro rata at the end of each month. With regard to a stockholder whose Shares are not redeemed due to insufficient funds in that month, the redemption request will be retained by the Company, unless withdrawn by the stockholder in accordance with this Section 3, and such Shares will be redeemed in subsequent months as funds become available and before any subsequently received redemption requests are honored. Stockholders will not relinquish their Shares of common stock to the Company until such time as the Company commits to redeem such Shares. Commitments to redeem Shares will be made at the end of each month and will be communicated to each stockholder who has submitted a request in writing. The applicable period of time under Section 1 above for holding Shares being redeemed on a pro rata basis in subsequent months under this Section 3 shall include the time up to the end of the month in which the Company commits to redeem such Shares. Until such time as the Company redeems the Shares, a stockholder may withdraw its redemption request as to any remaining Shares not redeemed by requesting from the Company a redemption change form, completing the form and delivering it to the Company by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon receipt of the redemption change form, the Company will treat the initial redemption request cancelled as to any Shares not redeemed in prior months.

4. Excess Funds. If the full amount of funds available for redemptions in any given month exceeds the amount necessary for redemptions, the remaining amount may be held for subsequent redemptions unless such amount is sufficient to make an investment in a property or other permitted investment (directly or through a joint venture), is used to repay outstanding indebtedness or is used for other corporate purposes.

5. Redemption Requests. A stockholder who wishes to have his or her Shares redeemed must mail or deliver a written request to the redemption agent, which is currently Boston Financial Data Services, Inc., on a redemption form provided by the Company, executed by the stockholder, its trustee or authorized agent. The redemption form can be obtained by a stockholder by calling the redemption agent, the Company, the stockholder’s financial advisor or by accessing the Company’s website. The redemption agent at all times will be registered or exempt from registration as a broker-dealer with the Securities and Exchange Commission and each state securities commission. Within five Business Days (as defined below) following the redemption agent’s receipt of the stockholder’s written request that is not a redemption form, the redemption agent will forward to such stockholder the redemption form necessary to effect the redemption. The redemption agent will effect such redemption for the calendar month, provided that it receives the properly completed redemption form relating to the Shares to be redeemed from the stockholder at least 15 Business Days prior to the last day of the current calendar month and has sufficient funds available to redeem the Shares. The effective date of any redemption will be the last date during a month during which the redemption agent receives the properly completed redemption form; provided, however, no redemption shall be effective on any date upon which the Company pays any dividend or other distribution with respect to the Shares and, if necessary, the effective date of any such redemption shall be delayed to the next Business Day on which no such dividend or other distribution is paid to comply with this proviso. As a result, the Company anticipates that, assuming sufficient funds are available, redemptions will be paid no later than 30 days after the monthly determination of the availability of funds for redemption. “Business Day” means any day except Saturday, Sunday, or any day commercial banks are closed in Boston, Massachusetts or Kansas City, Missouri pursuant to federal or state law.

Upon the redemption agent’s receipt of notice for redemption of Shares, the redemption price will be based on such terms as the Company shall determine. As set forth in Section 1 above, the redemption price for Shares of the Company’s common stock will be based on the length of time such Shares have been held and the price for which such Shares were issued, which amount will never exceed the then-current offering price of the Company’s common stock.

6. Amendment or Suspension of the Plan. The redemption price paid to stockholders for Shares of common stock the Company redeems may vary over time. Our board of directors will announce any price adjustment and the time period of its effectiveness as a part of its regular communications with stockholders. The Company will provide at least 15 days advance notice prior to effecting a price adjustment: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws.

The board of directors, in its sole discretion, may amend, suspend or terminate the Redemption Plan at any time if it determines that such amendment, suspension or termination is in the Company’s best interests. The board of directors may amend, suspend or terminate the Redemption Plan if:

(i)	it determines, in its sole discretion, that the Redemption Plan impairs the Company’s capital or operations;

(ii)	it determines, in its sole discretion, that an emergency makes the Redemption Plan not reasonably practical;

(iii)	any governmental or regulatory agency with jurisdiction over the Company so demands for the protection of the stockholders;

(iv)	it determines, in its sole discretion, that the Redemption Plan would be unlawful;

(v)

it determines, in its sole discretion, that redemptions under the Redemption Plan, when considered with all other sales, assignments, transfers and exchanges of the Shares, could cause direct or indirect ownership of the Shares to become concentrated to an extent which would prevent the Company from qualifying as a real estate investment trust under the Internal Revenue Code; or

(vi)	it determines, in its sole discretion, that such amendment, suspension or termination would be in the Company’s best interest.

If the Company’s board of directors amends, suspends or terminates the Redemption Plan, the Company will provide stockholders with at least 15 days advance notice prior to effecting such amendment, suspension or termination: (i) in the Company’s annual or quarterly reports; or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Securities Exchange Act of 1934. While the Company is engaged in an offering, the Company will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The Redemption Plan will terminate, and the Company no longer shall accept Shares for redemption, if and when its Shares are listed on a national securities market.

7. Governing Law. THIS REDEMPTION PLAN AND A STOCKHOLDER’S ELECTION TO PARTICIPATE IN THE REDEMPTION PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 7.

Up to $1,500,000,000 in shares of Common Stock

Global Income Trust, Inc.

PROSPECTUS

April 27, 2012

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Global Income Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution

Item	Amount
SEC registration fee	$83,700
FINRA filing fee	75,500
Accounting fees and expenses	600,000	*
Due diligence reimbursement	1,500,000	*
Sales and advertising expenses	14,542,675	*
Legal fees and expenses	4,150,000	*
Blue sky fees and expenses	200,000	*
Printing expenses	500,000	*
Miscellaneous expenses	820,000	*

Total expenses	$22,471,875	*

* Estimated through completion of the offering, assuming sale of 150 million shares.

Item 32. Sales to Special Parties

Sales of shares of our common stock in the offering may be made to certain investors who qualify to make purchases net of selling commissions and marketing support fee, as described in the prospectus under “Plan of Distribution – Purchases Net of Selling Commissions and Marketing Support Fee.” The net proceeds the Company receives from such sales are not affected by the reduction or elimination of the selling commissions and marketing support fee. During the last six months, sales have been made to the following categories of investors net of all selling commissions and the marketing support fee, for a purchase price of $9.00 per share: (a) certain officers of our company, (b) employees of affiliates of our advisor, (c) registered representatives of our Managing Dealer, and (d) registered representatives of participating brokers.

Item 33. Recent Sales of Unregistered Securities

None.

Item 34. Indemnification of Directors and Officers

Pursuant to the Company’s articles of incorporation, no director or officer of the Company shall be liable to the Company or its stockholders for money or other damages. Notwithstanding the foregoing, the Company shall not provide for indemnification of an officer, a director, the advisor or any affiliate of an advisor unless each of the following conditions are met: (i) the party seeking indemnification has determined, in good faith, that the course of conduct that caused the loss or liability was in the Company’s best interest; (ii) the party seeking indemnification was acting or performing services on the Company’s behalf; (iii) such liability or loss was not the result of (A) negligence or misconduct, in the case that the party seeking indemnification is an officer, a director (other than an Independent Director), an advisor or an affiliate of an advisor or a director or employee of the foregoing acting as an agent of the Company, or (B) gross negligence or willful misconduct, in the case that the party seeking indemnification is an Independent Director; and (iv) such indemnification or agreement to hold harmless is recoverable only out of Net Assets of the Company and not from its stockholders. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its articles of incorporation, the Company is required to pay or reimburse reasonable expenses incurred by an officer, director, advisor or any affiliate of the advisor in advance of final disposition of a proceeding if the following are satisfied: (i)

the proceeding relates to acts or omissions with respect to the performance of duties or services on the Company’s behalf; (ii) the party seeking such advancement has provided the Company written affirmation of his good faith belief that he has met the standard of conduct necessary for indemnification; (iii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his capacity as such and a court of competent jurisdiction specifically approves such advancement; and (iv) the party seeking indemnification undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which he is found not to be entitled to indemnification. The Company’s articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the articles of incorporation will be furnished in accordance with the procedures in Section 2-418(e) of the Maryland General Corporation Law.

Any indemnification may be paid only out of Net Assets of the Company, and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s officers and directors.

Item 35. Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36. Financial Statements and Exhibits

(a) Pro Forma Financial Information.

Global Income Trust, Inc. and Subsidiaries:

Unaudited Pro Forma Condensed Consolidated Financial Statements:

Unaudited Pro Forma Condensed Consolidated Balance Sheet at September 30, 2012

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2012

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2011

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

(b) Exhibits.

Exhibits:

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Pre-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed February 25, 2010, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

1.2.1	Form of Participating Broker Agreement (Updated July 2010) (Previously filed as Exhibit 1.2.1 to the Post-Effective Amendment One to the Registration Statement on Form S-11 (File No. 333-158478) filed September 2, 2010, and incorporated herein by reference.)

1.2.2	Form of Participating Broker Agreement (updated July 2011) (Previously filed as Exhibit 1.2.2 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

3.1	Second Articles of Amendment and Restatement (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed August 13, 2010, and incorporated herein by reference.)

3.1.1	Articles of Amendment (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed July 1, 2011, and incorporated herein by reference.)

3.2	Third Amended and Restated Bylaws (Previously filed as Exhibit 3.2 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.1	Form of Subscription Agreement (Previously filed as Appendix B to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.1.1	Form of Combined Subscription Agreement (Previously filed as Exhibit 4 1.1 to the Post-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed November 14, 2011, and incorporated herein by reference.)

4.2	Form of Distribution Reinvestment Plan (Previously filed as Appendix C to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.3	Form of Redemption Plan (Previously filed as Appendix D to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.4	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (Previously filed as Exhibit 4.5 to the Pre-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed November 12, 2009, and incorporated herein by reference.)

5.1	Opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. re legality (Previously filed as Exhibit 5.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

8.1	Opinion of Arnold & Porter LLP re tax matters (Previously filed as Exhibit 8.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

10.1	Third Amended and Restated Limited Partnership Agreement of Global Income, LP (Previously filed as Exhibit 10.1 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

10.2	Amended and Restated Escrow Agreement (Previously filed as Exhibit 10.2 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

10.3	Fourth Amended and Restated Advisory Agreement (Previously filed as Exhibit 10.3 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.3.1	Expense Support and Conditional Reimbursement Agreement (Previously filed as Exhibit 10.3.1 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.4	Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 13, 2010, and incorporated herein by reference.)

10.4.1	Second Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.4.1 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

10.4.2	Third Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.4.2 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.5	Amended and Restated Service Agreement (Previously filed as Exhibit 10.5 to the Pre-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed February 25, 2010, and incorporated herein by reference.)

10.5.1	Termination Agreement (Previously filed as Exhibit 10.5.1 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.5.2	Service Agreement (Previously filed as Exhibit 10.5.2 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.6	Indemnification Agreement between Macquarie CNL Global Income Trust, Inc. (now known as Global Income Trust, Inc.) and James M. Seneff, Jr. dated December 21, 2009. Each of the following directors and/or current and former officers has entered into a substantially similar agreement: Matthew S. Banks, Robert A. Bourne, Curtis B. McWilliams, Steven D. Shackelford, Kimberly J. Ledford, Mark D. Mullen, Douglas N. Benham, James P. Dietz, and Stephen J. LaMontagne, each dated December 21, 2009; Andrew A. Hyltin dated March 2, 2011 and effective as of November 1, 2010; Lilian Wong dated March 2, 2011; Holly J. Greer dated January 10, 2012 and effective as of August 11, 2011; Ixchell C. Duarte dated June 20, 2012; Andrew Wood dated August 14, 2012; and John F. Starr and Scott C. Hall each dated December 11, 2012. (Previously filed as Exhibit 10.6 to the Annual Report on Form 10-K filed March 7, 2011, and incorporated herein by reference.)

10.7	Credit Agreement dated as of March 24, 2011, by and among Macquarie CNL Global Income Trust, Inc., Macquarie CNL Income, LP and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.7.1	Promissory Note for up to $50,000,000 dated as of March 24, 2011, in favor of JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.7.2	Pledge and Security Agreement dated as of March 24, 2011, by and among Macquarie CNL Global Income Trust, Inc., Macquarie CNL Income, LP and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.8	Purchase and Sale Agreement dated April 25, 2011 among Heritage Commons III, Ltd., Heritage Commons IV, Ltd, and Macquarie CNL Income, LP and amendments thereto. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.8.1	Partial Assignment of Purchase and Sale Agreement dated June 28, 2011 between Macquarie CNL Income, LP and IN-105 Heritage III, LLC. (Previously filed as Exhibit 10.1.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.9	Assignment and Assumption of Leases dated June 28, 2011 between Heritage Commons III, Ltd. and IN-105 Heritage III, LLC. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10	Loan Agreement dated June 28, 2011 between IN-105 Heritage III, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10.1	Promissory Note ($12,400,000) dated June 28, 2011 by IN-105 Heritage III, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10.2	Limited Recourse Guaranty Agreement dated June 28, 2011 by Macquarie CNL Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11	Real Estate Purchase and Sale Contract dated the effective date of March 21, 2011 between Bay Investors, LLC and CNL Real Estate Services Corp. (d/b/a CNL Commercial Real Estate) and amendments thereto. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11.1	Assignment and Assumption of Real Estate Purchase and Sale Contract dated March 28, 2011 between CNL Real Estate Services Corp. d/b/a CNL Commercial Real Estate and Macquarie CNL Income, L.P. (Previously filed as Exhibit 10.4.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11.2	Assignment of Real Estate Purchase and Sale Contract dated June 8, 2011 between Macquarie CNL Income, L.P. and IN-104 Austin, LLC. (Previously filed as Exhibit 10.4.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.12	Assignment and Assumption of Lease dated June 8, 2011 between Bay Investors, LLC and IN-104 Austin, LLC. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.13	Joinder Agreement dated June 8, 2011 between IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (under that certain Credit Agreement dated March 24, 2011 among Macquarie CNL Income, LP, Macquarie CNL Global Income Trust, Inc. and JPMorgan Chase Bank, N.A.). (Previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.14	Partial Assignment of Purchase and Sale Agreement dated October 27, 2011 between Global Income, LP and GIT Heritage IV TX, LLC. (Previously filed as Exhibit 10.1.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.15	Assignment and Assumption of Leases dated October 27, 2011 between Heritage Commons III, Ltd. and GIT Heritage IV TX, LLC. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16	Loan Agreement dated October 27, 2011 between GIT Heritage IV TX, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16.1	Promissory Note ($20,500,000) dated October 27, 2011 by GIT Heritage IV TX, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16.2	Limited Recourse Guaranty Agreement dated October 27, 2011 by Global Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17	Mezzanine Loan Agreement dated October 27, 2011 between GIT Heritage IV Mezz, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.1	Mezzanine Promissory Note ($4,000,000) dated October 27, 2011 by GIT Heritage IV Mezz, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.2	Pledge and Security Agreement dated October 27, 2011 between GIT Heritage IV Mezz, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.3	Limited Recourse Mezzanine Guaranty Agreement dated October 27, 2011 by Global Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.3 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.18	Purchase and Sale Agreement dated May 29, 2012 by and among Imeson West I, LLC and Global Income, LP. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 14, 2012, and incorporated herein by reference.)

10.19	Third Amendment dated October 3, 2012 to the Credit Agreement dated as of March 24, 2011, by and among, Global Income, LP, Global Income, Trust, Inc., IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed October 10, 2012, and incorporated herein by reference.)

10.20	Second Amendment dated June 27, 2012 to the Credit Agreement dated as of March 24, 2011, by and among, Global Income, LP, Global Income, Trust, Inc., IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed October 10, 2012, and incorporated herein by reference.)

10.21	Assignment and Assumption of Lease by and between Imeson West I, LLC and GIT Imeson Park FL, LLC dated October 12, 2012 (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.22	Promissory Note by and between Imeson West I, LLC and Thrivent Financial for Lutherans dated August 27, 2007 (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.23	Note Modification Agreement by and between Imeson West I, LLC and Thrivent Financial for Lutherans dated as of November 18, 2008 (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.24	Construction/Permanent Mortgage and Security Agreement and Fixture Financing Statement between Imeson West I, LLC and Thrivent Financial for Lutherans dated as of August 27, 2007 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.25	Assumption and Modification and Spreader Agreement by and among Imeson West I, LLC, GIT Imeson Park FL, LLC and Thrivent Financial for Lutherans dated as of October 12, 2012 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.26	Escrow Agreement by and among Thrivent Financial for Lutherans, Imeson West I, LLC, GIT Imeson Park FL, LLC and Interlachen Portfolio Management Company, LLC dated as of October 12, 2012 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.27	English translation of German Framework Agreement dated as of August 3, 2012, by and among REPCO 8 S.A., REPCO 15 S.A., REPCO 14 S.A., REPCO 2 S.A. (“Sellers”) and GIT Worms S.à r.l.(“Buyer”) (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.1	English translation of Property Purchase Agreement with Conveyance by and between REPCO 8 S.A. and GIT Worms S.à r.l., as Annex A1 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.1 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.2	English translation of Property Purchase Agreement with Conveyance by and between REPCO 15 S.A. and GIT Worms S.à r.l., as Annex A2 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.2 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.3	English translation of Property Purchase Agreement with Conveyance by and between REPCO 14 S.A. and GIT Worms S.à r.l., as Annex A3 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.3 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.4	English translation of Property Purchase Agreement with Conveyance by and between REPCO 2 S.A. and GIT Worms S.à r.l., as Annex A4 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.4 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.28	English translation of German Loan Agreement dated August 3, 2012, by and between GIT Worms S.à r.l. and Bayerische Landesbank. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.29	English translation of Security Purpose Agreement dated August 13, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.30	English translation of Pledge Rent Agreement dated August 3, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.31	English translation of Rent Assignment dated August 3, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

21.1	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as Exhibit 8.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

23.2	Consent of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (Previously filed as Exhibit 5.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

23.3	Consent of PricewaterhouseCoopers LLP (Filed herewith.)

24	Power of Attorney (Previously filed for Andrew A. Hyltin in the “Signatures” section of the Post-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed March 8, 2011, and incorporated herein by reference, previously filed for Independent Directors Benham, Dietz and LaMontagne in the “Signatures” section of the Pre-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed November 12, 2009, and incorporated herein by reference, and previously filed for others in the “Signatures” section of the Registration Statement on Form S-11 (File No. 333-158478) filed April 8, 2009, and incorporated herein by reference.)

Item 37. Undertakings

The registrant undertakes (i) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to this registration statement; (ii) that, for the purpose of determining any liability under the Securities Act; each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof; (iii) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed; and (iv) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with our advisor or its affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to our advisor or its affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

During the distribution period, the registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Securities Act to describe each “significant” property that has not been identified in the prospectus whenever a reasonable probability exists that the property will be acquired. For these purposes, an individual property will be considered “significant” if: (i) it is acquired from a related party; (ii) as of the date of acquisition, it was equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet; or (iii) it is one of a group of properties that (A) together aggregate an amount equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet or (B) are related. The registrant undertakes to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for significant properties acquired during the distribution period that have been reported or filed, or are required to be filed, on Form 8-K.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM

Table VI presents information concerning the acquisition of real properties by the public programs with similar investment objectives sponsored by affiliates of CNL for the period January 1, 2009 to December 31, 2011. This information is intended to assist the prospective investor in evaluating the terms involved in acquisitions by such prior programs.

Property name and location	Type of property	Gross leasable space (sq. ft.) or number of units (Note 1)	Date of purchase	Mortgage financing at date of purchase	Contract purchase price plus acquisition fee (Note 4)	Other cash expenditures expensed	Other cash expenditures capitalized	Total acquisition cost (Note 2)

CNL LIFESTYLE PROPERTIES, INC.

Jiminy Peak Mountain Resort – Hancock, Massachusetts	Ski and Mountain Lifestyle	800 skiable acres, eight chairlifts; fee interest	01/27/09	$–	$27,000,000	$281,800	$–	$27,281,800

Stevens Pass – King County, Washington	Ski and Mountain Lifestyle	1,125, skiable acres, 10 chairlifts; fee interest and special use permit	11/17/11	$–	$20,475,000	$143,000	$–	$20,618,000

Wet’nWild Hawaii – Honolulu, Hawaii	Attractions	29-acre waterpark; leasehold interest	05/06/09	$–	$25,800,000	$368,000	$–	$26,168,000

Pacific Park – Santa Monica, California	Attractions	2-acre theme park; leasehold interest	12/29/10	$–	$34,000,000	$514,000	$–	$34,514,000

Anacapa Isle Marina –Oxnard, California	Marinas	438 wet slips; leasehold interest	03/12/10	$–	$9,829,000	$286,250	$–	$10,115,250

Ballena Isle Marina – Alameda, California	Marinas	504 wet slips; leasehold interest	03/12/10	$–	$8,179,000	$286,250	$–	$8,465,250

Cabrillo Isle Marina – San Diego, California	Marinas	438 wet slips; leasehold interest	03/12/10	$–	$20,575,000	$286,250	$–	$20,861,250

Ventura Isle Marina – Ventura, California	Marinas	579 slips; leasehold interest	03/12/10	$–	$16,417,000	$286,250	$–	$16,703,250

Bohemia Vista Yacht Basin – Chesapeake City, Maryland	Marinas	239 wet slips; fee interest	05/20/10	$–	$4,970,000	$94,000	$–	$5,064,000

Hack’s Point Marina –Earleville, Maryland	Marinas	239 wet slips; fee interest	05/20/10	$–	$2,030,000	$94,000	$–	$2,124,000

Culpepper Place at Branson Meadows – Branson, Missouri	Senior Housing	65 residential units	08/31/11	$–	$9,850,000	$155,000	$–	$10,005,000

Culpepper Place at Chesterfield Village – Springfield, Missouri	Senior Housing	80 residential units	08/31/11	$–	$12,200,00	$155,000	$–	$12,355,000

Culpepper Place at Nevada –Nevada, Missouri	Senior Housing	31 residential units	08/31/11	$–	$425,000	$155,000	$–	$580,000

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM - CONTINUED

Property name and location	Type of property	Gross leasable space (sq. ft.) or number of units (Note 1)	Date of purchase	Mortgage financing at date of purchase		Contract purchase price plus acquisition fee (Note 4)	Other cash expenditures expensed		Other cash expenditures capitalized		Total acquisition cost (Note 2)

Culpepper Place at Springdale – Springdale, Arkansas	Senior Housing	59 residential units	08/31/11		$–	$8,850,000		$155,000		$–	$9,005,000

Culpepper Place of Springfield – Springfield, Missouri	Senior Housing	61 residential units	08/31/11		$–	$7,725,000		$155,000		$–	$7,800,000

Culpepper Place of Jonesboro – Jonesboro, Arkansas	Senior Housing	61 residential units	08/31/11		$–	$7,950,000		$155,000		$–	$8,105,000
Town Center Village –Portland, Oregon	Senior Housing	338 residential units	08/31/11		$–	$40,967,000		$562,000		$–	$41,529,000

Grand Victorian of Pekin –Pekin, Illinois	Senior Housing	61 residential units	12/29/11		$–	$9,930,000		$26,000		$–	$9,956,000

Grand Victorian of Sterling –Sterling, Illinois	Senior Housing	61 residential units	12/29/11		$–	$9,700,000		$26,000		$–	$9,726,000

Grand Victorian of Washington – Washington, Illinois	Senior Housing	61 residential units	12/29/11		$–	$11,120,000		$26,000		$–	$11,146,000

Great Wolf Lodge – Sandusky – Sandusky, Ohio	Hotels	271-room waterpark resort	08/06/09		$–	$43,400,000		$69,300		$–	$43,469,300

Great Wolf Lodge – Wisconsin Dells – Wisconsin Dells, Wisconsin	Hotels	309-room waterpark resort	08/06/09		$–	$46,900,000		$69,300		$–	$46,969,300

The Omni Mount Washington Resort – Bretton Woods, New Hampshire	Hotels	One golf facility, resort amenities and development land	08/12/11		$–	$10,500,000		$341,000		$–	$10,841,000

Granby Development Lands –Granby, Colorado	Other	1,553 acres with infrastructure and improvements such as roads, water, sewer, golf course in various stages of completion	10/29/09		$–	$51,255,000		$600		$–	$51,255,600

GLOBAL GROWTH TRUST, INC.

Long Point Property – Mount Pleasant, South Carolina	Multi-family development	(Note 3)	05/20/11	$	(Note 3)	$3,880,000 (Note 3)	$	(Note 3)	$	(Note 3)	$3,880,000

Gwinnett Center – Duluth, Georgia	Multi-tenant three building office complex	264,000	10/17/11		$7,000,000	$14,361,000		$172,000		$–	$14,533,000

GLOBAL INCOME TRUST, INC.

Austin Property – Pflugerville, Texas	Light industrial building	51,000	06/08/11		$2,820,000	$4,634,000		$74,000		$–	$4,708,000

Heritage Commons III –Fort Worth, Texas	Office building	119,000	06/28/11		$12,400,000	$19,097,000		$127,000		$–	$19,224,000

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM - CONTINUED

Property name and location	Type of property	Gross leasable space (sq. ft.) or number of units (Note 1)	Date of purchase	Mortgage financing at date of purchase	Contract purchase price plus acquisition fee (Note 4)	Other cash expenditures expensed	Other cash expenditures capitalized	Total acquisition cost (Note 2)

Heritage Commons IV –Fort Worth, Texas	Office building	164,000	10/27/11	$24,500,000	$31,574,000	$183,000	$–	$31,757,000

FOOTNOTES:

Note 1:	The types of properties acquired and leased by CNL Lifestyle Properties, Inc. are generally operating properties and are not meaningfully described in terms of number of units or leasable square footage. Therefore, a brief description of the properties are presented to assist a prospective investor in evaluating the characteristics and magnitude of the property acquisitions.

Note 2:	Amounts used for acquisitions were derived from offering proceeds from stockholders and, in the case of CNL Lifestyle Properties, Inc., net sales proceeds reinvested in other properties. Amounts were also advanced under each company’s line of credit or through permanent financing to facilitate the acquisition of certain of these properties.

Note 3:	The Long Point Property is a development project of a 258 unit Class A garden style apartment community. The Long Point Property was under construction as of December 31, 2011. The Long Point Joint Venture entered into a development agreement with a maximum development budget of approximately $28.6 million. Development is expected to be completed in stages between the second and fourth quarters of 2012. In connection with the development of the property, the Long Point Joint Venture obtained a construction loan with an aggregate principal amount available for construction draws under the loan of $21.4 million. No amounts were drawn at the date of acquisition. Additionally, approximately $0.1 million of acquisition expenses were capitalized related to the Long Point Property acquisition.

Note 4:	Contract purchase price plus acquisition fees for Global Growth Trust, Inc. and Global Income Trust, Inc., includes the 1.85% investment service fee paid to their respective advisor. The investment services fee has been expensed and has been included in acquisition fees and expenses on the respective consolidated statement of operations.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act:”), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-effective Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on December 27, 2012.

GLOBAL INCOME TRUST, INC. a Maryland corporation

By:	/s/ James M. Seneff, Jr.
James M. Seneff, Jr. Chairman of the Board and Director

Pursuant to the requirements of the Securities Act, this Post-effective Amendment No. 7 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board and Director	December 27, 2012

* Andrew Wood	Director	December 27, 2012

/s/ Douglas N. Benham Douglas N. Benham	Independent Director	December 27 2012

/s/ James P. Dietz James P. Dietz	Independent Director	December 27, 2012

/s/ Stephen J. LaMontagne Stephen J. LaMontagne	Independent Director	December 27, 2012

* Andrew A. Hyltin	President and Chief Executive Officer	December 27, 2012

/s/ Steven D. Shackelford Steven D. Shackelford	Chief Financial Officer (Principal Financial Officer)	December 27, 2012

/s/ Ixchell C. Duarte Ixchell C. Duarte	Chief Accounting Officer (Principal Accounting Officer)	December 27, 2012

/s/ John F. Starr John F. Starr	Chief Portfolio Management Officer	December 27, 2012

/s/ Scott C. Hall Scott C. Hall	Senior Vice President of Operations	December 27, 2012

By his signature set forth below, the undersigned, pursuant to duly authorized powers of attorney filed with the Securities and Exchange Commission, has signed this Post-effective Amendment No. 7 to the Registration Statement on behalf of the persons indicated.

*By:	/s/ James M. Seneff, Jr.
James M. Seneff, Jr. Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibits:

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to the Pre-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed February 25, 2010, and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

1.2.1	Form of Participating Broker Agreement (Updated July 2010) (Previously filed as Exhibit 1.2.1 to the Post-Effective Amendment One to the Registration Statement on Form S-11 (File No. 333-158478) filed September 2, 2010, and incorporated herein by reference.)

1.2.2	Form of Participating Broker Agreement (updated July 2011) (Previously filed as Exhibit 1.2.2 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

3.1	Second Articles of Amendment and Restatement (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed August 13, 2010, and incorporated herein by reference.)

3.1.1	Articles of Amendment (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed July 1, 2011, and incorporated herein by reference.)

3.2	Third Amended and Restated Bylaws (Previously filed as Exhibit 3.2 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.1	Form of Subscription Agreement (Previously filed as Appendix B to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.1.1	Form of Combined Subscription Agreement (Previously filed as Exhibit 4 1.1 to the Post-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed November 14, 2011, and incorporated herein by reference.)

4.2	Form of Distribution Reinvestment Plan (Previously filed as Appendix C to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.3	Form of Redemption Plan (Previously filed as Appendix D to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

4.4	Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (Previously filed as Exhibit 4.5 to the Pre-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed November 12, 2009, and incorporated herein by reference.)

5.1	Opinion of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. re legality (Previously filed as Exhibit 5.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

8.1	Opinion of Arnold & Porter LLP re tax matters (Previously filed as Exhibit 8.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

10.1	Third Amended and Restated Limited Partnership Agreement of Global Income, LP (Previously filed as Exhibit 10.1 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

10.2	Amended and Restated Escrow Agreement (Previously filed as Exhibit 10.2 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

10.3	Fourth Amended and Restated Advisory Agreement (Previously filed as Exhibit 10.3 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.3.1	Expense Support and Conditional Reimbursement Agreement (Previously filed as Exhibit 10.3.1 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.4	Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 13, 2010, and incorporated herein by reference.)

10.4.1	Second Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.4.1 to the Post-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed September 7, 2011, and incorporated herein by reference.)

10.4.2	Third Amended and Restated Master Property Management Agreement (Previously filed as Exhibit 10.4.2 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.5	Amended and Restated Service Agreement (Previously filed as Exhibit 10.5 to the Pre-Effective Amendment Three to the Registration Statement on Form S-11 (File No. 333-158478) filed February 25, 2010, and incorporated herein by reference.)

10.5.1	Termination Agreement (Previously filed as Exhibit 10.5.1 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.5.2	Service Agreement (Previously filed as Exhibit 10.5.2 to the Annual Report on Form 10-K filed March 14, 2012, and incorporated herein by reference.)

10.6	Indemnification Agreement between Macquarie CNL Global Income Trust, Inc. (now known as Global Income Trust, Inc.) and James M. Seneff, Jr. dated December 21, 2009. Each of the following directors and/or current and former officers has entered into a substantially similar agreement: Matthew S. Banks, Robert A. Bourne, Curtis B. McWilliams, Steven D. Shackelford, Kimberly J. Ledford, Mark D. Mullen, Douglas N. Benham, James P. Dietz, and Stephen J. LaMontagne, each dated December 21, 2009; Andrew A. Hyltin dated March 2, 2011 and effective as of November 1, 2010; Lilian Wong dated March 2, 2011; Holly J. Greer dated January 10, 2012 and effective as of August 11, 2011; Ixchell C. Duarte dated June 20, 2012; Andrew Wood dated August 14, 2012; and John F. Starr and Scott C. Hall each dated December 11, 2012. (Previously filed as Exhibit 10.6 to the Annual Report on Form 10-K filed March 7, 2011, and incorporated herein by reference.)

10.7	Credit Agreement dated as of March 24, 2011, by and among Macquarie CNL Global Income Trust, Inc., Macquarie CNL Income, LP and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.7.1	Promissory Note for up to $50,000,000 dated as of March 24, 2011, in favor of JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.7.2	Pledge and Security Agreement dated as of March 24, 2011, by and among Macquarie CNL Global Income Trust, Inc., Macquarie CNL Income, LP and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed March 29, 2011, and incorporated herein by reference.)

10.8	Purchase and Sale Agreement dated April 25, 2011 among Heritage Commons III, Ltd., Heritage Commons IV, Ltd, and Macquarie CNL Income, LP and amendments thereto. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.8.1	Partial Assignment of Purchase and Sale Agreement dated June 28, 2011 between Macquarie CNL Income, LP and IN-105 Heritage III, LLC. (Previously filed as Exhibit 10.1.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.9	Assignment and Assumption of Leases dated June 28, 2011 between Heritage Commons III, Ltd. and IN-105 Heritage III, LLC. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10	Loan Agreement dated June 28, 2011 between IN-105 Heritage III, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10.1	Promissory Note ($12,400,000) dated June 28, 2011 by IN-105 Heritage III, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.10.2	Limited Recourse Guaranty Agreement dated June 28, 2011 by Macquarie CNL Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11	Real Estate Purchase and Sale Contract dated the effective date of March 21, 2011 between Bay Investors, LLC and CNL Real Estate Services Corp. (d/b/a CNL Commercial Real Estate) and amendments thereto. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11.1	Assignment and Assumption of Real Estate Purchase and Sale Contract dated March 28, 2011 between CNL Real Estate Services Corp. d/b/a CNL Commercial Real Estate and Macquarie CNL Income, L.P. (Previously filed as Exhibit 10.4.1 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.11.2	Assignment of Real Estate Purchase and Sale Contract dated June 8, 2011 between Macquarie CNL Income, L.P. and IN-104 Austin, LLC. (Previously filed as Exhibit 10.4.2 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.12	Assignment and Assumption of Lease dated June 8, 2011 between Bay Investors, LLC and IN-104 Austin, LLC. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.13	Joinder Agreement dated June 8, 2011 between IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (under that certain Credit Agreement dated March 24, 2011 among Macquarie CNL Income, LP, Macquarie CNL Global Income Trust, Inc. and JPMorgan Chase Bank, N.A.). (Previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q filed August 15, 2011, and incorporated herein by reference.)

10.14	Partial Assignment of Purchase and Sale Agreement dated October 27, 2011 between Global Income, LP and GIT Heritage IV TX, LLC. (Previously filed as Exhibit 10.1.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.15	Assignment and Assumption of Leases dated October 27, 2011 between Heritage Commons III, Ltd. and GIT Heritage IV TX, LLC. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16	Loan Agreement dated October 27, 2011 between GIT Heritage IV TX, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16.1	Promissory Note ($20,500,000) dated October 27, 2011 by GIT Heritage IV TX, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.16.2	Limited Recourse Guaranty Agreement dated October 27, 2011 by Global Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.3.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17	Mezzanine Loan Agreement dated October 27, 2011 between GIT Heritage IV Mezz, LLC and JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.1	Mezzanine Promissory Note ($4,000,000) dated October 27, 2011 by GIT Heritage IV Mezz, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.1 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.2	Pledge and Security Agreement dated October 27, 2011 between GIT Heritage IV Mezz, LLC in favor of JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.2 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.17.3	Limited Recourse Mezzanine Guaranty Agreement dated October 27, 2011 by Global Income, LP f/b/o JPMorgan Chase Bank, National Association. (Previously filed as Exhibit 10.4.3 to the Current Report on Form 8-K filed November 2, 2011, and incorporated herein by reference.)

10.18	Purchase and Sale Agreement dated May 29, 2012 by and among Imeson West I, LLC and Global Income, LP. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed August 14, 2012, and incorporated herein by reference.)

10.19	Third Amendment dated October 3, 2012 to the Credit Agreement dated as of March 24, 2011, by and among, Global Income, LP, Global Income, Trust, Inc., IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed October 10, 2012, and incorporated herein by reference.)

10.20	Second Amendment dated June 27, 2012 to the Credit Agreement dated as of March 24, 2011, by and among, Global Income, LP, Global Income, Trust, Inc., IN-104 Austin, LLC and JPMorgan Chase Bank, N.A. (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed October 10, 2012, and incorporated herein by reference.)

10.21	Assignment and Assumption of Lease by and between Imeson West I, LLC and GIT Imeson Park FL, LLC dated October 12, 2012 (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.22	Promissory Note by and between Imeson West I, LLC and Thrivent Financial for Lutherans dated August 27, 2007 (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.23	Note Modification Agreement by and between Imeson West I, LLC and Thrivent Financial for Lutherans dated as of November 18, 2008 (Previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.24	Construction/Permanent Mortgage and Security Agreement and Fixture Financing Statement between Imeson West I, LLC and Thrivent Financial for Lutherans dated as of August 27, 2007 (Previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.25	Assumption and Modification and Spreader Agreement by and among Imeson West I, LLC, GIT Imeson Park FL, LLC and Thrivent Financial for Lutherans dated as of October 12, 2012 (Previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.26	Escrow Agreement by and among Thrivent Financial for Lutherans, Imeson West I, LLC, GIT Imeson Park FL, LLC and Interlachen Portfolio Management Company, LLC dated as of October 12, 2012 (Previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed October 18, 2012, and incorporated herein by reference.)

10.27	English translation of German Framework Agreement dated as of August 3, 2012, by and among REPCO 8 S.A., REPCO 15 S.A., REPCO 14 S.A., REPCO 2 S.A. (“Sellers”) and GIT Worms S.à r.l.(“Buyer”) (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.1	English translation of Property Purchase Agreement with Conveyance by and between REPCO 8 S.A. and GIT Worms S.à r.l., as Annex A1 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.1 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.2	English translation of Property Purchase Agreement with Conveyance by and between REPCO 15 S.A. and GIT Worms S.à r.l., as Annex A2 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.2 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.3	English translation of Property Purchase Agreement with Conveyance by and between REPCO 14 S.A. and GIT Worms S.à r.l., as Annex A3 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.3 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.27.4	English translation of Property Purchase Agreement with Conveyance by and between REPCO 2 S.A. and GIT Worms S.à r.l., as Annex A4 to the Framework Agreement, filed as Exhibit 10.1. (Previously filed as Exhibit 10.1.4 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.28	English translation of German Loan Agreement dated August 3, 2012, by and between GIT Worms S.à r.l. and Bayerische Landesbank. (Previously filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.29	English translation of Security Purpose Agreement dated August 13, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.30	English translation of Pledge Rent Agreement dated August 3, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

10.31	English translation of Rent Assignment dated August 3, 2012, by and between GIT Worms S.à r.l. Luxembourg and Bayerische Landesbank. (Previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed November 13, 2012, and incorporated herein by reference.)

21.1	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as Exhibit 8.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

23.2	Consent of Lowndes, Drosdick, Doster, Kantor & Reed, P.A. (Previously filed as Exhibit 5.1 to the Pre-Effective Amendment Four to the Registration Statement on Form S-11 (File No. 333-158478) filed April 2, 2010, and incorporated herein by reference.)

23.3	Consent of PricewaterhouseCoopers LLP (Filed herewith.)

24	Power of Attorney (Previously filed for Andrew A. Hyltin in the “Signatures” section of the Post-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed March 8, 2011, and incorporated herein by reference, previously filed for Independent Directors Benham, Dietz and LaMontagne in the “Signatures” section of the Pre-Effective Amendment Two to the Registration Statement on Form S-11 (File No. 333-158478) filed November 12, 2009, and incorporated herein by reference, and previously filed for others in the “Signatures” section of the Registration Statement on Form S-11 (File No. 333-158478) filed April 8, 2009, and incorporated herein by reference.)